As filed with the Securities and Exchange Commission on October 10, 2002
Registration Nos. 333-89158, 333-89158-01

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Taylor Capital Group, Inc.	TAYC Capital Trust I

(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)

36-4108550	6712	01-6209821
(I.R.S. Employer Identification No.)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

350 East Dundee Road, Suite 300, Wheeling, Illinois, 60090, (847) 537-0020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Christopher Alstrin

Chief Financial Officer
350 East Dundee Road, Suite 300, Wheeling, Illinois, 60090, (847) 537-0020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Patt, Esq. Ernest W. Torain, Jr., Esq. Katten Muchin Zavis Rosenman 525 West Monroe Street Chicago, Illinois 60661 (312) 902-5200	William R. Kunkel, Esq. Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering:     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:     ☐

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
DIVIDEND POLICY
DILUTION
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LITIGATION AND SETTLEMENT
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
SUPERVISION AND REGULATION
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE TRUST PREFERRED SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF THE TRUST
DESCRIPTION OF THE TRUST PREFERRED SECURITIES
DESCRIPTION OF THE DEBENTURES
BOOK-ENTRY ISSUANCE
DESCRIPTION OF THE GUARANTEE
RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

Opinion of Katten Muchin Zavis Rosenman
Consent of KPMG LLP

EXPLANATORY NOTE

      This Registration Statement contains a prospectus relating to an offering of our common stock, together with separate prospectus pages relating to a concurrent offering by TAYC Capital Trust I, a Delaware statutory trust formed by us for the purpose of offering           % cumulative trust preferred securities guaranteed by us. The complete prospectus for the offering of common stock follows immediately. Following the common stock prospectus are alternate pages for the prospectus for the offering of trust preferred securities, including:

•	Front and back cover pages;

•	Table of Contents;

•	“Prospectus Summary;”

•	“Risk Factors;”

•	“Use of Proceeds;”

•	“Capitalization;”

•	“Principal Stockholders;” and

•	“Description of the Trust Preferred Securities.”

      The trust preferred securities offering prospectus will include the following sections, which are in addition to the sections contained in the common stock offering prospectus:

•	“Description of the Trust;”

•	“Description of the Debentures;”

•	“Book-Entry Issuance;”

•	“Description of the Guarantee;”

•	“Relationship among the Trust Preferred Securities, the Debentures and the Guarantee;” and

•	“Material United States Federal Income Tax Consequences.”

      Finally, the trust preferred securities offering prospectus will not contain the following sections, which are contained in the common stock offering prospectus:

•	“Dividend Policy;”

•	“Dilution;”

•	“Principal and Selling Stockholders;”

•	“Shares Eligible for Future Sale;” and

•	“Description of Capital Stock.”

      Final forms of each prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 10, 2002

PROSPECTUS

2,775,000 Shares

Taylor Capital Group, Inc.

Common Stock

$                     per share

        We are offering 2,250,000 shares of our common stock and the selling stockholder is offering 525,000 shares of our common stock.

      This is an initial public offering of our common stock. We currently expect that the initial public offering price will be between $18.00 and $20.00 per share. We will not receive any proceeds from the sale of common stock by the selling stockholder. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol “TAYC.”

      Concurrently with this offering, TAYC Capital Trust I, a Delaware statutory trust we formed for the purpose of issuing trust preferred securities, is offering $40,000,000 aggregate principal amount of           % cumulative trust preferred securities guaranteed by us, assuming an offering price of $25.00 per trust preferred security.

      Although our common stock and the trust preferred securities are being offered separately, each offering is conditioned upon the completion of the other.

       Investing in our common stock involves risks. See “Risk Factors” beginning on page 6.

	Per Share	Total

Initial public offering price of common stock	$	$
Underwriting discount	$	$
Proceeds (before expenses) to Taylor Capital Group	$	$
Proceeds (before expenses) to the selling stockholder	$	$

      This offering is on a firm commitment basis. We have granted the underwriters a 30-day option to purchase up to 337,500 additional shares of common stock to cover over-allotments, if any.

      These securities are not savings accounts, deposits or other obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental agency.

      Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The underwriters expect to deliver the shares to purchasers on or about                     , 2002.

Keefe, Bruyette & Woods, Inc.	Stifel, Nicolaus & Company
Incorporated

The date of this prospectus is                     , 2002.

Chicago, Illinois Primary Metropolitan Statistical Areas (as defined by the U. S. Department of Commerce)

Chicago Metropolitan Market Business Composition

			Reported
	Number		Annual
	of		Sales*
Businesses in the Chicago Metropolitan Statistical Area	Businesses	% of Total	(in millions)

Services	142,380	44.1%	$173,293
Retail Trade	56,058	17.4	218,404
Finance, Insurance and Real Estate	29,481	9.1	339,183
Construction	26,815	8.3	43,669
Manufacturing	21,961	6.8	543,028
Wholesale Trade	21,381	6.6	148,496
Transportation and Public Utilities	14,557	4.5	66,132
Agriculture, Forestry and Fishing	6,676	2.1	1,900
Public Administration	3,168	1.0	54
Mining	194	0.1	4,715

Totals	322,671	100.0%	$1,538,874

*The number of businesses and reported annual sales are as compiled and reported by Dun and Bradstreet, Inc. as of July 2002.

PROSPECTUS SUMMARY

      This summary highlights only some of the information contained in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read carefully the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those financial statements appearing elsewhere in this prospectus, before making an investment decision.

Taylor Capital Group, Inc.

      We are a bank holding company headquartered in Wheeling, Illinois, a suburb of Chicago. We derive virtually all of our revenue from our subsidiary, Cole Taylor Bank, which we refer to throughout this prospectus as the Bank. The Bank has served the Chicago metropolitan area for over 73 years. As of December 31, 2001, the Bank was the tenth largest commercial bank headquartered in the Chicago metropolitan area based on assets. We provide a range of products and services concentrating in four primary banking areas: middle-market business banking, small business banking, commercial real estate lending and wealth management. We currently operate 11 branches throughout the Chicago metropolitan area with approximately $2.5 billion of assets as of June 30, 2002.

      Our primary business objectives are to enhance our profitability and be a premier Chicago business bank for small- and mid-sized businesses and the people who own and manage them. Our core customers are middle-market companies, small companies, real estate developers and investors and owners and executives of our business customers. We believe the Chicago market, with over 58,000 small- and mid-sized businesses, is receptive to a locally owned and managed banking institution that provides responsive, personalized service, customized products and local decision making. We believe that our opportunities for expansion in this market are favorable and will increase as the Chicago banking market continues to experience significant consolidation.

Our Strategy

      In the fall of 2001, we adopted a strategic plan designed to capitalize on our perceived market opportunity within Chicago’s small- and middle-market business banking environment by focusing on owner-operated, family-held and closely-held companies. It is with these customers that we believe we can add the most value by understanding the challenges that owners experience and offering them advice and solutions to help them achieve their business and personal financial goals. The key elements of our strategy are:

•	Expand Our Core Customer Base. We intend to expand our core customer base by providing a high level of customer service, competitive products and delivery systems, as well as competing for customers of recently acquired banks in our markets.

•	Capitalize On Our Relationship Banking Approach. We are working to leverage our business banking relationships in order to capture more personal wealth management business. We believe our existing relationships with businesses provide a natural opportunity to assist with business owners’ personal financial needs.

•	Focus On Our Targeted Customers. We focus our time and resources on targeted customer segments: small- and mid-size businesses, as well as the individuals who own and manage them. As part of our effort to increase resources available to invest in serving these targeted customers, we have reduced or eliminated other activities. We intend to reallocate our resources to expand our commercial banking business and develop our wealth management business.

•	Enhance Our Operational Efficiency. We plan to further centralize and automate important operational functions to enhance operating leverage as well as service quality. We anticipate that this realignment will involve the relocation and consolidation of currently dispersed facilities, processes and personnel.

Litigation and Settlement

      The Taylor family, including related trusts and a related partnership, acquired a majority interest in Taylor Capital and the Bank from Reliance Acceptance Group, Inc. in a series of split-off transactions in February 1997. In these transactions, the Taylor family exchanged all their common stock of Reliance for all of the outstanding stock of Taylor Capital. In February 1998, Reliance filed for bankruptcy. Thereafter, numerous lawsuits were filed that named as defendants Taylor Capital, the Bank, certain of our directors and officers and members of the Taylor family.

      These suits variously allege violations of the federal securities laws and breaches of common law fiduciary duties in connection with the split-off transactions and the public reporting of Reliance. These suits seek monetary damages, attorneys’ fees and other forms of relief, including the unwinding of the split-off transactions.

      In order to limit the substantial expense and distraction of continued litigation and to eliminate any exposure to potential liability, we have entered into settlement agreements with the plaintiffs and other parties in these cases. On May 24, 2002, we entered into agreements which provide that we will pay the plaintiffs, out of the net proceeds from this offering and the concurrent offering of trust preferred securities, an amount that will vary based on the initial public offering price of our common stock. Assuming an initial public offering price of $19.00 per share, the midpoint of the range shown on the cover of this prospectus, we anticipate the aggregate net proceeds from this offering will be $39.0 million. We anticipate the net proceeds from the concurrent trust preferred securities offering will be $37.7 million. Of the combined net proceeds from these concurrent offerings, approximately $64.5 million will be used to fully satisfy our obligations under the settlement agreements. Upon our delivery of this payment, each of the Taylor Capital-related defendants will be fully released from any liability with respect to the lawsuits described above. For additional information regarding the settlement agreements, see the section of this prospectus captioned “Litigation and Settlement.”

Other Information

      We were incorporated in Delaware in 1996. Our principal executive offices are located at 350 East Dundee Road, Suite 300, Wheeling, Illinois 60090. Our telephone number is (847) 537-0020 and our web site is www.coletaylor.com. Information contained in our web site is not incorporated by reference into this prospectus, and you should not consider information contained in our web site as part of this prospectus.

The Offering

Common stock offered by us	2,250,000 shares

Common stock offered by the selling stockholder	525,000 shares

Common stock to be outstanding immediately after this offering	9,091,779 shares

Use of proceeds	We intend to use our net proceeds from this offering of common stock and the concurrent offering of trust preferred securities described below to satisfy our obligations pursuant to the settlement agreements described in the section of this prospectus captioned “Litigation and Settlement.” We intend to use the remaining net proceeds from this offering and the concurrent offering of trust preferred securities to reduce our outstanding term loan. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder. See the section of this prospectus captioned “Use of Proceeds.”

Nasdaq National Market symbol	TAYC

      The number of shares of our common stock outstanding immediately after this offering is based on the number of shares outstanding as of September 26, 2002. This number does not take into account (1) 816,494 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $18.90 per share, and (2) 176,792 shares of common stock reserved for issuance pursuant to future grants under our incentive compensation plan.

Concurrent Offering

      Concurrently with this offering, TAYC Capital Trust I is offering $40,000,000 aggregate principal amount of      % cumulative trust preferred securities guaranteed by us, assuming an offering price of $25.00 per trust preferred security. For information regarding the trust preferred securities, see the section of this prospectus captioned “Description of the Trust Preferred Securities.”

      Unless otherwise indicated, all information in this prospectus assumes:

•	the completion of a three-for-two stock split of our common stock that will be effected as a dividend to stockholders of record as of October 2, 2002;

•	the completion of the concurrent offering of trust preferred securities; and

•	the underwriters do not exercise their over-allotment option with respect to this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

      The summary consolidated financial data presented below under the caption “Taylor Capital Group, Inc.” as of and for the six months ended June 30, 2002 and 2001 and as of and for the four years ended December 31, 2001, and for the period from February 12, 1997 to December 31, 1997, is derived from our historical financial statements. Our consolidated financial statements for each of the four years ended December 31, 2001, and for the period from February 12, 1997 to December 31, 1997, have been audited by KPMG LLP, independent accountants. The financial data as of and for the six months ended June 30, 2002 and 2001 is derived from unaudited financial information. The summary financial information presented below under the caption of “Cole Taylor Bank” is derived from unaudited financial statements of the Bank or from our audited consolidated financial statements. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period.

      In the second quarter of 2002, we recorded a charge of $64.5 million related to a likely settlement of pending litigation against Taylor Capital that will be funded with the net proceeds from the concurrent offerings of common stock and trust preferred securities. The recognition of the charge resulted in our reporting a consolidated net loss of $54.2 million for the first six months of 2002. The loss reduced total stockholders’ equity to $118.3 million. For additional information on this charge, see the sections of this prospectus captioned “Capitalization,” “Litigation and Settlement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

							Period from
	For the Six Months						February 12,
	Ended June 30,		Year Ended December 31,				1997 to
							December 31,
	2002	2001	2001	2000	1999	1998	1997

	(in thousands, except share and per share data)
TAYLOR CAPITAL GROUP, INC.
Income Statement Data:
Net interest income	$50,349	$44,667	$91,718	$87,322	$78,834	$70,736	$62,156
Provision for loan losses	4,950	4,250	9,700	7,454	6,000	5,135	4,061

Net interest income after provision for loan loss	45,399	40,417	82,018	79,868	72,834	65,601	58,095
Noninterest income:
Service charges	5,864	5,672	11,513	10,346	9,609	8,997	8,279
Trust fees	2,810	3,234	6,425	4,654	4,563	3,971	3,331
Mortgage-banking revenues	275	1,118	2,122	1,534	2,682	5,083	2,598
Gain on sale of investment securities, net	8	2,241	2,333	750	108	11	401
Other noninterest income	1,351	1,076	1,880	1,989	2,228	2,559	3,264

Total noninterest income	10,308	13,341	24,273	19,273	19,190	20,621	17,873
Noninterest expense:
Salaries and benefits	22,971	19,976	43,207	39,383	38,205	37,303	31,683
Legal expense, net	1,846	2,369	2,504	12,053	6,226	4,364	2,227
Goodwill amortization	—	1,158	2,316	2,326	2,393	2,431	2,230
Litigation settlement charge	64,509	—	—	—	—	—	—
Other noninterest expense	14,778	14,652	31,105	26,821	25,720	26,330	23,394

Total noninterest expense	104,104	38,155	79,132	80,583	72,544	70,428	59,534

Income (loss) before income taxes and cumulative effect of change in accounting principle	(48,397)	15,603	27,159	18,558	19,480	15,794	16,434
Income taxes	5,822	5,532	9,528	9,604	7,973	6,353	6,321
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	(214)	—	—

Net income (loss)	(54,219)	10,071	17,631	8,954	11,293	9,441	10,113
Preferred dividend requirements	(1,721)	(1,721)	(3,443)	(3,443)	(3,442)	(3,442)	(3,052)

Net income (loss) applicable to common stockholders	$(55,940)	$8,350	$14,188	$5,511	$7,851	$5,999	$7,061

Common Share Data:(1)
Basic earnings (loss) per share	$(8.18)	$1.21	$2.07	$0.80	$1.13	$0.86	$1.04
Diluted earnings (loss) per share	(8.18)	1.20	2.05	0.79	1.12	0.86	1.04
Cash dividends per share	0.12	0.12	0.24	0.24	0.24	0.24	0.24
Book value per share	11.75	18.83	19.41	17.25	15.76	15.29	14.77
Dividend payout ratio	(1.47)%	9.89%	11.61%	30.13%	21.30%	27.93%	23.15%
Weighted average shares — basic earnings per share	6,838,856	6,881,706	6,862,761	6,919,751	6,967,028	6,981,047	6,810,194

													Period from
	For the Six Months												February 12,
	Ended June 30,				Year Ended December 31,								1997 to
													December 31,
	2002		2001		2001		2000		1999		1998		1997

	(in thousands, except share and per share data)
Weighted average shares — diluted earnings per share	6,838,856		6,959,393		6,908,070		6,960,494		6,991,478		6,995,766		6,810,194
Shares outstanding — end of period	6,813,588		6,848,526		6,836,028		6,902,289		6,939,240		6,987,800		6,960,680
Balance Sheet Data (at end of period):
Total assets	$2,462,869		$2,376,506		$2,390,670		$2,263,323		$2,044,370		$1,910,330		$1,855,711
Investment securities	506,699		514,322		494,208		510,187		433,412		426,732		463,821
Total loans	1,801,676		1,642,069		1,741,637		1,611,692		1,456,805		1,335,981		1,204,437
Allowance for loan losses	32,918		32,623		31,118		29,568		26,261		24,599		25,813
Goodwill	23,354		24,512		23,354		25,671		28,860		31,903		34,334
Total deposits	1,901,100		1,824,124		1,833,689		1,742,830		1,607,550		1,439,737		1,377,957
Short-term borrowings	224,847		227,100		244,993		249,819		147,129		171,718		186,053
Notes payable and FHLB advances	127,200		129,000		111,000		77,000		114,500		131,500		112,000
Preferred stock	38,250		38,250		38,250		38,250		38,250		38,250		38,250
Common stockholders’ equity	80,034		128,959		132,666		119,061		109,347		106,883		102,820
Total stockholders’ equity	118,284		167,209		170,916		157,311		147,597		145,133		141,070
Earnings Performance Data(2):
Return on average assets	(4.50)%		0.86%		0.75%		0.40%		0.57%		0.51%		0.61%
Return on average stockholders’ equity	(61.84)		12.48		10.62		5.93		7.70		6.57		8.64
Net interest margin (tax-equivalent)(3)	4.50		4.14		4.22		4.25		4.39		4.22		4.23
Noninterest income to revenues	12.39		13.15		12.72		9.84		11.82		13.15		12.72
Efficiency ratio(4)	65.29		68.42		69.62		76.13		74.09		77.10		74.77
Loans to deposits	94.77		90.02		94.98		92.48		90.62		92.79		87.41
Average interest-earning assets to average interest bearing liabilities	123.40		121.52		122.48		122.58		124.09		124.49		122.80
Ratio of earnings to fixed charges(5):
Including interest on deposits	1.52	x	1.28	x	1.27	x	1.14	x	1.20	x	1.15	x	1.18	x
Excluding interest on deposits	2.74	x	2.01	x	1.97	x	1.49	x	1.65	x	1.43	x	1.56	x
Asset Quality Ratios:
Allowance for loan losses to total loans	1.83%		1.99%		1.79%		1.83%		1.80%		1.84%		2.14%
Allowance for loan losses to nonperforming loans(6)	214.74		239.33		178.84		264.69		180.90		175.92		189.34
Net loan charge-offs to average total loans(2)	0.36		0.15		0.49		0.27		0.31		0.50		0.27
Nonperforming assets to total loans plus repossessed property(7)	0.86		0.84		1.03		0.71		1.06		1.29		1.25
Capital Ratios:
Total stockholders’ equity to assets — end of period	4.80%		7.04%		7.15%		6.95%		7.22%		7.60%		7.60%
Average stockholders’ equity to average assets	7.28		6.89		7.09		6.79		7.41		7.69		7.06
Leverage ratio	3.40		5.59		5.99		5.55		6.11		6.17		5.85
Tier 1 risk-based capital ratio	4.31		7.56		7.70		7.25		7.77		7.76		7.95
Total risk-based capital ratio	5.57		8.82		8.96		8.51		9.03		9.02		9.21
COLE TAYLOR BANK:
Net income(8)	$12,580		$12,736		$22,508		$21,797		$18,112		$14,906		$16,498
Return on average assets(8)	1.05%		1.10%		0.96%		0.98%		0.92%		0.80%		0.89%
Stockholder’s equity to assets — end of period	8.63		8.38		8.41		8.35		8.46		8.85		9.09
Leverage ratio	7.46		7.04		7.37		7.06		7.41		7.33		7.26
Tier 1 risk-based capital ratio	9.46		9.52		9.46		9.22		9.41		9.42		9.90
Total risk-based capital ratio	10.71		10.78		10.72		10.47		10.68		10.67		11.16

(1)	All share and per share information for all periods presented has been adjusted for a three-for-two split of our common stock that will be effected as a dividend to stockholders of record as of October 2, 2002.

(2)	Selected earnings performance data and net loan charge-offs to average total loans are annualized for the six-month periods ended June 30, 2002 and 2001 and for 1997.

(3)	Net interest margin is determined by dividing taxable equivalent net interest income by average interest-earning assets.

(4)	The efficiency ratio is determined by dividing noninterest expense, excluding the litigation settlement charge, by an amount equal to net interest income plus noninterest income, less investment securities gains.

(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before the litigation settlement charge, income taxes and cumulative effect of change in accounting principle plus interest and rent expense. Fixed charges consist of interest expense, rent expense and preferred stock dividend requirements.

(6)	Nonperforming loans include loans contractually past due 90 days or more but still accruing interest.

(7)	Nonperforming assets include nonperforming loans, other real estate and other repossessed assets.

(8)	Financial data for Cole Taylor Bank represents a full year for 1997.

RISK FACTORS

      An investment in our common stock involves a number of risks. You should read carefully and consider the following risks as well as the other information contained in this prospectus, including our consolidated financial statements and the notes to those financial statements, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

The Taylor family, which may have interests that differ from or conflict with those of other stockholders, owns a significant majority of our common stock and, after this offering, will continue to control all fundamental matters affecting our business.

      The Taylor family, which includes Jeffrey W. Taylor, Bruce W. Taylor, Cindy Taylor Bleil and certain trusts for their benefit and the benefit of certain of their family members, in the aggregate, beneficially owns or controls in excess of 89% of our outstanding common stock. The Taylor family’s majority ownership interest in us stems from a series of split-off transactions in which we acquired the Bank from its former parent. These transactions are the subject of the litigation described in this prospectus under the caption “Litigation and Settlement.” Immediately after we complete this offering, the Taylor family will, in the aggregate, own or control more than 61% of our common stock. As a result, these stockholders, if they act together, will have the ability to control virtually all matters submitted to our stockholders for approval, including amending our charter, approving mergers or similar transactions and electing all of our directors (except that holders of our Series A preferred stock have the right to elect one director, or in some circumstances, two directors). If the Taylor family acted together, they could cause a result that is not in the best interests of all stockholders. In addition, the Taylor family may have interests that differ from or conflict with yours and those of other stockholders. The concentration of ownership of our common stock among the Taylor family may delay or discourage others from initiating potential merger, takeover or other change in control transactions. As a result, the market price of our common stock could be adversely affected.

      Conversely, the death of one or more of our substantial stockholders, or the decision by the Taylor family to sell or liquidate their position in us for any reason, would have the effect of altering the balance of our effective stockholder control and, among other things, the composition of our Board of Directors. Jeffrey Taylor, Bruce Taylor and Cindy Taylor Bleil serve as members of our Board of Directors. Jeffrey Taylor and Bruce Taylor also serve as members of the Bank’s Board of Directors and as both our and the Bank’s highest ranking officers. Melvin Pearl, a member of the Board of Directors, serves as trustee of certain Taylor family trusts. These persons may experience conflicts of interest in the execution of their duties on our behalf and on behalf of the Bank. We cannot assure you that these conflicts would be resolved in a manner favorable to us or the Bank.

Our common stock does not have a trading history and you may not be able to trade our common stock if an active trading market does not develop. Additionally, the price of our common stock may fluctuate significantly.

      Prior to this offering, there has been no public market for our common stock. Keefe, Bruyette and Woods, Inc. and other representatives of the underwriters have advised us that they intend to make a market in the common stock as long as the volume of trading activity in the common stock and other market making conditions justify doing so. Nonetheless, we cannot predict the extent to which investor interest in us will lead to an active trading market in our common stock or how liquid that market might become. Making a market involves maintaining bid and ask quotations for the common stock and being available as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the common stock at any given time, which presence is dependent upon the individual decisions of investors over which neither we nor any market maker has any control.

      The initial public offering price of our common stock will be determined through negotiations between us and representatives of the underwriters. This price may not indicate prices that will prevail in any future trading market. You may not be able to sell shares of our common stock at or above our initial public offering price.

      Additionally, the market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including but not limited to the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in interest rates;

•	the public’s reaction to our press releases, announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts;

•	future sales of our common stock;

•	changes in general conditions in the U.S. economy, financial markets or the banking industry; and

•	other developments affecting our competitors or us.

      The stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

      In the past, stockholders have often brought securities class action litigation against a company following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future, which could result in substantial costs and divert management’s attention and resources.

We require a significant amount of cash to service our indebtedness, which reduces the cash available to finance our operations.

      We have a significant amount of indebtedness. At the holding company level, we have a $35.0 million credit facility consisting of a $23.0 million term loan and a $12.0 million revolving line of credit. As of June 30, 2002, we had $4.2 million outstanding under the revolving line of credit.

      We intend to use a portion of our net proceeds from the concurrent offerings of our common stock and trust preferred securities to reduce our outstanding term loan. We also have received a commitment letter from our lender to replace our existing term loan with a $10.0 million subordinated term loan. Following the completion of the concurrent offerings of common stock and trust preferred securities, our total indebtedness at the holding company level is expected to be approximately $55.1 million. This will consist of the $40.0 million of debentures issued to TAYC Capital Trust I in connection with the concurrent offering of trust preferred securities, the $10.0 million subordinated term loan and $5.1 million outstanding under the $12.0 million revolving line of credit. At that time, we will have the ability to borrow an additional $6.9 million under our revolving line of credit. Our credit facility will continue to contain covenants that may limit our operating flexibility as well as our ability to pay any dividends on our capital stock.

      Our ability to make payments on our indebtedness, as well as to fund our operations and any future growth, depends on our ability to generate cash. Our success in doing so depends primarily upon the results of the Bank and the ability of the Bank to dividend its earnings to us. Other determinants of our ability to generate cash include general economic, financial, regulatory and competitive conditions and other factors beyond our control.

      Our indebtedness could, among other things:

•	make us more vulnerable to unfavorable economic conditions;

•	make it more difficult to pursue our strategic objectives;

•	require us to dedicate or reserve a large portion of our cash flow from operations to making payments on our indebtedness, which would prevent us from using it for other purposes, including payment of any dividends on our capital stock; and

•	make us susceptible to fluctuations in market interest rates that affect the cost of our borrowings because a portion of our indebtedness is currently payable at variable rates.

As a holding company, we are dependent on receiving dividends from the Bank in order to pay dividends and other obligations, and there are restrictions on the Bank’s ability to pay dividends to us.

      We are a holding company, and we conduct no business operations. Our principal asset is the outstanding capital stock of the Bank. As a result, we must rely on payments from the Bank to meet our obligations. Dividend payments from the Bank are subject to Illinois law and to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over the Bank. As of June 30, 2002, the Bank could declare and pay $24.4 million of dividends to us without the approval of regulatory authorities. The ability of the Bank to pay dividends, however, is always subject to regulatory restrictions if paying dividends would impair its profitability, financial condition or other cash flow requirements. Although the Bank is considered “well-capitalized” under Federal Reserve guidelines, we cannot assure you that the Bank will continue to meet the criteria under Illinois law or these regulatory guidelines, in which case it may stop paying or reduce the amount of dividends paid to us.

Our ability to pay dividends on our common stock may be limited by a number of restrictions.

      While we have historically paid cash dividends on our common stock, we cannot assure you that we will pay dividends on our common stock in the future. If we stop paying dividends, the price of our common stock could be adversely affected. The declaration and payment of dividends on our common stock will depend on our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to secure any equity or debt obligations senior to our common stock and other matters deemed relevant by our Board of Directors. The amount of net income (loss) available to our common stockholders after preferred dividend requirements totaled $(55.9) million for the six-month period ended June 30, 2002 and $14.2 million, $5.5 million and $7.9 million for the years ended December 31, 2001, 2000 and 1999, respectively. Our ability to pay dividends is currently limited by Federal Reserve guidelines, the terms of our existing loan agreement and the terms of our Series A preferred stock. These limitations are discussed in more detail below.

      We are currently required to seek approval from the Federal Reserve before paying dividends. In the second quarter of 2002, we recorded a charge to earnings related to the likely settlement of pending litigation described in this prospectus. This charge has caused our capital to fall below minimum capital guidelines for bank holding companies set by the Federal Reserve. Thus, we are considered undercapitalized at the holding company level. As a result, the Federal Reserve has informed us that we must now seek its prior approval before we may pay any dividends on our common or preferred stock. The Federal Reserve has approved the payment of our scheduled quarterly dividends on our common stock and our Series A preferred stock in October 2002, prior to completion of this offering. Absent this approval, our ability to declare and pay dividends would be restricted.

      Our existing loan agreement may limit our ability to pay dividends. Our existing loan agreement also restricts our ability to pay dividends if certain events of default exist or would result from paying the dividend. As a result of the litigation settlement charge, as of June 30, 2002, we were not in compliance with a financial covenant in our loan agreement relating to holding company leverage. After giving effect to the concurrent offerings of our common stock and trust preferred securities, we will be in compliance with this financial covenant. Our lender has waived compliance with this financial covenant as of June 30, 2002 and September 30, 2002 and has suspended compliance with it from June 30, 2002 through completion of this offering, but not later than December 1, 2002. Absent this waiver, our ability to declare and pay dividends would be restricted.

      The terms of our Series A preferred stock and the trust preferred securities restrict our ability to pay dividends. Generally, unless we have paid all declared dividends on our Series A preferred stock or set apart payment for the current dividend period, no dividend may be declared and paid, or set aside for payment, on our common stock. As a result of the settlement charge and the restrictions relating to our loan agreement, as of June 30, 2002, we would not be able to pay dividends on our Series A preferred stock without the Federal Reserve’s consent and our lender’s waiver. Finally, we will also be prohibited from paying dividends on our common stock if we fail to make distributions or required payments on the trust preferred securities issued by the Trust. For further information about these restrictions, see the sections of this prospectus captioned “Description of Capital Stock” and “Description of the Trust Preferred Securities.”

Fluctuations in interest rates could reduce our profitability.

      We are subject to interest rate risk. We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience imbalances in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-earning assets will be more sensitive to changes in market interest rates than our interest-bearing liabilities, or vice versa. In either event, if market interest rates should move contrary to our position, this gap will work against us, and our earnings may be negatively affected. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates are generally associated with a lower volume of originations. Accordingly, changes in levels of market interest rates could materially adversely affect our net interest spread, asset quality, origination volume and overall profitability.

      As of June 30, 2002, our financial models indicated an exposure to declining rates. The net interest income at risk for year one in the falling rate scenario was calculated at $2.1 million, or 2.05%, lower than the net interest income in the rates unchanged scenario. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan and security prepayments, deposit decay and pricing and reinvestment strategies and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions that we may take in response to changes in interest rates.

      We principally manage interest rate risk by managing our mix of financial instruments. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed. For more information concerning our interest rate sensitivity, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure About Market Risks.”

Our wholesale funding sources may prove insufficient to replace deposits at maturity and support our future growth.

      We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which include Federal Home Loan Bank, or FHLB, advances, brokered deposits, out-of-market certificates of deposit, broker/dealer repurchase agreements and federal funds purchased. At June 30, 2002, we had $100.0 million of FHLB advances, $183.9 million of brokered deposits and $69.9 million of out-of-market certificates of deposit outstanding. At June 30, 2002, we had no broker/dealer repurchase agreements or federal funds purchased outstanding. Generally, we have paid a premium for brokered deposits. These premiums are included in interest expense and approximated 36 basis points as of June 30, 2002. Adverse operating results or changes in industry conditions could lead to an inability to replace these additional funding sources at maturity. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability will be adversely affected.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

      Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. We believe that our allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in our loan portfolio. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results. Management’s estimates are used to determine an allowance for loan losses that we consider adequate to absorb probable losses inherent in our loan portfolio. In evaluating the adequacy of our allowance for loan losses, we consider historical charge-off experience, growth of our loan portfolio, changes in the composition of our loan portfolio, trends in delinquency and criticized assets, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates that are subject to change over time. Estimating the risk of loss and amount of loss on any loan is necessarily subjective, and actual losses may vary from current estimates. Net charge-offs arising from loans totaled $3.2 million for the six months ended June 30, 2002, and $8.2 million, $4.1 million and $4.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. If the recent economic downturn continues or other adverse factors occur, our actual loan losses could increase significantly and could exceed our allowance estimates.

      In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

Under Federal Reserve guidelines, we are currently considered “undercapitalized” at the holding company level as a result of a charge taken in the second quarter of 2002. This classification has increased our regulatory oversight and may limit our ability to expand, pending completion of the concurrent offerings of common stock and trust preferred securities.

      Our accounting policies require that we recognize as a loss legal and other contingencies when, based on available information, it is probable that a liability has been incurred and the amount of the loss contingency or range of amounts can be reasonably estimated. In the second quarter of 2002, we recorded a charge of $64.5 million related to a likely settlement of pending litigation against us that will be funded with a portion of the net proceeds from the concurrent offerings of our common stock and trust preferred securities. The recognition of the charge resulted in our reporting a consolidated net loss of $54.2 million for the first six months of 2002 and reduced total stockholders’ equity to $118.3 million. As a result, under Federal Reserve guidelines, we are considered undercapitalized at the holding company level. After giving effect to the concurrent offerings of common stock and trust preferred securities, we will comply with the Federal Reserve’s capital adequacy guidelines. Our status as an undercapitalized bank holding company has affected the amount of supervision and oversight we receive from regulatory authorities and may affect our ability to expand. As a result of our capital classification, we have been advised by the Federal Reserve that we must receive its prior approval before we can pay dividends. The Federal Reserve has approved the payment of our scheduled quarterly dividends on our common stock and Series A preferred stock in October 2002, prior to completion of this offering. For additional information, please see the section of this prospectus captioned “Supervision and Regulation.”

Future sales of common stock by existing stockholders may have an adverse impact on the market price of our common stock.

      Sales of a substantial number of shares of our common stock in the public market following this offering, or the perception that large sales could occur, could cause the market price of our common stock to decline or limit our future ability to raise capital through an offering of equity securities. After completion of this offering, there will be 9,091,779 shares of our common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our “affiliates” within the meaning of Rule 144 under the Securities Act. 6,104,804 of the remaining shares of outstanding common stock, representing approximately 67.15% of the outstanding common stock upon completion of this offering, will be “restricted securities” under the Securities Act, subject to restrictions on the timing, manner and volume of sales of those shares. Our directors, officers and substantially all of our existing stockholders, including the selling stockholder, have agreed for a period of 180 days after the date of this prospectus, to not, without the prior written consent of Keefe, Bruyette & Woods, Inc., directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock, other than shares acquired in this offering. Following the closing of this offering, we also intend to file a registration statement on Form S-8 under the Securities Act covering 1,285,226 shares reserved for issuance under our incentive compensation plan as of August 31, 2002. Accordingly, subject to applicable vesting requirements and exercise with respect to options, shares registered under that registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. For a more detailed description of additional shares that may be sold in the future, see the sections of this prospectus captioned “Shares Eligible for Future Sale” and “Underwriting.”

As a new investor, you will incur immediate and substantial dilution.

      If you purchase shares of our common stock in this offering, you will experience an immediate and substantial dilution of $8.54 net tangible book value per share of your investment. This means that the price you pay for the shares you acquire in this offering will be significantly higher than their net tangible book value per share. If we issue additional shares of common stock in the future, you may experience further dilution in the net tangible book value of your shares. You will incur additional dilution if the holders of outstanding options to purchase shares of our common stock at prices below our net tangible book value per share after this offering exercise their options.

We may experience difficulties in relocating and consolidating our administrative and operational functions.

      In an effort to improve our service levels, risk profile and efficiency, we have initiated a plan to review the consolidation of our administrative and operational functions. Our plan includes process and operational restructuring, and may expand to include the repositioning of branches, all designed to improve service levels, create operational efficiencies and promote profitability. We may experience difficulties in executing this plan. Further, we cannot assure you that we will be able to implement our plan or that, if implemented, our plan will help us achieve our desired objectives.

If we do not successfully implement our business strategy and manage our growth effectively, our business, financial condition and results of operations could be adversely affected.

      We have adopted a new business strategy that involves an enhanced focus on commercial banking and wealth management activities. To implement our strategy, we have begun to discontinue offering some products and services in order to deploy additional resources to our commercial banking activities. Specifically, we have decided to discontinue non-customer conforming first mortgage loan originations, some fiduciary trust services and the funding of broker-originated auto and manufactured housing loans. As a result, the risks associated with our commercial banking activities will have a greater impact on our overall performance as our operations become less diversified.

      Our business strategy also involves increasing our small- to middle-market business customer base and expanding the range of financial products and services we offer these customers. This growth may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures to accommodate this growth, and we will need to continue to expand, train and manage our workforce. For example, the expansion of our commercial banking business may increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed. Further, unless our expansion of commercial banking and wealth management activities results in an increase in our revenues that is proportionate to the increase in our costs associated with this expansion, our operating margins and profitability will be adversely affected.

We rely heavily on our management team and key personnel, and the unexpected loss of key managers and personnel may adversely affect our operations.

      Our future success depends largely upon the continued service of our executive officers and other key management personnel who are experienced in banking and financial services. In addition to the services of Jeffrey and Bruce Taylor, the two most senior officers of both the holding company and the Bank, and Christopher Alstrin, the Chief Financial Officer of both the holding company and the Bank, we depend on the services of our lending officers and our operational and staff officers. Our lending officers maintain strong community ties and personal banking relationships with our customer base, which is a key aspect of our business and our strategy to increase our market presence. Their skills, years of experience and relationships in the communities we serve are among our competitive strengths. Our operational and staff officers maintain our systems and processes in an effort to deliver to our customers the highest possible quality products and services. This is another key aspect of our business and strategy. We rely on these officers to ensure customer satisfaction. We do not have employment agreements with any of our key personnel. The unexpected loss of the services of any one of these key people would materially harm our business. Furthermore, our future success depends upon the ability of our key personnel, including several recently recruited individuals, to function effectively as a team.

      Our future success and growth will also depend upon our ability to recruit and retain highly skilled employees with strong community relationships and specialized knowledge in the financial services industry. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to our competitors, could have a material adverse effect on our business, financial condition and results of operations.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

      The banking business is highly competitive. We encounter substantial competition in attracting and retaining deposits and in obtaining loan customers. Our principal competitors are numerous and include other commercial banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, the United States Government, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In recent years, several major multi-bank holding companies have entered the Chicago metropolitan market. Many of our competitors are significantly larger than us and have access to greater financial and other resources. As a result of these and other factors, our future growth opportunities may be limited. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks and state regulations governing state chartered banks. As a result, our non-bank competitors may have advantages over us in providing some services.

      We expect that competition will intensify in the future, particularly as a result of the Gramm-Leach-Bliley Act of 1999. The Gramm-Leach-Bliley Act has expanded the permissible activities of a bank holding company and allows qualifying bank holding companies to elect to be treated as financial holding companies. A financial holding company may engage in activities that are financial in nature, or are incidental or complementary to financial activities. The Gramm-Leach-Bliley Act also eliminated restrictions imposed by the Glass-Steagall Act, adopted in the 1930s, which prevented banking, insurance and securities firms from fully entering each other’s business. While it is uncertain what the full impact of this legislation will be, it is likely to result in further consolidation in the financial services industry. In addition, removal of these restrictions will likely increase the number of entities providing banking services and thereby create additional competition.

Our business is subject to the vagaries of domestic and international economic conditions and other factors, many of which are beyond our control and could significantly harm our business.

      Our business is directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, competition, changes in government monetary and fiscal policies, consolidation within our customer base and within our industry and inflation. For example, a significant decline in general economic conditions, such as recession, unemployment and other factors beyond our control, would significantly impact our business. A deterioration in economic conditions may result in a decrease in demand for consumer and commercial credit and a decline in real estate and other asset values. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions, and we therefore expect that our servicing costs and credit losses would increase during such periods.

      Our success is dependent to a significant extent upon economic conditions in the Chicago metropolitan area, where virtually all of our loans are originated. For example, our small- and middle-market business and commercial real estate customers in the Chicago metropolitan area could be significantly affected by a local recession or economic downturn, which may result in an increase of defaults on outstanding loans and reduced demand for future loans, both of which could adversely affect us. Adverse changes in the economy of the Chicago metropolitan area could also impair our ability to gather deposits and could otherwise have a negative effect on our business, including the demand for new loans, the ability of customers to repay loans and the value of the collateral securing loans. Furthermore, a substantial portion of our loan portfolio involves loans that are to some degree secured by real estate properties located primarily within the Chicago metropolitan area. In the event that real estate values in the Chicago metropolitan area decline, the value of this collateral would be impaired.

Our business may be adversely affected by the highly regulated environment in which we operate.

      We are subject to extensive federal and state regulation and supervision, which is primarily for the protection of depositors and customers rather than for the benefit of investors. As a bank holding company, we are subject to regulation and supervision primarily by the Federal Reserve. The Bank, as an Illinois-chartered member bank, is subject to regulation and supervision by the Illinois Commissioner of Banks and Real Estate, which we refer to as the Illinois Commissioner of Banks, and by the Federal Reserve. We must undergo periodic examinations by our regulators, who have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. For additional information, see the section of this prospectus captioned “Supervision and Regulation.” Our failure to comply with state and federal regulations can lead to, among other things, termination or suspension of our licenses, rights of rescission for borrowers, class action lawsuits and administrative enforcement actions. We cannot assure you that we will be able to fully comply with these regulations. Recently enacted, proposed and future legislation and regulations have had, and will continue to have, a significant impact on the financial services industry. Regulatory or legislative changes could cause us to change or limit some of our loan products or the way we operate our business and could affect our profitability.

      Our operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. For example, consumer loan originations are highly regulated and recent regulatory initiatives have focused on the mortgage and home equity lending markets. Federal, state and local government agencies and legislators have begun to consider, and in some instances have adopted, legislation to restrict lenders’ ability to charge rates and fees in connection with residential mortgage loans. In general, these proposals involve lowering the existing federal Home Ownership and Equity Protection Act thresholds for defining a “high-cost” loan and establishing enhanced protections and remedies for borrowers who receive these loans. The proposed legislation has also included various loan term restrictions, such as limits on balloon loan features. Frequently referred to as “predatory lending” legislation, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge and severely restrict a borrower’s ability to finance the points and fees charged in connection with his or her loan. It is possible that passage of these laws could limit our ability to impose various fees and charge what we believe are risk-based interest rates on various types of consumer loans and may impose additional regulatory restrictions on our business in some states.

Following this offering, we may need additional capital, and adequate financing may not be available to us on acceptable terms, or at all.

      We may seek additional capital in the future to fund the growth of our operations and to enhance further our regulatory capital levels. We may not be able to obtain additional debt or equity financing, or if available, it may not be in amounts or on terms acceptable to us, or it may impose conditions on our ability to pay dividends or grow our business. If we are unable to obtain the funding we need, we may be unable to continue to implement our business strategy, enhance our financial products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our financial condition and our ability to grow our business. If we raise additional capital through the sale of equity securities, your ownership interest in us will be diluted.

      In the second quarter of 2002, we recorded a charge of $64.5 million related to a likely settlement of pending litigation against us. The recognition of the charge resulted in our reporting a consolidated net loss of $54.2 million for the first six months of 2002 and reduced total stockholders’ equity to $118.3 million. As a result, under Federal Reserve guidelines, we are considered undercapitalized at the holding company level. After giving effect to the concurrent offerings of common stock and trust preferred securities, we will comply with the Federal Reserve’s capital adequacy guidelines.

      If we are able to complete the concurrent offerings of common stock and trust preferred securities as described in this prospectus, as well as replace the current $23.0 million term loan with a $10.0 million subordinated term loan, we believe we will be considered “well capitalized” at the holding company level. If we are not able to reduce our existing term loan or complete the subordinated debt financing described above, we will nonetheless comply with the Federal Reserve’s capital adequacy guidelines, but we will not qualify as a “well-capitalized” bank holding company. In this case, we will remain subject, at a minimum, to regulatory scrutiny by the Federal Reserve if we seek to engage in transactions that might be beneficial to us, such as new activities, acquisitions or redemptions of securities. If the Federal Reserve were to conclude that we did not have adequate capital to support the proposed transaction, it might deny our requests or condition approval on our raising additional capital.

We rely on third party professionals to provide certain financial services to our customers.

      We rely on selected outside investment managers to provide specialized investment advice and asset management services to our customers. We cannot assure you that any of these providers will be able to continue to provide these services to our customers or that they will be able to adequately meet our customers’ or our needs. Further, we cannot be sure that our customers will continue to utilize the services of these investment managers through us, rather than directly from the investment management firms themselves. The loss of any of these outside investment managers may impact our ability to provide customers with quality service or some types of portfolio management without incurring the cost of replacing them.

We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud.

      There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. Employee errors and misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

      We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. Should our internal controls fail to prevent or detect an occurrence, or if it is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition or results of operations. Our losses relating to these operational risks were $213,000, $1.6 million, $388,000 and $251,000 for the six months ended June 30, 2002, and the years ended December 31, 2001, 2000 and 1999, respectively. These losses related primarily to non-employee initiated fraud involving either loan or deposit accounts.

We are subject to security risks relating to our internet banking activities that could damage our reputation and our business.

      Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business.

Provisions of our amended and restated certificate of incorporation, by-laws and Delaware law, as well as state and federal banking regulations, could delay or prevent a takeover of us by a third party.

      Our amended and restated certificate of incorporation and by-laws and Delaware law could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the price of our common stock. For example, our charter contains advance notice requirements for nominations for election to our Board of Directors and for proposing matters that shareholders may act on at shareholder meetings. We also have a staggered board, which means that only one-third of our Board can be replaced by stockholders at any annual meeting. In addition, we are subject to Delaware laws, including one that prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our Board.

      Any individual, acting alone or with other individuals, who is seeking to acquire, directly or indirectly, 10% or more of our outstanding common stock must comply with the Change in Bank Control Act, which requires prior notice to the Federal Reserve for any acquisition. Any entity that wants to acquire 5% or more of our outstanding common stock, or otherwise to control us, may need to obtain the prior approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended. As a result, prospective investors in our common stock need to be aware of and to comply with those requirements, to the extent applicable. Approval may also be required by the Illinois Commissioner of Banks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Company” and elsewhere in this prospectus constitute forward-looking statements. You can identify these statements from our use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These forward-looking statements may include, among other things:

•	statements and assumptions relating to projected growth, earnings, earnings per share and other financial performance measures, as well as management’s short-term and long-term performance goals;

•	statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events;

•	statements relating to our business and growth strategies; and

•	any other statements, projections or assumptions that are not historical facts.

      We believe that our expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus.

      You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this prospectus. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

THE COMPANY

Overview

      We are a bank holding company headquartered in Wheeling, Illinois, a suburb of Chicago. We derive virtually all of our revenue from our subsidiary, Cole Taylor Bank. As of December 31, 2001, the Bank was the tenth largest commercial bank headquartered in the Chicago metropolitan area based on assets. We provide a range of products and services concentrating in four primary banking areas: middle-market business banking, small business banking, commercial real estate lending and wealth management. We currently operate 11 bank branches throughout the Chicago metropolitan area with approximately $2.5 billion of assets as of June 30, 2002.

      We were formed in 1996 in connection with the split-off of the Bank from Cole Taylor Financial Group, Inc., also referred to as Cole Taylor Financial and later renamed Reliance Acceptance Group, Inc. The Taylor family acquired a majority interest in the Bank when they exchanged all of their common stock of Cole Taylor Financial for the outstanding stock of Taylor Capital. In connection with the split-off transaction, we issued noncumulative perpetual preferred stock and commenced voluntary filing as a public company. We ceased voluntary filing in 2000 because our preferred stock was not widely held, listed on a securities exchange or actively traded.

      Subsequent to the split-off of Taylor Capital from Reliance, Reliance filed for bankruptcy. Thereafter, numerous lawsuits were filed that named as defendants Taylor Capital, the Bank, some of our directors and officers and members of the Taylor family. A significant portion of the proceeds from the concurrent common stock and trust preferred securities offerings will be used to satisfy our obligations relating to the settlement of these lawsuits.

Our Strategy

      Our primary business objectives are to enhance our profitability and be a premier Chicago business bank for small- and mid-sized businesses and the people who own and manage them. We believe the Chicago market, with over 58,000 small-and mid-sized businesses, is receptive to a locally owned and managed banking institution that provides responsive, personalized service, customized products and local decision making. We believe that our opportunities for expansion in this market are favorable and will increase as the Chicago banking market continues to experience significant consolidation.

      In the fall of 2001, we adopted a strategic plan designed to capitalize on our perceived market opportunity within Chicago’s small- and middle-market business banking environment by focusing on owner-operated, family-held and closely-held companies. It is with these customers that we believe we can add the most value by understanding the challenges that owners experience and offering them advice and solutions to help them achieve their business and personal financial goals. The key elements of our strategy are:

•	Expand Our Core Customer Base. We will continue to focus on expanding our core customer base by increasing the number of businesses we serve in the Chicago metropolitan area. We intend to increase our market share by providing a high level of customer service, competitive products and delivery systems and competing for customers of recently acquired banks in our market area. We believe our growth objectives can be achieved while maintaining our historical risk standards and effectively managing credit risk.

•	Capitalize On Our Relationship Banking Approach. We intend to leverage our business banking relationships in order to capture more personal wealth management business. Closely held business owners often have complex needs for the management of personal and family wealth. We believe our existing relationships with their businesses provide a natural opportunity to assist with their personal financial needs. We also believe that providing personal wealth management services will strengthen our commercial banking relationships. We deliver our products and services through relationship managers who lead a team of banking professionals. Collectively, the team is responsible for providing for our customer’s banking needs. With this relationship banking approach, we believe we are able to quickly address the critical needs for both the customer’s business as well as personal financial goals. We have only recently begun to implement this strategy and have not yet achieved any meaningful results.

•	Focus On Our Targeted Customers. We focus our time and resources on targeted customer segments: small- and mid-size businesses, as well as the individuals who own and manage them. As part of our effort to increase resources available to invest in serving these targeted customers, we have reduced or eliminated other activities. We have stopped originating non-customer conforming first mortgage loans for sale into the secondary market, the offering of some fiduciary trust services and the funding of broker-originated auto and manufactured housing loans. We intend to reallocate these resources to expand our commercial banking business and develop our wealth management business.

•	Enhance Our Operational Efficiency. We plan to further centralize and automate important operational functions to enhance operating leverage as well as service quality. We intend to realign our people, processes and systems in support of the high quality sales and service requirements that our customers desire. We anticipate that this realignment will involve the relocation and consolidation of currently dispersed facilities, processes and personnel.

Our Targeted Customers

      We deliver financial services built around the customers we serve rather than the products we offer. Our targeted customers are middle-market companies, small companies, real estate developers and investors and owners and executives of our business customers. Our relationship managers lead teams of bank professionals who are responsible for providing for the banking needs of a large portion of these customers. Through their relationship managers, these customers have a single point of access to all of our services.

      Middle-Market Companies. Our middle-market business customers characteristically have annual sales ranging from $5 million to $50 million. We offer products and services to a wide variety of middle-market businesses involved with manufacturing, wholesale and retail distribution, construction contracting, transportation and professional services. We believe these customers value our executive management access and attention as well as experienced and responsive relationship managers. We work to provide these customers with products customized to fit their needs and seamless execution, from sales to delivery to ongoing servicing. Loans to middle-market businesses comprised approximately 42% of our commercial loan portfolio as of June 30, 2002.

      Small Companies. Our small business customers typically have annual sales of $500,000 to $5 million. We believe our success with small businesses is based on the fast and convenient offering of standard products specifically designed for businesses in this category. Many of these customers reside in the neighborhoods around our branch offices. Another important segment of our small business customer base includes health care service businesses, such as medical, dental and veterinary practices, and their owners, for which we believe we have developed financial services expertise. We provide professional practice financing as well as equipment and capital expansion credit facilities to these businesses. Loans to small businesses and professionals comprised approximately 26% of our commercial loan portfolio as of June 30, 2002.

      Real Estate Developers and Investors. Our real estate development and investment customers seek acquisition, development and construction loans and stand-by letters of credit for terms from 18 to 36 months. Approximately 60% of our development and construction lending is for residential single-family home development, primarily in the suburban communities of Chicago. We also finance condominium developers within the city of Chicago. Our real estate investment customers also seek term financing on selected income producing properties, including multi-family, retail, office and industrial properties. Our real estate banking relationship managers have an average of 20 years of specialized real estate lending experience. Loans to real estate developers and investors comprised approximately 32% of our commercial loan portfolio as of June 30, 2002.

      Owners and Executives of Our Business Customers. We cross-sell products and services to the owners and executives of our business customers designed to help them meet their personal financial goals. We focus on facilitating the cycle of wealth creation, preservation and transfer for the owner-operators of small- and middle-market businesses in Chicago. These products and services include personal customized credit and cash management, personal financial planning, investments, investment management and insurance products. While we directly provide credit and cash management products, we also offer brokerage, insurance and most investment management products and services with the assistance of third-party providers. We believe these arrangements with third-party providers allow us the flexibility to select and sell non-proprietary products that may provide an optimal solution for our customers’ needs.

      Other Customers. We also provide services and offer banking products to community-based customers located near our branch locations. These customers, typically individuals and municipalities, seek credit and depository products from a convenient, reliable and stable institution with reasonably competitive products and automated delivery channels such as automated teller machines, or ATMs, and telephone and internet banking.

Our Business

      Our primary business is commercial banking. As of June 30, 2002, approximately 72% of our loan portfolio was comprised of commercial loans. We also offer wealth management, community banking, home equity lending, mortgage banking and trust services.

Commercial Banking

      Our commercial banking business is comprised of commercial lending and real estate construction lending activities. Our commercial lending activities consist of providing loans for the following customer needs: working capital, business expansion or acquisition, owner-occupied commercial real estate financing, revolving lines of credit and stand-by and commercial letters of credit. Additionally, we offer asset-based credit facilities, including, in some cases, where strong asset values and financial controls support businesses with otherwise minimally acceptable operating performance or experience. Our real estate construction lending activities consist of providing loans to professional home builders, condominium and commercial real estate developers and investors.

      We offer collateralized as well as unsecured commercial banking loans. Typical collateral includes accounts receivable, inventory, equipment and real estate. Commercial real estate loans are generally collateralized by owner-occupied properties used for business purposes or property to be developed or acquired for investment. Commercial real estate construction loans are structured primarily to fund construction of pre-sold homes or units. Under our commercial lending policies, as of June 30, 2002, our internal management-designated lending limit was $12 million, with some limited exceptions.

      We also offer our commercial banking customers deposit products such as checking, savings and money market accounts, time deposits and repurchase agreements. We offer corporate cash management options, including internet balance reporting, automated clearing house products, lock-box processing, controlled disbursement accounts and an account reconciliation and positive pay feature to help them meet their cash management needs.

Wealth Management

      As part of our strategy, we plan to increase our penetration of the market representing owner-operators and executives of our targeted business customers. We intend to offer enhanced wealth management services by expanding our product offerings and adding relationship managers with wealth management experience. Our product offerings currently include personal wealth management loans, customized residential real estate loans and home equity lines of credit and specially designed deposit products. Our relationship managers provide personal financial planning and investment management services. Through third-party providers, we also offer insurance products and brokerage services. We believe that our increased emphasis on wealth management will be further aided by transferring some asset management accounts and a few individual managers from our trust department to our wealth management area, which we intend to do during 2002. To date, revenues associated with personal financial planning, insurance and brokerage services have not been material.

Community Banking

      Our community banking approach relies on personal service and the delivery of an array of financial products, including checking, savings and money market accounts, certificates of deposit, personal lines of credit and vehicle loans. We offer convenient account access through our ATM network, internet banking, internet bill payment, telephone banking, direct deposit service and debit cards. We provide portfolio management expertise, offering stocks, bonds, mutual funds, annuities and insurance products through a third party broker-dealer with representatives located in our branches.

Home Equity Lending

      We originate home equity loans and lines of credit through our branches as well as through mortgage brokers. The majority of our outstanding home equity assets were sourced through mortgage brokers, but underwritten by us. Our underwriting guidelines do not allow home equity credits in excess of 100% of appraised value. As of June 30, 2002, approximately 38% of these credits on our books exceeded 80% of appraised value after giving effect to any outstanding first mortgage. As of June 30, 2002, we held $327.5 million of home equity loans, which comprised approximately 18% of our total loan portfolio.

Mortgage Banking

      We offer mortgages to our core customers and our community banking customers. We also act as a broker for our customers needing reverse or sub-prime mortgage products that are not funded or retained by us. Until the fall of 2001, we were active in the conforming first mortgage loan origination market. We offered both conforming and selected non-conforming mortgage products to our existing customers as well as through mortgage brokers. The majority of the loans originated were sold into the secondary market with servicing released. We subsequently elected to discontinue origination of non-customer conforming first mortgage loans for sale into the secondary market. As of June 30, 2002, we held $136.4 million of mortgage loans.

Trust Services

      Trust services offered by our trust professionals have historically included corporate trust, asset management, land trust and tax-deferred exchange services, as well as fiduciary services for personal and employee benefit trusts. As a result of our strategic focus on targeted customers, we have elected to discontinue offering fiduciary services for personal and employee benefit trusts. We are negotiating the transfer of certain accounts in these categories to other providers who will maintain these accounts and handle future customer inquiries for similar services. Revenue from the accounts targeted for transfer totaled $1.6 million during 2001. In addition, some asset management accounts and a few individual managers will be transferred from our trust department to our wealth management department.

      We anticipate that in the future the services offered by our trust professionals will relate primarily to corporate trust, land trust and tax-deferred exchange activities.

Competition

      We encounter intense competition for all of our products and services, including substantial competition in attracting and retaining deposits and in obtaining loan customers. The principal competitive factors in the banking and financial services industry are quality of services to customers, ease of access to services and pricing of services, including interest rates paid on deposits, interest rates charged on loans and fees charged for trust, investment and other professional services. Our principal competitors are numerous and include other commercial banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, the United States Government, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms.

      In recent years, several major multi-bank holding companies have entered the Chicago metropolitan market. Many of our competitors are significantly larger than us and have access to greater financial and other resources. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks or the state regulations governing state chartered banks. As a result, our non-bank competitors may have advantages over us in providing some services.

      We expect that competition will intensify in the future, particularly as a result of the Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act has expanded the permissible activities of a bank holding company and it allows qualifying bank holding companies to elect to be treated as financial holding companies. A financial holding company may engage in activities that are financial in nature or are incidental or complementary to financial activities. The Gramm-Leach-Bliley Act also eliminated restrictions imposed by the Glass-Steagall Act, adopted in the 1930s, which prevented banking, insurance and securities firms from fully entering each other’s business. While it is uncertain what the full impact of this legislation will be, it is likely to result in further consolidation in the financial services industry. In addition, removal of these restrictions will likely increase the number of entities providing banking services and thereby create additional competition. For more information on the Gramm-Leach-Bliley Act, see the section of this prospectus captioned “Supervision and Regulation — The Bank — Gramm-Leach-Bliley Act.”

Properties

      Our principal offices, including the principal offices of the Bank, are located in our main office building at 350 East Dundee Road, Suite 300, Wheeling, Illinois 60090. We lease our main office under a lease that commenced on January 1, 1995 and expires on March 31, 2010, with options to purchase the property or to extend the lease until March 31, 2025.

      We own seven of the buildings from which bank branches are operated, including Ashland, Skokie, Burbank, Yorktown, Broadview, Old Orchard and Milwaukee. We lease the land under the buildings at Yorktown, Old Orchard and Milwaukee. We lease the buildings for our Woodlawn, Jackson and West Washington branches, which in accordance with the current lease terms expire in, or may be extended to, May 2013, February 2004 and December 2007, respectively. In January 2002, we closed the Cicero branch when the lease expired. Our Cicero customers are now directed to our Burbank branch.

      The following is a list of our eleven operating branch locations:

		Square
Facility	Address	Feet

Wheeling	350 East Dundee Road, Wheeling, Illinois	58,310
West Washington	111 West Washington, Chicago, Illinois	40,662
Jackson	850 West Jackson, Chicago, Illinois	3,995
Ashland	47th Street and Ashland, Chicago, Illinois	79,260
Milwaukee	1965 North Milwaukee, Chicago, Illinois	27,394
Woodlawn	824 E. 63rd Street, Chicago, Illinois	2,100
Broadview	Cermak and 17th Street, Broadview, Illinois	5,550
Burbank	5501 West 79th Street, Burbank, Illinois	37,500
Yorktown	One Yorktown Center, Lombard, Illinois	12,400
Skokie	4400 West Oakton, Skokie, Illinois	15,800
Old Orchard	Golf Road and Skokie Boulevard, Skokie, Illinois	10,000

Legal Proceedings

      We are from time to time a party to litigation arising in the normal course of business. As of the date of this prospectus, except for the proceedings described in the section of this prospectus captioned “Litigation and Settlement,” management knows of no threatened or pending legal actions against us that are likely to have a material adverse effect on our business, financial condition or results of operations. For further information about our pending litigation, see the section of this prospectus captioned “Litigation and Settlement.”

Employees

      Together with the Bank, we had a total of approximately 552 full-time equivalent employees as of August 31, 2002. None of our employees is subject to a collective bargaining agreement. We consider our relationships with our employees to be good.

USE OF PROCEEDS

      We estimate that the net proceeds from the sale of our common stock in this offering, assuming an initial public offering price of $19.00 per share, the midpoint of the range shown on the cover of this prospectus, will be approximately $39.0 million. If the underwriters exercise their over-allotment option, we estimate our net proceeds will be $44.9 million. Net proceeds are what we expect to receive after paying the underwriters’ discount and other expenses of the offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

      We intend to use the net proceeds from this offering of our common stock to satisfy a portion of our obligations under the settlement agreements described more fully in the section of this prospectus captioned “Litigation and Settlement.” Assuming an initial public offering price of $19.00 per share in this offering, the midpoint of the range shown on the cover of this prospectus, we estimate our obligation under the settlement agreements to be approximately $64.5 million. The remainder of our obligations under the settlement agreements will be satisfied by our proceeds from the concurrent offering of trust preferred securities. We estimate the net proceeds from the concurrent offering of trust preferred securities will be approximately $37.7 million. For a detailed description of the terms of the settlement agreements, see the section of this prospectus captioned “Litigation and Settlement.”

      We intend to use the remaining aggregate net proceeds from this offering and the concurrent offering of trust preferred securities to reduce our outstanding term loan. We estimate that the remaining net proceeds from the offerings available to reduce our outstanding term loan will be $12.1 million. As of June 30, 2002, we had approximately $27.2 million of outstanding indebtedness at the holding company level, consisting of a $23.0 million term loan and $4.2 million outstanding under our $12 million revolving line of credit. Our term loan bears interest, at our option, at either the lender’s prime rate or the London Interbank Offering Rate, or LIBOR, plus 1.15% with a minimum interest rate of 3.50%. The interest rate was 3.50% at June 30, 2002. The term loan is currently scheduled to mature on April 30, 2003.

      We have also received a commitment letter from our lender for a $10.0 million subordinated term loan. We will use the proceeds of this subordinated loan and, if necessary, our available revolving line of credit, to repay in full any remaining amounts outstanding under our existing term loan. Assuming completion of the concurrent offerings of common stock and trust preferred securities and the application of the net proceeds from these offerings as described above, and the replacement of the current $23.0 million term loan with a $10.0 million subordinated term loan, our total indebtedness at the holding company level will be approximately $55.1 million. This will consist of the $40.0 million of debentures issued to TAYC Capital Trust I in connection with the concurrent offering of trust preferred securities, the $10.0 million subordinated term loan and $5.1 million outstanding under the $12.0 million revolving line of credit. The subordinated term loan will require that we make interest only payments until 2009 with a balloon payment at maturity. We believe that these transactions will result in our being considered “well capitalized” at the holding company level under Federal Reserve guidelines.

      Pending these uses, we intend to invest the net proceeds of the concurrent offerings of common stock and trust preferred securities in short-term, interest-bearing investment grade securities, certificates of deposit or guaranteed obligations of the United States of America.

DIVIDEND POLICY

      Holders of our common stock are entitled to receive any cash dividends that may be declared by our Board of Directors. Since 1997, we have paid regular cash dividends on our common stock. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and considerations and other factors as our Board of Directors may deem relevant. It is our intention to continue to pay cash dividends on the common stock to the extent permitted by our loan agreement, applicable banking regulations and the terms of the trust preferred securities. For further information, see the section of this prospectus captioned “Description of Capital Stock — Common Stock.”

      As a holding company, we ultimately are dependent upon the Bank to provide funding for our operating expenses, debt service and dividends. Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to us, and may therefore limit our ability to pay dividends on our common stock. We will also be prohibited from paying dividends on our common stock if we fail to make distributions or required payments on the trust preferred securities. In addition, our loan agreement and the terms of our Series A preferred stock also limit our ability to pay dividends on our common stock.

      As a result of the $64.5 million charge we recognized in connection with the settlement agreements described in this prospectus, we are not in compliance with the Federal Reserve’s capital adequacy guidelines. As a consequence, we have been informed by the Federal Reserve that we must receive its permission before paying dividends on our common or preferred stock. The Federal Reserve has approved the payment of our scheduled quarterly dividends on our common stock and our Series A preferred stock in October 2002, prior to completion of this offering. For further information concerning these restrictions, see the sections of this prospectus captioned “Risk Factors,” “Use of Proceeds,” “Supervision and Regulation” and “Description of the Trust Preferred Securities.”

      The following table sets forth, for each quarter in 2001 and 2000, and the first, second and third quarters of 2002, the dividends declared on our common stock:

	2002 Dividends		2001 Dividends	2000 Dividends
	Per Share of		Per Share of	Per Share of
	Common Stock		Common Stock	Common Stock

First quarter	$0.06		$0.06	$0.06
Second quarter	0.06		0.06	0.06
Third quarter	0.06	*	0.06	0.06
Fourth quarter	—		0.06	0.06

*	The record date and payment date for the scheduled third quarter dividend on our common stock are September 27, 2002 and October 11, 2002, respectively. This offering will be completed after the record date for this dividend. As a result, investors in this offering will not be entitled to receive this dividend.

DILUTION

      Dilution is the amount by which the offering price paid by the purchasers of our common stock to be sold in this offering exceeds the net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities and preferred stock from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding as of that date.

      Our net tangible book value, as of June 30, 2002, was approximately $55.8 million, or $8.19 per share of common stock. After giving effect to adjustments relating to this offering, our pro forma net tangible book value as of June 30, 2002 would have been approximately $94.8 million, or $10.46 per share. This represents an immediate increase in pro forma net tangible book value of $2.27 per share of common stock to existing stockholders and an immediate dilution of $8.54 per share to new investors purchasing shares of common stock in this offering. The adjustments made to determine pro forma net tangible book value per share are:

•	increasing total assets and equity to reflect the estimated net proceeds of this offering as described under “Use of Proceeds,” assuming that the public offering price will be $19.00 per share, the midpoint of the range shown on the cover of this prospectus; and

•	adding the number of shares offered by this prospectus to the number of shares outstanding.

      The following table illustrates the pro forma increase in net tangible book value of $2.27 per share and the dilution to new investors:

Assumed initial public offering price per share		$19.00
Net tangible book value per common share before this offering	$8.19
Increase in pro forma net tangible book value per common share resulting from this offering	2.27

Pro forma net tangible book value per common share after giving effect to this offering		10.46

Dilution per share to new investors		$8.54

      The following table summarizes, on a pro forma basis as of June 30, 2002, the differences between existing stockholders and new investors with respect to:

•	the number of shares of common stock purchased from us;

•	the total consideration paid to us, assuming an initial public offering price of $19.00 per share of common stock, the midpoint of the range shown on the cover of this prospectus (before deducting the estimated underwriting discount and offering expenses payable by us in connection with this offering); and

•	the average price per share paid by existing stockholders and by new investors purchasing common stock in this offering. The effect of treasury stock purchased by us has been excluded from this calculation.

	Shares Purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share

Existing stockholders	7,095,125	76%	$102,997,000	71%	$14.52
New investors	2,250,000	24	42,750,000	29	19.00

Total	9,345,125	100%	$145,747,000	100%	$15.60

      The tables and calculations above, dated as of June 30, 2002, do not take into account (1) 846,867 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $18.91 per share, and (2) 178,850 shares of common stock reserved for issuance pursuant to future grants under our incentive compensation plan. To the extent that any of these options are exercised, there will be further dilution to new investors.

CAPITALIZATION

      Set forth below is our capitalization as of June 30, 2002:

•	on an actual basis;

•	on an adjusted basis to give effect to the following events, as if each event had occurred on June 30, 2002:

•	the issuance and sale of the 2,250,000 shares of common stock offered by us in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range shown on the cover of this prospectus, and the application of the net proceeds therefrom; and

•	the issuance and sale of 1,600,000 shares of trust preferred securities in the concurrent offering at an assumed offering price of $25.00 per trust preferred security and the application of the net proceeds therefrom; and

•	on a pro forma as adjusted basis to give effect to the application of $12.1 million of the net proceeds from the concurrent offerings of common stock and trust preferred securities and $900,000 of revolving credit to repay $13.0 million outstanding under our existing term loan and the replacement of the remaining term loan with $10.0 million of subordinated debt, as if each of these events had occurred on June 30, 2002.

      In the second quarter of 2002, we recorded a charge of $64.5 million related to a likely settlement of pending litigation against Taylor Capital that will be funded with a portion of the net proceeds from the concurrent offerings of common stock and trust preferred securities. The recognition of the charge resulted in our reporting a consolidated net loss of $54.2 million for the first six months of 2002. The loss reduced total stockholders’ equity to $118.3 million. For additional information on this charge, see the sections of this prospectus captioned “Litigation and Settlement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

      The outstanding share information as of June 30, 2002 excludes (1) 846,867 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $18.91 per share, and (2) 178,850 shares of common stock reserved for issuance pursuant to future grants under our incentive compensation plan.

      The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	June 30, 2002

			Pro Forma

	Actual	As Adjusted	As Adjusted

	(in thousands)
Indebtedness:
Notes payable:
Senior	$27,200	$15,052	$5,052
Subordinated	—	—	10,000
Guaranteed preferred beneficial interest in the % junior subordinated debentures due 2032 of Taylor Capital Group, Inc.	—	40,000	40,000
Stockholders’ Equity:
Preferred stock, $0.01 par value, Series A 9% noncumulative perpetual, $25 stated and redemption value; 5,000,000 shares authorized; 1,530,000 shares issued and outstanding, actual, as adjusted and pro forma as adjusted	38,250	38,250	38,250
Common stock, $0.01 par value; 25,000,000 shares authorized; 7,095,125 shares issued and 6,813,588 shares outstanding, actual; 9,345,125 shares issued and 9,063,588 shares outstanding as adjusted and pro forma as adjusted	71	94	94
Surplus	102,926	141,886	141,886
Unearned compensation — stock grants	(863)	(863)	(863)
Retained earnings (deficit)	(25,248)	(25,248)	(25,248)
Accumulated other comprehensive income	9,456	9,456	9,456
Treasury stock, at cost, 281,537 shares, actual, as adjusted and pro forma as adjusted	(6,308)	(6,308)	(6,308)

Total stockholders’ equity	118,284	157,267	157,267

Total capitalization	$145,484	$212,319	$212,319

Capital Ratios:
Leverage ratio(1)	3.40%	6.81%	6.81%
Tier 1 risk-based capital ratio	4.31%	8.64%	8.64%
Total risk-based capital ratio(2)	5.57%	9.89%	10.42%
Total stockholders’ equity to assets	4.80%	6.38%	6.38%
Tangible total stockholders’ equity to tangible assets	3.86%	5.45%	5.45%

(1)	The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting goodwill, intangible assets and net deferred assets in excess of regulatory maximum limits.

(2)	Subordinated notes payable with maturities greater than five years are included in Tier 2 capital under regulatory guidelines.

SELECTED CONSOLIDATED FINANCIAL DATA

      The selected consolidated financial data presented below under the caption “Taylor Capital Group, Inc.” as of and for the six months ended June 30, 2002 and 2001 and as of and for the four years ended December 31, 2001, and for the period from February 12, 1997 to December 31, 1997, is derived from our historical financial statements. Our consolidated financial statements for each of the four years ended December 31, 2001, and for the period from February 12, 1997 to December 31, 1997, have been audited by KPMG LLP, independent accountants. The financial data as of and for the six months ended June 30, 2002 and 2001 is derived from unaudited financial information. The selected financial information presented below under the caption of “Cole Taylor Bank” is derived from unaudited financial statements of the Bank or from our audited consolidated financial statements. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period.

      In the second quarter of 2002, we recorded a charge of $64.5 million related to a likely settlement of pending litigation against Taylor Capital that will be funded with the net proceeds from the concurrent common stock and trust preferred securities offerings. The recognition of the charge resulted in our reporting a consolidated net loss of $54.2 million for the first six months of 2002. The loss reduced total stockholders’ equity to $118.3 million. For additional information on this charge, see the sections of this prospectus captioned “Litigation and Settlement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

							Period from
	For the Six Months						February 12,
	Ended June 30,		Year Ended December 31,				1997 to
							December 31,
	2002	2001	2001	2000	1999	1998	1997

	(in thousands, except share and per share data)
TAYLOR CAPITAL GROUP, INC. (consolidated):
Income Statement Data:
Net interest income	$50,349	$44,667	$91,718	$87,322	$78,834	$70,736	$62,156
Provision for loan losses	4,950	4,250	9,700	7,454	6,000	5,135	4,061

Net interest income after provision for loan loss	45,399	40,417	82,018	79,868	72,834	65,601	58,095
Noninterest income:
Service charges	5,864	5,672	11,513	10,346	9,609	8,997	8,279
Trust fees	2,810	3,234	6,425	4,654	4,563	3,971	3,331
Mortgage-banking revenues	275	1,118	2,122	1,534	2,682	5,083	2,598
Gain on sale of investment securities, net	8	2,241	2,333	750	108	11	401
Other noninterest income	1,351	1,076	1,880	1,989	2,228	2,559	3,264

Total noninterest income	10,308	13,341	24,273	19,273	19,190	20,621	17,873
Noninterest expense:
Salaries and benefits	22,971	19,976	43,207	39,383	38,205	37,303	31,683
Legal expense, net	1,846	2,369	2,504	12,053	6,226	4,364	2,227
Goodwill amortization	—	1,158	2,316	2,326	2,393	2,431	2,230
Litigation settlement charge	64,509	—	—	—	—	—	—
Other noninterest expense	14,778	14,652	31,105	26,821	25,720	26,330	23,394

Total noninterest expense	104,104	38,155	79,132	80,583	72,544	70,428	59,534

Income (loss) before income taxes and cumulative effect of change in accounting principle	(48,397)	15,603	27,159	18,558	19,480	15,794	16,434
Income taxes	5,822	5,532	9,528	9,604	7,973	6,353	6,321
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	(214)	—	—

Net income (loss)	(54,219)	10,071	17,631	8,954	11,293	9,441	10,113
Preferred dividend requirements	(1,721)	(1,721)	(3,443)	(3,443)	(3,442)	(3,442)	(3,052)

Net income (loss) applicable to common stockholders	$(55,940)	$8,350	$14,188	$5,511	$7,851	$5,999	$7,061

													Period from
	For the Six Months												February 12,
	Ended June 30,				Year Ended December 31,								1997 to
													December 31,
	2002		2001		2001		2000		1999		1998		1997

	(in thousands, except share and per share data)
Common Share Data(1):
Basic earnings (loss) per share	$(8.18)		$1.21		$2.07		$0.80		$1.13		$0.86		$1.04
Diluted earnings (loss) per share	(8.18)		1.20		2.05		0.79		1.12		0.86		1.04
Cash dividends per share	0.12		0.12		0.24		0.24		0.24		0.24		0.24
Book value per share	11.75		18.83		19.41		17.25		15.76		15.29		14.77
Dividend payout ratio	(1.47)%		9.89%		11.61%		30.13%		21.30%		27.93%		23.15%
Weighted average shares — basic earnings per share	6,838,856		6,881,706		6,862,761		6,919,751		6,967,028		6,981,047		6,810,194
Weighted average shares — diluted earnings per share	6,838,856		6,959,393		6,908,070		6,960,494		6,991,478		6,995,766		6,810,194
Shares outstanding — end of period	6,813,588		6,848,526		6,836,028		6,902,289		6,939,240		6,987,800		6,960,680
Balance Sheet Data (at end of period):
Total assets	$2,462,869		$2,376,506		$2,390,670		$2,263,323		$2,044,370		$1,910,330		$1,855,711
Investment securities	506,699		514,322		494,208		510,187		433,412		426,732		463,821
Total loans	1,801,676		1,642,069		1,741,637		1,611,692		1,456,805		1,335,981		1,204,437
Allowance for loan losses	32,918		32,623		31,118		29,568		26,261		24,599		25,813
Goodwill	23,354		24,512		23,354		25,671		28,860		31,903		34,334
Total deposits	1,901,100		1,824,124		1,833,689		1,742,830		1,607,550		1,439,737		1,377,957
Short-term borrowings	224,847		227,100		244,993		249,819		147,129		171,718		186,053
Notes payable and FHLB advances	127,200		129,000		111,000		77,000		114,500		131,500		112,000
Preferred stock	38,250		38,250		38,250		38,250		38,250		38,250		38,250
Common stockholders’ equity	80,034		128,959		132,666		119,061		109,347		106,883		102,820
Total stockholders’ equity	118,284		167,209		170,916		157,311		147,597		145,133		141,070
Earnings Performance Data(2):
Return on average assets	(4.50)%		0.86%		0.75%		0.40%		0.57%		0.51%		0.61%
Return on average stockholders’ equity	(61.84)		12.48		10.62		5.93		7.70		6.57		8.64
Net interest margin (tax-equivalent)(3)	4.50		4.14		4.22		4.25		4.39		4.22		4.23
Noninterest income to revenues	12.39		13.15		12.72		9.84		11.82		13.15		12.72
Efficiency ratio(4)	65.29		68.42		69.62		76.13		74.09		77.10		74.77
Loans to deposits	94.77		90.02		94.98		92.48		90.62		92.79		87.41
Average interest-earning assets to average interest bearing liabilities	123.40		121.52		122.48		122.58		124.09		124.49		122.80
Ratio of earnings to fixed charges(5):
Including interest on deposits	1.52	x	1.28	x	1.27	x	1.14	x	1.20	x	1.15	x	1.18	x
Excluding interest on deposits	2.74	x	2.01	x	1.97	x	1.49	x	1.65	x	1.43	x	1.56	x
Asset Quality Ratios:
Allowance for loan losses to total loans	1.83%		1.99%		1.79%		1.83%		1.80%		1.84%		2.14%
Allowance for loan losses to nonperforming loans(6)	214.74		239.33		178.84		264.69		180.90		175.92		189.34
Net loan charge-offs to average total loans(2)	0.36		0.15		0.49		0.27		0.31		0.50		0.27
Nonperforming assets to total loans plus repossessed property(7)	0.86		0.84		1.03		0.71		1.06		1.29		1.25
Capital Ratios:
Total stockholders’ equity to assets — end of period	4.80%		7.04%		7.15%		6.95%		7.22%		7.60%		7.60%
Average stockholders’ equity to average assets	7.28		6.89		7.09		6.79		7.41		7.69		7.06
Leverage ratio	3.40		5.59		5.99		5.55		6.11		6.17		5.85
Tier 1 risk-based capital ratio	4.31		7.56		7.70		7.25		7.77		7.76		7.95
Total risk-based capital ratio	5.57		8.82		8.96		8.51		9.03		9.02		9.21
COLE TAYLOR BANK:
Net income(8)	$12,580		$12,736		$22,508		$21,797		$18,112		$14,906		$16,498
Return on average assets(8)	1.05%		1.10%		0.96%		0.98%		0.92%		0.80%		0.89%
Stockholder’s equity to assets — end of period	8.63		8.38		8.41		8.35		8.46		8.85		9.09
Leverage ratio	7.46		7.04		7.37		7.06		7.41		7.33		7.26
Tier 1 risk-based capital ratio	9.46		952		9.46		9.22		9.41		9.42		9.90
Total risk-based capital ratio	10.71		10.78		10.72		10.47		10.68		10.67		11.16

(1)	All share and per share information for all periods presented has been adjusted for a three-for-two split of our common stock that will be effected as a dividend to stockholders of record as of October 2, 2002.

(2)	Selected earnings performance data and net loan charge-offs to average total loans are annualized for the six month periods ended June 30, 2002 and 2001 and for 1997.

(3)	Net interest margin is determined by dividing taxable equivalent net interest income by average interest-earning assets.

(4)	The efficiency ratio is determined by dividing noninterest expense less the litigation settlement charge by an amount equal to net interest income plus noninterest income, less investment securities gains.

(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before the litigation settlement charge, income taxes and cumulative effective of change in accounting principle plus interest and rent expense. Fixed charges consist of interest expense, rent expense and preferred stock dividend requirements.

(6)	Nonperforming loans include loans contractually past due 90 days or more but still accruing interest.

(7)	Nonperforming assets include nonperforming loans, other real estate and other repossessed assets.

(8)	Financial data for Cole Taylor Bank represents a full year for 1997.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis presents our consolidated financial condition and results of operations for the six months ended June 30, 2002 and 2001, as well as for the years ended December 31, 2001, 2000 and 1999. This discussion should be read together with the “Selected Consolidated Financial Data,” our financial statements and the notes thereto and other financial data included in this prospectus. In addition to the historical information provided below, we have made certain estimates and forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these estimates and forward-looking statements as a result of certain factors, including those discussed in the section captioned “Risk Factors” and elsewhere in this prospectus. All share and per share information for all periods presented has been adjusted for a three-for-two split of our common stock that will be effected as a dividend to stockholders of record as of October 2, 2002.

Overview

      We are a bank holding company headquartered in Wheeling, Illinois, a suburb of Chicago. We derive virtually all of our revenue from our subsidiary, Cole Taylor Bank. As of December 31, 2001, the Bank was the tenth largest commercial bank headquartered in the Chicago metropolitan area based on assets. We provide a range of products and services to our commercial and consumer customers. We currently operate 11 branches throughout the Chicago metropolitan area.

      The Taylor family entered the banking business in 1929 to provide credit and depository services to local businesses. Over the course of our 73-year history, we have worked to build solid foundations in the Chicago metropolitan area business community by providing our customers with highly personalized, professional and experienced service.

      We recorded a net loss of $54.2 million, or $8.18 per common share, for the first six months of 2002 due to a $64.5 million charge recorded in the second quarter. This charge related to a likely settlement of pending litigation against the holding company that will be funded with the net proceeds from the concurrent offerings of common stock and trust preferred securities.

      As a result of the settlement litigation charge, as of June 30, 2002, total stockholders’ equity was reduced to $118.3 million. Consequently, we were not in compliance with a financial covenant in our loan agreement relating to holding company leverage, and our capital fell below minimum capital guidelines for bank holding companies set by the Federal Reserve. We expect to return to compliance with all covenants under our credit facility and to adequately capitalized status upon completion of the concurrent offerings of common stock and trust preferred securities. For additional information on this charge, see the section of this prospectus captioned “Litigation and Settlement” and our consolidated financial statements. For additional information on the impact of the loan covenant violation and our regulatory capital adequacy, see the section of this discussion and analysis captioned “Financial Condition — Notes Payable and Federal Home Loan Bank Advances” and “Capital Resources.”

      Additionally, a number of other matters arising in 2002 and 2001 impact the comparability of net income between the two periods. Net income in 2002 was positively impacted by the adoption of a new accounting standard on January 1, 2002, that eliminated the amortization expense on our goodwill. Goodwill amortization for the first six months of 2001 was $1.2 million. See the section of this discussion and analysis captioned “New Accounting Pronouncements” for additional details. Net income in 2002 was also impacted by the execution to date of our strategic plan adopted in the fall of 2001. Non-interest income in 2002 declined $1.3 million as a result of the reduced revenues from mortgage banking activities and fiduciary trust services. Moreover, non-interest income in 2001 included $2.2 million from gains on the sale of investment securities. Non-interest expense in 2002 was negatively impacted by the recognition of $1.7 million of severance and outplacement costs relating to our internal reorganization. The impact of these matters is described in more detail below. Net income for the first half of 2001 was $10.1 million, or $1.20 per diluted common share.

      We recorded net income of $17.6 million, or $2.05 per diluted common share, for the year ended December 31, 2001, an increase of $8.6 million, or 96.9%, as compared to 2000 net income of $9.0 million, or

$0.79 per diluted common share. This increase was primarily a result of higher net interest income and noninterest income and slightly lower noninterest expense, partially offset by a higher provision for loan losses. Net income in 2000 was $9.0 million, a decrease of $2.3 million, or 20.7%, as compared to net income of $11.3 million in 1999, or $1.12 per diluted common share outstanding. This decrease was primarily attributable to an $8.0 million increase in noninterest expense, which was partially offset by higher net interest income. We have incurred significant expenses in connection with litigation discussed in this prospectus under the caption “Litigation and Settlement” and Note 1 to our consolidated financial statements. At the holding company level, we have incurred legal fees, net of reimbursements, related to this litigation of $580,000 and $1.5 million during the first half of 2002 and 2001, respectively. These legal expenses, net of reimbursements, approximated $195,000, $10.1 million, and $4.9 million during the years of 2001, 2000, and 1999, respectively.

      Total assets were $2.46 billion at June 30, 2002, an increase of $72.2 million, or 3.0%, over year-end 2001. During the first six months of 2002, total gross loans were $1.80 billion, an increase of $60.0 million, or 3.4%, compared to total gross loans of $1.74 billion at December 31, 2001. Total deposits were $1.90 billion, an increase of $67.4 million, or 3.7%, compared to total deposits of $1.83 billion at December 31, 2001. Stockholders’ equity was $118.3 million at June 30, 2002, a decrease of $52.6 million compared to $171.0 million at December 31, 2001. Our total assets were $2.39 billion at December 31, 2001, an increase of $127.3 million, or 5.6%, over total assets of $2.26 billion at December 31, 2000. Total gross loans at December 31, 2001 were $1.74 billion, an increase of $130.0 million, or 8.1%, as compared to December 31, 2000. Total deposits were $1.83 billion at December 31, 2001, an increase of $90.9 million, or 5.2%, as compared to December 31, 2000. Total stockholders’ equity was $170.9 million at December 31, 2001, an increase of $13.6 million, or 8.6%, as compared to total stockholders’ equity of $157.3 million at the previous year-end.

      During the first six months of 2002, excluding the charge related to a likely settlement of pending litigation, our annualized return on average assets and return on average equity was 0.85% and 11.71%, respectively, as compared to an annualized return on average assets and return on average equity of 0.86% and 12.48%, respectively, during the first six months of 2001. In comparison, return on average assets was 0.75%, 0.40% and 0.57% for the years ended December 31, 2001, 2000 and 1999, respectively, while our return on average equity was 10.62%, 5.93% and 7.70% over the same periods, respectively.

Critical Accounting Policies

      The following accounting policies materially affect our reported earnings and financial condition and require significant judgments and estimates.

Allowance for Loan Losses

      We have established an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. The allowance is periodically increased by provisions for loan losses charged to expense and decreased by charge-offs, net of recoveries. Although we charge-off a loan when we deem it uncollectable, collection efforts may continue and future recoveries may occur.

      We maintain the allowance for loan losses at a level considered adequate to absorb probable losses inherent in our portfolio as of the balance sheet date. In evaluating the adequacy of our allowance for loan losses, we consider historical charge-off experience, growth of our loan portfolio, changes in the composition of our loan portfolio, trends in delinquency and criticized assets, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and amount of loss on any loan is necessarily subjective and actual losses may vary from current estimates. We review our estimates on a quarterly basis and we identify changes in estimates in income through the provision for loan losses in the appropriate period.

      A portion of our total allowance for loan losses is related to impaired loans. A loan is considered impaired, based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal or interest when due in accordance with the contractual terms of the loan agreement. Certain homogenous loans, including residential mortgage and consumer loans, are collectively evaluated for impairment and, therefore, excluded from impaired loans. Commercial loans exceeding established size thresholds are individually evaluated for impairment. The amount included for impaired loans in our allowance for loan losses is based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that collateral-dependent loans may be measured for impairment based on the fair value of the collateral.

Loss Contingency

      We recognize as a loss legal and other contingencies when, based upon available information, it is probable that a liability has been incurred and the amount of the loss contingency or range of amounts can be reasonably estimated. We have entered into settlement agreements with respect to the litigation described in the section of this prospectus captioned “Litigation and Settlement.” As of the time of the issuance of our financial statements for 2001, several conditions relating to the settlement agreements, the issuance and listing of the securities to be tendered pursuant to the settlement agreements and the entry of required dismissal orders remained unresolved. Because of the continued protracted negotiations and unresolved conditions that were not within our control or subject to our influence, we determined that the loss contingency represented by the settlement agreements was not probable.

      Subsequent to the issuance of the December 31, 2001 financial statements, we entered into new agreements with the Estate Representative and the class plaintiffs. Based on the terms and conditions of these agreements, in the second quarter, we determined the settlement to be probable, and therefore have recorded a charge to earnings as of June 30, 2002, and recorded a corresponding liability. To date, the settlement has not occurred, but will be completed upon completion of the concurrent common stock and trust preferred securities offerings. See the section of this prospectus captioned “Litigation and Settlement” for further details.

Goodwill Impairment

      In June 2001, the Financial Accounting Standards Board (FASB) issued the Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets.” Under the provisions of SFAS 142, goodwill will no longer be amortized against earnings. Instead, goodwill and intangible assets deemed to have an indefinite life would be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful life. We adopted this standard on January 1, 2002.

      In accordance with SFAS 142, the goodwill we recognized in connection with our acquisition of the Bank will be tested periodically for impairment. Although guidance exists with respect to evaluating impairment, the process will involve critical judgments. Our goodwill was tested for impairment as of January 1, 2002 and no impairment charge was necessary. The amount of goodwill subject to future impairment testing totaled $23.4 million at June 30, 2002. Amortization expense associated with goodwill was $1.2 million during the first six months of 2001 and $2.3 million for year ended December 31, 2001.

Results of Operations as of and for the Six Months Ended June 30, 2002 and 2001 and as of and for the Years Ended December 31, 2001, 2000 and 1999

Net Interest Income

      Net interest income is the difference between total interest income earned on interest-earning assets, including investment securities and loans, and total interest expense paid on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is our principal source of earnings. The amount of net interest income is affected by changes in the volume and mix of earning assets and interest-bearing liabilities, and the level of rates earned or paid on those assets and liabilities.

      Six Months Ended June 30, 2002 as Compared to Six Months Ended June 30, 2001. Net interest income was $50.3 million during the six month period ended June 30, 2002, as compared to $44.7 million during the same six month period in 2001, an increase of $5.7 million, or 12.7%. With an adjustment for tax-

exempt income, our consolidated net interest income was $51.3 million, an increase of $5.5 million, or 12.1%, as compared to $45.7 million during the same six month period in 2001. An increase in average interest-earning assets as well as a higher net interest margin produced the increase in both net interest income and tax-exempt income adjusted net interest income. Net interest margin, which is determined by dividing taxable equivalent net interest income by average interest-earning assets, increased to 4.50% during the first six months of 2002 as compared to 4.14% during the same period in 2001. The significant decline in market interest rates between the two periods caused both the yield on interest-earning assets and the cost of interest-bearing liabilities to fall. However, the decline in the cost of interest-bearing liabilities was larger, resulting in an overall increase in the net interest margin. Between the two periods, the cost of interest-bearing liabilities declined 235 basis points, while the yield on interest-earning assets declined by 161 basis points. The larger decline in the cost of interest-bearing liabilities also caused the net interest spread, which is the difference between the weighted average yield on interest-earning assets and the rate paid on interest-bearing liabilities, to increase to 4.03% in the first six months of 2002 as compared to 3.29% during the first six months of 2001.

      Average interest-earning assets during the first six months of 2002 totaled $2.29 billion, an increase of $70.1 million, or 3.2%, as compared to average interest-earning assets of $2.22 billion during the first six months of 2001. In the first half of 2002, our average loans totaled $1.77 billion, an increase of $124.6 million, or 7.6%, as compared to average total loans of $1.64 billion during the same period in 2001. Higher average commercial and commercial real estate loans of $78.5 million and home equity and consumer loans of $93.8 million produced the growth in total loans. The yield on interest-earning assets declined 161 basis points to 6.48% during the first half of 2002 as compared to the first half of 2001. Declining market interest rates, including a 475 basis point decline in the Bank’s prime lending rate during 2001, caused the decline in the yield because much of the commercial loan and home equity line portfolios are indexed to the Bank’s prime lending rate. On the funding side, the rapidly declining interest rate environment also lowered our cost of funds. The cost of interest-bearing liabilities decreased 235 basis points to 2.45% during the six months ended June 30, 2002 as compared to the same period in 2001. Our cost of deposits declined 231 basis points while our cost of borrowings declined by 247 basis points. As interest rates declined, the Bank was able to lower interest rates on deposit products and replace some maturing higher cost certificates of deposit and our borrowings with lower cost funds.

      Year Ended December 31, 2001 as Compared to Year Ended December 31, 2000. Net interest income was $91.7 million during the year ended December 31, 2001, as compared to $87.3 million during the year ended December 31, 2000, an increase of $4.4 million, or 5.0%. With an adjustment for tax-exempt income, our consolidated net interest income was $93.8 million, an increase of $4.2 million, or 4.6%, as compared to $89.6 million in 2000. These increases resulted from higher interest-earning assets and were partially offset by a decline in our net interest margin. Net interest margin decreased to 4.22% for the year ended December 31, 2001 as compared to 4.25% during 2000. The net interest spread increased to 3.47% during 2001 as compared to 3.29% in 2000 as funding costs declined more than asset yields between the two periods. Despite the increase in the our net interest spread, our net interest margin contracted as a result of a larger volume of interest-earning assets re-pricing downward, as compared to interest-bearing liabilities, during the falling interest rate environment in 2001.

      Average interest-earning assets during 2001 totaled $2.22 billion, an increase of $112.9 million, or 5.4%, as compared to average interest-earning assets in 2000. In 2001, our average loans totaled $1.66 billion, an increase of $109.7 million, or 7.1%, as compared to 2000. This increase is primarily attributable to increases occurring in commercial and commercial real estate loans of $78.1 million and home equity and consumer loans of $41.5 million. The yield earned on assets declined 87 basis points to 7.60% during 2001 as compared to 2000. Declining market interest rates, including the decrease in the Bank’s prime lending rate during 2001, caused the decline in the yield on interest earning assets. On the funding side, the rapidly declining interest rate environment also lowered our cost of funds by 105 basis points, to 4.13%, during 2001. Our cost of deposits declined 88 basis points while our cost of borrowings declined by 172 basis points. As interest rates declined, the Bank was able to lower interest rates on deposit products and replace some maturing higher costing certificates of deposit and our borrowings with lower costing funding sources. In addition, funding from customers in 2001 not only supported loan growth, but also allowed for reductions in our wholesale funding. During 2001, the level of average brokered certificates of deposit declined by $59.5 million. The cost of our wholesale funds is generally higher than the rate we pay on our customer funds.

      Year Ended December 31, 2000 as Compared to Year Ended December 31, 1999. Net interest income was $87.3 million during the year ended December 31, 2000, as compared to $78.8 million during the year ended December 31, 1999, an increase of $8.5 million, or 10.8%. With an adjustment for tax-exempt income, our consolidated net interest income was $89.6 million for the year ended December 31, 2000, an increase of $8.4 million, or 10.3%, over net interest income in 1999. The higher levels of net interest income and tax-exempt income adjusted net interest income in 2000 were due to an increase in interest-earning assets and were partly offset by a 14 basis point decline in our net interest margin.

      Average interest-earning assets were $2.11 billion in 2000, an increase of $256.2 million, or 13.9%, as compared to $1.85 billion in 1999. During 2000, average loan balances totaled $1.55 billion, an increase of $156.2 million, or 11.2%, as compared to 1999. This increase is primarily attributable to increases occurring in commercial and commercial real estate loans of $101.2 million and home equity and consumer loans of $45.3 million. Because the asset growth in 2000 outpaced our ability to generate deposits, we also relied on short-term borrowings and wholesale funds, primarily brokered certificates of deposit. During 2000, average short-term borrowings rose by $35.5 million while brokered certificates of deposit rose by $96.8 million. Our net interest margin was 4.25% in 2000 as compared to 4.39% in 1999. Market interest rates generally increased during 2000, with the Bank’s prime lending rate rising 100 basis points during the year. Our cost of funds increased faster than the yield on interest-earning assets. Our yield on interest-earning assets rose by 60 basis points from 7.87% in 1999 to 8.47% in 2000 while our cost of funds rose by 86 basis points from 4.32% in 1999 to 5.18% in 2000. The increase in brokered certificates of deposit, which tend to pay a higher interest rate as compared to customer funds, negatively impacted our net interest margin.

      The following table presents, for the periods indicated, certain information relating to our consolidated average balances and reflects our yield on average interest-earning assets and costs of average interest-bearing liabilities. These yields and costs are derived by dividing income or expense by the average balance of assets or liabilities. Interest income is measured on a tax-equivalent basis using a 35% tax rate.

	For Six Months Ended June 30,

	2002			2001

			Yield/			Yield/
	Average		Rate	Average		Rate
	Balance	Interest	(%)(6)	Balance	Interest	(%)(6)

	(in thousands)
INTEREST-EARNING ASSETS:
Investment securities(1):
Taxable	$443,625	$12,485	5.63%	$454,657	$14,408	6.35%
Tax-exempt (tax equivalent)(2)	59,683	2,271	7.61	67,266	2,650	7.88

Total investment securities	503,308	14,756	5.86	521,923	17,058	6.54

Cash equivalents	21,121	184	1.73	57,062	1,265	4.41

Loans(3):
Commercial and commercial real estate	1,267,043	41,621	6.53	1,188,509	51,331	8.59
Residential real estate mortgages	147,095	5,327	7.24	194,821	7,343	7.54
Home equity and consumer	351,082	10,293	5.91	257,247	10,918	8.56
Fees on loans		1,612			1,285

Net loans (tax equivalent)	1,765,220	58,853	6.72	1,640,577	70,877	8.70

Total interest earning assets	2,289,649	73,793	6.48	2,219,562	89,200	8.09

NON-EARNING ASSETS:
Allowance for loan losses	(32,558)			(31,003)
Cash and due from banks	58,480			57,496
Accrued interest and other assets	93,719			94,431

TOTAL ASSETS	$2,409,290			$2,340,486

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits:
Interest-bearing demand deposits	$649,503	4,862	1.51	$449,784	7,208	3.23
Savings deposits	89,536	400	0.90	88,669	672	1.53
Time deposits	751,079	12,893	3.46	896,573	26,065	5.86

Total interest-bearing deposits	1,490,118	18,155	2.46	1,435,026	33,945	4.77

Short-term borrowings	240,698	1,868	1.57	265,979	5,991	4.54
Notes payable and FHLB advances	124,641	2,517	4.02	125,514	3,525	5.59

Total interest-bearing liabilities	1,855,457	22,540	2.45	1,826,519	43,461	4.80

NONINTEREST-BEARING LIABILITIES:
Noninterest-bearing deposits	351,010			320,098
Accrued interest and other liabilities	27,471			32,505

Total noninterest-bearing liabilities	378,481			352,603

STOCKHOLDERS’ EQUITY	175,352			161,364

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,409,290			$2,340,486

Net interest income (tax equivalent)		$51,253			$45,739

Net interest spread(4)			4.03%			3.29%

Net interest margin(5)			4.50%			4.14%

(1)	Investment securities average balances are based on amortized cost.
(2)	Calculations are computed on a taxable-equivalent basis using a tax rate of 35%.
(3)	Nonaccrual loans are included in the above stated average balances.
(4)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is determined by dividing taxable equivalent net interest income by average interest-earning assets.
(6)	Yield/ Rates are annualized.

	Year Ended December 31,

	2001			2000			1999

			Yield/			Yield/			Yield/
	Average		Rate	Average		Rate	Average		Rate
	Balance	Interest	(%)	Balance	Interest	(%)	Balance	Interest	(%)

	(in thousands)
INTEREST-EARNING ASSETS:
Investment securities(1):
Taxable	$438,469	$27,318	6.23%	$453,512	$28,821	6.35%	$366,018	$20,631	5.64%
Tax-exempt (tax equivalent)(2)	67,253	5,212	7.75	69,517	5,391	7.76	70,941	5,439	7.67

Total investment securities	505,722	32,530	6.43	523,029	34,212	6.54	436,959	26,070	5.97

Cash equivalents	53,612	1,993	3.67	33,071	2,105	6.26	19,180	973	5.07

Loans(3):
Commercial and commercial real estate	1,206,629	96,484	7.89	1,128,567	105,046	9.16	1,027,353	88,765	8.64
Residential real estate mortgages	186,356	14,023	7.52	196,275	14,910	7.60	186,509	13,459	7.22
Home equity and consumer	267,097	20,886	7.82	225,561	20,267	8.96	180,296	14,801	8.21
Fees on loans		2,665			2,280			1,583

Net loans (tax equivalent)	1,660,082	134,058	8.08	1,550,403	142,503	9.17	1,394,158	118,608	8.51

Total interest earning assets	2,219,416	168,581	7.60	2,106,503	178,820	8.47	1,850,297	145,651	7.87

NON-EARNING ASSETS:
Allowance for loan losses	(31,407)			(28,457)			(25,959)
Cash and due from banks	58,655			60,741			69,389
Accrued interest and other assets	95,823			82,947			86,699

TOTAL ASSETS	$2,342,487			$2,221,734			$1,980,426

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits:
Interest-bearing demand deposits	$527,905	14,231	2.70	$413,515	14,927	3.60	$371,020	11,498	3.10
Savings deposits	88,531	1,181	1.33	95,182	1,465	1.53	105,215	1,775	1.69
Time deposits	823,889	43,763	5.31	863,816	52,217	6.03	705,308	35,859	5.08

Total interest-bearing deposits	1,440,325	59,175	4.11	1,372,513	68,609	4.99	1,181,543	49,132	4.16

Short-term borrowings	247,393	9,010	3.64	224,778	12,526	5.56	189,250	8,665	4.58
Notes payable and FHLB advances	124,352	6,631	5.26	121,198	8,065	6.55	120,241	6,593	5.48

Total interest-bearing liabilities	1,812,070	74,816	4.13	1,718,489	89,200	5.18	1,491,034	64,390	4.32

NONINTEREST-BEARING LIABILITIES:
Noninterest-bearing deposits	333,000			322,073			318,287
Accrued interest and other liabilities	31,365			30,241			24,428

Total noninterest-bearing liabilities	364,365			352,314			342,715

STOCKHOLDERS’ EQUITY	166,052			150,931			146,677

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,342,487			$2,221,734			$1,980,426

Net interest income (tax equivalent)		$93,765			$89,620			$81,261

Net interest spread(4)			3.47%			3.29%			3.55%

Net interest margin(5)			4.22%			4.25%			4.39%

(1)	Investment securities average balances are based on amortized cost.
(2)	Calculations are computed on a taxable-equivalent basis using a tax rate of 35%.
(3)	Nonaccrual loans are included in the above stated average balances.
(4)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is determined by dividing taxable equivalent net interest income by average interest-earning assets.

    The following table presents, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on a fully taxable equivalent basis. The impact of changes in the mix of interest-earning assets and interest-bearing liabilities is reflected in net interest income:

	For the Six Months Ended
	June 30,			Year Ended December 31,

	2002 over 2001			2001 over 2000			2000 over 1999
	Increase/(Decrease)			Increase/(Decrease)			Increase/(Decrease)

	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net

	(in thousands)
INTEREST EARNED ON:
Investment securities:
Taxable	$(339)	$(1,584)	$(1,923)	$(944)	$(559)	$(1,503)	$5,342	$2,848	$8,190
Tax-exempt	(291)	(88)	(379)	(175)	(4)	(179)	(110)	62	(48)
Cash equivalents	(550)	(531)	(1,081)	982	(1,094)	(112)	837	295	1,132
Loans	13,250	(25,274)	(12,024)	9,630	(18,075)	(8,445)	13,915	9,980	23,895

Total interest-earning assets			(15,407)			(10,239)			33,169

INTEREST PAID ON:
Interest-bearing demand deposits	5,969	(8,315)	(2,346)	3,583	(4,279)	(696)	1,406	2,023	3,429
Savings deposits	20	(292)	(272)	(98)	(186)	(284)	(162)	(148)	(310)
Time deposits	(3,738)	(9,434)	(13,172)	(2,333)	(6,121)	(8,454)	8,887	7,471	16,358
Short-term borrowings	(523)	(3,600)	(4,123)	1,162	(4,678)	(3,516)	1,790	2,071	3,861
Notes payable and FHLB advances	(24)	(984)	(1,008)	205	(1,639)	(1,434)	53	1,419	1,472

Total interest-bearing liabilities			(20,921)			(14,384)			24,810

Net interest income	$2,094	$3,420	$5,514	$4,461	$(316)	$4,145	$10,501	$(2,142)	$8,359

Provision for Loan Losses

      We determine a provision for loan losses that we consider sufficient to maintain an allowance to absorb probable losses inherent in our portfolio as of the balance sheet date. For additional information concerning this determination, see the section of this discussion and analysis captioned “Critical Accounting Policies — Allowance for Loan Losses.”

      Our provision for loan losses was $5.0 million during the first six months of 2002, an increase of $700,000, or 16.5%, as compared to $4.3 million during the first six months of 2001. In addition, our provision for loan losses increased to $9.7 million during 2001, as compared to $7.5 million and $6.0 million for the years ended December 31, 2000 and 1999, respectively. These increases resulted from the growth in our loan portfolio and increased net charge-offs. We expect that our provision for loan losses will increase with continued growth in our loan portfolio and, if the recent economic downturn continues, an increase in the future level of our net charge-offs. For additional details concerning nonaccrual loans, net charge-offs and the factors that we consider in determining our allowance for loan losses, see the sections of this discussion and analysis captioned “Nonperforming Loans and Assets” and “Allowance for Loan Losses.”

Noninterest Income

      The following table presents, for the periods indicated, our major categories of noninterest income:

	For the Six
	Months Ended
	June 30,		Year Ended December 31,

	2002	2001	2001	2000	1999

	(in thousands)
Service charges	$5,864	$5,672	$11,513	$10,346	$9,609
Trust fees	2,810	3,234	6,425	4,654	4,563
Mortgage-banking activities	275	1,118	2,122	1,534	2,478
Gain on sale of mortgage servicing rights	—	—	—	—	204
ATM fees	506	560	1,111	1,068	1,026
Gain on sale of investment securities, net	8	2,241	2,333	750	108
Other noninterest income	845	516	769	921	1,202

Total noninterest income	$10,308	$13,341	$24,273	$19,273	$19,190

      Our noninterest income was $10.3 million during the first six months of 2002, compared to $13.3 million during the same period in 2001. The decline in 2002 was primarily a result of lower mortgage banking revenues, trust fees and gains on the sale of available- for- sale investment securities. Noninterest income was $24.3 million during the year ended December 31, 2001, an increase of $5.0 million, or 25.9%, as compared to $19.3 million during the year ended December 31, 2000. The increase in noninterest income during 2001, as compared to 2000, was largely due to higher deposit service charges, an increase in trust fees and $2.3 million in gains on the sale of available-for-sale investment securities. Our noninterest income was relatively flat in 2000 as compared to 1999 as higher deposit service charges and gains on the sale of available-for-sale securities were partially offset by declines in our mortgage banking revenues.

      Service charges, principally on deposit accounts, were $5.9 million during the first six months of 2002, an increase of $192,000, or 3.4%, as compared to $5.7 million during the first six months of 2001. Service charges totaled $11.5 million during 2001, an increase of $1.2 million, or 11.3%, as compared to $10.3 million during 2000. These increases resulted from increased sales of corporate cash management products and higher fees received on business deposit accounts as a result of a declining earnings credit rate in 2001. The earnings credit rate determines the amount of credit given to customers for their collected balances and is available to offset account service charges incurred. Service charges in 2000 were $737,000 higher than the $9.6 million of service charges in 1999. Increased service charge schedules/ rates implemented in 2000 and increased sales of corporate cash management products principally contributed to the increase in our deposit service charges.

      Trust fees totaled $2.8 million during the six months ended June 30, 2002, a decrease of $424,000, or 13.1%, as compared to the $3.2 million of trust fees during the same period in 2001. Approximately 70% of the decline in fees was a result of significant run-off of the trust business we acquired in October 2000. The decrease in revenue related to the acquired trust business has exceeded our initial expectations and resulted in our prospective acceleration of the amortization of the intangible assets recorded at the acquisition of that business. Our trust fees during 2001 were $6.4 million, an increase of $1.8 million, or 38.1%, as compared to $4.7 million during 2000. This increase primarily resulted from our acquisition of a trust and asset management business of another financial institution in October 2000. Our trust fees were $4.7 million during 2000, a slight increase as compared to the $4.6 million of fees in 1999. The level of our trust fees in the future is expected to be further impacted by management’s decision to focus primarily on the corporate trust, land trust and tax deferred exchange lines of trust business while de-emphasizing and exiting personal and employee benefit trust services. We are currently in final negotiations for the sale of selected fiduciary personal and employee benefit retirement accounts currently managed by our trust department. We expect to consummate the sales before the end of 2002. Personal and employee benefit trust services contributed approximately $2 million annually in trust fees in 2001, 2000 and 1999.

      Our mortgage banking revenue consists primarily of net gains on sales of loans and mortgage brokerage fees. Mortgage brokerage fees relate primarily to the reverse mortgage and sub-prime mortgage products that are funded and retained by third parties. The level of mortgage banking revenues has been impacted by our management’s decision, announced in September 2001, to discontinue origination of mortgages for sale into the secondary market. We have also discontinued originating first mortgage loans for non-bank customers. The volume of first mortgage loans originated in the first six months of 2002 was $18.7 million compared to $108.1 million in the same period in 2001.

      During 2002, mortgage banking revenues consisted primarily of mortgage brokerage fees because the origination of mortgages for sale into the secondary market was discontinued in late 2001. Mortgage banking revenues were $275,000 for the first six months of 2002 as compared to $1.1 million for the first six months of 2001. Our reduced focus on mortgage originations in 2002 resulted in a decline in mortgage brokerage income and gains on mortgage sales from $526,000 and $607,000, respectively, in the first six months of 2001 to $288,000 and a loss of $14,000 in the same period in 2002.

      Our mortgage banking revenues were $2.1 million for the year ended December 31, 2001, an increase of $588,000, or 38.3%, as compared to $1.5 million during 2000. This increase resulted from higher volumes of loans sold. The volume of loans sold increased approximately 67% to $109 million in 2001 while the average gain expressed as a percentage of principal sold declined 34 basis points to 116 basis points. Declining mortgage interest rates in 2001 produced a higher volume of loan originations and corresponding loan sales. An increase in mortgage brokerage fees also contributed to the higher revenue. Our mortgage banking revenues were $1.5 million in 2000, a $944,000 decline, as compared to the $2.5 million of revenue in 1999. Loan sale volume declined 66% between 2000 and 1999, causing the decline in revenues. The Bank also sold servicing rights relating to approximately $74 million of mortgage loans in 1999, resulting in a gain of $204,000. These servicing rights were generated from loans that were originated by the Bank and subsequently sold.

      ATM fee income was $506,000 during the first half of 2002 and $560,000 during the first half of 2001. Lower surcharge revenue caused the decline in income. In the yearly comparisons, ATM fee income was $1.1 million during both 2001 and 2000 and $1.0 million during 1999. The slight increase in income over 1999 was due to an increase in ATM fees charged to customers for use of non-Bank owned ATMs. In February 2001, the Bank announced that it had joined an alliance of more than 80 other financial institutions in Illinois and now waives the surcharges for customers of the other financial institutions in the alliance who use a Bank-owned ATM.

      Net gains on the sale of available-for-sale investment securities totaled $8,000 and $2.2 million during the first six months of 2002 and 2001, respectively. These gains were $2.3 million, $750,000 and $108,000 during the years ended December 31, 2001, 2000, and 1999, respectively. The securities sales in 2001 resulted from a restructuring of a portion of the investment portfolio in which U.S. government agency securities that were maturing within the next two years were sold at a gain and replaced with longer-term mortgage related securities. The $750,000 gain on the sale of investment securities in 2000 resulted from the Bank’s sale of an investment in an organization that operated the ATM network.

      Other non-interest income, which principally includes standby letters of credit fees, fees from financial services (i.e., the sale of insurance and other financial services products) and safe deposit rental fees, totaled $845,000 and $516,000 during the first six months of 2002 and 2001, respectively. The increase in other non-interest income during the first half of 2002 was primarily due to $590,000 of proceeds received from key man life insurance policies. For the yearly comparisons, other non-interest income was $769,000, $921,000, and $1.2 million for 2001, 2000, and 1999, respectively. The sequential decline in other non-interest income is primarily related to a decline in import/ export letters of credit as these services were outsourced to a third party.

Noninterest Expense

      The following table presents for the periods indicated the major categories of noninterest expense:

	For the Six Months
	Ended June 30,		For the Year Ended December 31,

	2002	2001	2001	2000	1999

		(in thousands)
Salaries and employee benefits	$22,971	$19,976	$43,207	$39,383	$38,205
Occupancy of premises	3,167	3,315	6,940	6,440	6,472
Furniture and equipment	1,865	2,067	4,421	4,126	4,291
Computer processing	1,154	1,123	2,254	2,234	2,411
Holding company legal fees, net	995	1,689	674	10,650	5,355
Bank legal fees, net	851	680	1,830	1,403	871
Consulting	520	1,016	2,422	1,704	936
Advertising and public relations	885	300	1,069	1,028	1,275
Goodwill amortization	—	1,158	2,316	2,326	2,393
Other intangible assets amortization	132	118	251	68	18
Other real estate and repossessed asset expense	243	—	602	104	229
Litigation settlement charge	64,509	—	—	—	—
Other noninterest expense	6,812	6,713	13,146	11,117	10,088

Total noninterest expense	$104,104	$38,155	$79,132	$80,583	$72,544

      Noninterest expense was $104.1 million for the first half of 2002. Excluding the $64.5 million litigation settlement charge, noninterest expense would have been $39.6 million for the six months ended June 30, 2002. For the same six month period in 2001, noninterest expense was $38.2 million. Without the amortization expense of goodwill, noninterest expense during the first six months of 2001 would have been $37.0 million, which was $2.6 million, or 7.0%, less than noninterest expense without the litigation charge in the first half of 2002. The increase between the two periods was mainly produced by higher salaries and benefits and advertising expense. Our noninterest expense was $79.1 million during the year of 2001, a decrease of $1.5 million, or 1.8%, as compared to noninterest expense in 2000. A $9.5 million decline in net legal fees was partially offset by higher salaries and employee benefits, consulting, and other noninterest expense. Total noninterest expense was $80.6 million, an increase of $8.0 million, or 11.1%, in 2000 as compared to $72.5 million for the year ended December 31, 1999. This increase was attributable primarily to a $5.8 million increase in legal fees, as well as higher salaries and benefits. In 1999 and 2000, the higher legal fees were primarily associated with the defense of litigation described in the section of this prospectus captioned “Litigation and Settlement.”

      Salaries and employee benefits represent the largest category of our noninterest expense. For the first six months of 2002, salaries and employee benefits totaled $23.0 million, an increase of $3.0 million, or 15.0%, as compared to $20.0 million during the same period in 2001. Included in this expense for 2002 was $1.6 million for severance related to the decision to exit some trust lines of business and other executive management level changes. In addition, an increase in base salaries and higher costs associated with employee benefit plans contributed to the increase. At June 30, 2002, we had 533 full-time equivalent employees as compared to 553 full-time equivalent employees at June 30, 2001. For the year ended December 31, 2001, salaries and employee benefits totaled $43.2 million, an increase of $3.8 million, or 9.7%, as compared to $39.4 million during 2000. This increase primarily resulted from the $2.0 million of additional expense related to our employee stock ownership plan, or ESOP, annual merit increases and the new employees that were added when the Bank purchased the trust and asset management business of another financial institution in October 2000.

      In the fourth quarter of 2001 and during the first quarter of 2002, we recorded $2.0 million and $115,000, respectively, of additional expense related to the ESOP. In connection with the acquisition of the Bank, we and the ESOP trustee entered into an agreement that required us to value the shares that were in the ESOP at the time of acquisition (control-value shares) at the same value that the shares of the controlling owners are valued. The appraisal computes a value for minority shareholders and a separate value, with a premium, for the control-value shares. At December 31, 2001, the ESOP held 262,311 control-value shares entitled to this control-value premium. We and the ESOP trustee agreed to terminate the original agreement and, in consideration for the termination, pay into the ESOP a control-value cash premium of $2.1 million for those participants in the ESOP with control-value shares. The amount paid was allocated to the profit sharing portion of the ESOP for those participants with control-value shares. An estimate of the control value premium was recorded during the fourth quarter of 2001 when the agreement between us and the ESOP Trustee was signed, which was adjusted during the first quarter of 2002 when the third-party appraisal was completed and the actual control value premium was calculated.

      Salaries and employee benefits totaled $39.4 million in 2000, an increase of $1.2 million, or 3.1%, as compared to $38.2 million of expense in 1999. Annual merit and long-term incentive increases mainly produced the increase. This increase was partially offset by a modest decline in full-time equivalent employees to 592 at December 31, 2000 as compared to 612 at December 31, 1999.

      Our occupancy of premises expense was $3.2 million during the first six months of 2002, a slight decrease from the $3.3 million of expense during the same period in 2001. We closed our Cicero branch facility in January 2002 when the lease expired, and our customers are directed to another of our branches located less than one mile from the Cicero facility. Occupancy of premises expense was $6.9 million during 2001, a $500,000 or 7.8% increase over the $6.4 million of expense during 2000. This increase was largely due to additional space leased at our West Washington Street location to consolidate certain of our lending and trust operations. Our occupancy expense in 2000 was slightly lower than the $6.5 million of expense during 1999. In 1999, we significantly reduced the number of square feet leased at our West Jackson Street facility, resulting in reduced rent and related leasehold expense.

      Furniture and equipment expense was $1.9 million during the six months ended June 30, 2002, a decrease of $202,000 over the expense of $2.1 million during the same period in 2001. Lower depreciation expense produced most of the decrease. Our furniture and equipment expense for 2001 was $4.4 million as compared to $4.1 million and $4.3 million during 2000 and 1999, respectively. During 2001, higher depreciation and maintenance charges, associated with furniture and equipment for the additional leased space and certain technology projects, produced the increase in expense in 2001. Costs associated with technology readiness for 2000 increased equipment expense in 1999.

      Our computer processing expense is comprised of payments to third party processors, primarily for our “mission critical” data processing applications, including loans, deposits, general ledger and ATM operations. Our computer processing expense was $1.2 million and $1.1 million during the first half of 2002 and 2001, respectively. For the years of 2001, 2000, and 1999, computer processing expense was $2.3 million, $2.2 million, and $2.4 million, respectively.

      The holding company’s legal fees include defense costs relating to the split-off transactions litigation described in the section of this prospectus captioned “Litigation and Settlement,” as well as general corporate matters. During the first six months of 2002, legal fees, net of reimbursements, were $995,000, a decline of $694,000 as compared to the legal fees of $1.7 million during the first six months of 2001. In the yearly comparison, legal fees, net of reimbursements, during 2001 declined $10.0 million to total $674,000 for the year. Legal fees for the years ended December 31, 2000 and 1999 were $10.7 million and $5.4 million, respectively. During 1999 and 2000, the majority of the holding company’s legal fees were for defense of lawsuits associated with the split-off transactions as the number of lawsuits increased and the cases progressed. Legal fees declined in 2001 and into 2002 as we began to discuss a possible settlement of this litigation. We expect to continue to incur legal expenses in connection with the litigation, which may continue to adversely affect our overall profitability, until the settlement becomes effective or the litigation is otherwise resolved. A portion of our defense costs and a portion of the settlement have been submitted to insurance carriers for reimbursement. However, we cannot predict to what extent these amounts will be reimbursed. During the first six months of 2001, we received $136,000 in reimbursements that reduced our overall legal fee expense. We received no such reimbursements in the first six months of 2002. For the year of 2001, we received $2.9 million in reimbursements as compared to reimbursements of $3.4 million and $5,000 in 2000 and 1999, respectively.

      Bank legal fees relate to collection activities as well as general corporate operations. During the first six months of 2002, legal fees, net of reimbursements, were $851,000, as compared to $680,000 for the first six months of 2001. Bank legal fees were $1.8 million, $1.4 million and $871,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The higher legal fees in 2001 and 2000 as compared to 1999 were primarily caused by increased collection activity.

      Consulting expense was $520,000 during the first six months of 2002 as compared to $1.0 million during the first six months of 2001. Consulting expense increased in 2001 to $2.4 million as compared to $1.7 million and $936,000 during the years of 2000 and 1999, respectively. The higher expense during 2001 was largely due to higher expense for information technology projects, strategic and facilities planning, and marketing consultation. The increase in expense between 2000 and 1999 was largely due to the engagement of consultants in 2000 to perform an operational review of the Bank designed to identify cost savings through process improvements and revenue enhancement opportunities.

      Advertising and public relations expense was $885,000 during the first half of 2002 as compared to $300,000 during the same period in 2001. Advertising and public relations expense was $1.1 million, $1.0 million, and $1.3 million for the years ended December 31, 2001, 2000, and 1999, respectively. Our advertising expense in 2002 and in the future is expected to increase as a result of a new program to increase the visibility of the Bank and the public awareness and understanding of our extensive business and product capabilities. Our new marketing program also includes a new corporate identity and a more contemporary logo.

      Goodwill amortization expense relates to the goodwill created when we acquired the Bank in 1997. A new accounting standard adopted on January 1, 2002 eliminated the amortization expense on goodwill. At June 30, 2002, we had $23.4 million of goodwill that will no longer be subject to amortization, but will be subject to possible write-downs based upon annual impairment testing. Amortization expense on goodwill was $1.2 million during the first six months of 2001 and $2.3 million during the year ending December 31, 2001. See the section captioned “New Accounting Pronouncements” for additional information.

      At June 30, 2002, we had $899,000 of intangible assets related to the purchase of certain trust lines of business. The intangible assets are amortized over their estimated useful life, which is periodically reevaluated. Other intangible assets amortization expense was $132,000 during the first six months of 2002 as compared to $118,000 during the first six months of 2001. Other intangible assets amortization expense was $251,000 in 2001 as compared to $68,000 and $18,000 during 2000 and 1999, respectively. The increase in 2001 was primarily due to the additional amortization expense from our trust business acquisition in 2000.

      Other real estate and repossessed asset expense was $243,000 during the first six months of 2002 as compared to no net expense during the same period of 2001. In the annual periods, other real estate and repossessed asset expense increased to $602,000 in 2001 as compared to $104,000 in 2000 and $229,000 during 1999. This expense is net of gains on sales of, or rental income from, such properties. This net expense is influenced to a large degree by the number and complexity of properties being maintained pending their sale.

      We recorded a $64.5 million charge during the first six months of 2002 related to the likely settlement of pending litigation against Taylor Capital that will be funded with a portion of the net proceeds from the concurrent offerings of common stock and trust preferred securities. See the section of this prospectus captioned “Litigation and Settlement” for additional details. The amount of the settlement payment was estimated based upon the amount payable under the settlement agreement at an assumed initial public offering price of our common stock of $19.00 per share. The actual amount of the settlement payment will be determined upon completion of the common stock offering and an adjustment to this charge will be recorded at that time.

      Other noninterest expense, which principally includes certain professional fees, Federal Deposit Insurance Corporation, or FDIC, insurance, corporate insurance, outside services, operating losses, and other operating expenses such as telephone, postage, office supplies and printing, totaled $6.8 million and

$6.7 million during the first six months of 2002 and 2001, respectively. Other noninterest expense was $13.1 million during 2001, a $2.0 million, or 18.3%, increase over the other noninterest expense in 2000 of $11.1 million. An increase in operating losses, which primarily relates to non-employee initiated fraud involving either loan or deposit accounts, and miscellaneous expenses contributed to the increase in expense in 2001. Other noninterest expense totaled $10.1 million for 1999.

      In the third quarter of 2002, we made a fixed payment of $1.0 million to terminate a trust revenue sharing agreement. The trust revenue sharing agreement had been entered into in connection with the trust business we acquired in October 2000.

      We also expect our noninterest expense to increase as a result of us becoming a publicly-traded company. Specifically, we expect increases in audit fees, legal fees associated with public reporting, printing costs, proxy solicitation costs, additional directors and officers’ insurance cost and other expenses generally associated with publicly-traded companies.

Income Taxes

      Despite a net loss during the period due to the settlement of litigation, we had income tax expense of $5.8 million during the first six months of 2002. No income tax benefit was recorded with respect to the litigation settlement charge. During the first six months of 2001, we had income tax expense of $5.5 million, or a 35% effective income tax rate. Income taxes totaled $9.5 million for 2001, resulting in an effective income tax rate of 35% for the year. In comparison, during 2000 and 1999, our income tax expense was $9.6 million and $8.0 million, respectively. Our effective income tax rate was approximately 52% and 41% for the years ended December 31, 2000, and 1999, respectively. The higher effective tax rate during 2000 and 1999, as compared to 2001, was primarily due to certain legal fees that were not fully deductible for tax purposes. In connection with the acquisition of the Bank, we acquired state tax net operating loss carryforwards and deductible temporary differences totaling approximately $60 million. In accordance with accounting principles generally accepted in the United States of America, the state income tax benefit of these items was applied against goodwill when recognized, rather than as a reduction of income tax expense. We utilized all of the acquired net operating loss carryforwards of approximately $34 million by the end of 1999.

Cumulative Effect of Change in Accounting Principle

      On January 1, 1999, we adopted Statement of Position 98-5 (SOP 98-5), “Reporting on the Costs of Start-Up Activities,” which requires that the cost of start-up activities and organization costs be expensed as incurred. The initial adoption of SOP 98-5 resulted in a charge of $214,000, net of a tax benefit of $146,000, and is reported in our Consolidated Statements of Income as a cumulative effect of change in accounting principle. The charge represents remaining organization costs associated with the acquisition of the Bank that had not yet been fully amortized.

Impact of Inflation and Changing Prices

      The consolidated financial statements and notes thereto presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of our financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than do the effects of the general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as the price of goods and services.

Financial Condition

      Our total assets increased $72.2 million, or 3.0%, during the first six months of 2002 to reach $2.46 billion at June 30, 2002. An increase in loans accounted for most of the increase. Total stockholders’ equity decreased $52.6 million during the first six months of 2002 to $118.3 million at June 30, 2002. Total assets were

$2.39 billion at December 31, 2001, an increase of $127.3 million, or 5.6%, over total assets of $2.26 billion at December 31, 2000. Loan growth of $128.4 million produced the majority of the increase. During 2001, the growth in our total assets was primarily funded with a $90.9 million increase in deposits and higher FHLB advances of $35.0 million. Stockholders’ equity rose to $170.9 million at December 31, 2001 as compared to $157.3 million at December 31, 2000.

      For the first six months of 2002, average interest-earning assets increased $70.1 million, or 3.2% to total $2.29 billion, as compared to $2.22 billion during the first six months of 2001. A $124.6 million increase in average loan balances produced the increase in average interest-earning assets. Average interest-earning assets totaled $2.22 billion in 2001, an increase of 5.4%, or $112.9 million, as compared to $2.11 billion of average interest-earning assets in 2000. Loan growth of $109.7 million accounted for most of the increase between the two periods. Average interest-earning assets in 2000 increased $256.2 million, or 13.9%, over average interest-earning assets of $1.85 billion during 1999. Loan growth was also the primary contributor to the expanded level of average interest-earning assets during 2000.

Interest-bearing Cash Equivalents

      Interest-bearing cash equivalents consist of federal funds sold, deposits with the Federal Home Loan Bank and investments in money market mutual funds managed by other financial institutions. These balances are overnight or over weekend investments and are maintained primarily for liquidity management purposes.

Investment Securities

      Our investment portfolio primarily serves as a source of income and secondarily as a source of liquidity and for interest rate risk management purposes. In managing our investment portfolio within the composition of the entire balance sheet, we balance our earnings, credit and interest rate risk and liquidity considerations, with a goal of maximizing longer-term overall profitability.

      The following tables present the composition and maturities of our investment portfolio by major category as of the dates indicated:

	Available-for-Sale		Held-to-Maturity		Total

	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value

	(in thousands)
June 30, 2002:
U.S. government agency securities	$150,641	$155,135	$—	$—	$150,641	$155,135
Collateralized mortgage obligations	217,572	223,398	—	—	217,572	223,398
Mortgage-backed securities	66,394	69,337	—	—	66,394	69,337
State and municipal obligations	56,694	57,979	—	—	56,694	57,979
Other debt securities	—	—	850	901	850	901

Total	$491,301	$505,849	$850	$901	$492,151	$506,750

December 31, 2001:
U.S. Treasury securities	$10,013	$10,078	$—	$—	$10,013	$10,078
U.S. government agency securities	140,710	144,011	—	—	140,710	144,011
Collateralized mortgage obligations	192,073	193,985	—	—	192,073	193,985
Mortgage-backed securities	80,820	82,647	—	—	80,820	82,647
State and municipal obligations	62,317	62,637	—	—	62,317	62,637
Other debt securities	—	—	850	900	850	900

Total	$485,933	$493,358	$850	$900	$486,783	$494,258

	Available-for-Sale		Held-to-Maturity		Total

	Amortized	Estimated	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value

	(in thousands)
December 31, 2000:
U.S. Treasury securities	$55,101	$55,295	$—	$—	$55,101	$55,295
U.S. government agency securities	173,526	176,753	—	—	173,526	176,753
Collateralized mortgage obligations	123,442	124,105	—	—	123,442	124,105
Mortgage-backed securities	83,545	84,076	—	—	83,545	84,076
State and municipal obligations	—	—	69,108	69,962	69,108	69,962
Other debt securities	—	—	850	868	850	868

Total	$435,614	$440,229	$69,958	$70,830	$505,572	$511,059

December 31, 1999:
U.S. Treasury securities	$55,182	$54,884	$—	$—	$55,182	$54,884
U.S. government agency securities	111,491	110,324	—	—	111,491	110,324
Collateralized mortgage obligations	109,344	106,928	—	—	109,344	106,928
Mortgage-backed securities	94,529	92,184	—	—	94,529	92,184
State and municipal obligations	—	—	68,242	67,669	68,242	67,669
Other debt securities	—	—	850	839	850	839

Total	$370,546	$364,320	$69,092	$68,508	$439,638	$432,828

Investment securities do not include investments in Federal Home Loan Bank and Federal Reserve Bank stock of $10.8 million, $10.6 million, $10.2 million, and $14.0 million, at June 30, 2002 and December 31, 2001, 2000, and 1999, respectively. These investments are stated at cost.

     At June 30, 2002, our investment portfolio totaled $506.7 million, an increase of $12.5 million over year-end 2001. Most of the growth in investments during the first six months of 2002 occurred in collateralized mortgage obligations. As of December 31, 2001, our investment portfolio was $494.2 million, a decrease of $16.0 million as compared to the $510.2 million investment portfolio at December 31, 2000. During 2001, we used a portion of the proceeds from maturing securities and principal repayments on mortgage related securities to reduce our wholesale funding. We restructured a portion of our portfolio by selling approximately $77 million of available-for-sale government agency securities that were scheduled to mature over the next two years, and reinvested the proceeds from those sales in longer-term mortgage related securities. This restructuring lengthened the duration of our portfolio. The sales generated a pre-tax gain of approximately $2.2 million. In addition, on January 1, 2001, upon adoption of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we made a one-time transfer of our state and municipal obligations, with a carrying value of $69.1 million, from the held-to-maturity classification to the available-for-sale classification. Upon reclassification, we recorded a gross unrealized gain of $854,000, a deferred tax liability of $299,000, and a net increase to stockholders’ equity of $555,000.

      In 2000, our investment portfolio increased $76.8 million as compared to the $433.4 million portfolio at year-end 1999. Most of this increase occurred in government agency securities and collateralized mortgage obligations. We increased our portfolio primarily to support higher levels of collateralized deposits and borrowings.

      In March 1999, we executed a modest restructuring of our portfolio. Approximately $50 million of short-maturity U.S. Treasury securities were sold, and the proceeds were reinvested in longer-term Treasury, government agency and mortgage-backed securities, thereby lengthening the duration of the portfolio.

Investment Portfolio — Maturity and Yields

      The following table summarizes the contractual maturity of investment securities and their weighted average yields:

	As of June 30, 2002

			After One but		After Five but
	Within		Within Five		Within Ten		After
	One Year		Years		Years		Ten Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield

	(in thousands)
Available-for-sale securities(1):
U.S. government agency securities	$—	—%	$155,135	4.79%	$—	—%	$—	—%	$155,135	4.79%
Mortgage-backed securities(2)	17,263	6.20	37,482	6.21	14,372	6.19	220	8.39	69,337	6.21
Collateralized mortgage obligations(2)	18,406	5.12	190,094	6.13	14,898	5.78	—	—	223,398	6.02
States and political subdivisions(3)	7,531	7.97	18,563	7.43	7,415	7.05	24,470	7.72	57,979	7.57

Total available-for-sale	43,200	6.05	401,274	5.68	36,685	6.20	24,690	7.73	505,849	5.85
Held-to-maturity securities(4):
Other debt securities	25	6.00	800	7.83	25	3.00	—	—	850	7.63

Total held-to-maturity	25	6.00	800	7.83	25	3.00	—	—	850	7.63

Total securities	$43,225	6.05%	$402,074	5.68%	$36,710	6.19%	$24,690	7.73%	$506,699	5.85%

(1)	Based on estimated fair value.

(2)	Maturities of mortgage-backed securities and collateralized mortgage obligations, or CMOs, are based on anticipated lives of the underlying mortgages, not contractual maturities. CMO maturities are based on cash flow (or payment) windows derived from broker market consensus.

(3)	Rates on obligations of states and political subdivisions have been adjusted to tax equivalent yields using a 35% income tax rate.

(4)	Based on amortized cost.

     Investments in U.S. Treasury securities and U.S. government agency securities are generally considered to have low credit risk. Our mortgage-backed securities holdings consist principally of direct “pass through” securities issued by the Federal National Mortgage Association, or FNMA, and the Federal Home Loan Mortgage Corporation, or FHLMC. These securities are also considered to have low credit risk, but do possess market value risk due to the prepayment risk associated with mortgage-backed securities. Our CMO holdings consist of (1) planned amortization class securities and (2) high-coupon, sequential-paying securities (also known as synthetic premiums because the coupons on these securities exceed those on the underlying mortgage loans), both of which are backed by fixed-rate, single-family mortgage loans. Although CMOs are guaranteed as to principal and interest by certain agencies, primarily FNMA and FHLMC, they possess market risk due to the prepayment risk associated with the underlying collateral.

      We generally invest in state and municipal investment securities that are rated investment grade by nationally recognized rating organizations. Some municipal issues, however, which are restricted to our local market area, are not rated and undergo the Bank’s standard underwriting procedures for loan transactions. We also have investments in Federal Reserve Bank stock and Federal Home Loan Bank stock which are required to be maintained for various purposes. At June 30, 2002, the Bank held no securities of any single issuer, other than the U.S. government agency securities, that exceeded 10% of the Bank’s stockholders’ equity. Although we hold securities issued by municipalities within the State of Illinois that, in the aggregate, exceed 10% of stockholders’ equity, none of the holdings from any individual municipal issue exceed this threshold.

      Approximately 57% of our investment securities portfolio at June 30, 2002 is used as collateral for public funds deposits and securities sold under agreements to repurchase.

Loan Portfolio

      Our primary source of income is interest on loans. The following table presents the composition of our loan portfolio by type of loan as of the dates indicated:

		As of December 31,
	As of June 30,
	2002	2001	2000	1999	1998	1997

	(in thousands)
Commercial and industrial	$552,808	$521,592	$481,812	$453,170	$462,447	$436,325
Commercial real estate	426,802	354,214	353,043	348,592	287,537	235,181
Real estate — construction	317,878	380,674	328,856	260,972	232,018	179,855
Residential real estate — mortgages	136,359	160,699	188,766	183,427	150,930	165,258
Mortgage loans held-for-sale	—	1,147	7,004	8,917	42,257	31,771
Home equity loans and lines of credit	327,543	273,133	209,870	172,009	142,170	127,068
Consumer	40,235	47,572	40,414	27,317	18,102	27,610
Other loans	742	3,461	2,836	3,272	1,806	2,448

Gross loans	1,802,367	1,742,492	1,612,601	1,457,676	1,337,267	1,205,516
Less: Unearned discount	(691)	(855)	(909)	(871)	(1,286)	(1,079)

Total loans	1,801,676	1,741,637	1,611,692	1,456,805	1,335,981	1,204,437
Less: Allowance for loan losses	(32,918)	(31,118)	(29,568)	(26,261)	(24,599)	(25,813)

Loans, net	$1,768,758	$1,710,519	$1,582,124	$1,430,544	$1,311,382	$1,178,624

      At June 30, 2002 and December 31, 2001, 2000, and 1999, our gross loans totaled $1.80 billion, $1.74 billion, $1.61 billion, and $1.46 billion, respectively. The increase in loans during these periods was primarily due to growth in the commercial and industrial, real estate-construction, home equity loans and lines of credit, and consumer loan portfolios.

      Commercial and industrial loans, the largest component of our loan portfolio, were $552.8 million, $521.6 million, $481.8 million, and $453.2 million, at June 30, 2002 and December 31, 2001, 2000, and 1999, respectively. These loans represented 31% of our portfolio at June 30, 2002 and 30% of our loan portfolio at December 31, 2001 and 2000, and 31% of the loan portfolio at December 31, 1999. Commercial and industrial loans are one of our core products and the continued growth in these loans is a result of our marketing efforts that emphasize the Bank’s commercial banking capabilities.

      Loans secured by commercial real estate totaled $426.8 million, $354.2 million, $353.0 million, and $348.6 million at June 30, 2002 and December 31, 2001, 2000, and 1999, respectively. Our commercial real estate loans as a percentage of total loans was 24% at June 30, 2002, as compared to 20%, 22% and 24% at December 31, 2001, 2000 and 1999, respectively. Our commercial real estate loans are primarily collateralized by commercial owner-occupied properties and, to a lesser degree, investment properties.

      Our real estate-construction loans totaled $317.9 million at June 30, 2002 as compared to $380.7 million, $328.9 million and $261.0 million at December 31, 2001, 2000 and 1999, respectively. The portfolio, as a percentage of gross loans, was 17%, 22%, 20%, and 18% at June 30, 2002 and December 31, 2001, 2000, and 1999, respectively. These loans consist primarily of loans to professional home builders and developers and have increased in recent years primarily because of increased home building in the Chicago metropolitan area. The recent weak economic conditions, however, could lead to reduced residential home building, possibly limiting future growth in this portfolio.

      At June 30, 2002, residential real estate-mortgages totaled $136.4 million or 8% of our total loan portfolio. This portfolio totaled $160.7 million, $188.8 million and $183.4 million at December 31, 2001, 2000 and 1999, respectively, representing 9%, 12% and 13% of the total loan portfolio at these dates, respectively. Historically, we have retained only nonconforming adjustable-rate mortgage products, or ARMs, for our portfolio. Mortgage loan origination for the portfolio was $18.7 million for the first six months of 2002 as compared to $30.1 million for the same period in 2001.

      We had no mortgage loans held-for-sale at June 30, 2002. Mortgage loans held-for-sale in prior years are stated at the lower of aggregate cost or aggregate fair value as determined by outstanding commitments from investors or current market prices for loans with no sale commitments. Historically, we have used forward commitments to sell mortgage loans to manage our interest rate risk exposure. In September 2001, we decided to discontinue origination of mortgages for sale into the secondary market.

      Home equity loans and lines of credit outstanding totaled $327.5 million, $273.1 million, $209.9 million and $172.0 million, as of June 30, 2002 and December 31, 2001, 2000 and 1999, respectively. The continued growth has resulted in an increase as a percentage of the total loan portfolio to 18%, 16%, 13% and 12%, of gross loans at June 30, 2002 and December 31, 2001, 2000 and 1999, respectively. At June 30, 2002, approximately 38% of our home equity loans and lines, after giving effect to any outstanding first mortgage loans, exceeded 80% of the appraised value of the underlying real estate collateral. The Bank’s general underwriting guidelines do not allow lines in excess of 100% of appraised value. Approximately 60% of our outstanding home equity loans and lines were sourced through mortgage brokers, but were still subject to the Bank’s underwriting standards.

      Consumer loans were $40.2 million at June 30, 2002. This portfolio was $47.6 million, $40.4 million and $27.3 million at December 31, 2001, 2000 and 1999, respectively. At June 30, 2002, of consumer loans, 54% were indirect manufactured home loans, 23% were indirect auto and boat loans, 10% were direct auto loans, 4% were credit card loans, and the remaining 9% were other personal secured and unsecured loans. In mid-2001, we decided to discontinue the origination of indirect auto and manufactured homes. Consequently, we expect our indirect consumer loan portfolio to continue to decline in 2002. The increase in consumer loans during 2001 and prior was primarily due to higher indirect loans, including auto and manufactured home loans. Our consumer loan portfolio represented 2%, 3%, 3% and 2%, of gross loans at June 30, 2002 and December 31, 2001, 2000 and 1999, respectively.

      The following table shows our maturity distribution of loans as of the dates indicated:

	As of June 30, 2002

	One Year	Over 1 Year Through
	or Less	5 Years		Over 5 Years

			Floating or		Floating or
		Fixed	Adjustable	Fixed	Adjustable
		Rate	Rate	Rate	Rate	Total

	(in thousands)
Commercial and commercial real estate	$426,296	$333,779	$134,783	$80,096	$4,656	$979,610
Real estate — construction	197,361	29,070	84,377	7,070	—	317,878
Residential real estate — mortgages	4,164	10,741	6,259	32,869	82,326	136,359
Home equity loans and lines of credit	7,564	104,558	18,586	22,447	174,388	327,543
Consumer	8,880	11,126	24	19,646	559	40,235
Other loans	742	—	—	—	—	742

Total	$645,007	$489,274	$244,029	$162,128	$261,929	$1,802,367

(1)	Maturities are based upon contractual dates. Demand loans are included in the one year or less category and totaled $1.4 million as of June 30, 2002.

Nonperforming Loans and Assets

      Lending officers and their managers are responsible for continuous review of present and estimated future performance of the loans within their assigned portfolio and for risk rating such loans in accordance with the Bank’s risk rating system. Delinquency reports are reviewed continuously by responsible officers. In addition, on a quarterly basis, loans graded below a designated level are reviewed by the responsible officer with the oversight of an independent loan review function. During such reviews, consideration is given to placing the loan on a nonaccrual status, the need for an additional allowance for loan loss, and, if appropriate, a partial or full charge-off. Loans are generally placed on a nonaccrual basis for recognition of interest income when sufficient doubt exists as to the full collection of principal and interest. The nonrecognition of interest income on an accrual basis does not constitute forgiveness of the interest. After a loan is placed on nonaccrual status, any current period interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on nonaccrual status only as interest is received and so long as management is satisfied that there is a high probability that principal will be collected in full. If management is not satisfied that there is a high probability that principal will be collected in full, any interest collected will be applied to reduce the principal balance on the Bank’s books. The loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

      The following table sets forth the amounts of nonperforming loans and other assets as of the dates indicated:

		As of December 31,
	As of June 30,
	2002	2001	2000	1999	1998	1997

	(in thousands)
Loans contractually past due 90 days or more but still accruing interest	$3,864	$3,744	$4,487	$3,717	$2,618	$2,009
Nonaccrual loans	11,465	13,656	6,684	10,800	11,365	11,624

Total nonperforming loans	15,329	17,400	11,171	14,517	13,983	13,633
Other real estate	54	322	153	828	3,185	1,391
Other repossessed assets	131	247	132	136	83	72

Total nonperforming assets	$15,514	$17,969	$11,456	$15,481	$17,251	$15,096

Nonperforming loans to total loans	0.85%	1.00%	0.69%	1.00%	1.05%	1.13%
Nonperforming assets to total loans plus repossessed property	0.86%	1.03%	0.71%	1.06%	1.29%	1.25%
Nonperforming assets to total assets	0.63%	0.75%	0.51%	0.76%	0.90%	0.81%

Allowance for Loan Losses

      We have established an allowance for loan losses to provide for loans in our portfolio that may not be repaid in their entirety. The allowance is based on our regular, quarterly assessments of the probable estimated losses inherent in the loan portfolio. Our methodology for measuring the appropriate level of the allowance relies on several key elements, which include the formula described below, specific allowances for identified problem loans and portfolio segments, and the unallocated allowance.

      The formula portion of the allowance is calculated by applying loss factors to:

(1)	categories of loans outstanding in the portfolio;

(2)	concentrations of credit, currently defined as industry exposures in excess of 5% of the portfolio;

(3)	concentrations by borrower, currently defined as exposure of $5 million and over; and

(4)	trends in criticized loans.

      For commercial, commercial real estate and real estate construction loans, we divide our portfolio into credits that are risk graded equivalent to “pass” by our regulators and those that are risk graded as “criticized.” A difference in risk grades affects the amount of the loss factor applied. We use historic loss rates determined over the preceding four years and the most current interim period, weighted toward the most recent history. The resulting loss factors are then multiplied against the current period loans outstanding to derive an estimated loss. For residential mortgages and consumer loans, which are ungraded, we use historic loss rates for the homogeneous pools of mortgage and consumer loans. We calculate the weighted average loss of the current period and the two prior year ends to determine that segment’s allocated portion of the reserve.

      Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate a high probability that a loss will be incurred. This amount may be determined either by a method prescribed by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” or by a method which identifies certain qualitative factors.

      The unallocated portion of the allowance contains amounts that are based on management’s evaluation of conditions that are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated portion of the allowance include the following:

•	general economic and business conditions affecting our key lending areas;

•	credit quality trends, including trends in nonperforming loans expected to result from existing conditions;

•	loan concentrations by collateral and by obligor;

•	specific industry conditions within portfolio segments;

•	recent loss experience in particular segments of the portfolio;

•	duration of the current business cycle;

•	bank regulatory examination results; and

•	findings of our internal loan review examiners.

      Executive management reviews these conditions quarterly in discussion with our senior lenders and credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s estimate of the effect of such condition may be reflected as a specific allowance, applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment, management’s evaluation of the probable loss related to such conditions is reflected in the unallocated portion of the allowance.

      Although management believes that the allowance for loan losses is adequate to absorb probable losses on existing loans that may become uncollectable, there can be no assurance that our allowance will prove sufficient to cover actual loan losses in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of our allowance for loan losses. Such agencies may require us to make additional provisions to the allowance based upon their judgments about information available to them at the time of their examinations.

      The following table shows an analysis of our consolidated allowance for loan losses and other related data:

	For the Six					Period from
	Months Ended	Year Ended December 31,				February 12, 1997
	June 30,					to
	2002	2001	2000	1999	1998	December 31, 1997

	(in thousands)
Average total loans	$1,765,041	$1,660,082	$1,550,403	$1,394,158	$1,260,533	$1,211,559

Total loans at end of period	$1,801,676	$1,741,637	$1,611,692	$1,456,805	$1,335,981	$1,204,437

Allowance for loan losses:
Allowance at beginning of period	$31,118	$29,568	$26,261	$24,599	$25,813	$24,607

Charge-Offs:
Commercial and commercial real estate	(3,504)	(7,987)	(3,862)	(4,649)	(6,157)	(2,201)
Real estate — construction	—	—	—	—	—	—
Residential real estate — mortgages	(5)	(96)	(136)	(122)	(289)	(178)
Consumer and other(1)	(509)	(914)	(952)	(1,394)	(1,141)	(1,151)

Total charge-offs	(4,018)	(8,997)	(4,950)	(6,165)	(7,587)	(3,530)

Recoveries:
Commercial and commercial real estate	787	615	661	1,591	947	394
Real estate — construction	—	—	—	—	—	—
Residential real estate — mortgages	3	—	8	38	70	27
Consumer and other(1)	78	232	134	198	221	254

Total recoveries	868	847	803	1,827	1,238	675

Net charge-offs	(3,150)	(8,150)	(4,147)	(4,338)	(6,349)	(2,855)

Provision for loan losses	4,950	9,700	7,454	6,000	5,135	4,061

Allowance at end of period	$32,918	$31,118	$29,568	$26,261	$24,599	$25,813

Net charge-offs to average total loans(2)	0.36%	0.49%	0.27%	0.31%	0.50%	0.27%
Allowance to total loans at end of period	1.83%	1.79%	1.83%	1.80%	1.84%	2.14%
Allowance to non-performing loans	214.74%	178.84%	264.69%	180.90%	175.92%	189.34%

(1)	Consumer loan charge-offs include charge-offs relating to credit card loans, indirect and direct auto loans, home equity loans and lines of credit, overdrafts and all other types of consumer loans.

(2)	This ratio is annualized for the six month period ended June 30, 2002 and for the period of February 12, 1997 to December 31, 1997.

     Net charge-offs for the first six months of 2002 were $3.2 million, or 0.36% of average loans. These charge-offs related primarily to loans extended in prior years to companies we believe were adversely impacted by a weakened economy. We recorded a provision for loan losses of $5.0 million during the six months ended June 30, 2002. As a result, the allowance for loan losses increased $1.8 million, or 5.8%, during this period. This increase was primarily a result of the 3.4% increase in loans. Consistent with our strategic focus on business banking, approximately 70% of the increase was in commercial loans. In arriving at our allowance, we assign a higher loss reserve factor to commercial loans than to residential and consumer loans because we have experienced higher losses on commercial loans historically. We modestly increased the unallocated portion of the allowance because we believe that net charge-offs may be negatively affected by lower consumer confidence and continuing uncertainties stemming from recently publicized accounting crises. We believe these factors slightly outweigh the favorable portfolio impacts resulting from a slowing level of risk downgrades and the proactive defensive measures we have already taken on deteriorating credits, such as enhanced monitoring and obtaining additional collateral and personal guarantees. If the recent economic downturn continues, we may experience a higher level of net charge-offs in the future.

      Net charge-offs during 2001 were $8.2 million, or 0.49% of average loans. We recorded a provision for loan losses of $9.7 million during 2001. As a result, the allowance for loan losses increased by $1.6 million, or 5.2%. While charge-offs and nonaccrual loans increased during the period, we determined it was unnecessary to increase the allowance more sharply for three principal reasons. First, some of the more significant charge-offs taken during 2001 were not reflective of expected portfolio trends going forward. In particular, of the total charge-offs, $3.2 million related to a single loan to a company providing services to the technology sector. Since we do not have a concentration to that sector, no continuing loss trend is expected. Another $1.2 million of net charge-offs related to loans granted under a nationwide program to finance the acquisition of dental practices. Consistent with our strategic focus on business banking in the Chicago metropolitan area, we discontinued offering that product on a national basis in the fall of 2001. Second, nonaccrual loans often evidence a liquidity problem on the part of the borrower, but not necessarily an impairment of underlying value. Because the vast majority of our loans are secured and guaranteed, our experience is that we frequently collect high percentages of loans that are placed on nonaccrual due to liquidity problems. For example, three large loans (each in excess of $1.0 million) reported as nonaccruals at December 31, 2001 were paid down or off during 2002. Finally, while nonaccrual loans increased, impaired loans decreased during the period. Taking all of the above factors into account, we increased our loan loss provision during the last four months of the year in recognition of the higher charge-offs and to maintain an unallocated portion of the allowance against a still uncertain economic outlook.

      Net charge-offs during 2000 were $4.1 million, or 0.27% of average loan balances. None of the charge-offs was over $1.0 million in amount. We recorded a provision for loan losses of $7.4 million during 2000. As a result, the allowance for loan losses increased $3.3 million, or 12.6%. The increase was partially driven by an increase in loans of 10.6%, with approximately 60% of the increase in commercial loans. We reduced the loss reserve factor, and therefore the amount of the allowance allocated to residential mortgages and home equity lines and loans, due to a sustained period of improved credit performance. In the same period, we also modified the method by which we calculated the concentrations within the real estate portfolio. Prior to March 31, 2000, we utilized the standard industrial classification nomenclature for determining concentrations within the real estate portfolio. Commencing with the first quarter of 2000, we began using more precise codes to better match risks within the commercial real estate portfolio by type of underlying real estate collateral. The net result was to increase the allocated loss factor on commercial real estate by approximately $1.0 million. Due to concerns about the economy’s ability to continue its already long expansion, a decline in equipment values and adverse trends in risk grades, we increased the unallocated portion of the allowance by $2.4 million.

      Net charge-offs during 1999 were $4.3 million, or 0.31% of average loans. Of the total commercial charge-offs, $2.0 million related to a loan granted in 1999 that became uncollectible as a result of fraud perpetrated by the borrower and other professionals. We recorded a provision for loan losses of $6.0 million during 1999. As a result, the allowance for loan losses increased $1.7 million, or 6.8%. The economic environment in 1999 was characterized by economic growth and relative stability, resulting in stable performance within the loan portfolio. While total loans grew 9.0% during the year, we reduced the unallocated portion of the reserve based on economic growth, stability and portfolio performance.

      The table below presents an allocation of the allowance for loan losses among the various loan categories and sets forth the percentage of loans in each category to gross loans. The allocation of the allowance for loan losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

Allocation of the Allowance for Loan Losses

			As of December 31,

	As of June 30,
	2002		2001		2000		1999		1998		1997

		Loan		Loan		Loan		Loan		Loan		Loan
		Category		Category		Category		Category		Category		Category
		to Gross		to Gross		to Gross		to Gross		to Gross		to Gross
	Amount	Loans(1)	Amount	Loans(1)	Amount	Loans(1)	Amount	Loans(1)	Amount	Loans(1)	Amount	Loans(1)

	(in thousands)
Allocated:
Commercial and commercial real estate	$19,592	54.4%	$17,516	50.3%	$16,697	51.9%	$14,031	55.3%	$13,115	57.9%	$11,741	57.1%
Real estate — construction	4,768	17.6	5,710	21.9	4,933	20.5	4,567	18.0	4,060	17.9	3,147	15.3
Residential real estate — mortgages	341	7.6	402	9.2	472	11.8	1,834	12.7	1,509	11.8	1,661	14.2
Consumer and other	2,253	20.4	2,131	18.6	1,698	15.8	2,479	14.0	1,868	12.4	1,817	13.4
Unallocated	5,964	—	5,359	—	5,768	—	3,350	—	4,047	—	7,447	—

Total allowance for loan losses	$32,918	100.0%	$31,118	100.0%	$29,568	100.0%	$26,261	100.0%	$24,599	100.0%	$25,813	100.0%

(1)	Excludes mortgage loans held-for-sale.

Nonearning Assets

      We had goodwill and other intangible assets of $24.3 million at June 30, 2002, as compared to $24.4 million at December 31, 2001 and $26.8 million at December 31, 2000. Of the total balance at June 30, 2002, $23.4 million relates to goodwill from our acquisition of the Bank that is no longer subject to amortization beginning on January 1, 2002. Instead, this goodwill will be tested annually for impairment. Amortization expense on goodwill was $1.2 million during the first six months of 2001 and $2.3 million during the year ended December 31, 2001. We also have intangible assets of $899,000, mainly associated with our purchase of the trust and asset management business of another financial institution in October 2000. These intangible assets are amortized over the expected useful life of the assets.

      Premises, leasehold improvements and equipment, net of accumulated depreciation and amortization, totaled $20.1 million at June 30, 2002 as compared to $20.8 million at December 31, 2001 and $21.4 million at December 31, 2000. We expect that our current occupancy expenses can be utilized in a more effective manner and we have engaged a national real estate consulting firm to evaluate the efficiency of our current facilities. We have no definitive agreements regarding acquisition or disposition of owned or leased facilities and, for the near-term future, we do not expect significant changes in our total occupancy expense. However, the timing and amount of capital expenditures and recoveries will likely be asynchronous. We expect total net capital investment to be less than $5.0 million over the next two years.

Deposits

      Our core deposits consist of noninterest and interest-bearing demand deposits, savings deposits, certificates of deposit, public funds and core customer repurchase agreements. Our customer repurchase agreements are reported as short-term borrowings. We also use brokered and other out-of-market certificates of deposit and FHLB advances to support our asset base.

      The following table sets forth, for the periods indicated, the distribution of our average deposit account balances and average cost of funds on each category of deposits:

				Year Ended December 31,

	For the Six Months Ended
	June 30, 2002			2001			2000			1999

		Percent			Percent			Percent			Percent
	Average	of		Average	of		Average	of		Average	of
	Balance	Deposits	Rate	Balance	Deposits	Rate	Balance	Deposits	Rate	Balance	Deposits	Rate

	(in thousands)
Noninterest-bearing demand deposits	$351,010	19.06%	—%	$333,000	18.78%	—%	$322,073	19.01%	—%	$318,287	21.22%	—%
Interest-bearing demand deposits	649,503	35.29	1.51	527,905	29.77	2.70	413,515	24.40	3.60	371,020	24.74	3.10
Savings deposits	89,536	4.86	0.90	88,531	4.99	1.33	95,182	5.62	1.53	105,215	7.02	1.69
Time deposits:
Certificates of deposit	525,727	28.55	3.55	566,841	31.97	5.19	537,243	31.70	5.80	470,415	31.36	4.99
Brokered certificates of deposit	152,250	8.27	3.68	159,470	8.99	6.02	218,941	12.92	6.51	122,150	8.14	5.41
Public Funds	73,102	3.97	2.37	97,578	5.50	4.84	107,632	6.35	6.25	112,743	7.52	5.12

Total time deposits	751,079	40.79	3.46	823,889	46.46	5.31	863,816	50.97	6.03	705,308	47.02	5.08

Total deposits	$1,841,128	100.00%		$1,773,325	100.00%		$1,694,586	100.00%		$1,499,830	100.00%

      In comparison to year-end 2001, total deposits during the first six months of 2002 increased modestly. Beginning in March 2002, a large-deposit commercial customer reduced money market deposits. As a result, our mix of deposits changed as both brokered and out-of-market certificates of deposit were increased. Average deposits were $1.77 billion for the year ended December 31, 2001, an increase of $78.7 million, or 4.6%, over average deposit balances in 2000. The increase primarily occurred in money market accounts because of a few large-deposit commercial customers. Our mix of time deposits changed as brokered certificates of deposits declined while core customer certificates of deposits increased. Core customer time deposits are generally less costly than brokered certificates of deposit for the same term. Average deposits increased $194.8 million, or 13.0%, during 2000 as compared to 1999. Most of this increase occurred in time deposits, which increased $158.5 million. Approximately 60% of the increase in time deposits was in brokered certificates of deposit.

      Over the years, our earning asset growth has exceeded our core deposit growth, which has resulted in our use of brokered and out-of-market certificates of deposit and other borrowed funds. We offer certificates of deposit to out-of-market customers by providing rates to a private third-party electronic system that provides certificate of deposit rates from institutions across the country to its subscribers. These certificates of deposit are generally issued at amounts of $100,000 or less as the purchasers seek to maintain full FDIC deposit insurance protection. The balance of certificates of deposit obtained through this marketing medium was $69.9 million at June 30, 2002, as compared to $50.7 million, $39.5 million and $37.5 million at December 31, 2001, 2000 and 1999, respectively. We also issue brokered certificates of deposit. The balance of our brokered certificates of deposit was $183.9 million, $111.8 million, $195.9 million and $162.6 million at June 30, 2002 and December 31, 2001, 2000 and 1999, respectively. Under FDIC regulations, only “well-capitalized” institutions may fund themselves with brokered certificates of deposit without the prior regulatory approval. The Bank is categorized as “well-capitalized.” Adverse operating results at the Bank or changes in industry conditions or overall market liquidity could lead to our inability to replace brokered deposits at maturity, which could result in higher costs to, or reduced asset levels of, the Bank.

      Municipal deposits, consisting of public fund time deposits and repurchase agreements with state and local governments, are an important funding source for the Bank. Total municipal deposits and repurchase agreements approximated $164 million, $164 million, $163 million and $168 million at June 30, 2002 and December 31, 2001, 2000 and 1999, respectively. Most of these deposits are collateralized by investment securities in our investment portfolio.

      Time deposits, including public funds, in denominations of $100,000 or more totaled $281.6 million at June 30, 2002. The following table sets forth the amount and maturities of time deposits of $100,000 or more at June 30, 2002:

June 30,
2002

(in thousands)
3 months or less	$144,663
Between 3 months and 6 months	102,515
Between 6 months and 12 months	28,736
Over 12 months	5,728

Total	$281,642

Short-Term Borrowings

      We also use short-term borrowings to support our asset base. Our short-term borrowings include federal funds purchased, securities sold under agreements to repurchase and U.S. Treasury tax and loan note option accounts. The federal funds purchased are primarily noncollateralized funds obtained from financial institutions where the Bank acts as one of the selling institution’s primary correspondent banks. The securities sold under agreement to repurchase are primarily collateralized financing transactions and are primarily executed with core Bank customers. At June 30, 2002, our short-term borrowings totaled $224.8 million as compared to $245.0 million and $249.8 million at December 31, 2001 and 2000, respectively. Average short-term borrowings for the first six months of 2002 were $240.7 million, as compared to $247.4 million and $224.8 million for the year ended December 31, 2001 and 2000, respectively. At June 30, 2002, subject to available collateral, the Bank had $115 million and $495 million of pre-approved overnight federal funds borrowings and repurchase agreement lines, respectively.

      The following table shows categories of short-term borrowings having average balances during the period greater than 30% of stockholders’ equity at the end of each period. During each reported period, securities sold under repurchase agreements was the only category meeting this criteria.

	For the Six
	Months Ended	Year Ended December 31,
	June 30,
	2002	2001	2000	1999

	(in thousands)
Securities sold under repurchase agreements:
Balance at period end	$196,394	$219,816	$205,681	$132,744
Weighted average interest rate at period end	1.54%	1.53%	5.59%	3.18%
Maximum amount outstanding(1)	$211,150	$258,029	$256,281	$181,932
Average amount outstanding during the period	$203,615	$202,781	$204,757	$161,745
Weighted average interest rate during the period	1.55%	3.63%	5.51%	4.52%

(1)	Based on amount outstanding at month end during each period.

Notes Payable and Federal Home Loan Bank Advances

      Notes payable and FHLB advances consist of our revolving and term debt and the Bank’s FHLB advances. Borrowings from the FHLB totaled $100.0 million, $85.0 million and $50.0 million at June 30, 2002 and December 31, 2001 and 2000, respectively. At June 30, 2002, the Bank’s FHLB advances were collateralized by $215.7 million of qualified first mortgage residential loans, $7.0 million of investment securities and $5.9 million of FHLB stock. At December 31, 2001, the Bank’s FHLB advances were collateralized by $216.8 million of qualified first mortgage residential loans, $10.9 million of investment securities and $5.8 million of FHLB stock. At December 31, 2000, the advances were collateralized by $209.9 million of qualified first mortgage residential loans, $20.4 million of investment securities and $5.4 million of FHLB stock. Based on the value of collateral pledged at June 30, 2002, the Bank had additional borrowing capacity at the FHLB of $36.5 million. For additional details of the FHLB advances, see Note 12 “Notes Payable and FHLB Advances” from our financial statements.

      At June 30, 2002, we had a $23.0 million term loan and a $12.0 million revolving credit facility, of which $4.2 million was outstanding. At December 31, 2001 and 2000, the outstanding balance of our term loan also was $23.0 million. The outstanding balance of the revolving credit facility was $3.0 million and $4.0 million at December 31, 2001 and 2000, respectively. In 2001, the term loan was amended to waive a $1.0 million principal reduction scheduled for February 2001 until the loan matures on April 30, 2003. Our term loan and revolving credit facility are secured by the Bank common stock owned by us. The loan agreement requires compliance with certain defined financial covenants relating to the Bank, including covenants related to regulatory capital, return on average assets and nonperforming assets and leverage. As a result of the litigation settlement charge, as of June 30, 2002, we were not in compliance with a financial covenant in our loan agreement relating to holding company leverage. Our lender has waived compliance with the holding company leverage covenant as of June 30, 2002 and September 30, 2002 and has suspended compliance with it from June 30, 2002 through completion of the concurrent offerings of common stock and trust preferred securities, but not later than December 1, 2002. Absent this waiver, our ability to declare and pay dividends would be restricted. After giving effect to the concurrent offerings, we will be in compliance with this financial covenant.

      On July 1, 2002, we received a commitment from our lender to provide a $10.0 million subordinated term loan concurrent with the repayment of our existing term debt upon the completion of the concurrent common stock and trust preferred securities offerings. The subordinated debt will require interest only payments until 2009 with a balloon payment at maturity.

Capital Resources

      We monitor compliance with bank regulatory capital requirements, focusing primarily on the risk-based capital guidelines. Under the risk-based capital method of capital measurement, the ratio computed is dependent on the amount and composition of assets recorded on the balance sheet and the amount and composition of off-balance sheet items, in addition to the level of capital. Generally, Tier I capital includes common stockholders’ equity and our noncumulative perpetual preferred stock less goodwill. Total capital represents Tier I capital plus the allowance for loan loss, subject to certain limits.

      The litigation settlement charge recorded in the second quarter of 2002 has caused our capital to fall below minimum capital guidelines for bank holding companies set by the Federal Reserve. Thus, even though the Bank is “well capitalized,” we are considered undercapitalized at the holding company level. Our status as an undercapitalized bank holding company will affect the amount of supervision and oversight we receive from regulatory authorities as well as our ability to expand. As a result, the Federal Reserve has informed us that we must now seek its prior approval before we may pay any dividends on our common and preferred stock. The Federal Reserve has approved the payment of our scheduled quarterly dividends on our common stock and our Series A preferred stock in October 2002, prior to completion of this offering. Our Board of Directors, at the request of the Federal Reserve, also has adopted a resolution addressing the concerns of the Federal Reserve regarding our capital position and a capital plan setting forth how we plan to replenish our capital to a level above the minimum capital guidelines if our concurrent offerings of common stock and trust preferred securities do not occur.

      During the first six months of 2002, the Bank’s capital ratios remained substantially unchanged as an increase in equity capital was mostly offset by higher risk weighted and average assets. During 2001, both our and the Bank’s capital ratios increased over the 2000 ratios, as earnings retained were greater than that required to cover asset growth. In 2000, capital ratios declined from the 1999 levels because of the significant asset growth, primarily in the commercial loan and the real estate — construction loan portfolios. The Bank’s dividend payout as a percentage of Bank net income was 48%, 58%, 62% and 58%, for the six months ended June 30, 2002 and for the years ended December 31, 2001, 2000 and 1999, respectively.

      Management effectively manages the Bank’s capital levels to remain above the regulatory “well capitalized” guidelines as it relates to asset growth. The holding company and the Bank’s capital ratios were as follows for the dates indicated:

					To be Well Capitalized Under
			For Minimum Capital		Prompt Corrective Action
	Actual		Adequacy Purposes		Provision

	Amount Is	Ratio Is	Amount Must Be	Ratio Must Be	Amount Must Be	Ratio Must Be

	(in thousands)
As of June 30, 2002:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$105,068	5.57%	>$150,967	>8.00%	N/A
Cole Taylor Bank	202,242	10.71	>151,020	>8.00	>$188,775	>10.00%
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	81,364	4.31	>75,483	>4.00	N/A
Cole Taylor Bank	178,530	9.46	>75,510	>4.00	>113,265	>6.00
Leverage (to average assets) Taylor Capital Group, Inc.	81,364	3.40	>95,796	>4.00	N/A
Cole Taylor Bank	178,530	7.46	>95,772	>4.00	>119,715	>5.00
As of December 31, 2001:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$162,446	8.96%	>$145,070	>8.00%	N/A
Cole Taylor Bank	194,409	10.72	>145,114	>8.00	>$181,392	>10.00%
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	139,674	7.70	>72,535	>4.00	N/A
Cole Taylor Bank	171,631	9.46	>72,557	>4.00	>108,835	>6.00
Leverage (to average assets)
Taylor Capital Group, Inc.	139,674	5.99	>93,252	>4.00	N/A
Cole Taylor Bank	171,631	7.37	>93,190	>4.00	>116,488	>5.00
As of December 31, 2000:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$146,949	8.51%	>$138,155	>8.00%	N/A
Cole Taylor Bank	180,966	10.47	>138,258	>8.00	>$172,823	>10.00%
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	125,264	7.25	>69,078	>4.00	N/A
Cole Taylor Bank	159,265	9.22	>69,129	>4.00	>103,694	>6.00
Leverage (to average assets)
Taylor Capital Group, Inc.	125,264	5.55	>90,216	>4.00	N/A
Cole Taylor Bank	159,265	7.06	>90,249	>4.00	>112,811	>5.00

					To be Well Capitalized Under
			For Minimum Capital		Prompt Corrective Action
	Actual		Adequacy Purposes		Provision

	Amount Is	Ratio Is	Amount Must Be	Ratio Must Be	Amount Must Be	Ratio Must Be

	(in thousands)
As of December 31, 1999:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$141,876	9.03%	>$125,753	>8.00%	N/A
Cole Taylor Bank	168,040	10.68	>125,835	>8.00	>$157,294	>10.00%
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	122,130	7.77	>62,876	>4.00	N/A
Cole Taylor Bank	147,940	9.41	>62,918	>4.00	>94,376	>6.00
Leverage (to average assets)
Taylor Capital Group, Inc.	122,130	6.11	>79,900	>4.00	N/A
Cole Taylor Bank	147,940	7.41	>79,819	>4.00	>99,774	>5.00

      During the first half of 2002, we declared preferred stock dividends of $1.125 per share, totaling $1.7 million, and common stock dividends of $0.12 per share, totaling $819,000. In each of the years ended December 31, 2001, 2000 and 1999, we declared preferred stock dividends of $2.25 per share, totaling $3.4 million. In addition, during each of these years we declared common stock dividends of $0.24 per share, totaling $1.6 million in 2001 and approximately $1.7 million in both 2000 and 1999.

      At June 30, 2002, we had purchased 281,537 shares of our common stock, at a cost of $6.3 million, which are held as treasury shares. Under the terms of our ESOP, stock option agreements and the restricted stock program, we are obligated to purchase shares of our stock from terminated employees related to “put” rights. We purchased 50,057 treasury stock shares during the first six months of 2002 at a total cost of $968,000. During the years of 2001, 2000 and 1999, we repurchased 93,309, 92,265 and 45,906 shares of our common stock totaling approximately $2.0 million, $2.2 million and $1.1 million, respectively. We acquired these shares and hold them as treasury stock at their purchase price, as determined by a semiannual independent third party appraisal of our common stock. As of June 30, 2002, we were obligated to purchase 12,557 shares of our stock from terminated employees, which will be valued by an independent third party appraisal as of June 30, 2002. Following the completion of our common stock offering, we will no longer be obligated to purchase shares of our stock under any of these plans.

Liquidity

      In addition to the normal influx of liquidity from core deposit growth, together with repayments and maturities of loans and investments, the Bank utilizes brokered and out-of-market certificates of deposit, FHLB borrowings, broker/ dealer repurchase agreements and federal funds purchased to meet its liquidity needs. The FHLB borrowings are collateralized by the Bank’s first mortgage residential loans, selected investment securities and FHLB stock. Based on the value of collateral pledged at June 30, 2002, the Bank had additional borrowing capacity at the FHLB of $36.5 million. Pre-approved repurchase agreement availability with major brokers and banks totaled $495 million at June 30, 2002, subject to acceptable unpledged marketable securities available for sale. In addition, the Bank is able to borrow from the Federal Reserve Bank using securities or commercial loans as collateral through the Borrower-in-Custody Program. The lendable value for the designated commercial loans is 75% and approximated $155 million at June 30, 2002. The Bank also maintains pre-approved overnight federal funds borrowing lines at various correspondent banks, which provided additional short-term borrowing capacity of $115 million at June 30, 2002.

      During the first six months of 2002, asset growth was primarily funded with wholesale funds. During the first half of 2002, we increased brokered and out-of-market certificates of deposit by $72.1 million and $19.2 million respectively, and increased our borrowings from the FHLB by $15.0 million. These additional wholesale sources provided funds for asset growth and net deposit outflows from customers. The decline in customer deposit balances mainly occurred in money market account balances due to withdrawals by a large-deposit commercial customer. During the first six months, cash inflows from operating activities exceeded cash outflows by $13.9 million. We believe that our current sources of funds are adequate to meet all of our financial commitments and asset growth targets for the remainder of 2002. We also increased our borrowings under our revolving credit facility by $1.2 million during the first half of 2002.

      During 2001, our asset growth in loans was funded primarily with growth in customer deposits. During the year, most of the growth in customer deposits occurred in the interest-bearing demand category with the largest increase occurring in the money market deposits, mainly due to large deposits by a few commercial customers, some of which transferred the funds from customer repurchase agreements. Funding from wholesale sources declined as average brokered and out-of-market certificates of deposit decreased by $56.0 million during 2001. Cash inflows from operating activities exceeded operating cash outflows by $33.4 million.

      During 2000, our asset growth was funded almost equally with deposits and borrowings. Because our earning asset growth outpaced growth in customer deposits, we also used wholesale sources, brokered and out-of-market certificates of deposit as a source of additional funds. Average brokered and out-of-market certificates of deposit increased $106.1 million during 2000 as compared to 1999. Customer deposits increased in certificates of deposit, money market accounts and repurchase agreements. Cash inflows from operating activities exceeded operating cash outflows by $18.8 million. During 2000, borrowings under our revolving credit facility increased $3.5 million and we paid $1.0 million on our term loan.

      During 1999, the asset growth of loans was funded substantially through the issuance of brokered certificates of deposits as loan growth outpaced customer deposit growth. Brokered certificates of deposits increased to $162.6 million at December 31, 1999 as compared to $56.3 million at December 31, 1998. During 1999, we paid $1 million on our term loan and $1 million on our revolving credit facility. Cash inflows from operating activities exceeded cash outflows by $56.4 million during 1999.

      Interest received net of interest paid was the principal source of our operating cash inflows in each of the above periods. Management of investing and financing activities and market conditions determine the level and the stability of our net interest cash flows.

      Our net cash outflows from investing activities for the six months ended June 30, 2002 and for the years ended December 31, 2001, 2000 and 1999 were $68.9 million, $125.9 million, $222.3 million and $166.5 million, respectively. The higher net investing cash outflows experienced in 2000 were primarily due to growth in the investment securities portfolio, which provided additional collateral in that year to support wholesale funding increases.

      Our net cash inflows from financing activities for the six months ended June 30, 2002 and for the years ended December 31, 2001, 2000 and 1999 were $60.2 million, $113.5 million, $193.3 million and $120.1 million, respectively. During the first half of 2002, net financing cash inflows was mainly provided by increased wholesale borrowings. In each of the yearly periods, net financing cash inflows were mainly provided by deposit growth, including repurchase agreements.

      The following table shows, as of June 30, 2002, our obligations and commitments to make future payments under contracts, debt and lease agreements and for maturing time deposits by the earlier of call or contractual maturity.

	June 30, 2002

	Within One	One to Three	Four to Five	After Five
	Year	Years	Years	Years	Total

	(in thousands)
Notes Payable and FHLB advances	$92,200	$35,000	$—	$—	$127,200
Time Deposits	621,483	163,609	33,938	379	819,409
Operating Leases(1)	2,257	3,755	3,307	8,319	17,638

Total	$715,940	$202,364	$37,245	$8,698	$964,247

(1)	Operating lease data is as of December 31, 2001, which is not materially different from the data as of June 30, 2002.

     At June 30, 2002, we also had $750.4 million of commitments to extend credit and $58.7 million of standby letters of credit. The commitments to extend credit include commitments to originate loans and unused portions of lines of credit. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by us to guarantee the performance of a third party. Such instruments are generally issued for one year or less. Management expects most of our standby letters of credit to expire undrawn.

      Our primary source of funds is dividends received from the Bank. These dividends totaled $6.0 million during the first six months of 2002. Dividends received from the Bank during the years ended December 31, 2001, 2000 and 1999, totaled $13.0 million, $13.5 million and $10.5 million, respectively. The Bank is subject to dividend restrictions set forth by regulatory authorities, whereby the Bank may not, without prior approval of regulatory authorities, declare dividends in excess of the sum of the current year’s earnings plus the retained earnings from the prior two years. The dividends, as of June 30, 2002, that the Bank could declare and pay to us, without the approval of regulatory authorities, amounts to approximately $24.4 million. We also have a $12 million revolving credit facility, of which $4.2 million was outstanding at June 30, 2002.

      We intend to use a portion of our net proceeds from the concurrent offerings of common stock and trust preferred securities to reduce our outstanding term loan. We have also received a commitment from our lender to provide a $10.0 million subordinated term loan. We intend to use the proceeds of this subordinated loan, and if necessary, our available revolving line of credit, to repay in full any remaining amounts outstanding under our existing term loan. We believe that these transactions will result in our outstanding indebtedness at the holding company level totaling $55.1 million, consisting of the $40.0 million of debentures issued to TAYC Capital Trust I in connection with the concurrent offering of trust preferred securities, the $10.0 million subordinated term loan and $5.1 million outstanding under the $12 million revolving line of credit. We would have the ability to borrow an additional $6.9 million under our revolving line of credit.

      As described in this prospectus under the caption “Litigation and Settlement,” we continue to pay defense and other legal costs related to the split-off transactions and Reliance litigation. As these costs are being incurred primarily at the holding company level, our cash needs have increased. Our liquidity uses at the holding company level consist primarily of dividends to shareholders and expenses for general corporate purposes, including legal costs. Our primary source of cash flow is dividends received from the Bank. We believe that the Bank currently has adequate capital to allow continued dividends out of earnings to support our expected liquidity demands arising from normal operations.

Quantitative and Qualitative Disclosure About Market Risks

      Interest rate risk is the most significant market risk affecting us. Other types of market risk, such as foreign currency risk and commodity price risk, do not arise in the normal course of our business activities. Interest rate risk can be defined as the exposure to a movement in interest rates that could have an adverse effect on our net interest income or the market value of our financial instruments. The ongoing monitoring and management of this risk is an important component of our asset and liability management process, which is governed by policies established by the Board of Directors and carried out by our Asset/Liability Management Committee, or ALCO. ALCO’s objectives are to manage, to the degree prudently possible, our exposure to interest rate risk over both the one year planning cycle and the longer term strategic horizon and, at the same time, to provide a stable and steadily increasing flow of net interest income. Interest rate risk management activities include establishing guidelines for tenor and repricing characteristics of new business flow, the maturity ladder of wholesale funding, investment security purchase and sale strategies and mortgage loan sales, as well as derivative financial instruments.

      We have used various interest rate contracts, such as floors and swaps, and forward sale commitments to manage interest rate and market risk. These contracts are designated as hedges of specific existing assets and liabilities. Our asset and liability management and investment policies do not allow the use of derivative financial instruments for trading purposes.

      Our primary measurement of interest rate risk is earnings at risk, which is determined through computerized simulation modeling. The primary simulation model assumes a static balance sheet, using the balances, rates, maturities and repricing characteristics of all of the Bank’s existing assets and liabilities, including off-balance sheet financial instruments. Net interest income is computed by the model assuming market rates remaining unchanged and compares those results to other interest rate scenarios with changes in the magnitude, timing and relationship between various interest rates. At both June 30, 2002 and December 31, 2001, the Bank modeled a 200 basis point parallel rising rate ramp simulation and a 100 basis point parallel declining rate simulation over a twelve- month period. The impact of imbedded options in such products as callable and mortgage-backed securities, real estate mortgage loans and callable borrowings were considered. Changes in net interest income in the rising and declining rate scenarios are then measured against the net interest income in the rates unchanged scenario. ALCO utilizes the results of the model to quantify the estimated exposure of net interest income to sustained interest rate changes.

      In both the June 30, 2002 and December 31, 2001 simulations, our models indicated an exposure to declining rates. The net interest income at risk for year one in the falling rate scenario was calculated at $2.1 million, or 2.05%, and $1.6 million, or 1.57%, lower than the net interest income in the rates unchanged scenario at June 30, 2002 and December 31, 2001, respectively. This exposure was well within the Bank’s policy guidelines of 10%. The net interest income for year one in the rising rate scenario was calculated to be $358,000, or 0.35%, higher than the net interest income in the rates unchanged scenario at June 30, 2002, and $279,000, or 0.28%, higher at the December 31, 2001 simulation. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan and security prepayments, deposit decay and pricing and reinvestment strategies and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions we may take in response to changes in interest rates. We cannot assure you that our actual net interest income would increase or decrease by the amounts computed by the simulations. The following table indicates the estimated impact on net interest income under various interest rate scenarios at June 30, 2002 and December 31, 2001:

	Change in Future Net Interest Income

	At June 30, 2002		At December 31, 2001

	Dollar	Percentage	Dollar	Percentage
Change in interest rates	Change	Change	Change	Change

	(in thousands)
+200 basis points over one year	$358	0.35%	$279	0.28%
-100 basis points over one year	(2,122)	(2.05)%	(1,579)	(1.57)%

      We also monitor the repricing terms of our assets and liabilities through gap matrix reports for the rates in unchanged, rising and falling interest rate scenarios. The reports illustrate, at designated time frames, the dollar amount of assets and liabilities maturing or repricing.

      The following table sets forth the Bank’s, on a stand-alone basis, amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2002, which we anticipate, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The projected repricing of assets and liabilities anticipates prepayments and scheduled rate adjustments, as well as contractual maturities under an interest rate unchanged scenario within the selected time intervals. While we believe such assumptions are reasonable, we cannot assure you that assumed repricing rates will approximate our actual future deposit activity.

	As of June 30, 2002
	Volumes Subject to Repricing Within

	0-30	31-180	181-365			Over 5
	Days	Days	Days	1-3 Years	4-5 Years	Years	Total

	(in thousands)
Interest-earning assets:
Short-term investments and federal funds sold	$37,747	$—	$—	$—	$—	$—	$37,747
Investment securities and FHLB/Federal Reserve Bank stock	4,210	19,100	20,147	304,879	97,043	72,109	517,488
Loans	940,794	111,559	107,543	296,214	234,558	111,008	1,801,676

Total interest-earning assets	982,751	130,659	127,690	601,093	331,601	183,117	2,356,911
Interest-bearing liabilities:
Interest-bearing checking, savings and money market accounts	275,838	288,518	—	—	—	139,655	704,011
Certificates of deposit	118,225	268,994	234,264	163,609	33,938	379	819,409
Borrowed funds	224,846	—	15,000	10,000	—	75,000	324,846

Total interest-bearing deposits	618,909	557,512	249,264	173,609	33,938	215,034	1,848,266

Period gap	$363,842	$(426,853)	$(121,574)	$427,484	$297,663	$(31,917)	$508,645

Cumulative gap	$363,842	$(63,011)	$(184,585)	$242,899	$540,562	$508,645

Period gap to total assets	14.79%	(17.35)%	(4.94)%	17.38%	12.10%	(1.30)%

Cumulative gap to total assets	14.79%	(2.56)%	(7.50)%	9.88%	21.98%	20.68%

Cumulative interest-earning assets to cumulative interest-bearing liabilities	158.79%	94.64%	87.05%	115.19%	133.10%	127.52%

      Certain shortcomings are inherent in the method of analysis presented in the gap table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. More importantly, changes in interest rates, prepayments and early withdrawal levels may deviate significantly from those assumed in the calculations in the table. As a result of these shortcomings, we focus more on earnings at risk simulation modeling than on gap analysis. Even though the gap analysis reflects a ratio of cumulative gap to total assets within acceptable limits, the earnings at risk simulation modeling is considered by management to be more informative in forecasting future income at risk.

      Finally, we also monitor core funding utilization in each interest rate scenario as well as market value of equity. These measures are used to evaluate long-term interest rate risk beyond the two year planning horizon.

Litigation

      We are from time to time a party to litigation arising in the normal course of business. Except for the proceedings described in the section of this prospectus captioned “Litigation and Settlement,” management knows of no other threatened or pending legal actions against us that are likely to have a material adverse impact on our business, financial condition, liquidity or operating results. See the section of this prospectus captioned “Litigation and Settlement” for further information about pending litigation.

New Accounting Pronouncements

      In June 2001, FASB issued SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that all business combinations be accounted for under the purchase method, thus eliminating the pooling method of accounting for business combinations. It also provides guidance on the creation of goodwill and other intangible assets during business combinations. SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized. It requires that goodwill no longer be amortized. Instead, goodwill will be tested annually for impairment using specific guidance provided in SFAS 142. SFAS 142 also requires that intangible assets that have indefinite useful lives no longer be amortized. Intangibles that are not amortized will be subject to annual impairment testing which will compare the fair value of the intangible asset to the recorded value. Intangible assets with finite lives will continue to be amortized over their estimated useful lives and tested for impairment only when events or circumstances indicate that the carrying value of the asset may not be recovered. Transition provisions of these statements require that initial impairment testing on goodwill and intangible assets with indefinite lives occur upon adoption and be completed within six months after adoption. We adopted SFAS 142 on January 1, 2002. As of June 30, 2002, we had approximately $23.4 million of goodwill, created from our acquisition of the Bank, which is no longer subject to amortization beginning on January 1, 2002. Amortization expense related to this goodwill totaled $1.2 million during the first six months of 2001 and $2.3 million during the year of 2001. We tested this goodwill for impairment as of January 1, 2002, with no impairment charge deemed necessary, and we will test annually thereafter. If at any time impairment exists, as computed by SFAS No. 142, we will record an impairment loss.

      Our goodwill was $23.4 million at both December 31, 2001 and June 30, 2002. No additions, disposal, or impairment charges were recorded to goodwill during the first six months of 2002. The following table shows the impact of goodwill amortization expense on net income and basic and diluted earnings per common share for the first six months of 2002 and 2001.

	For the Six Months Ended
	June 30,

	2002	2001

	(in thousands, except
	per share amounts)
Reported net income (loss)	$(54,219)	$10,071
Add back: Goodwill amortization	—	1,158

Adjusted net income (loss)	(54,219)	11,229
Less: Preferred dividend requirements	(1,721)	(1,721)

Adjusted net income (loss) available to common stockholders	$(55,940)	$9,508

Basic earnings (loss) per common share:
Reported basic earnings (loss) per share	$(8.18)	$1.21
Effect of goodwill amortization	—	0.17

Adjusted basic earnings (loss) per common share	$(8.18)	$1.38

Diluted earnings (loss) per common share:
Reported diluted earnings (loss) per share	$(8.18)	$1.20
Effect of goodwill amortization	—	0.17

Adjusted diluted earnings (loss) per common share	$(8.18)	$1.37

      We also have $899,000, net, of other intangible assets that relate to the purchase of lines of trust business. The gross carrying amount of these intangibles is $1.4 million as of June 30, 2002 with accumulated amortization of $465,000. Amortization expense for these intangible assets was $132,000 during the first six months of 2002. The estimated amortization expense for these assets is expected to be $277,000 from the period of July 1, 2002 to December 31, 2002, $554,000 during the year ending December 31, 2003, and $13,000 annually thereafter. We also have $68,000 of originated mortgage servicing rights as of June 30, 2002, that is included in other assets in the consolidated financial statements. Amortization of these originated mortgage servicing rights are dependent upon the repayment experience of the underlying mortgage loans.

Quarterly Financial Information

      The following table sets forth unaudited financial data regarding our operations for the two quarters of 2002 and each of the four quarters of 2001 and 2000. This information, in the opinion of management, includes all adjustments necessary to present fairly our results of operations for such periods, consisting only of normal recurring adjustments for the periods indicated. The operating results for any quarter are not necessarily indicative of results for any future period.

	2002 Quarter Ended		2001 Quarter Ended				2000 Quarter Ended

	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30	Mar. 31

	(in thousands)
Interest income	$36,775	$36,114	$37,571	$40,836	$43,665	$44,463	$46,527	$46,513	$43,639	$39,843
Interest expense	11,186	11,354	13,311	18,044	21,189	22,272	24,343	24,404	21,814	18,639

Net interest income	25,589	24,760	24,260	22,792	22,476	22,191	22,184	22,109	21,825	21,204
Provision for loan losses	2,475	2,475	3,000	2,450	2,175	2,075	1,829	1,875	1,875	1,875
Noninterest income	5,368	4,932	5,361	5,478	6,183	4,917	5,213	4,380	4,532	4,398
Securities gains, net	—	8	22	70	2,241	—	750	—	—	—
Litigation settlement charge	64,509	—	—	—	—	—	—	—	—	—
Noninterest expense	20,794	18,801	20,795	20,182	19,100	19,055	23,550	17,985	20,909	18,139

Income (loss) before income taxes	(56,821)	8,424	5,848	5,708	9,625	5,978	2,768	6,629	3,573	5,588
Income taxes	2,651	3,171	1,919	2,077	2,935	2,597	3,617	2,556	1,308	2,123

Net income(loss)	$(59,472)	$5,253	$3,929	$3,631	$6,690	$3,381	$(849)	$4,073	$2,265	$3,465

LITIGATION AND SETTLEMENT

      In a series of split-off transactions completed on February 12, 1997, the Taylor family, including related trusts and a related partnership, acquired a majority interest in Taylor Capital and the Bank from Reliance Acceptance Group, Inc., formerly known as Cole Taylor Financial Group. In the split-off transactions, the Taylor family exchanged all their common stock of Reliance for all of the outstanding common stock of Taylor Capital. On February 9, 1998, Reliance filed for bankruptcy. Thereafter, numerous lawsuits were filed that named as defendants Taylor Capital, the Bank, certain of our directors and officers and members of the Taylor family identified below. From 1998 to the present, we have expended significant resources and time in defense of these suits.

      The pending lawsuits relating to the split-off transactions and Reliance include:

•	Class actions brought by Reliance stockholders in the United States District Court for the Western District of Texas and the Northern District of Illinois, filed in January and February 1998, which suits are now proceeding under an amended complaint filed in the Illinois case on August 18, 1999, referred to in this prospectus as the Federal Court Class Actions. The amended complaint alleges that the defendants violated the federal securities laws and breached common law fiduciary duties in connection with the split-off transactions and the public reporting of Reliance. Similar to the Delaware Suit, the Cole Suit and the Estate Representative Proceedings referred to below, the amended complaint centers around the allegations that the defendants issued financial and other statements and proxy materials relating to Reliance that falsely inflated the assets and earnings of Reliance’s sub-prime auto loan subsidiary by understating the reserves needed to properly account for uncollectible loans, and that the defendants knew that the statements and materials were false and misleading when the defendants issued them, or acted with reckless disregard in connection with such statements and materials.

•	A consolidated class action brought by Reliance stockholders in the Court of Chancery for the State of Delaware, New Castle County, that alleges that the defendants breached their fiduciary duties in connection with the disclosures made to Reliance stockholders prior to the vote that approved the split-off transactions, referred to in this prospectus as the Delaware Suit. The original cases were filed between October 1997 and June 1998.

•	A suit brought by Irwin Cole and members of his family on August 19, 1998 in the Court of Chancery for the State of Delaware, New Castle County that alleges that the defendants breached their fiduciary duties, committed fraud, and/or engaged in self-dealing in connection with the operations of Reliance and the split-off transactions, referred to in this prospectus as the Cole Suit.

•	Adversary proceedings brought by the Reliance Bankruptcy Estate Representative in the United States Bankruptcy Court for the District of Delaware on September 4, 1998, which suits were later withdrawn to the United States District Court for the District of Delaware. Now consolidated, the amended complaint alleges that the split-off transactions constituted a fraudulent conveyance and that the defendants breached their fiduciary duties and contracts and committed malpractice and negligent misrepresentation, referred to in this prospectus as the Estate Representative Proceedings.

•	A suit brought by several Reliance stockholders in the Circuit Court of Cook County, Illinois on October 4, 1999 that alleges that the plaintiffs were contractually and equitably entitled to participate in the split-off transactions along with the Taylor family, but were wrongfully denied that opportunity.

      The first four lawsuits referred to above seek monetary damages, attorneys’ fees and other forms of relief including the unwinding of the split-off transactions. The fifth lawsuit seeks only monetary damages. The defendants in one or more of the above described lawsuits include Taylor Capital, the Bank, certain directors and officers of Taylor Capital and the Bank, including Jeffrey Taylor, Bruce Taylor, Christopher Alstrin and Mel Pearl, other members of the Taylor family and certain trusts and a partnership related to the Taylor family. Two other directors of Taylor Capital, Richard Tinberg and Adelyn Dougherty, were named as defendants in certain of the suits, but were later dismissed voluntarily by the plaintiffs. Other directors and officers of Reliance and advisors to Reliance are also named as defendants.

      We consider it desirable that the claims and causes of action relating to the split-off transactions and Reliance be settled and dismissed. The objective of a settlement is to halt the substantial expense, inconvenience and distraction of continued litigation and to eliminate any exposure and uncertainty that may exist as a result of the litigation. To that end, we have entered into certain settlement agreements that, in exchange for the consideration described below, require the dismissal of the Estate Representative Proceedings, the Federal Court Class Actions, the Delaware Suit and the Cole Suit as against the Taylor Capital-related defendants or, alternatively, the entry of a final court order enjoining or barring the prosecution of those claims against the Taylor Capital-related defendants.

      On August 29, 2001, we entered into a settlement agreement with the Reliance Estate Representative whereby the Estate Representative proceedings would be dismissed in exchange for cash and securities. This agreement was amended and restated on October 10, 2001 in connection with the class settlement agreement described below. Specifically, we agreed to pay $15 million in cash, $30 million in trust preferred securities and shares of common stock representing 15% of our issued and outstanding stock, excluding treasury stock, immediately after giving effect to such issuance. This proposed settlement was contingent upon, among other things, the dismissal with prejudice of the Estate Representative Proceedings, the Federal Court Class Actions, the Delaware Suit and the Cole Suit as against the Taylor Capital-related defendants or, alternatively, the entry of a final court order permanently enjoining or barring any of the claims asserted in those cases from being brought against any of the Taylor Capital-related defendants.

      The settlement with the Estate Representative was also contingent upon our receiving a no-action letter from the SEC or an opinion of counsel with respect to the issuance of our securities pursuant to an exemption from registration under Section 3(a)(10) of the Securities Act or the securities being issued pursuant to a registration statement, our receiving approval of the settlement transaction from our primary bank lender, the trust preferred securities and the common stock being registered under Section 12 of the Securities Exchange Act and our common stock being approved for listing on the Nasdaq National Market or the American Stock Exchange. As of the date of this prospectus, the only one of these conditions that has been satisfied is the one relating to the consent of our lender.

      The settlement agreement, as amended on October 10, 2001, provided that either the Taylor Capital-related defendants or the Estate Representative could terminate the agreement if the conditions to the settlement were not met by April 10, 2002. The agreement was also subject to termination prior to consummation of the settlement if the Federal Reserve objected to the settlement. As of the date of this prospectus, the Federal Reserve has indicated it does not plan to object to the settlement. The settlement agreement was amended on March 15, to extend the April 10, 2002 date to May 10, 2002, and the agreement was again amended on May 10, 2002 to extend the termination date to May 31, 2002.

      On May 24, 2002, we amended the settlement agreement to provide that, subject to the completion of the concurrent offerings of common stock and trust preferred securities and the dismissal of the lawsuits against us and the Taylor Capital-related defendants, we will pay the Reliance Estate Representative, in full satisfaction of our obligations described above, an amount equal to (1) $65,000,000, plus (2) 1,202,398, multiplied by the amount, if any, by which the offering price per share in our common stock offering exceeds $16.67, minus (3) as reimbursement to us of some of our offering expenses, the sum of $3,100,000 plus 7% of the amount described in clause (2) above. At an assumed initial offering price of our common stock of $19.00 per share, we anticipate the net proceeds from our common stock offering will be $39.0 million. We anticipate the net proceeds from the trust preferred securities offering will be $37.7 million. Of the combined proceeds from the concurrent offerings, the amount payable under the settlement agreement would be approximately $64.5 million. Upon our delivery to the Estate Representative of this payment, each of the Taylor Capital-related defendants will be fully released from any liability with respect to the Estate Representative Proceedings, the Federal Court Class Actions, the Delaware Suit and the Cole Suit. The May 24, 2002 amendment also extends the termination date of the settlement agreement to December 31, 2002.

      Effective October 10, 2001, the Taylor Capital-related defendants, the Reliance Estate Representative, certain other defendants in the Federal Court Class Actions and the plaintiff class entered into a class settlement agreement pursuant to which the Federal Court Class Action plaintiffs, referred to as the Class, and certain defendants in that litigation agreed to dismiss with prejudice the Federal Court Class Actions, the Delaware Suit and the Cole Suit as against the Taylor Capital-related defendants and certain other defendants in those cases. The class settlement agreement provided that it will terminate if certain conditions to the class settlement agreement were not satisfied by April 8, 2002, unless the parties to that agreement agreed to extend that date or waive the unsatisfied conditions. The conditions included our payment of the agreed to settlement consideration pursuant to the Estate Representative Settlement Agreement and the dismissal of certain of the lawsuits as required by the class settlement agreement. This settlement was also conditioned on the Class entering into an agreement with one of Reliance’s insurance carriers regarding the effect of this settlement on the claims pending against that insurer concerning the lawsuits related to the split-off transactions and Reliance, or the entry of a court order making certain findings with respect to the potential liability of that insurer. This condition has not been satisfied to date.

      As of January 1, 2002, the class settlement agreement was amended to include another defendant in the settlement and on April 5, 2002, the class settlement agreement was amended again to extend the April 8, 2002 date to September 1, 2002. As of August 23, 2002, the class settlement agreement was further amended to extend the September 1, 2002 date to January 1, 2003.

      As of May 24, 2002, the Class, the Estate Representative, the Cole family and the Taylor Capital-related defendants entered into an agreement which provides that if Taylor Capital pays the Reliance Estate Representative the amount contemplated by the May 24, 2002 amendment to the Estate Representative settlement agreement, all of the conditions contained in the class settlement agreement as amended will be deemed to have been satisfied as to the Taylor Capital-related defendants.

      Pursuant to the settlement agreement, the Estate Representative Proceedings and the Federal Court Class Actions have been dismissed with prejudice, subject to being reinstated if the settlement is not consummated. The plaintiffs in the Delaware Suit and the plaintiffs in the Cole Suit have each filed a notice of voluntary dismissal with prejudice. On June 27, 2002, the Delaware Court of Chancery entered an order dismissing the Delaware Suit with prejudice. On August 23, 2002, the Delaware Court of Chancery entered an order dismissing the Cole Suit with prejudice. Both the Delaware Suit and the Cole Suit are subject to being reinstated if the settlements with the Estate Representative and the Class are not consummated.

      In connection with the split-off transactions, the Taylor family agreed to indemnify Reliance for 25% of any losses it incurred as a result of stock option terminations or litigation related to the split-off transactions. In accordance with the terms of an agreement dated February 12, 1997, we agreed to indemnify the Taylor family for losses that the Taylor family may incur as a result of their indemnification agreement with Reliance. Should the settlements discussed above be consummated, the Taylor family will be released from their indemnity obligation to Reliance and we therefore will not be obligated to pay any amounts under our indemnification obligation to the Taylor family.

      The description of the settlement agreements described above are only summaries. The agreements are included as exhibits to the Registration Statement, of which this prospectus forms a part. You should read these agreements in their entirety.

      We are from time to time parties to various other legal actions arising in the normal course of business. In the opinion of management, the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on us.

MANAGEMENT

Executive Officers and Directors

      The following table sets forth information concerning our directors and executive officers as of September 30, 2002:

Name	Age	Position

Jeffrey W. Taylor	50	Chairman of the Board and Chief Executive Officer
Bruce W. Taylor	47	President and Director
John Christopher Alstrin	56	Chief Financial Officer and Director
Cindy Taylor Bleil	45	Director
Adelyn Dougherty Leander(1)	71	Director
Ronald D. Emanuel(2)	56	Director
Melvin E. Pearl(1)	66	Director
Richard W. Tinberg(1)(2)	52	Director
Mark L. Yeager	52	Director
Edward McGowan	65	Director

(1)	Member of the compensation committee.

(2)	Member of the audit committee.

      Jeffrey W. Taylor has served as Chairman of the Board and Chief Executive Officer of Taylor Capital since 1997 and as Chairman of the Board of the Bank since 1994. Since beginning his career with the Bank in 1978 as Associate General Counsel, Mr. Taylor has held several management positions, including Chief Executive Officer from 1991 to 1994. Mr. Taylor also served as Chairman and Chief Executive Officer of Cole Taylor Financial from 1994 to 1997, as Vice-Chairman from 1991 to 1994 and as a director from 1984 until 1997. Mr. Taylor is the brother of Bruce W. Taylor and Cindy Taylor Bleil.

      Bruce W. Taylor has served as President and as a director of Taylor Capital since 1997 and as President and Chief Executive Officer of the Bank since 1994. Mr. Taylor began his career with the Bank in 1979 and has held several management positions, including serving as Chief Operating Officer from 1991 to 1994. Mr. Taylor also served as President of Cole Taylor Financial from 1994 until 1997, as Vice Chairman from 1991 to 1994 and as a director from 1984 until 1997. Mr. Taylor is the brother of Jeffrey W. Taylor and Cindy Taylor Bleil.

      John Christopher Alstrin has served as Chief Financial Officer and as a director of Taylor Capital since 1997 and as Chief Financial Officer of the Bank since 1995. Mr. Alstrin previously served as Chief Financial Officer of Cole Taylor Financial from 1995 to 1997. Prior to joining Cole Taylor Financial, Mr. Alstrin served as Chief Financial Officer and Chief Investment Officer of Farm & Home Financial Corp., a financial services corporation.

      Cindy Taylor Bleil has served as a director of Taylor Capital since 1997. Ms. Bleil is active in civic and charitable organizations and is a private investor. Ms. Bleil is the sister of Jeffery W. Taylor and Bruce W. Taylor.

      Adelyn Dougherty Leander has served as a director of Taylor Capital since 1997. She previously served as a director of Cole Taylor Financial from 1995 to 1997. Ms. Leander retired in 1996 as President of the Institute of European and Asian Studies. From 1988 until 1992, Ms. Leander served as Senior Vice President and Director of Human Resources for First Colonial Bankshares Corp., a holding company for 16 banks and 3 non-bank subsidiaries located in the greater metropolitan Chicago area.

      Ronald D. Emanuel has served as a director of Taylor Capital since 1997 and as a director of the Bank since 1984. Since 1979, Mr. Emanuel has served as the President of ATI Carriage House, Inc., a retail furniture distributor.

      Melvin E. Pearl has served as a director of Taylor Capital since 1997. Mr. Pearl has been a partner with the law firm of Katten Muchin Zavis Rosenman since 1974. Previously, Mr. Pearl served as a director of Cole Taylor Financial from 1984 to 1997.

      Richard W. Tinberg has served as a director of Taylor Capital since 1997. Previously, Mr. Tinberg served as a director of Cole Taylor Financial from 1995 to 1997. Mr. Tinberg has been the President and Chief Executive Officer of the Bradford Group since 1985.

      Mark L. Yeager has served as a director of Taylor Capital since 1997. Since 1981, Mr. Yeager has been a partner with the law firm of McDermott, Will & Emery.

      Edward McGowan has served as a director of Taylor Capital and of the Bank since 1997. Since 1963, Mr. McGowan has been President of Edon Construction Co., Inc., a carpentry contractor. He also serves as Secretary and Treasurer of Dremco, Inc., a real estate developer.

Composition of the Board

      Our amended and restated certificate of incorporation provides that, with the exception of the Series A director discussed below, the terms of office of the members of our Board of Directors be divided into three classes, each of the members of which will serve for a staggered three-year term. Currently, all of our directors’ terms are set to expire in 2003. At the first Board meeting following this offering, however, the Board will designate the then existing directors as either Class I, Class II or Class III directors. The initial terms of Class I, Class II and Class III directors are set to expire at the annual meeting of stockholders in 2003, 2004 and 2005, respectively. Following the completion of this offering, and after each class’ initial term, the successors to those directors will be elected at each annual meeting of stockholders to serve three-year terms.

      Our by-laws authorize our Board of Directors to fix the number of directors at not less than one. The Board of Directors currently has ten members. We anticipate appointing an additional independent director following completion of this offering. Holders of our 9.0% Noncumulative Perpetual Preferred Stock, Series A, are entitled to elect one director each year, or in the event we fail to declare and pay dividends for any six consecutive or nonconsecutive quarters, two directors. Holders of our common stock are entitled to elect all other directors.

      Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil are siblings. There are no other family relationships among any of our directors or executive officers.

      Our amended and restated certificate of incorporation requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote for the election of directors to remove any director or the entire Board of Directors, so long as the Taylor family beneficially owns a majority of the total voting power of the outstanding stock entitled to vote. If at any time the Taylor family does not beneficially own a majority of the total voting power of the outstanding stock entitled to vote, and we continue to have a staggered board, under Delaware law, our directors may only be removed for “cause.”

Board Committees

      Our Board of Directors has an audit committee and a compensation committee, each of which reports to the Board and is described below.

Audit Committee

      The audit committee of our Board consists of Richard W. Tinberg and Ronald D. Emanuel. The audit committee’s primary responsibilities include (1) recommending independent auditors to our Board of Directors for selection, (2) reviewing the plan and scope of our independent auditors’ audit, (3) reviewing our audit and control functions, and (4) reporting to our full Board of Directors regarding all of the foregoing. Mr. Tinberg is chairman of the audit committee. Following completion of this offering, we anticipate appointing a new independent director to our audit committee to comply with Nasdaq listing requirements.

Compensation Committee

      The compensation committee of our Board consists of Melvin E. Pearl, Richard W. Tinberg and Adelyn Dougherty Leander. The compensation committee’s primary responsibilities include (1) reviewing and making recommendations to our Board of Directors on executive officers’ and key employees’ salaries and bonuses and (2) administering our employee benefit plans. Mr. Pearl is chairman of the compensation committee.

Director Compensation

      Our non-employee directors receive an annual fee of $10,000 and an attendance fee of $750 for each board meeting attended and $650 for each committee meeting attended. The chairman of each committee receives an additional $5,000 for chairing a committee. In addition, all directors may be reimbursed for expenses incurred in connection with attendance at board and committee meetings. Other than with respect to reimbursement of expenses, directors who are our employees or officers do not receive additional compensation for their service as a director.

Compensation Committee Interlocks and Insider Participation

      None of the members of our compensation committee is an executive officer or employee of us or of any of our subsidiaries. None of our executive officers serves as a current member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

Executive Compensation

Summary of Cash and Certain Other Compensation

      The following table sets forth information on compensation earned by our Chief Executive Officer and each of the next two most highly compensated executive officers during the year ended December 31, 2001. These individuals are referred to as the named officers here and elsewhere in this prospectus.

				Long-Term
	Annual Compensation			Compensation Awards

				Securities
				Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Payouts	Compensation

Jeffrey W. Taylor	2001	$480,910	$149,133	—	$87,564	$145,370	(1)
Chairman of the Board and	2000	461,760	287,152	—	59,318	133,509
Chief Executive Officer	1999	448,296	226,879	—	—	93,790
Bruce W. Taylor	2001	$475,853	$147,565	—	$87,564	$125,906	(2)
President	2000	456,870	284,111	—	59,318	116,542
	1999	443,568	224,486	—	—	89,021
J. Christopher Alstrin	2001	$251,850	$70,912	11,250	$51,780	$93,269	(3)
Chief Financial Officer	2000	241,603	96,346	9,750	35,591	82,079
	1999	232,875	76,522	9,300	—	51,753

(1)	Of the total amount, $43,921 represents the full dollar value of all premiums paid by us for split-dollar life insurance for Mr. Taylor in 2001. $8,014 represents the full dollar value of fringe benefits received by Mr. Taylor in 2001. $93,435 represents the full dollar value of contributions to Mr. Taylor’s retirement accounts, including $5,950 into the 401(k) Plan, $4,642 into the Profit Sharing Plan, $3,051 of common stock in the ESOP, $24,455 Supplemental Executive Retirement Plan contribution into the Non-Qualified Deferred Compensation Plan and $55,336 matching contribution into the Non-Qualified Deferred Compensation Plan in 2001.

(2)	Of the total amount, $37,516 represents the full dollar value of all premiums paid by us for split-dollar life insurance for Mr. Taylor in 2001. $11,460 represents the full dollar value of fringe benefits received by Mr. Taylor in 2001. $76,930 represents the full dollar value of contributions to Mr. Taylor’s retirement accounts, including $5,950 into the 401(k) Plan, $4,642 into the Profit Sharing Plan, $3,051 of common stock in the ESOP, $8,600 Supplemental Executive Retirement Plan contribution into the Non-Qualified Deferred Compensation Plan and $54,686 matching contribution into the Non-Qualified Deferred Compensation Plan in 2001.

(3)	Of the total amount, $2,547 represents the full dollar value of all premiums paid by us for split-dollar life insurance for Mr. Alstrin in 2001. $21,392 represents the full dollar value of fringe benefits received by Mr. Alstrin in 2001. $69,330 represents the full dollar value of contributions to Mr. Alstrin’s retirement accounts, including $5,564 into the 401(k) Plan, $4,642 into the Profit Sharing Plan, $3,051 of common stock in the ESOP, $33,950 Supplemental Executive Retirement Plan contribution into the Non-Qualified Deferred Compensation Plan and $22,122 matching contribution into the Non-Qualified Deferred Compensation Plan in 2001.

Stock Option Grants in 2001

      The following table provides information concerning the grant of stock options to the named officers pursuant to our 1997 Incentive Compensation Plan during 2001. We have never granted any of the named officers stock appreciation rights.

Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Terms(1)
	Options	Employees in	Exercise Price
Name	Granted(2)	Fiscal Year	(per share)	Expiration Date	5%	10%

Jeffrey W. Taylor	—	—	—	—	—	—
Bruce W. Taylor	—	—	—	—	—	—
J. Christopher Alstrin	11,250	5.06%	$22.67	March 2, 2011	$160,368	$406,404

(1)	Potential realizable value is presented net of the option exercise price. These amounts represent assumed rates of appreciation only. Actual gains, if any, are dependent on the future performance of the common stock and the option holder’s continued employment throughout the vesting period.

(2)	These non-qualified options were granted under our Incentive Compensation Plan. The stock options vest over a five year period at 20% per year. Upon death, disability, retirement or a change of control (as defined) vesting is accelerated to 100%.

Year End 2001 Option Values

      The following table provides information concerning the unexercised options of the named officers outstanding as of December 31, 2001. None of the named officers exercised any options during 2001.

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options at
	December 31, 2001		December 31, 2001(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey W. Taylor	—	—	—	—
Bruce W. Taylor	—	—	—	—
J. Christopher Alstrin	18,690	30,210	$54,560	$26,040

(1)	This value is calculated by subtracting the exercise price per share from $19.33, the fair value of our common stock at December 31, 2001 as determined by a third party appraisal.

Severance Plan

      We have established a severance plan to provide benefits to employees, including our senior officers. The plan generally provides that upon termination of employment by us for reasons other than for cause, each employee will be entitled to severance payments which, in the case of an executive vice president, may equal up to 12 months of base salary plus a prorated bonus for months worked during the calendar year. In addition, these severance payments may include payments under our long-term incentive plan that have been earned but not yet paid. Senior officers may also receive medical benefits and outplacement assistance for a defined period following termination.

Change of Control Policy and Agreements

      We have established a change of control policy to provide benefits to selected employees, including our senior officers. This policy provides that all stock options and shares of restricted stock that have been granted through June 29, 2002 become fully vested and exercisable upon a change of control and that all stock options and shares of restricted stock that are granted on or after June 30, 2002 will become fully vested and exercisable upon an involuntary termination as a result of a change of control. Participants in the long-term incentive plan will receive 100% of their account balances within 30 days of a change of control. Also, upon a change of control, all contributions made by us under our non-qualified deferred compensation plan become fully vested.

      In addition, we have entered into change of control severance agreements with certain senior officers. Upon termination of employment by us, or termination by the senior officers under certain circumstances, within two years following a change of control, the senior officers will generally receive a severance payment in an amount equal to one and one-half or two and one-half times the sum of the senior officer’s annual base salary and annual bonus. The senior officers will also receive medical benefits and outplacement assistance for a defined period following termination.

Non-Qualified Deferred Compensation Plan

      Effective April 1, 2001, we adopted a non-qualified deferred compensation plan for certain key employees, including the named executive officers. Under this plan, a participant may elect annually to defer compensation they receive for salary, commission, incentive pay and long-term incentive pay. These elections are made pursuant to compensation reduction agreements that designate the amount to be deferred subject to the limits in the plan. We can make additional discretionary contributions to the plan for some or all of the participants. The discretionary contributions are subject to a vesting schedule.

401(k) Plan

      We maintain a profit sharing plan intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Generally, all of our employees to whom the plan has been extended and who meet the eligibility requirements may make salary reduction contributions to the plan. A participant may contribute a maximum of 75% of his or her earnings as defined in the plan, through payroll deductions, subject to certain limitations. Matching contributions of 100% of the first 1% of compensation deferred and 50% of a participant’s deferrals above 1% of compensation not to exceed 6% of compensation are made. We have discretion to change or cease these matching contributions under the plan.

Profit Sharing and Employee Stock Ownership Plan

      We maintain a defined contribution plan covering employees who have completed six months of continuous service during which they complete 500 hours of service, as defined in the plan, and are at least 21 years old, and other employees meeting eligibility requirements. In our sole discretion, we may make contributions to the plan in the form of cash or stock. Employer discretionary contributions, and ESOP stock and cash accounts plus earnings, are subject to vesting requirements.

      Participants with ESOP stock account balances under the Profit Sharing/ ESOP have the right to exercise limited “put” rights requiring us to purchase their shares of common stock following their termination of employment with us and the Bank. These former Profit Sharing/ ESOP participants receive in-kind distribution of shares of common stock, subject to the terms of the Profit Sharing/ ESOP. We have a legal obligation to honor a holder’s “put” rights by purchasing the shares of common stock at a purchase price that is equal to the fair market value, as determined by the Trustee of the Profit Sharing/ ESOP, based on a valuation report by an independent appraiser. We may pay for these shares of common stock in cash or by issuing a five-year, interest-bearing promissory note. Following the completion of this offering, we will no longer be obligated to purchase shares of our stock under any of these plans.

2002 Incentive Bonus Plan

      General. Our 2002 Incentive Bonus Plan was approved by our Board of Directors on June 20, 2002, and by our stockholders on June 27, 2002. Under this plan, designated officers are eligible to receive cash bonuses based on the attainment of certain financial objectives. This plan is intended to provide an incentive compensation opportunity to participating officers that is not subject to the deduction limitations contained in Section 162(m) of the Internal Revenue Code and will be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and Treasury Regulations.

      Maximum Payment. The maximum amount that may be paid to any one participant under this plan may not exceed, in the case of a performance period consisting of one fiscal year, $1,000,000, or in the case of a performance period consisting of more than one fiscal year, $3,000,000.

      Administration. The 2002 Incentive Bonus Plan is administered by the compensation committee of our Board. Subject to the provisions of the plan, the compensation committee will approve the participants and the objective performance goals in writing not later than 90 days after the beginning of each performance period. A performance period under the plan is a period of one or more of our consecutive fiscal years. All amounts paid as compensation pursuant to the plan must be payable as the result of the achievement of objectively measured performance targets from the following list of quantifiable, measurable business criteria. The performance goals for a performance period will include any or all of the following: earnings per share; net income or net operating income (before or after taxes and before or after extraordinary items); sales, revenues or expenses; cash flow return on investments, which equals net cash flows divided by owners equity; earnings before or after taxes; operating profits; gross revenues; gross margins; share price, including, but not limited to, growth measures and total shareholder return; economic value added, which equals net income or net operating income minus a charge for use of capital; operating margins; market share; revenue growth; cash flow; increase in customer base; return on equity, assets, capital or investment; working capital; net margin; and such other performance criteria as may be determined by the Board in its sole discretion.

      Performance Objectives. Performance objectives may be based upon our company-wide, subsidiary, divisional, project team, and/or individual performance. The performance objectives established by the compensation committee for any performance period may be expressed in terms of attaining a specified level of the performance objective or the attainment of a percentage increase or decrease in the particular objective, and may involve comparisons with respect to our historical results and our subsidiaries and/or operating groups or segments thereof, all as the compensation committee deems appropriate. The performance objectives established by the compensation committee for any performance period may be applied to our performance relative to a market index, a peer group of other companies or a combination thereof, all as determined by the compensation committee for such performance period. The specific targets relating to performance goals constitute confidential business information and are not disclosed.

      The compensation committee must certify, in writing, that the goals have been met before any payments to participants may be made. The compensation committee will have no discretion to increase the award payable to any participant or to otherwise alter the performance goals after the beginning of a performance period but, to the extent permitted under Section 162(m) of the Internal Revenue Code and the terms of the plan, will retain the ability to eliminate or decrease an award otherwise payable to a participant.

      Termination. Our Board of Directors may amend or terminate the 2002 Incentive Bonus Plan. However, no change shall be effective without the approval of our shareholders if shareholder approval is required by any law, regulation or stock exchange rule. In addition, no change may adversely affect an award previously granted, except with the written consent of the participant.

      Effective Date. The 2002 Incentive Bonus Plan will become effective in fiscal years 2003 and thereafter. We cannot now determine the amount of compensation payable in the future under the 2002 Incentive Bonus Plan to our officers.

2002 Incentive Compensation Plan

      General. Our 2002 Incentive Compensation Plan was approved by our Board of Directors on June 20, 2002, and by our stockholders on June 27, 2002. The plan is a restated version of our 1997 Incentive Compensation Plan and contains a number of modifications adopted in contemplation of us becoming a public company. The plan is intended to provide an incentive compensation opportunity to participating officers that is not subject to the deduction limitations contained in Section 162(m) of the Internal Revenue Code and will be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and Treasury Regulations.

      Eligibility and Types of Awards. Under this plan, directors, officers and employees selected by the Board of Directors will be eligible to receive awards, including stock options, stock appreciation rights, restricted stock awards, performance stock and performance units. Options granted under the plan may be incentive stock options or nonqualified stock options. Stock appreciation rights may be granted at any time either in tandem with an option or on a freestanding basis.

      Administration. Subject to the provisions of the plan, the compensation committee of our Board of Directors will determine the type of award, when and to whom awards will be granted, the number of shares or amount of cash covered by each award and the terms and kinds of consideration payable with respect to awards.

      Number of Shares Available for Issuance. At September 26, 2002 a total of 1,285,226 shares of common stock were reserved under our 2002 Incentive Compensation Plan, of which 176,792 remained available for award grants. On the first day of each calendar year during the term of the plan, beginning with the 2003 calendar year, the number of shares reserved for issuance under the plan will be increased by a number of shares equal to the excess of 3.0% of the aggregate number of shares outstanding as of December 31 of the immediately preceding calendar year, over the number of shares remaining available for awards at that time.

      Limitations on Number of Shares Granted. The plan includes annual limitations on the number of shares and the dollar amount of any award that any one recipient may receive.

      Exercise Price. Each option granted pursuant to this plan shall have an exercise price as determined by our Board of Directors at the date of the grant. The per share exercise price for incentive stock options may not be less than 100% of the fair market value of our common stock on the date the option is granted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Loans and Investments

      Under Section 402 of the Sarbanes-Oxley Act, it is now unlawful for any issuer to extend, renew or arrange for the extension of credit in the form of a personal loan to or for any director or executive officer of that issuer. This prohibition does not apply to loans that were made on or prior to July 30, 2002, or certain types of loans described in Section 402 that are:

•	made available by the issuer in the ordinary course of the issuer’s consumer credit business;

•	of a type generally made available by such issuer to the public; and

•	made by the issuer on market terms, or terms that are no more favorable than those offered by the issuer to the general public.

Section 402 also does not apply to loans by an insured depository institution, if the loan is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act or the Federal Reserve’s Regulation O.

      Certain of our directors and officers, members of their immediate families, and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in certificates of deposit. Our management believes that all such loans and investments have been and will continue to be made in the ordinary course of business of the Bank on substantially the same terms, including interest rates paid and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and do not involve more than the normal risk of collectibles or present other unfavorable features. Therefore, we believe that all of these transactions comply with Section 402 of the Sarbanes-Oxley Act or have been made pursuant to a valid exception from Section 402 of the Sarbanes-Oxley Act. As of June 30, 2002, the aggregate amount of all loans which individually exceed $60,000 to our officers and directors, members of their immediate families and the firms and corporations in which they have at least a 10% beneficial interest was approximately $16.5 million. In the past, the board of directors of the Bank was required to approve all loans to our executive officers and directors. Now, and on a going forward basis, any loans to our executive officers and directors, in addition to complying with Section 402 of the Sarbanes-Oxley Act, will require the approval of our audit committee, which is comprised of independent directors.

Insurance Transactions

      Our primary insurance broker has been Dann Brothers, Inc., which has provided property and casualty insurance brokerage services. Each of Russell Dann and Scott Dann, brothers-in-law of Jeffrey W. Taylor, beneficially owns approximately 25% of the capital stock of Dann Brothers, Inc. For the years ended December 31, 2001 and December 31, 2000, we paid total premiums of approximately $777,000 and $409,000, respectively, to Dann Brothers, Inc. in connection with various insurance policies. We are currently negotiating with another third-party insurance company to provide insurance and brokerages services.

Legal Counsel

      Two of our primary legal counsel are Katten Muchin Zavis Rosenman and McDermott, Will & Emery. Melvin E. Pearl, a Director, is a partner with the law firm of Katten Muchin Zavis Rosenman and Mark L. Yeager, a Director, is a partner with the law firm of McDermott, Will & Emery.

PRINCIPAL AND SELLING STOCKHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock as of September 26, 2002 by (1) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and officers as a group.

      Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power and options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more shareholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on information each of them has given to us, have sole investment and voting power with respect to their shares.

      The table lists applicable percentage ownership based on 6,841,779 shares of common stock outstanding as of September 26, 2002, and also lists applicable percentage ownership based on 9,091,779 shares of common stock outstanding after the completion of this offering. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 26, 2002 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each stockholder listed below is: c/o Taylor Capital Group, Inc., 350 East Dundee Road, Suite 300, Wheeling, Illinois, 60090.

      The Sidney J. Taylor Trust U/A/D 9/17/76, which we refer to as the Taylor Trust, is selling 525,000 shares of common stock in this offering. Iris Tark Taylor is the mother of Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil, each of whom is a member of our Board of Directors. These four individuals are the sole trustees of the Taylor Trust. Prior to giving effect to this offering, the Taylor Trust owned 846,622 shares, or 12.37%, of our common stock. After completion of this offering, the Taylor Trust will own 321,622 shares or 3.54% of our common stock.

	Shares Owned Prior to		Shares Owned After
	the Offering		the Offering

Name	Number	Percentage	Number	Percentage

Iris Tark Taylor(1)(2)	4,590,075	67.09%	4,065,075	44.71%
Jeffrey W. Taylor(1)(3)(6)	6,087,113	88.97%	5,562,113	61.18%
Bruce W. Taylor(1)(4)(6)	6,087,053	88.97%	5,562,053	61.18%
Cindy Taylor Bleil(1)(5)(6)	6,088,913	88.97%	5,563,913	61.19%
Voting Trust, dated November 30, 1998(7)	4,586,325	67.03%	4,061,325	44.67%
Taylor Family Partnership	1,461,009	21.35%	1,461,009	16.07%
J. Christopher Alstrin	54,575	*	54,575	*
Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan	424,008	6.20%	424,008	4.66%
Melvin E. Pearl	6,000	*	6,000	*
Adelyn Dougherty Leander	6,000	*	6,000	*
Ronald D. Emanuel	7,800	*	7,800	*
Richard W. Tinberg	6,000	*	6,000	*
Mark L. Yeager	6,000	*	6,000	*
Edward McGowan	7,800	*	7,800	*
All directors and executive officers as a group (10 persons)	6,262,586	90.72%	5,737,586	62.68%

*	Represents less than 1% of total shares outstanding

(1)	Includes 4,586,325 shares that are subject to a Voting Trust, dated November 30, 1998, of which Iris Tark Taylor, Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil share voting and investment power and serve as trustees.

(2)	Includes 3,750 shares held for the benefit of Iris Tark Taylor by the Bank, as custodian of the Iris Tark Taylor IRA.

(3)	Includes 39,779 shares held by the Jeffrey W. Taylor Gift Trust, dated June 10, 1982, of which Melvin E. Pearl serves as trustee.

(4)	Includes 39,719 shares held by the Bruce W. Taylor Gift Trust, dated June 10, 1982, of which Melvin E. Pearl serves as trustee.

(5)	Includes 39,779 shares held by the Cindy L. Taylor Gift Trust, dated June 10, 1982, of which Melvin E. Pearl serves as trustee.

(6)	Includes 1,461,009 shares held by the Taylor Family Partnership, L.P., of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil share voting and investment power.

(7)	Includes 846,622 shares held by the selling stockholder, the Taylor Trust, of which Iris Tark Taylor, Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil serve as trustees.

SUPERVISION AND REGULATION

General

      Financial institutions and their holding companies are extensively regulated under federal and state law. As a result, our growth and earnings performance can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes and regulations and the policies of various governmental regulatory authorities, including the Illinois Commissioner of Banks, the Federal Reserve, the FDIC, the Internal Revenue Service, state taxing authorities and the SEC. The effect of applicable statutes, regulations and regulatory policies can be significant, and cannot be predicted with a high degree of certainty.

      Federal and state laws and regulations generally applicable to financial institutions, such as us, regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to financial institutions establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds and the depositors, rather than the shareholders, of financial institutions.

      The following is a summary of the material elements of the regulatory framework that applies to us. It does not describe all of the statutes, regulations and regulatory policies that apply, nor does it restate all of the requirements of the statutes, regulations and regulatory policies that are described. As such, the following is qualified in its entirety by reference to the applicable statutes, regulations and regulatory policies. Any change in applicable law, regulations or regulatory policies may have a material effect on our business.

The Company

      General. As a bank holding company, we are registered with, and are subject to regulation, supervision and examination by, the Federal Reserve under the Bank Holding Company Act. Under the Bank Holding Company Act, we are subject to periodic examination by the Federal Reserve and are required to file with the Federal Reserve periodic reports and such additional information as the Federal Reserve may require. We are also subject to regulation, supervision and examination by the Illinois Commissioner of Banks.

      In accordance with Federal Reserve policy, we are expected to act as a source of financial strength and commit resources to support the Bank. This support may be expected at times when, absent this Federal Reserve policy, we may not be inclined to provide it. As discussed below under “Capital Requirements,” we also may be required in some circumstances to guarantee the capital of the Bank.

      Investments and Activities. Under the Bank Holding Company Act, a bank holding company must obtain Federal Reserve approval before: (1) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of the shares of the other bank or bank holding company (unless it already owns or controls the majority of such shares); (2) acquiring all or substantially all of the assets of another bank; or (3) merging or consolidating with another bank holding company. Subject to certain conditions (including certain deposit concentration limits established by the Bank Holding Company Act), the Federal Reserve may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the Federal Reserve is required to give effect to applicable state law limitations on the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institution affiliates in the state in which the target bank is located (provided that those limits do not discriminate against out-of-state depository institutions or their holding companies) and state laws which require that the target bank have been in existence for a minimum period of time (not to exceed five years) before being acquired by an out-of-state bank holding company.

      The Bank Holding Company Act also generally prohibits us from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than that of banking, managing and controlling banks or furnishing services to banks and their subsidiaries. This general prohibition is subject to a number of exceptions. The principal exception allows bank holding companies to engage in, and to own shares of companies engaged in, certain businesses found by the Federal Reserve to be “so closely related to banking . . . as to be a proper incident thereto.” Under current regulations of the Federal Reserve, we are permitted to engage in a variety of banking-related businesses, including the operation of a thrift, sales and consumer finance, equipment leasing, the operation of a computer service bureau (including software development), and mortgage banking and brokerage. The Bank Holding Company Act generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

      Federal law also prohibits any person or company from acquiring control of a bank or bank holding company without prior notice to the appropriate federal bank regulator. Control is generally defined as the acquisition of 10% of the outstanding shares of a bank or bank holding company.

      Minimum Capital Requirements. Bank holding companies are required to maintain minimum levels of capital in accordance with Federal Reserve capital adequacy guidelines. Specifically, the Federal Reserve has adopted risk-based capital adequacy and minimum capital to total assets (leverage ratio) guidelines for assessing bank holding company capital adequacy. These standards define capital and establish minimum capital ratios in relation to assets, both on an aggregate basis and as adjusted for credit risks and off-balance sheet exposures. Under the Federal Reserve’s risk-based guidelines applicable to us, capital is classified into two categories, Tier 1 and Tier 2.

      Effective April 1, 2002, Tier 1 capital for purposes of both the risk-weighted asset tests and the leverage ratio test consists of common equity, minority interest in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and qualifying cumulative perpetual preferred stock, which itself is limited to 25% of Tier 1 capital. In addition, as a general matter, Tier 1 capital excludes goodwill, amounts of mortgage servicing assets, nonmortgage servicing assets and purchased credit card relationships that in the aggregate exceed certain limitations, amounts of credit-enhancing interest-only strips that are in excess of 25% of Tier 1 capital, all other identifiable intangible assets, deferred tax assets that are dependent upon future taxable income (net of their valuation allowance in excess of circumstances), and a percentage of the organization’s nonfinancial equity investments. The Federal Reserve may also exclude certain other investments in subsidiaries or associated companies as appropriate.

      Tier 2 capital, known as supplementary capital, consists of allowances for loan and lease losses (subject to certain limitations), perpetual preferred stock and related surplus (subject to conditions), hybrid capital instruments, perpetual debt and mandatory convertible debt securities, term subordinated debt and intermediate-term preferred stock, including related surplus (subject to limitations) and unrealized holding gains on equity securities (subject to limitations).

      The maximum amount of Tier 2 capital that may be included in an organization’s qualifying total capital is limited to 100% of Tier 1 capital, net of the required deductions discussed above.

      The Federal Reserve’s capital adequacy guidelines require bank holding companies to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least 4% of which must be in the form of Tier 1 capital. Risk-weighted assets include assets and credit equivalent amounts of off-balance sheet items of bank holding companies that are assigned to one of several risk categories, based on the obligor or the nature of the collateral. The Federal Reserve has established a minimum ratio of Tier 1 capital (less any intangible capital items) to total assets (less any intangible assets), or leverage ratio, of 3% for strong bank holding companies (those rated a composite “1” under the Federal Reserve’s rating system). For all other bank holding companies, the minimum ratio of Tier 1 capital to total assets is 4%. Also, the Federal Reserve continues to consider the Tier 1 leverage ratio in evaluating proposals for expansion or new activities.

      In its capital adequacy guidelines, the Federal Reserve emphasizes that the standards discussed above are minimums and that banking organizations generally are expected to operate well above these minimum levels. Most bank holding companies maintain regulatory capital levels well in excess of these minimum requirements and thereby qualify as “well-capitalized” organizations under Federal Reserve regulations. Under the regulations, well-capitalized bank holding companies must maintain a total risk-based capital ratio of at least 10% and a Tier 1 capital ratio of at least 6%. These guidelines also state that banking organizations experiencing growth, whether internally or by making acquisitions, are expected to maintain strong capital positions substantially above the minimum levels.

      As a result of the $64.5 million charge we recognized in connection with the settlement agreements described in this prospectus, as of June 30, 2002, our ratio of total capital to risk weighted assets at June 30, 2002 was 5.57%. Our ratio of Tier 1 capital to risk weighted assets was 4.31%, and our Tier 1 leverage ratio was 3.40%, and therefore, we are not in compliance with the Federal Reserve’s capital adequacy guidelines.

      As a consequence of our failure to meet the standards set out in the guidelines, we have been informed by the Federal Reserve that we must receive its permission before paying dividends on our common or preferred stock, and that our Board of Directors must approve and submit to the Federal Reserve a plan to restore our capital so that the level of capital will be above those required by the guidelines. We have submitted a capital plan to the Federal Reserve and the Federal Reserve has approved the payment of our scheduled quarterly dividends on our common stock and our Series A preferred stock in October 2002 prior to completion of this offering. Notwithstanding our Bank’s status as “well-capitalized,” until our capital exceeds the guidelines, it is likely that we will encounter increased supervision and oversight and may be limited in our ability to engage in certain transactions that might be beneficial to us, such as new activities, acquisitions or redemptions of securities. For additional information regarding any limitations on our ability to pay dividends, see the section of this prospectus captioned “Risk Factors.”

      Dividends. As a corporation incorporated in Delaware, we are subject to the Delaware General Corporation Law, referred to as the DGCL, which allows us to pay dividends only out of our surplus (as defined and computed in accordance with the provisions of the DGCL) or if we have no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Additionally, the Federal Reserve has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that, as a matter of prudent banking, a bank holding company should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. In addition, as noted in the “General” section above, bank holding companies are expected, under Federal Reserve policy, to serve as a source of financial strength for their depository institution subsidiaries. This requirement, and the capital adequacy requirements applicable to bank holding companies described above under “Minimum Capital Requirements” combined with the charge we recognized in connection with the settlement agreements described in this prospectus, may limit our ability to pay dividends. The Federal Reserve also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to prohibit the payment of dividends by banks and bank holding companies.

      As a bank holding company, we are a legal entity separate and distinct from the Bank. Our principal asset is the outstanding capital stock of the Bank. As a result, we must rely on payments from the Bank to meet our obligations. Dividend payments from the Bank are subject to Illinois law and to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by various regulatory agencies with authority over the Bank. The ability of the Bank to pay dividends is also subject to regulatory restrictions if paying dividends would impair its profitability, financial condition or other cash flow requirements.

The Bank

      The Bank is an Illinois-chartered bank, the deposit accounts of which are insured by the FDIC’s Bank Insurance Fund, referred to as the BIF. The Bank is also a member of the Federal Reserve and as such is a “member bank.” As an Illinois-chartered, FDIC-insured member bank, the Bank is subject to the supervision, regulation and examination of the Illinois Commissioner of Banks, as the chartering authority for Illinois banks, the Federal Reserve, as the primary federal regulator of member banks, and the FDIC, as administrator of the BIF.

      Deposit Insurance. As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their respective levels of capital and results of supervisory evaluations. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

      During the year ended December 31, 2001, BIF assessments ranged from 0% of deposits to 0.27% of deposits. For the semi-annual assessment period beginning January 1, 2002, BIF assessment rates will continue to range from 0% of deposits to 0.27% of deposits.

      The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution (1) has engaged or is engaging in unsafe or unsound practices, (2) is in an unsafe or unsound condition to continue operations or (3) has violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance, if the institution has no tangible capital. We are not aware of any activity or condition that could result in termination of the deposit insurance of the Bank.

      Financing Corporation Assessments. Since 1987, a portion of the deposit insurance assessments paid by members of the FDIC’s Savings Association Insurance Fund, referred to as the SAIF, has been used to cover interest payments due on the outstanding obligations of the Financing Corporation. The Financing Corporation was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the SAIF’s predecessor insurance fund. As a result of federal legislation enacted in 1996, beginning as of January 1, 1997, both SAIF members and BIF members such as the Bank became subject to assessments to cover the interest payments on outstanding Financing Corporation obligations. These Financing Corporation assessments are in addition to amounts assessed by the FDIC for deposit insurance. Between January 1, 2000 and the final maturity of the outstanding Financing Corporation obligations in 2019, BIF members, including the Bank, and SAIF members will share the cost of the interest on the Financing Corporation bonds on a pro rata basis. During the year ended December 31, 2001, the Financing Corporation assessment rate for SAIF members ranged between approximately 0.0184% of deposits and approximately 0.0196% of deposits, while the Financing Corporation assessment rate for BIF members ranged between approximately 0.0184% of deposits and approximately 0.0196% of deposits. During the year ended December 31, 2001, and the six month period ended June 30, 2002, the Bank paid Financing Corporation assessments totaling $328,000 and $156,000, respectively.

      Supervisory Assessments. All Illinois banks are required to pay supervisory assessments to the Illinois Commissioner of Banks to fund the operations of the Illinois Commissioner of Banks. The amount of the assessment is calculated based on the institution’s total assets, including consolidated subsidiaries, as reported to the Illinois Commissioner of Banks. During the year ended December 31, 2001, the Bank paid supervisory assessments to the Illinois Commissioner of Banks totaling $226,000.

      Capital Requirements. The Federal Reserve has established the following minimum capital standards for state-chartered Federal Reserve member banks, such as the Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with a minimum requirement of at least 4% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. For purposes of these capital standards, Tier 1 capital and total capital may consist of essentially the same components as Tier 1 capital and total capital under the Federal Reserve’s capital guidelines for bank holding companies.

      The capital requirements described above are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, the regulations of the Federal Reserve provide that additional capital may be required to take adequate account of, among other things, interest rate risk or the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

      During the second quarter of 2002, the Bank was not required by the Federal Reserve to increase its capital to an amount in excess of the minimum regulatory requirement. As of June 30, 2002, the Bank exceeded its minimum regulatory capital requirements, as follows:

Total	Tier 1
Risk-Based	Risk-Based	Leverage
Capital Ratio	Capital Ratio	Capital Ratio

10.71%	9.46%	7.46%

      Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators’ powers depends on whether the institution in question is “well-capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized,” in each case as defined by regulation. Depending upon the capital category to which an institution is assigned, the regulators’ corrective powers include: requiring the institution to submit a capital restoration plan (which must be guaranteed by the institution’s holding company); limiting the institution’s asset growth and restricting its activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions between the institution and its affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution. To be considered well-capitalized under the regulations, a bank must maintain a total risk-based capital ratio in excess of 10%, Tier 1 risk-based capital ratio of 6% or more and a Tier 1 leverage ratio in excess of 5%. As of June 30, 2002, the Bank was well-capitalized.

      Additionally, institutions insured by the FDIC may be liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of commonly controlled FDIC insured depository institutions or any assistance provided by the FDIC to commonly controlled FDIC insured depository institutions in danger of default.

      Dividends. Under the Illinois Banking Act, Illinois-chartered banks may not pay, without prior regulatory approval, dividends in excess of their net profits. The Federal Reserve Act also imposes limitations on the amount of dividends that may be paid by a state member bank, such as the Bank. Generally, a member bank may pay dividends out of its undivided profits, in such amounts and at such times as the member bank’s board of directors deems prudent. Without prior Federal Reserve approval, however, a state member bank may not pay dividends in any calendar year which, in the aggregate, exceed the member bank’s calendar year-to-date net income plus the member bank’s retained net income for the two preceding calendar years.

      The payment of dividends by any financial institution or its holding company is affected by the requirement to maintain adequate capital pursuant to applicable capital adequacy guidelines and regulations, and a financial institution generally is prohibited from paying any dividends if, following payment thereof, the institution would be undercapitalized. As described above, the Bank exceeded its minimum capital requirements under applicable guidelines and had approximately $24.4 million available to be paid as dividends to us as of June 30, 2002. Notwithstanding the availability of funds for dividends, however, the Federal Reserve may prohibit the payment of any dividends by the Bank if the Federal Reserve determines such payment would constitute an unsafe or unsound practice.

      Insider Transactions. The Bank is subject to restrictions imposed by federal law on extensions of credit to us, on investments in our common stock or other securities and the acceptance of shares of our common stock or other securities as collateral for loans. Limitations and reporting requirements are also placed on extensions of credit by the Bank to its respective directors and officers, to our directors and officers, to our principal stockholders, and to “related interests” of such directors, officers and principal stockholders. In addition, federal law and regulations may affect the terms upon which any person becoming one of our directors, officers or principal stockholders may obtain credit from banks with which the Bank maintains a correspondent relationship.

      Safety and Soundness Standards. The federal banking agencies have adopted guidelines which establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines set forth standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the safety and soundness guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. If an institution fails to submit an acceptable compliance plan, or fails in any material respect to implement a compliance plan that has been accepted by its primary federal regulator, the regulator is required to issue an order directing the institution to cure the deficiency. Until the deficiency cited in the regulator’s order is cured, the regulator may restrict the institution’s rate of growth, require the institution to increase its capital, restrict the rates the institution pays on deposits or require the institution to take any action the regulator deems appropriate under the circumstances. Noncompliance with the standards established by the safety and soundness guidelines may also constitute grounds for other enforcement action by the federal banking regulators, including cease and desist orders and civil money penalty assessments.

      Branching Authority. Illinois banks, such as the Bank, have the authority under Illinois law to establish branches anywhere in the State of Illinois, subject to receipt of all required regulatory approvals. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, both state and national banks are allowed to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of new interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to “opt-out” of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997. Illinois enacted legislation permitting interstate mergers beginning on June 1, 1997, subject to certain conditions, including a prohibition against interstate mergers involving an Illinois bank that has been in existence and continuous operation for fewer than five years.

      State Bank Activities. Under federal law and FDIC regulations, FDIC insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law and FDIC regulations also prohibit FDIC insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. These restrictions have not had, and are not currently expected to have, a material impact on the operations of the Bank.

      Federal Reserve System. Federal Reserve regulations, as presently in effect, require depository institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts), as follows: for transaction accounts aggregating $42.8 million or less, the reserve requirement is 3% of total transaction accounts; and for transaction accounts aggregating in excess of $42.8 million, the reserve requirement is $1.284 million plus 10% of the aggregate amount of total transaction accounts in excess of $42.8 million. The first $5.5 million of otherwise reservable balances are exempted from the reserve requirements. These reserve requirements are subject to annual adjustment by the Federal Reserve. The Bank is in compliance with the foregoing requirements.

      Federal Home Loan Bank System. The Bank is a member of the FHLB of Chicago, which is one of 12 regional FHLBs. The FHLBs serve as reserve or central banks for their members. The FHLBs are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. They make loans, known as advances, to members in accordance with policies and procedures established by the board of directors of each FHLB, which is subject to the oversight of the Federal Housing Finance Board, an agency of the United States government. All advances from the FHLBs are required to be fully secured by sufficient collateral as determined by the FHLBs. In addition, all long-term advances are required to provide funds to residential home financing.

      As a member, the Bank is required to purchase and maintain stock in the FHLB of Chicago. At June 30, 2002, the Bank had $5.9 million in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received dividends on its FHLB stock. Such dividends averaged 6.33% for fiscal 2001. For the fiscal year ended December 31, 2001, dividends paid by the FHLB of Chicago to the Bank totaled $357,000.

      Under federal law, the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately-priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank’s FHLB stock may result in a corresponding reduction in its capital.

      Community Reinvestment. Under the Community Reinvestment Act, or the CRA, a financial institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, or limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community that are consistent with the CRA. Institutions are rated on their performance in meeting the needs of their communities. Performance is tested in three areas: (1) lending, which evaluates the institution’s record of making loans in its assessment areas; (2) investment, which evaluates the institution’s record of investing in community development projects, affordable housing and programs benefiting low- or moderate-income individuals and business; and (3) service, which evaluates the institution’s delivery of services through its branches, ATMs and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution’s record of meeting the credit needs of its community and to take this record into account in evaluating certain applications by the institution, including applications for charters, branches and other deposit facilities, relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities, and savings and loan holding company acquisitions. The CRA also requires that all institutions publicly disclose their CRA ratings. The Bank received an “outstanding” rating on its most recent CRA performance evaluation.

      Brokered Deposits. Brokered deposits include funds obtained, directly or indirectly, by or through a deposit broker for deposit into one or more deposit accounts. Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits. The Bank is permitted to accept brokered deposits.

      Gramm-Leach-Bliley Act. On November 12, 1999, the Gramm-Leach-Bliley Act was enacted, which amended or repealed certain provisions of the Glass-Steagall Act and other legislation that restricted the ability of bank holding companies, securities firms and insurance companies to affiliate with one another. The Gramm-Leach-Bliley Act establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies and securities firms. The Gramm-Leach-Bliley Act contains provisions intended to safeguard consumer financial information in the hands of financial service providers by, among other things, requiring these entities to disclose their privacy policies to their customers and allowing customers to “opt out” of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions. Final regulations implementing the new financial privacy regulations became effective during 2001. Similar to most other consumer-oriented laws, the regulations contain some specific prohibitions and require timely disclosure of certain information. We have devoted what we believe are sufficient resources to comply with these new requirements. We do not anticipate that the Gramm-Leach-Bliley Act in and of itself will have a material adverse effect on our operations or prospects or those of our subsidiaries. However, to the extent the Gramm-Leach-Bliley Act permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation and intensified competition. This consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve.

Compliance with Consumer Protection Laws

      The Bank is also subject to many federal and state consumer protection statutes and regulations, including the Equal Credit Opportunity Act, the Fair Housing Act, the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act. Among other things, these acts:

•	require lenders to disclose credit terms in meaningful and consistent ways;

•	prohibit discrimination against an applicant in any consumer or business credit transaction;

•	prohibit discrimination in housing-related lending activities;

•	require lenders to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

•	require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

•	prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

•	prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

Equal Credit Opportunity Act

      The federal Equal Credit Opportunity Act prohibits discrimination against an applicant in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs or good faith exercise of any rights under the Consumer Credit Protection Act. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test has been applied to determine whether a violation of the Act has occurred. This means that if a creditor’s actions have had the effect of discriminating, the creditor may be held liable, even when there is no intent to discriminate. In addition to actual damages, the Equal Credit Opportunity Act permits regulatory agencies to take enforcement action and provides for punitive damages. Successful complainants also may be entitled to an award of court costs and attorneys’ fees.

Fair Housing Act

      The federal Fair Housing Act regulates many lending practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. The Fair Housing Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the Fair Housing Act, including some that are not specifically mentioned in the Act itself. Among those practices that have been found to be, or may be considered, illegal under the Fair Housing Act are declining a loan for the purposes of racial discrimination, making excessively low appraisals of property based on racial considerations and pressuring, discouraging, or denying applications for credit on a prohibited basis.

      The Fair Housing Act allows a person who believes that he or she has been discriminated against to file a complaint with HUD. Aggrieved persons also may initiate a civil action. The Fair Housing Act also permits the Attorney General of the United States to commence a civil action if there is reasonable cause to believe that a person has been discriminated against in violation of the Fair Housing Act. Penalties for violation of the Fair Housing Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The courts also may assess civil penalties.

Home Mortgage Disclosure Act

      The federal Home Mortgage Disclosure Act grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of the Home Mortgage Disclosure Act is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The Home Mortgage Disclosure Act also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. The Home Mortgage Disclosure Act requires institutions to report data regarding applications for loans for the purchase or improvement of one-to-four family and multifamily dwellings, as well as information concerning originations and purchases of such loans. Federal bank regulators rely, in part, upon data provided under the Home Mortgage Disclosure Act to determine whether depository institutions engage in discriminatory lending practices.

      The appropriate federal banking agency (that is, the Federal Reserve for the Bank) or in some cases, HUD, enforces compliance with the Home Mortgage Disclosure Act and implements its regulations. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations of this Act.

Real Estate Settlement Procedures Act

      The federal Real Estate Settlement Procedures Act requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. The Real Estate Settlement Procedures Act also prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Violations of the Real Estate Settlement Procedures Act may result in imposition of penalties, including: (1) civil liability equal to three times the amount of any charge paid for the settlement services or civil liability of up to $1,000 per claimant, depending on the violation; (2) awards of court costs and attorneys’ fees; and (3) fines of not more than $10,000 or imprisonment for not more than one year, or both.

Truth in Lending Act

      The federal Truth in Lending Act is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the Act, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule.

      Violations of the Truth in Lending Act may result in regulatory sanctions and in the imposition of both civil and, in the case of willful violations, criminal penalties. Under certain circumstances, the Truth in Lending Act and Federal Reserve Regulation Z also provide a consumer with a right of rescission, which relieves the consumer of the obligation to pay amounts to the creditor or to a third party in connection with the offending transaction, including finance charges, application fee, commitment fees, title search fees and appraisal fees. Consumers may also seek actual and punitive damages for violations of the Truth in Lending Act.

State Consumer Protection Laws

      In addition to the federal consumer protection laws discussed above, the Bank is also subject to state consumer protection laws that regulate the mortgage origination and lending businesses of these subsidiaries. As part of the home equity line of business, the Bank originates home equity loans. The Bank uses interest rates and loan terms in its home equity loans and lines of credit that are authorized by Illinois law, but might not be authorized by the laws of the states in which the borrowers are located. As an FDIC-insured, state member bank, the Bank is authorized by Section 27 of the Federal Deposit Insurance Act, or FDIA, to charge interest at rates allowed by the laws of the state where the Bank is located regardless of any inconsistent state law, and to apply these rates to loans to borrowers in other states. The FDIC has opined that a state bank with branches outside of the state in which it is chartered may also be located in a state in which it maintains an interstate branch. The Bank relies on Section 27 of the FDIA and the FDIC opinion in conducting its home equity lending business described above. From time to time, state regulators have questioned the application of Section 27 of the FDIA to credit practices affecting citizens of their states. Any change in Section 27 of the FDIA or in the FDIC’s interpretation of this provision, or any successful challenge as to the permissibility of these activities, could require that we change the terms of some of our loans or the manner in which we conduct our home equity line of business.

     USA Patriot Act

      On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including banks, to help prevent, detect and prosecute international money laundering and the financing of terrorism. The Bank has augmented its systems and procedures to accomplish this. The Secretary of the Treasury has proposed additional regulations to further implement Title III. Although we cannot predict when or in what form these regulations will be adopted, we believe that the cost of compliance with Title III of the USA Patriot Act is not likely to be material to us.

DESCRIPTION OF CAPITAL STOCK

General

      The following summary describes the material terms of our capital stock and is subject to, and qualified by, applicable law and the provisions of our amended and restated certificate of incorporation and by-laws. We have filed these organizational documents as exhibits to the registration statement of which this prospectus is a part.

      Our authorized capital stock consists of 30,000,000 shares, of which 25,000,000 shares are common stock, par value $0.01 per share, and 5,000,000 shares are preferred stock, par value $0.01 per share. After giving effect to this offering, our outstanding capital stock will consist of 9,091,779 shares of common stock, par value $0.01 per share, and 1,530,000 shares of preferred stock, par value $0.01 per share.

Common Stock

      Our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, validly issued, fully paid and nonassessable. Subject to the rights of holders of preferred stock which may be issued, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our Board of Directors may from time to time determine. Our shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding, including holders of the Series A preferred stock described below. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

      Our Board of Directors may approve for issuance, without approval of the holders of common stock, preferred stock which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect the rights of holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

      We have paid regular cash dividends on our common stock since we commenced operations in the first quarter of 1997. For further discussion on this matter, see the section in this prospectus captioned “Dividend Policy.” The holders of our common stock are entitled to receive such dividends as are declared by our Board of Directors, which considers payment of dividends quarterly. The common stock dividends are subject to the rights of holders of preferred stock. It is our intention to continue to pay cash dividends on the common stock to the extent permitted by our loan agreement, applicable banking regulations and the terms of the trust preferred securities. We cannot assure you, however, that we will pay dividends or that we will not reduce or eliminate dividends in the future. In determining the timing and amount of dividends, our Board of Directors considers our earnings, capital requirements and debt, and those of the Bank, as well as general economic conditions and other relevant factors. Our ability to pay dividends is subject to regulatory restrictions and restrictions imposed by the trust preferred securities. For further discussion on this matter, see the sections in this prospectus captioned “Supervision and Regulation” and “Description of the Trust Preferred Securities.”

Preferred Stock

      Our amended and restated certificate of incorporation authorizes our Board of Directors to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. Pursuant to this authority, our Board of Directors designated 1,530,000 shares as 9.0% Noncumulative Perpetual preferred stock, Series A, $25.00 stated value per share.

The rights, preferences, privileges, qualifications, restrictions and limitations of the Series A preferred stock are described in the Certificate of Designation.

      The shares of outstanding Series A preferred stock are validly issued, fully paid and nonassessable. The rights of holders of Series A preferred stock could be subject to, and may be adversely affected by, the rights of holders of any additional series of preferred stock that may be issued in the future and that may rank prior to, or on parity with, as to dividends or distributions of assets, the Series A preferred stock. However, any such issuance is subject to the approval of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the Series A preferred stock then outstanding, voting together separately as a class.

      The shares of Series A preferred stock are not convertible into, or exchangeable for, shares of common stock, any other class or classes of capital stock (or any other security) or any other series of any class or classes of our capital stock (or any other security) and have no preemptive rights. We treat the Series A preferred stock as Tier 1 Capital for purposes of the risk-based capital guidelines of the Federal Reserve. The shares of Series A preferred stock are subject to redemption under the circumstances described under “Redemption at Our Option” below.

      Since we are a holding company, our right, and hence the rights of our creditors and shareholders, to participate in any distribution of assets of any subsidiary upon our liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, including depositors in the case of the Bank, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Dividend Rights

      Holders of shares of our Series A preferred stock are entitled to receive noncumulative cash dividends payable quarterly in arrears for each quarter at an annual rate of $2.25 per share, when, as and if declared by our Board of Directors, or a duly authorized committee thereof. Dividends on the Series A preferred stock are paid out of funds legally available therefor, for the period commencing on the date of original issuance of the Series A preferred stock to and including March 31, 1997 and for each quarterly dividend period commencing on the first day of each April, July, October and January thereafter, and ending on and including the day next preceding the first day of the next dividend period. Each such period is referred to as a dividend period. Dividends so declared are payable on the first day of each April, July, October and January, commencing on April 1, 1997, each a dividend payment date, to the holders of record on a date not more than 30 days and not less than 10 days preceding the related dividend payment date, as may be determined by the Board of Directors, or a duly authorized committee thereof, in advance of such dividend payment date. Dividends payable for any period of less than a quarter are paid on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable per share of Series A preferred stock for each dividend period are computed by dividing the amount due on an annual basis by four. When a dividend payment date falls on a non-business day, the dividend is paid on the next business day. Holders of Series A preferred stock do not participate in dividends, if any, declared and paid on our common stock.

      We declare and pay dividends on the Series A preferred stock as well as the common stock each quarter. However, the right of holders of Series A preferred stock to receive dividends is noncumulative. Accordingly, if our Board fails to declare a dividend on the Series A preferred stock for a dividend period, then holders of the Series A preferred stock will have no right to receive a dividend for that dividend period, and we will have no obligation to pay the dividend accrued for that dividend period, whether or not dividends are declared for any subsequent dividend period.

      Under Delaware law, we can pay dividends on the Series A preferred stock only out of (1) our surplus, which is equal to the amount by which our net assets (excess of assets over liabilities) exceed the stated capital attributable to all outstanding shares of capital stock, or (2) if we have no surplus, our net profits for the current or preceding year. If we have no surplus or profits, we would be unable to pay the scheduled dividends on the Series A preferred stock. Our right to pay dividends on the Series A preferred stock also is subject to certain restrictions under our loan agreement.

      No full dividends will be declared or paid or set apart for payment on any share of any series of preferred stock or any share of any other class of stock, or series thereof, in any such case ranking on a parity with or junior to the Series A preferred stock as to dividends unless full dividends for the then-current dividend period on the Series A preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof, and for all prior dividend periods for which dividends were declared, set apart for such payment. When dividends are not paid in full upon the Series A preferred stock and any other series or class of stock ranking on a parity with the Series A preferred stock as to dividends, all dividends declared upon the Series A preferred stock and such other series or class of stock will be declared pro rata so that the amount of dividends declared per share on the Series A preferred stock and such other series or class of stock will in all cases bear the same ratio that accrued dividends per share (which in the case of the Series A preferred stock will not include any accumulation in respect of undeclared or unpaid dividends for prior dividend periods) on the Series A preferred stock and on such other series or class of stock bear to each other.

      Except as set forth in the paragraph immediately following, so long as any shares of Series A preferred stock are outstanding, unless the full dividends on all outstanding shares of Series A preferred stock have been declared and paid or set apart for payment for the current dividend period and have been paid for all dividend periods for which dividends were declared, and except as provided in the immediately preceding paragraph, (1) no dividend (other than a dividend in common stock or in any of our other stock ranking junior to the Series A preferred stock as to dividends or distribution of assets upon liquidation, dissolution or winding up) may be declared and paid, or set aside for payment, or other distribution declared or made, on the common stock or any other stock ranking junior to or on a parity with Series A preferred stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, and (2) no shares of common stock or shares of any other stock of ours ranking junior to or on a parity with Series A preferred stock as to dividends or distribution of assets upon liquidation, dissolution or winding up, will be redeemed, purchased or otherwise acquired for any consideration by us or any of our subsidiaries (nor may any moneys be paid to or made available for a sinking or other fund for the redemption, purchase or other acquisition of any shares of any such stock), other than by conversion into or exchange for common stock or any other stock of ours ranking junior to the Series A preferred stock as to dividends or distribution of assets upon liquidation, dissolution or winding up.

Dividend Rate

      Except as provided below, the dividend rate per annum on the Series A preferred stock referred to above for any dividend period is equal to 9.0% per annum (or $2.25 per share of Series A preferred stock). The amount of dividends payable per share for each dividend period is computed by dividing the annual rate by four.

Redemption at Our Option

      Shares of Series A preferred stock were not redeemable prior to January 15, 2002. Now, the shares of Series A preferred stock will be redeemable at our option, in whole or in part, at any time or from time to time on not less than 30, nor more than 60, days’ written notice, at a redemption price of $25.00 per share, plus an amount equal to dividends declared and unpaid for the then-current dividend period (without accumulation of accrued and unpaid dividends for prior dividend periods and without interest) to the date fixed for redemption.

      In no event will we redeem less than all the outstanding shares of Series A preferred stock, unless dividends for the then-current dividend period to the date fixed for redemption for such series shall have been declared and paid or set apart for payment on all outstanding shares of Series A preferred stock; provided however, that the foregoing provisions will not prevent, if otherwise permitted, the purchase or acquisition by us of shares of Series A preferred stock pursuant to a tender or exchange offer made on the same terms to holders of all the outstanding shares of Series A preferred stock; and provided, further, that if some, but less than all, of the shares of Series A preferred stock are to be purchased or otherwise acquired pursuant to such tender or exchange offer and the number of shares so tendered exceeds the number of such shares so to be purchased or otherwise acquired by us, the shares of Series A preferred stock so tendered shall be purchased or otherwise acquired by us on a pro rata basis (with adjustments to eliminate fractions) according to the number of such shares tendered by each holder so tendering shares of Series A preferred stock for such purchase or exchange.

      Any optional redemption by us will be with the approval of the Federal Reserve, unless at the time the Federal Reserve determines that its approval is not required, and with the approval of our lender pursuant to the loan agreement to the extent then required.

Voting Rights

      Except as indicated below and except as required by applicable law, the holders of the Series A preferred stock have no voting rights.

      Generally, in the election of directors, the holders of Series A preferred stock, voting separately as a class, together with the holders of shares of any one or more other series of preferred stock entitled to vote in the election of directors, are entitled at each annual meeting of stockholders to cast one vote (or fraction thereof) for each $25.00 of liquidation preference to which such preferred stock is entitled for the election of one of our directors, with our remaining directors to be elected by the holders of the shares of any other class or classes or series of stock entitled to vote therefor. Any director who has been so elected may be removed at any time, with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may only be filled by the vote of such holders.

      If a Voting Event, as defined below, occurs, the holders of a majority of the shares of Series A preferred stock, voting separately as a class with the holders of shares of any one or more other series of preferred stock entitled to vote upon the occurrence of such Voting Event, will be entitled commencing with our next annual meeting of stockholders and at each subsequent annual meeting of stockholders, unless prior thereto such Voting Event has been terminated, to elect one additional director (and to exercise any right of removal or replacement of such director). At elections for such director, each holder of Series A preferred stock and holders of one or more series of preferred stock then entitled to vote thereon shall be entitled to cast one vote (or fraction thereof) for each $25.00 of liquidation preference to which such preferred stock is entitled, with our remaining directors to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. The Board of Directors at no time will include more than two directors who have been elected by the holders of shares of Series A preferred stock or other preferred stock. Until such Voting Event has been terminated, any director who has been elected as described above may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may only be filled by the vote of such holders. If and when such Voting Event has been terminated, the holders of shares of Series A preferred stock then outstanding and so authorized will be divested of the foregoing special voting rights, subject to revesting upon the further occurrence of a Voting Event. Upon termination of such Voting Event, the terms of office of any person who may have been elected a director by vote of the holders of shares of Series A preferred stock and such other series of preferred stock pursuant to the foregoing special voting rights will immediately terminate.

      A voting event will be deemed to have occurred in the event that dividends payable on any share or shares of Series A preferred stock shall not be declared and paid at the stated rate for the equivalent of six full quarterly dividend periods (whether or not consecutive). A voting event will be deemed to have been terminated when all such dividends in arrears have been declared and paid or declared and set apart for payment in full, subject always to the revesting of the right of holders of the Series A preferred stock voting as a class with the holders of any other preferred stock, to elect a director as provided above in the event of any future failure on our part to pay dividends at the stated rate for any six full quarterly dividend periods (whether or not consecutive).

      We are not permitted to amend, alter or repeal (whether by merger, consolidation or otherwise) any provisions of the Certificate of Designation so as to adversely affect the rights, powers or preferences of the

Series A preferred stock or the holders thereof without the approval of the holders of two-thirds of the outstanding shares of Series A preferred stock voting separately as a class. We may not, without the consent of the holders of at least two-thirds of the outstanding shares of Series A preferred stock, voting separately as a class, create, authorize or increase the authorized or issued amount of shares of any class of stock ranking prior to or on a parity with the Series A preferred stock as to dividends or distribution of assets on liquidation.

      Under regulations adopted by the Federal Reserve, the Series A preferred stock may be deemed a “class of voting securities” and a holder of 25% or more of such Series A preferred stock (or a holder of 5% or more if it otherwise exercises a “controlling influence” over us) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time (1) any bank holding company may be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act, to acquire or retain 5% or more of the Series A preferred stock and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve under the Bank Change in Control Act to acquire 10% or more of the Series A preferred stock.

Liquidation Rights

      In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of the assets is made to the holders of shares of the common stock or any other class or series of our stock ranking junior to the shares of Series A preferred stock as to such a distribution, an amount equal to $25.00 per share, plus an amount equal to dividends declared and unpaid for the then-current dividend period up to the date of liquidation (without accumulation of accrued and unpaid dividends for prior dividend periods) to the date fixed for payment of such distribution. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our assets will be insufficient to make the full liquidating payment on the Series A preferred stock and liquidating payments on any other class or series of our stock ranking on a parity with the Series A preferred stock as to any such distribution, then such assets will be distributed among the holders of the Series A preferred stock and such other class or series of stock, ratably in proportion to the respective full preferential amounts to which they are entitled. After any liquidating payments, the holders of shares of Series A preferred stock will be entitled to no other payments. A consolidation or merger of us with or into any other corporation or corporations or the sale, lease or conveyance, whether for cash, shares of stock, securities or properties, of all or substantially all our assets will not be regarded as a liquidation, dissolution or winding up of our business.

Limitation of Liability and Indemnification Matters

      Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

      Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

These provisions do not affect a director’s responsibilities under any other laws, including the federal securities laws or state or federal environmental laws.

      Our amended and restated bylaws also contain provisions that require us to indemnify our directors, and permit us to indemnify our officers and employees, to the fullest extent permitted by Delaware law. However, we are not obligated to indemnify any such person:

•	with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense; or

•	for any amounts paid in settlement, without our prior written consent, of an action in respect of which we would otherwise indemnify such person.

      We have entered into indemnity agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have also obtained directors’ and officers’ liability insurance to cover these individuals.

Delaware Anti-takeover Law

      We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

•	prior to the date at which the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder;

•	the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

•	the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder, at a meeting of the stockholders, and not by written consent, held on or subsequent to the date of the business combination.

An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation’s voting stock. A business combination includes, without limitation, mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

Transfer Agent and Registrar

      The transfer agent and registrar for the Series A preferred stock and common stock is LaSalle Bank National Association.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

      Concurrently with this offering, TAYC Capital Trust I is offering $40 million aggregate principal amount of           % trust preferred securities.

General

      The Trust is offering 1,600,000 trust preferred securities at a price equal to the stated liquidation amount of $25.00 per trust preferred security. The trust preferred securities represent preferred undivided beneficial interests in the assets of the Trust. The Trust will sell the trust preferred securities to the public and its common securities to us. The Trust will use the proceeds from those sales to purchase from us our debentures, which have the same economic terms as the trust preferred securities. The trust preferred securities will be guaranteed by us as more fully described in the trust preferred securities prospectus.

Distributions

      The Trust will pay distributions on the trust preferred securities quarterly at the annual rate of           % of the $25.00 stated liquidation amount on March 31, June 30, September 30 and December 31 of each year, commencing on                     , 2002. The funds of the Trust available for distribution to holders of the trust preferred securities will be limited to payments made by us under the debentures. If we do not make interest payments on the debentures, the Trust will not have funds available to pay distributions on the trust preferred securities.

Option to Extend Interest Payment Date.

      We have the option to defer interest payments on the debentures for a period not exceeding 20 consecutive quarters. We cannot, however, defer interest payments beyond the maturity of the debentures. If we defer the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such extension period. Any deferred distributions under the trust preferred securities will accumulate additional amounts at the annual rate of           %, compounded quarterly.

      If we exercise our right to extend an interest payment period, we may not:

•	declare or pay any dividend or make any distribution on our capital stock or redeem, purchase, acquire or make a liquidation payment on any of our capital stock, except under limited circumstances;

•	make an interest, principal or premium payment on, or repay, repurchase or redeem, any of our debt securities that rank equally with or junior to the debentures, or allow any of our subsidiaries to do the same;

•	make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures; or

•	redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

      Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time.

Redemption

      The debentures mature on                     , 2032. We may redeem the debentures prior to that date, subject to certain limitations. A redemption of the debentures would cause a mandatory redemption of a proportionate amount of the trust preferred securities and common securities at the redemption price with the applicable proceeds from our redemption of the debentures. The redemption price for each trust preferred security will equal $25.00 plus accumulated but unpaid distributions to the date of redemption. We have the right to redeem the debentures:

•	in whole at any time, or in part from time to time, on or after , 2007;

•	at any time, in whole, within 180 days after (i) certain tax events, as defined below, occur or become likely to occur, (ii) the Trust is deemed to be an investment company or (iii) there is an adverse change in the treatment of the trust preferred securities as Tier 1 capital for bank regulatory purposes, in each case as more fully described in the trust preferred securities prospectus; or

•	at any time, and from time to time, to the extent of any trust preferred securities we purchase plus a proportionate amount of the common securities we hold.

      Tax event means the receipt by the Trust and us of an opinion of counsel experienced in such matters to the effect that as a result of:

•	any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective, or which pronouncement or decision is announced, on or after the date of issuance of the trust preferred securities under the trust agreement, there is more than an insubstantial risk that:

•	interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

•	the Trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

•	the Trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

      We are not required to make sinking fund payments with respect to the debentures.

Optional Distribution of Debentures in Exchange for Trust Preferred Securities.

      We have the right at any time to dissolve, wind-up or terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust, cause the debentures to be distributed directly to the holders of the trust preferred securities and the common securities in liquidation of the Trust. If we elect to dissolve the Trust and cause the debentures to be distributed to holders of the Trust preferred securities and the common securities in liquidation of the Trust, we will continue to have the right to redeem the debentures.

Subordination of Common Securities to the Trust Preferred Securities

      Payment of distributions on the trust preferred securities and common securities will be made based on the liquidation amount of these securities. However, if we are in default under the indenture in respect of the debentures, no distributions on the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time has been made or provided for.

Ranking of the Debentures and the Guarantee

      The debentures and the guarantee are our general unsecured obligations. Our obligations under the debentures are junior in right of payment to all of our senior indebtedness to the extent set forth in the indenture. Because we are a holding company, the debentures and the guarantee and, therefore, the trust preferred securities, are effectively subordinated to all existing and future indebtedness of any of our current or future subsidiaries. Except in limited circumstances, the indenture does not limit the amount of other indebtedness that we or our subsidiaries may incur.

Listing

      The trust preferred securities have been approved for quotation on the Nasdaq National Market under the symbol TAYCP. The debentures will not initially be listed on any securities exchange or interdealer quotation system.

SHARES ELIGIBLE FOR FUTURE SALE

      If our stockholders sell, or there is a perception they may sell, substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following the offering, the market price of our common stock could decline. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

      Upon completion of this offering, we will have outstanding an aggregate of 9,091,779 shares of our common stock, assuming no exercise of outstanding options. Of these shares, all of the shares sold in the offering (plus any shares issued upon exercise of the underwriter’s over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates,” which generally include officers, directors or 10% stockholders, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of common stock held by existing stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered, or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

      Taking into account the lock-up agreements described below, and assuming Keefe, Bruyette & Woods, Inc. does not release any parties from these agreements, the following shares will be eligible for sale in the public market at the following times:

•	beginning on the effective date of this offering, only the 2,775,000 shares of common stock sold in this offering and the 65,397 shares of common stock not subject to lock-up agreements will be immediately available for sale in the public market;

•	beginning 180 days after the date of this prospectus, the expiration date for the lock-up agreements, approximately 6,104,804 shares of common stock held by affiliates will be eligible for sale pursuant to Rule 144, including the volume restrictions described below; and Rule 701.

      Beginning 180 days after the date of this prospectus, the expiration date for the lock-up agreements, approximately 146,578 shares of common stock issued pursuant to Rule 701 prior to this offering and held by non-affiliates will be eligible for sale in the market, although approximately 93,143 of these shares will remain subject to vesting requirements.

Lock-Up Agreements

      Our directors, officers and substantially all of our existing stockholders owning approximately 98.99% of our outstanding common stock immediately prior to the offering have entered into lock-up agreements generally providing, subject to limited exceptions, that they will not, without the prior written consent of Keefe, Bruyette & Woods, Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, or enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such securities, for a period of 180 days after the date of this prospectus. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 144, 144(k) or 701, shares subject to lock-up agreements will not be eligible for sale until these agreements expire or are waived by Keefe, Bruyette & Woods, Inc. on behalf of the underwriters.

Rule 144

      In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the total number of our then outstanding shares of common stock (approximately 90,917 shares immediately after this offering); or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

      Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. To the extent that shares were acquired from one of our affiliates, such acquiring person’s holding period for purposes of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

Rule 701

      In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares (subject to the terms of any applicable lock-up agreements) 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

      As soon as practicable after the completion of this offering, we intend to file a registration statement under the Securities Act to register shares to be issued under our incentive compensation plan. We expect this registration statement to become effective immediately upon filing with the SEC. Shares covered by this registration statement will be freely tradeable, subject to vesting provisions, terms of the lock-up agreements and, in the case of affiliates only, the restrictions of Rule 144 other than the holding period requirement.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement among us, the selling stockholder and the underwriters, for whom Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, the underwriters named below have severally agreed to purchase from us and the selling stockholder, and we and the selling stockholder have severally agreed to sell to the underwriters, an aggregate of 2,775,000 shares of common stock in the amounts set forth below opposite their respective names.

Number of
Underwriters	Shares

Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Company, Incorporated

Total	2,775,000

      Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the shares offered by this prospectus, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. The underwriting agreement provides that the underwriters’ obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other conditions customary in a firm commitment underwritten public offering, such as receipt by the underwriters of officers’ certificates, legal opinions and comfort letters.

      The underwriters propose to offer our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to selected securities dealers (who may include the underwriters) at that price less a concession not in excess of $          per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $          per share to certain brokers and dealers. After the offering, the offering price and other selling terms may from time to time be changed by the underwriters. We expect the shares of common stock will be ready for delivery on or about                     , 2002.

      At our request, the underwriters have reserved up to 100,000 shares of our common stock for sale, at the initial public offering price, to our directors, officers, employees and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

      We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 337,500 additional shares solely to cover over-allotments, if any, at the same price per share to be paid by the underwriters for the other shares in this offering. If the underwriters purchase any additional shares under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above.

      The following table shows the per share and total underwriting discounts to be paid by us and the selling stockholder to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share		Total

Underwriting discount to be paid by:	No Exercise	Full Exercise	No Exercise	Full Exercise

Us	$	$	$	$
Selling Stockholder	$	$	$	$

      We have also agreed to reimburse Keefe, Bruyette & Woods, Inc. for a portion of its legal fees incurred in connection with this offering and the concurrent offering of trust preferred securities in an amount not to exceed $75,000.

      Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol TAYC. The initial public offering price for the common stock has been determined by negotiations between the underwriters and us and the offering price of the common stock may not be indicative of the market price following the offering.

      In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the market price of our common stock during and after the offering, such as the following:

•	The underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them;

•	The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option;

•	The underwriters may stabilize or maintain the price of the common stock by bidding; and

•	The underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

      The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      In connection with this offering, the underwriters and dealers may engage in passive market making transactions in the shares of our common stock in accordance with Rule 103 of Regulation M promulgated by the SEC. In general, a passive market maker may not bid for, or purchase, shares of common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

      We and the selling stockholder have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

      We have agreed that, without the prior written consent of Keefe, Bruyette & Woods, Inc., we will not, during the period ending 180 days after the date of this prospectus:

•	offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock or file any registration statement with respect to any such securities; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities in cash or otherwise, except that we may issue shares of our common stock upon the exercise of currently outstanding options. Our officers, directors and substantially all of our stockholders, including the selling stockholder, have made the same agreement, subject to some limited exceptions.

      Keefe, Bruyette & Woods, Inc. has from time to time, performed investment banking and other financial advisory services for us in the ordinary course of business and has received fees from us for its services. In addition, in 1999 we entered into an agreement with Keefe, Bruyette & Woods, Inc. pursuant to which Keefe, Bruyette & Woods, Inc. has been engaged to provide investment banking and other financial advisory services. The agreement provides that Keefe, Bruyette & Woods, Inc. is to receive an annual retainer of $50,000 and reimbursement of its out-of-pocket expenses incurred in connection with services rendered thereunder. Pursuant to the agreement, we have paid retainer fees to Keefe, Bruyette & Woods, Inc. of $25,000 through the first six months of 2002.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for us by Katten Muchin Zavis Rosenman, Chicago, Illinois. Melvin E. Pearl, a partner of Katten Muchin Zavis Rosenman, is a member of our Board of Directors.

      Various legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

EXPERTS

      The consolidated financial statements of Taylor Capital and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-1 we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of its exhibits and schedules. For further information about us and the common stock being offered by this prospectus, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

      You may read and copy our registration statement and all of its exhibits and schedules at the public reference rooms of the SEC located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, DC, 233 Broadway, New York, New York 10279 or 175 West Jackson Boulevard, Suite 900, Chicago, Illinois. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC’s Web site at http://www.sec.gov.

      After this offering, we intend to provide annual reports to our stockholders that include financial information examined and reported on by an independent public accounting firm.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only on the date of this prospectus regardless of the time of the delivery of this prospectus or of any sale of our common stock.

        No action is being taken in any jurisdiction outside the United States to permit public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession or distribution of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

        Until                  , 2002, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

2,775,000 Shares

Taylor Capital Group, Inc.

Common Stock

PROSPECTUS

Keefe, Bruyette & Woods, Inc.

Stifel, Nicolaus & Company

Incorporated

                    , 2002

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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Subject to Completion, dated October 10, 2002

PROSPECTUS

TAYC Capital Trust I

$40,000,000
                        % Preferred Securities

($25.00 liquidation amount per preferred security)

fully and unconditionally guaranteed by
Taylor Capital Group, Inc.

TAYC Capital Trust I:

•	will sell trust preferred securities to the public;

•	will sell common securities to us;

•	will use the proceeds from the trust preferred securities and the common securities to buy debentures issued by us that are due , 2032; and

•	will distribute the payments it receives on our debentures to holders of the trust preferred securities and common securities.

Quarterly Distributions:

•	TAYC Capital Trust I will pay you quarterly cumulative cash distributions on the trust preferred securities at an annual rate equal to % beginning on , 2002.

•	We can defer interest payments on the debentures for up to 20 consecutive quarterly periods. If we defer interest payments, TAYC Capital Trust I also will defer distribution payments to the holders of the trust preferred securities.

Redemption:

•	TAYC Capital Trust I may redeem all or some of the trust preferred securities at any time, and for any reason, on or after , 2007.

•	TAYC Capital Trust I may redeem all but not some of the trust preferred securities at any time before , 2007 under some circumstances as described on page .

     The trust preferred securities have been approved for quotation on the Nasdaq National Market under the symbol TAYCP.

     Concurrently with this offering, we and one of our stockholders are offering to sell an aggregate of 2,775,000 shares of our common stock in an underwritten initial public offering.

     Although our common stock and the trust preferred securities are being offered separately, each offering is conditioned upon the successful completion of the other.

       Investing in the trust preferred securities involves risks. See “Risk Factors” beginning on page             .

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

	Per Trust
	Preferred Security		Total

Public offering price		$25.00		$40,000,000
Proceeds to TAYC Capital Trust I		$25.00		$40,000,000
Underwriting commission to be paid by us(1)	$		$
Proceeds (before expenses) to us	$		$

(1)	We will pay the underwriters’ commission for the sale of the trust preferred securities to the public and TAYC Capital Trust I will use all of the proceeds from the sale of the trust preferred and common securities to invest in our debentures.

     This offering is on a firm commitment basis. The underwriters are offering the trust preferred securities to you. The underwriters will only sell the trust preferred securities after they have purchased the trust preferred securities from TAYC Capital Trust I. The underwriters entirely or partially may reject any order for trust preferred securities and they may withdraw, cancel or modify the offering without giving you any notice. The underwriters expect to deliver the trust preferred securities against payment therefor on or about         , 2002.

Keefe, Bruyette & Woods, Inc.	Stifel, Nicolaus & Company

Incorporated

The date of this prospectus is                     , 2002.

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PROSPECTUS SUMMARY

      This summary highlights only some of the information contained in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read carefully the entire prospectus, including the “Risk Factors” section and our consolidated financial statements and notes to those financial statements appearing elsewhere in this prospectus, before making an investment decision.

Taylor Capital Group, Inc.

      We are a bank holding company headquartered in Wheeling, Illinois, a suburb of Chicago. We derive virtually all of our revenue from our subsidiary, Cole Taylor Bank, which we refer to throughout this prospectus as the Bank. The Bank has served the Chicago metropolitan area for over 73 years. As of December 31, 2001, the Bank was the tenth largest commercial bank headquartered in the Chicago metropolitan area based on assets. We provide a range of products and services concentrating in four primary banking areas: middle-market business banking, small business banking, commercial real estate lending and wealth management. We currently operate 11 branches throughout the Chicago metropolitan area with approximately $2.5 billion of assets, as of June 30, 2002.

      Our primary business objectives are to enhance our profitability and be a premier Chicago business bank for small- and mid-sized businesses and the people who own and manage them. Our core customers are middle-market companies, small companies, real estate developers and investors, and owners and executives of our business customers. We believe the Chicago market, with over 58,000 small and mid-sized businesses, is receptive to a locally owned and managed banking institution that provides responsive, personalized service, customized products and local decision making. We believe that our opportunities for expansion in this market are favorable and will increase as the Chicago banking market continues to experience significant consolidation.

Our Strategy

      In the fall of 2001, we adopted a strategic plan designed to capitalize on our perceived market opportunity within Chicago’s small- and middle-market business banking environment by focusing on owner-operated, family-held and closely-held companies. It is with these customers that we believe we can add the most value by understanding the challenges that owners experience and offering them advice and solutions to help them achieve their business and personal financial goals. The key elements of our strategy are:

•	Expand Our Core Customer Base. We intend to expand our core customer base by providing a high level of customer service, competitive products and delivery systems, as well as competing for customers of recently acquired banks in our markets.

•	Capitalize On Our Relationship Banking Approach. We are working to leverage our business banking relationships in order to capture more personal wealth management business. We believe our existing relationships with businesses provide a natural opportunity to assist with business owners’ personal financial needs.

•	Focus On Our Targeted Customers. We focus our time and resources on targeted customer segments: small- and mid-size businesses, as well as the individuals who own and manage them. As part of our effort to increase resources available to invest in serving these targeted customers, we have reduced or eliminated other activities. We intend to reallocate our resources to expand our commercial banking business and develop our wealth management business.

•	Enhance Our Operational Efficiency. We plan to further centralize and automate important operational functions to enhance operating leverage as well as service quality. We anticipate that this realignment will involve the relocation and consolidation of currently dispersed facilities, processes and personnel.

TAYC Capital Trust I

      The Trust is a Delaware statutory trust that we formed in May 2002. A statutory trust is a separate legal entity that can be formed for the purpose of holding property. For tax purposes, the Trust is intended to be a grantor trust. A grantor trust is a trust that does not pay federal income tax if it is formed solely to facilitate

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direct investment in the assets of the trust and the trustee cannot change the investment. The Trust exists solely to:

•	issue the trust preferred securities to the public for cash;

•	issue its common securities to us in exchange for our capitalization of the Trust;

•	use the proceeds it receives from the issuance of the trust preferred securities and the common securities to acquire debentures issued by us in an amount that is equivalent to the amount of trust preferred securities issued by the Trust; and

•	engage in other activities that are incidental to these purposes.

      When the Trust issues the trust preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding trust preferred securities of the Trust. In exchange for our capital contribution to the Trust, we will own all of the issued and outstanding common securities of the Trust, which will equal at least 3% of the total capital of the Trust. The debentures will be the Trust’s only assets, and the interest we pay on the debentures will be the Trust’s only source of revenue.

      The Trust will be governed by a trust agreement among us, as sponsor, and the trustees of the Trust. The Trust has a term of 30 years, but may terminate earlier as provided in the trust agreement.

Litigation and Settlement

      The Taylor family, including related trusts and a related partnership, acquired a majority interest in Taylor Capital and the Bank from Reliance Acceptance Group, Inc. in a series of split-off transactions in February 1997. In these transactions, the Taylor family exchanged all their common stock of Reliance for all of the outstanding stock of Taylor Capital. In February 1998, Reliance filed for bankruptcy. Thereafter, numerous lawsuits were filed that named as defendants Taylor Capital, the Bank, certain of our directors and officers and members of the Taylor family.

      These suits variously allege violations of the federal securities laws and breaches of common law fiduciary duties in connection with the split-off transactions and the public reporting of Reliance. These suits seek monetary damages, attorneys’ fees and other forms of relief, including the unwinding of the split-off transactions.

      In order to limit the substantial expense and distraction of continued litigation and to eliminate any exposure to potential liability, we have entered into settlement agreements with the plaintiffs and other parties in these cases. On May 24, 2002, we entered into agreements which provide that we will pay the plaintiffs, out of the net proceeds from this offering and the concurrent offering of common stock, an amount that will vary based on the initial public offering price of our common stock. Assuming an initial public offering price of our common stock of $19.00 per share, we anticipate the aggregate net proceeds from the concurrent common stock offering will be $39.0 million. We anticipate the net proceeds from this offering will be $37.7 million. Of the combined net proceeds from these concurrent offerings, approximately $64.5 million will be used to fully satisfy our obligations under the settlement agreements. Upon our delivery of this payment, each of the Taylor Capital-related defendants will be fully released from any liability with respect to the lawsuits described above. For additional information regarding the settlement agreements, see the section of this prospectus captioned “Litigation and Settlement.”

Other Information

      Taylor Capital was incorporated in Delaware in 1996. Taylor Capital’s principal executive offices, and the Trust’s principal offices, are located at 350 East Dundee Road, Suite 300, Wheeling, Illinois 60090. Taylor Capital’s telephone number is (847) 537-0020 and its web site is www.coletaylor.com. Information contained in Taylor Capital’s web site is not incorporated by reference into this prospectus, and you should not consider information contained in Taylor Capital’s web site as part of this prospectus.

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The Trust Preferred Securities Offering

The issuer	TAYC Capital Trust I, a Delaware statutory trust.

Securities being offered	$40,000,000 aggregate principal amount of trust preferred securities by the Trust, which represent preferred undivided interests in the assets of the Trust. The Trust’s assets will consist solely of our debentures and payments received on the debentures.

Use of proceeds from this offering	The Trust will use all of the proceeds from the sale of the trust preferred securities to purchase our debentures. We intend to use our net proceeds from the sale of the debentures to the Trust and the concurrent offering of our common stock described below to satisfy our obligations pursuant to the settlement agreements described in the section of this prospectus captioned “Litigation and Settlement.” We intend to use the remaining net proceeds from this offering and the concurrent offering of our common stock to reduce our outstanding term loan. See the section of this prospectus captioned “Use of Proceeds.”

When distributions will be paid to you	Holders of trust preferred securities are entitled to receive cumulative cash distributions at a % annual rate. Distributions will accumulate from the date the Trust issues the trust preferred securities and are to be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning with the first such date after issuance. As long as the trust preferred securities are represented by a global security, the record date for distributions on the trust preferred securities will be the business day prior to the distribution date. The Trust may defer the payment of cash distributions, as described below.

When the trust preferred securities must be redeemed	The debentures will mature on, and the trust preferred securities must be redeemed by, , 2032.

Redemption of the trust preferred securities before , 2032 is possible	The Trust must redeem the trust preferred securities when the debentures are paid at maturity or upon any earlier redemption of the debentures. We may redeem all or part of the debentures at any time on or after , 2007. In addition, we may redeem, at any time, all of the debentures if:

• there is a change in existing laws or regulations, or new official administrative or judicial interpretation or application of these laws and regulations, that causes the interest we pay on the debentures to no longer be deductible by us for federal tax purposes; or the Trust becomes subject to federal income tax; or the Trust becomes or will become subject to other taxes or governmental charges;

• there is a change in existing laws or regulations that requires the Trust to register as an investment company under the Investment Company Act of 1940; or

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• there is a change in the capital adequacy guidelines of the Federal Reserve that results in the trust preferred securities not being counted as Tier 1 capital.

We may also redeem debentures at any time, and from time to time, in an amount equal to the liquidation amount of any trust preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the trust preferred securities and common securities then owned by us.

Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required. If your trust preferred securities are redeemed by the Trust, you will receive the liquidation amount of $25.00 per trust preferred security, plus any accrued and unpaid distributions to the date of redemption.

We have the option to extend the interest payment period	The Trust will rely solely on payments made by us under the debentures to pay distributions on the trust preferred securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond the scheduled maturity of the debentures. If we defer interest payments on the debentures:

• the Trust will also defer distributions on the trust preferred securities;

• the distributions you are entitled to will accumulate; and

• these accumulated distributions will earn interest at an annual rate of %, compounded quarterly, until paid.

At the end of any deferral period, we will pay to the Trust all accrued and unpaid interest under the debentures. The Trust will then pay all accumulated and unpaid distributions to you. During an extension period, we are restricted from paying dividends or distributions on our capital stock or redeeming, purchasing or acquiring or making liquidation payments with respect to our capital stock, except for some exceptions.

You will still be taxed if distributions on the trust preferred securities are deferred	If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for federal income tax purposes in advance of receiving cash relating to these amounts, even if you are a cash-basis taxpayer.

Our full and unconditional guarantee of payment	Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee by us, on a subordinated basis, of the obligations of the Trust under the trust preferred securities. Under the guarantee agreement, we guarantee the Trust will use its assets to pay the distributions on the trust preferred securities and the liquidation amount upon liquidation of the Trust. The guarantee, however, does not apply when the Trust

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does not have sufficient funds to make the payments. If we do not make payments on the debentures, the Trust will not have sufficient funds to make payments on the trust preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.

We may distribute the debentures directly to you	We may, at any time, dissolve the Trust and distribute the debentures to you, subject to the prior approval of the Federal Reserve, if required. If we distribute the debentures, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

How the securities will rank in right of payment	The Trust’s obligations under the trust preferred securities are unsecured, and the trust preferred securities will rank equally with the common securities of the Trust with regard to right of payment. The Trust will pay distributions on the trust preferred securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities of the Trust or our capital stock will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid.

Our obligations under the debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness. However, these subordinated obligations would entitle the debentures, and consequently, the trust preferred securities, to receive the liquidation value prior to any distribution to the holders of our capital stock. Because we are a holding company, the debentures and the guarantee also will effectively be subordinated to all depositors’ claims, as well as existing and future liabilities of our subsidiaries.

Voting rights of the trust preferred securities	Except in limited circumstances, holders of the trust preferred securities will have no voting rights.

Nasdaq National Market symbol	TAYCP

You will not receive certificates for the trust preferred securities	The trust preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that you will not receive a certificate for the trust preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.

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Concurrent Common Stock Offering

Common stock offered by us	2,250,000 shares

Common stock offered by the selling stockholder	525,000 shares

Common stock to be outstanding immediately after the offering	9,091,779 shares

Use of proceeds	We intend to use the net proceeds from this offering of trust preferred securities and the concurrent offering of common stock to satisfy our obligations pursuant to the settlement agreements described in the section of this prospectus captioned “Litigation and Settlement.” We intend to use the remaining net proceeds from the concurrent offerings to reduce our outstanding term loan. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder in the concurrent offering of common stock. See the section of this prospectus captioned “Use of Proceeds.”

Nasdaq National Market symbol	TAYC

      The number of shares of our common stock outstanding immediately after the concurrent offering of common stock is based on the number of shares outstanding as of September 26, 2002. This number does not take into account (1) 816,494 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $18.90 per share, and (2) 176,792 shares of common stock reserved for issuance pursuant to future grants under our incentive compensation plan.

      Unless otherwise indicated, all information in this prospectus assumes:

•	the completion of a three-for-two stock split of our common stock that will be effected as a dividend to stockholders of record as of October 2, 2002;

•	the completion of the concurrent offering of our common stock; and

•	the underwriters do not exercise their over-allotment option with respect to the concurrent offering of our common stock.

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RISK FACTORS

      An investment in our trust preferred securities involves a number of risks. You should read carefully and consider the following risks as well as the other information contained in this prospectus, including our consolidated financial statements and the notes to those financial statements, before making an investment decision. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of the trust preferred securities could decline due to any of these risks, and you could lose all or part of your investment.

Risks Relating to an Investment in Us

You may not be able to trade the trust preferred securities if an active trading market does not develop. In addition, if an active trading market for the trust preferred securities does not develop, you may not be able to sell your trust preferred securities at or above the price you pay for them.

      Prior to this offering, there has been no public market for the trust preferred securities. Although the trust preferred securities have been approved for quotation on the Nasdaq National Market, we cannot assure you that an active trading market will develop or how liquid that market might become. If an active trading market does not develop, the market price and liquidity of the trust preferred securities may be adversely affected. Even if an active trading market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities. Future trading prices of the trust preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions.

We require a significant amount of cash to service our indebtedness, which reduces the cash available to finance our operations.

      We have a significant amount of indebtedness. At the holding company level, we have a $35.0 million credit facility consisting of a $23.0 million term loan and a $12.0 million revolving line of credit. As of June 30, 2002, we had $4.2 million outstanding under the revolving line of credit.

      We intend to use a portion of our net proceeds from the concurrent offerings of the trust preferred securities and our common stock to reduce our outstanding term loan. We also have received a commitment letter from our lender for a $10.0 million subordinated term loan. Following the completion of the concurrent offerings of the trust preferred securities and our common stock, our total indebtedness at the holding company level is expected to be approximately $55.1 million. This will consist of the $40.0 million of debentures issued to TAYC Capital Trust I, the $10.0 million subordinated term loan and $5.1 million outstanding under the $12 million revolving line of credit. At that time, we will have the ability to borrow an additional $6.9 million under our revolving line of credit. Our credit facility will continue to contain covenants that may limit our operating flexibility.

      Our ability to make payments on our indebtedness, as well as to fund our operations and any future growth, depends on our ability to generate cash. Our success in doing so depends primarily upon the results of the Bank and the ability of the Bank to dividend its earnings to us. Other determinants of our ability to generate cash include general economic, financial, regulatory and competitive conditions and other factors beyond our control.

      Our indebtedness could, among other things:

•	make us more vulnerable to unfavorable economic conditions;

•	make it more difficult to pursue our strategic objectives;

•	require us to dedicate or reserve a large portion of our cash flow from operations to making payments on our indebtedness, which would prevent us from using it for other purposes, including payment of any dividends on our capital stock; and

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•	make us susceptible to fluctuations in market interest rates that affect the cost of our borrowings because a portion of our indebtedness is currently payable at variable rates.

As a holding company, we are dependent on receiving dividends from the Bank in order to make payments on the debentures, and there are restrictions on the Bank’s ability to pay dividends to us.

      We are a holding company, and we conduct no business operations. Our principal asset is the outstanding capital stock of the Bank. As a result, we must rely on payments from the Bank to meet our obligations. Dividend payments from the Bank are subject to Illinois law and to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over the Bank. As of June 30, 2002, the Bank could declare and pay $24.4 million of dividends to us without the approval of regulatory authorities. The ability of the Bank to pay dividends, however, is always subject to regulatory restrictions if paying dividends would impair its profitability, financial condition or other cash flow requirements, and although the Bank is considered “well-capitalized” under Federal Reserve guidelines, we cannot assure you that the Bank will continue to meet the criteria under Illinois law or these regulatory guidelines, in which case it may stop paying or reduce the amount of dividends paid to us.

Fluctuations in interest rates could reduce our profitability.

      We are subject to interest rate risk. We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience imbalances in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-earning assets will be more sensitive to changes in market interest rates than our interest-bearing liabilities, or vice versa. In either event, if market interest rates should move contrary to our position, this gap will work against us, and our earnings may be negatively affected. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates are generally associated with a lower volume of originations. Accordingly, changes in levels of market interest rates could materially adversely affect our net interest spread, asset quality, origination volume and overall profitability.

      As of June 30, 2002, our financial models indicated an exposure to declining rates. The net interest income at risk for year one in the falling rate scenario was calculated at $2.1 million, or 2.05%, lower than the net interest income in the rates unchanged scenario. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan and security prepayments, deposit decay and pricing and reinvestment strategies and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions that we may take in response to changes in interest rates.

      We principally manage interest rate risk by managing our mix of financial instruments. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed. For more information concerning our interest rate sensitivity, see the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure About Market Risks.”

Our wholesale funding sources may prove insufficient to replace deposits at maturity and support our future growth.

      We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which include Federal Home Loan Bank, or FHLB, advances, brokered deposits, out-of-market certificates of deposit, broker/dealer repurchase agreements and federal funds purchased. At June 30, 2002, we had $100.0 million of FHLB advances, $183.9 million of brokered deposits and $69.9 million of out-of-market certificates of deposit outstanding. At June 30, 2002, we had no broker/dealer repurchase agreements or federal funds purchased outstanding. Generally, we have paid a premium for brokered deposits. These

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premiums are included in interest expense and approximated 36 basis points as of June 30, 2002. Adverse operating results or changes in industry conditions could lead to an inability to replace these additional funding sources at maturity. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability will be adversely affected.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

      Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. We believe that our allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in our loan portfolio. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results. Management’s estimates are used to determine an allowance for loan losses that we consider adequate to absorb probable losses inherent in our loan portfolio. In evaluating the adequacy of our allowance for loan losses, we consider historical charge-off experience, growth of our loan portfolio, changes in the composition of our loan portfolio, trends in delinquency and criticized assets, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates that are subject to change over time. Estimating the risk of loss and amount of loss on any loan is necessarily subjective, and actual losses may vary from current estimates. Net charge-offs arising from loans totaled $3.2 million for the six months ended June 30, 2002, and $8.2 million, $4.1 million and $4.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. If the recent economic downturn continues or other adverse factors occur, our actual loan losses could increase significantly and could exceed our current allowance estimates.

      In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such provisions for loan losses or charge-offs, as required by these regulatory agencies, could have a material adverse effect on our financial condition and results of operations.

Under Federal Reserve guidelines, we are currently considered “undercapitalized” at the holding company level as a result of a charge taken in the second quarter of 2002. This classification has increased our regulatory oversight and may limit our ability to expand, pending completion of the concurrent offerings of trust preferred securities and common stock.

      Our accounting policies require that we recognize as a loss legal and other contingencies when, based on available information, it is probable that a liability has been incurred and the amount of the loss contingency or range of amounts can be reasonably estimated. In the second quarter of 2002, we recorded a charge of $64.5 million related to a likely settlement of pending litigation against us that will be funded with a portion of the net proceeds from the concurrent offerings of common stock and trust preferred securities. The recognition of the charge resulted in our reporting a consolidated net loss of $54.2 million for the first six months of 2002 and reduced total stockholders’ equity to $118.3 million. As a result, under Federal Reserve guidelines, we are considered “undercapitalized” at the holding company level. After giving effect to the concurrent offerings of our common stock and trust preferred securities, we will comply with the Federal Reserve’s capital adequacy guidelines. Our status as an undercapitalized bank holding company has affected the amount of supervision and oversight we receive from regulatory authorities as well as our ability to expand. For additional information, please see the section of this prospectus captioned “Supervision and Regulation.”

We may experience difficulties in relocating and consolidating our administrative and operational functions.

      In an effort to improve our service levels, risk profile and efficiency, we have initiated a plan to review the consolidation of our administrative and operational functions. Our plan includes process and operational

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restructuring, and may expand to include the repositioning of branches, all designed to improve service levels, create operational efficiencies and promote profitability. We may experience difficulties in executing this plan. Further, we cannot assure you that we will be able to implement our plan or that, if implemented, our plan will help us achieve our desired objectives.

If we do not successfully implement our business strategy and manage our growth effectively, our business, financial condition and results of operations could be adversely affected.

      We have adopted a new business strategy that involves an enhanced focus on commercial banking and wealth management activities. To implement our strategy, we have begun to discontinue offering some products and services in order to deploy additional resources to our commercial banking activities. Specifically, we have decided to discontinue non-customer conforming first mortgage loan originations, some fiduciary trust services and the funding of broker-originated auto and manufactured housing loans. As a result, the risks associated with our commercial banking activities will have a greater impact on our overall performance as our operations become less diversified.

      Our business strategy also involves increasing our small- to middle-market business customer base and expanding the range of financial products and services we offer these customers. This growth may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures to accommodate this growth, and we will need to continue to expand, train and manage our workforce. For example, the expansion of our commercial banking business may increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed. Further, unless our expansion of commercial banking and wealth management activities results in an increase in our revenues that is proportionate to the increase in our costs associated with this expansion, our operating margins and profitability will be adversely affected.

We rely heavily on our management team and key personnel, and the unexpected loss of key managers and personnel may adversely affect our operations.

      Our future success depends largely upon the continued service of our executive officers and other key management personnel who are experienced in banking and financial services. In addition to the services of Jeffrey and Bruce Taylor, the two most senior officers of both the holding company and the Bank, and Christopher Alstrin, the Chief Financial Officer of both the holding company and the Bank, we depend on the services of our lending officers and our operational and staff officers. Our lending officers maintain strong community ties and personal banking relationships with our customer base, which is a key aspect of our business and our strategy to increase our market presence. Their skills, years of experience and relationships in the communities we serve are among our competitive strengths. Our operational and staff officers maintain our systems and processes in an effort to deliver to our customers the highest possible quality products and services. This is another key aspect of our business and strategy. We rely on these officers to ensure customer satisfaction. We do not have employment agreements with any of our key personnel. The unexpected loss of the services of any one of these key people would materially harm our business. Furthermore, our future success depends upon the ability of our key personnel, including several recently recruited individuals, to function effectively as a team.

      Our future success and growth will also depend upon our ability to recruit and retain highly skilled employees with strong community relationships and specialized knowledge in the financial services industry. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to our competitors, could have a material adverse effect on our business, financial condition and results of operations.

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Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

      The banking business is highly competitive. We encounter substantial competition in attracting and retaining deposits and in obtaining loan customers. Our principal competitors are numerous and include other commercial banks, savings and loan associations, mutual funds, money market funds, finance companies, credit unions, mortgage companies, the United States Government, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. In recent years, several major multi-bank holding companies have entered the Chicago metropolitan market. Many of our competitors are significantly larger than us and have access to greater financial and other resources. As a result of these and other factors, our future growth opportunities may be limited. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks and state regulations governing state chartered banks. As a result, our non-bank competitors may have advantages over us in providing some services.

      We expect that competition will intensify in the future, particularly as a result of the Gramm-Leach-Bliley Act of 1999. The Gramm-Leach-Bliley Act has expanded the permissible activities of a bank holding company and allows qualifying bank holding companies to elect to be treated as financial holding companies. A financial holding company may engage in activities that are financial in nature, or are incidental or complementary to financial activities. The Gramm-Leach-Bliley Act also eliminated restrictions imposed by the Glass-Steagall Act, adopted in the 1930s, which prevented banking, insurance and securities firms from fully entering each other’s business. While it is uncertain what the full impact of this legislation will be, it is likely to result in further consolidation in the financial services industry. In addition, removal of these restrictions will likely increase the number of entities providing banking services and thereby create additional competition.

Our business is subject to the vagaries of domestic and international economic conditions and other factors, many of which are beyond our control and could significantly harm our business.

      Our business is directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, competition, changes in government monetary and fiscal policies, consolidation within our customer base and within our industry and inflation. For example, a significant decline in general economic conditions, such as recession, unemployment and other factors beyond our control, would significantly impact our business. A deterioration in economic conditions may result in a decrease in demand for consumer and commercial credit and a decline in real estate and other asset values. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions, and we therefore expect that our servicing costs and credit losses would increase during such periods.

      Our success is dependent to a significant extent upon economic conditions in the Chicago metropolitan area, where virtually all of our loans are originated. For example, our small- and middle-market business and commercial real estate customers in the Chicago metropolitan area could be significantly affected by a local recession or economic downturn, which may result in an increase of defaults on outstanding loans and reduced demand for future loans, both of which could adversely affect us. Adverse changes in the economy of the Chicago metropolitan area could also impair our ability to gather deposits and could otherwise have a negative effect on our business, including the demand for new loans, the ability of customers to repay loans and the value of the collateral securing loans. Furthermore, a substantial portion of our loan portfolio involves loans that are to some degree secured by real estate properties located primarily within the Chicago metropolitan area. In the event that real estate values in the Chicago metropolitan area decline, the value of this collateral would be impaired.

Our business may be adversely affected by the highly regulated environment in which we operate.

      We are subject to extensive federal and state regulation and supervision, which is primarily for the protection of depositors and customers rather than for the benefit of investors. As a bank holding company, we are subject to regulation and supervision primarily by the Federal Reserve. The Bank, as an Illinois-chartered

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member bank, is subject to regulation and supervision by the Illinois Commissioner of Banks and Real Estate, which we refer to as the Illinois Commissioner of Banks, and by the Federal Reserve. We must undergo periodic examinations by our regulators, who have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. For additional information, see the section of this prospectus captioned “Supervision and Regulation.” Our failure to comply with state and federal regulations can lead to, among other things, termination or suspension of our licenses, rights of rescission for borrowers, class action lawsuits and administrative enforcement actions. We cannot assure you that we will be able to fully comply with these regulations. Recently enacted, proposed and future legislation and regulations have had, and will continue to have, a significant impact on the financial services industry. Regulatory or legislative changes could cause us to change or limit some of our loan products or the way we operate our business and could affect our profitability.

      Our operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. For example, consumer loan originations are highly regulated and recent regulatory initiatives have focused on the mortgage and home equity lending markets. Federal, state and local government agencies and legislators have begun to consider, and in some instances have adopted, legislation to restrict lenders’ ability to charge rates and fees in connection with residential mortgage loans. In general, these proposals involve lowering the existing federal Home Ownership and Equity Protection Act thresholds for defining a “high-cost” loan and establishing enhanced protections and remedies for borrowers who receive these loans. The proposed legislation has also included various loan term restrictions, such as limits on balloon loan features. Frequently referred to as “predatory lending” legislation, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge and severely restrict a borrower’s ability to finance the points and fees charged in connection with his or her loan. It is possible that passage of these laws could limit our ability to impose various fees and charge what we believe are risk-based interest rates on various types of consumer loans and may impose additional regulatory restrictions on our business in some states.

Following this offering, we may need additional capital, and adequate financing may not be available to us on acceptable terms, or at all.

      We may seek additional capital in the future to fund the growth of our operations and to enhance further our regulatory capital levels. We may not be able to obtain additional debt or equity financing, or if available, it may not be in amounts or on terms acceptable to us, or it may impose conditions on our ability to pay dividends or grow our business. If we are unable to obtain the funding we need, we may be unable to continue to implement our business strategy, enhance our financial products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our financial condition and our ability to grow our business.

      In the second quarter of 2002, we recorded a charge of $64.5 million related to a likely settlement of pending litigation against us. The recognition of the charge resulted in our reporting a consolidated net loss of $54.2 million for the first six months of 2002 and reduced total stockholders’ equity to $118.3 million. As a result, under Federal Reserve guidelines we are considered undercapitalized at the holding company level. After giving effect to the concurrent offerings of common stock and trust preferred securities, we will comply with the Federal Reserve’s capital adequacy guidelines.

      If we are able to complete the concurrent offerings of the trust preferred securities and our common stock as described in this prospectus, as well as replace the current $23.0 million term loan with a $10.0 million subordinated term loan, we believe we will be considered “well capitalized” at the holding company level. If we are not able to reduce our existing term loan or complete the subordinated debt financing described above, we will nevertheless comply with the Federal Reserve’s capital adequacy guidelines, but we will not qualify as a “well-capitalized” bank holding company. In this case, we will remain subject, at a minimum, to regulatory scrutiny by the Federal Reserve if we seek to engage in transactions that might be beneficial to us, such as new activities, acquisitions or redemptions of securities. If the Federal Reserve were to conclude that we did not

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have adequate capital to support the proposed transaction, it might deny our requests or condition approval on our raising additional capital.

We rely on third party professionals to provide certain financial services to our customers.

      We rely on selected outside investment managers to provide specialized investment advice and asset management services to our customers. We cannot assure you that any of these providers will be able to continue to provide these services to our customers or that they will be able to adequately meet our customers’ or our needs. Further, we cannot be sure that our customers will continue to utilize the services of these investment managers through us, rather than directly from the investment management firms themselves. The loss of any of these outside investment managers may impact our ability to provide customers with quality service or some types of portfolio management without incurring the cost of replacing them.

We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud.

      There have been a number of highly publicized cases involving fraud or other misconduct by employees of financial services firms in recent years. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. Employee errors and misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

      We maintain a system of internal controls and insurance coverage to mitigate against operational risks, including data processing system failures and errors and customer or employee fraud. Should our internal controls fail to prevent or detect an occurrence, or if it is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition or results of operations. Our losses relating to these operational risks were $213,000, $1.6 million, $388,000 and $251,000 for the six months ended June 30, 2002, and the years ended December 31, 2001, 2000 and 1999, respectively. These losses related primarily to non-employee initiated fraud involving either loan or deposit accounts.

We are subject to security risks relating to our internet banking activities that could damage our reputation and our business.

      Security breaches in our internet banking activities could expose us to possible liability and damage our reputation. Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information. We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data. These precautions may not protect our systems from compromises or breaches of our security measures that could result in damage to our reputation and our business.

Risks Related to an Investment in the Trust Preferred Securities

      Because the Trust will rely on payments it receives on the debentures to make all payments on the trust preferred securities, and because the Trust may distribute the debentures in exchange for the trust preferred securities upon liquidation of the Trust, you are making an investment decision with regard to the debentures as well as the trust preferred securities. You should carefully read the information in this prospectus about both of these securities.

If we do not make interest payments under the debentures, the Trust will be unable to pay distributions and liquidation amounts. The guarantee will not apply because the guarantee covers payments only if the Trust has funds available.

      The Trust will depend solely on our interest payments on the debentures to pay amounts due to you on the trust preferred securities. If we default on our obligation to pay the principal or interest on the debentures,

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the Trust will not have sufficient funds to pay distributions or the liquidation amount on the trust preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the Trust has sufficient funds to make distributions on or to pay the liquidation amount of the trust preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee’s rights under the indenture relating to the debentures, as described under the section of this prospectus captioned “Relationship Among the Trust Preferred Securities, the Debentures and the Guarantee.”

We have made only limited covenants in the indenture and the trust agreement, which may not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations.

      The indenture governing the debentures and the trust agreement governing the trust preferred securities do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. As a result, these governing documents will not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations, or a significant decline in our credit quality. The indenture prevents us and any subsidiary from incurring indebtedness, in connection with the issuance of any preferred securities or any similar securities, that is senior in right of payment to the debentures. Additionally, the indenture limits our ability and the ability of any subsidiary to incur, related to the issuance of any preferred securities or any similar securities, indebtedness that is equal in right of payment to the debentures. Except as described above, neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior in right of payment to the debentures. You should not consider the covenants contained in these governing documents as a significant factor in evaluating whether we will be able to comply with our obligations under the indenture or the guarantee.

If we elect to defer interest payments on the debentures, you will not receive timely distributions on the trust preferred securities.

      As long as there is no event of default under the indenture that has occurred but has not been cured, we will have the right to defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond                     , 2032. There is no limit on the number of deferral periods that we may impose. Deferral periods are periods during which we defer interest payments on the debentures. If we defer interest payments on the debentures, the Trust also will defer payment of distributions on the trust preferred securities. During a deferral period, you will still accumulate distributions at an annual rate of        % of the liquidation amount of the trust preferred securities.

If we elect to defer interest payments on the debentures, you will have to include interest in your taxable income before you receive any distribution.

      Although you will not receive cash distributions during a deferral period, for United States federal income tax purposes, you will be required to recognize the interest income that accrues on your proportionate share of the debentures held by the Trust in the tax year in which that interest accrues (determined on a constant yield basis). As a result, you will be required to include this income in your gross income for United States federal income tax purposes before you receive any distribution with respect to this income. For more information on the tax consequences of interest deferral, see the section of this prospectus captioned “Material United States Federal Income Tax Consequences — Interest Income and Original Issue Discount.”

In the future, our regulators may impose restrictions on our ability to pay interest on the debentures.

      We may also be precluded from making interest payments on the debentures by our regulators in order to address any perceived deficiencies in liquidity or regulatory capital at the holding company level. Such regulatory action could require us to obtain consent from our regulators prior to paying dividends on our capital stock or interest on the debentures. In the event our regulators withheld their consent to our payment of interest on the debentures, we would exercise our right to defer interest payments on the debentures, and

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the Trust would not have funds available to make distributions on the trust preferred securities during such period. The commencement of a deferral period would likely cause the market price of the trust preferred securities to decline. We cannot assure you that our regulators will not attempt to preclude us from making interest payments on the debentures.

The debentures and the guarantee rank lower than any of our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiary bank.

      The debentures and the guarantee are not secured by any of our property or assets. Our obligations under the debentures will rank junior in right of payment to our existing and future senior and subordinated debt. Senior and subordinated debt include substantially all of our current and future indebtedness, other than trade accounts payable and accrued liabilities arising in the ordinary course of business. At June 30, 2002, on a consolidated basis, we had approximately $352.0 million of senior and subordinated debt, excluding deposits, but including federal funds purchased, short-term borrowed funds and long-term debt.

      Since we are a holding company, our right to participate in any asset distribution of any of our subsidiaries, including the Bank, on liquidation, reorganization or otherwise, will rank junior to all creditors and depositors of that subsidiary, except to the extent that we may ourselves be a creditor of that subsidiary. At June 30, 2002, the Bank had obligations to creditors and depositors of approximately $2.2 billion. The rights of holders of trust preferred securities or debentures to benefit from those distributions will also be junior to those prior claims. Consequently, the guarantee, the debentures and, therefore, the trust preferred securities of the Trust, will be effectively subordinated to all liabilities of the Bank. Accordingly, you should look only to our assets for payments on the guarantee and the debentures and the trust preferred securities.

      We expect to incur additional indebtedness from time to time in the future. The indenture prevents us and any subsidiary from incurring additional indebtedness in connection with the issuance of any additional trust preferred securities or similar securities that is senior in right of payment to the debentures. Additionally, the indenture limits our ability and the ability of any subsidiary to incur additional indebtedness related to the issuance of any additional trust preferred securities or similar securities that rank equal in right of payment with the debentures. Except as described above, neither the indenture nor the trust agreement limits our ability or the ability of any of our subsidiaries to incur other additional indebtedness that is senior or that rank equal in right of payment to the debentures.

Our right to postpone interest on the debentures and the tax treatment of the trust preferred securities could adversely affect market prices for trust preferred securities.

      The market price of the trust preferred securities may be more volatile than the market prices of similar securities that are not subject to these rights, since we have the right to defer interest payments on the debentures. Any exercise of this right could cause the market price of the trust preferred securities to decline. Accordingly, the trust preferred securities that you purchase, whether in this offering or in the secondary market, or the debentures that you may receive on liquidation of the Trust, may trade at a discount to the price that you paid for the trust preferred securities.

      If you sell your trust preferred securities before the record date for the payment of distributions, you will not receive payment of a distribution for the period before the disposition. However, you will be required to include accrued but unpaid interest on the debentures through the date of disposition as ordinary income for United States federal income tax purposes. In addition, if we have, at any time, deferred interest payments on the debentures, you will be required to add the amount of the accrued but unpaid interest to your tax basis in the trust preferred securities. Your increased tax basis in the trust preferred securities will increase the amount of any capital loss or decrease the amount of any capital gain that you may have otherwise realized on the sale. You cannot offset ordinary income against capital losses for United States federal income tax purposes, except in a few limited cases. For more information on the tax consequences of selling your trust preferred securities before the record date for payment of distributions, see the section of this prospectus captioned “Material United States Federal Income Tax Consequences — Sales of Trust Preferred Securities.”

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We may redeem the debentures at our option at any time on or after , 2007, or if a tax event, an investment company event or a capital treatment event occurs, and you may be required to reinvest your money in other investments at a lower rate of return.

      We will have an option to redeem the debentures — and therefore cause the Trust to redeem a like amount of the trust preferred securities — at any time on or after                     , 2007. You should assume that we will exercise our redemption option if we are able to refinance at a lower interest rate or it is in our interest to redeem the debentures at that time. Consequently, your trust preferred securities could be redeemed as early as five years after the issue date.

      In addition, if a tax event, a capital treatment event or an investment company event, as further described below, occurs, we have the right to redeem the debentures in whole, but not in part, within 180 days. If we redeem the debentures, the Trust will be required to redeem the trust preferred securities. Thus, it is possible that the trust preferred securities could be redeemed before                     , 2007.

      Tax event means the receipt by the Trust and us of an opinion of counsel experienced in such matters to the effect that as a result of:

•	any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective, or which pronouncement or decision is announced, on or after the date of issuance of the trust preferred securities under the trust agreement, there is more than an insubstantial risk that:

•	interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

•	the Trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

•	the Trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

      A tax event could result from amendments or changes in U.S. federal income tax laws or regulations, including those arising from judicial decisions or administrative pronouncements, that could have adverse tax consequences for us or the Trust in connection with the debentures or the trust preferred securities.

      Legislation has been introduced in the United States Congress that generally would deny an interest deduction for interest paid or accrued on debt instruments that are not included as liabilities in the certified annual report of an issuer. This legislation is proposed to be effective for instruments issued on or after the date of enactment of such legislation and consequently, as drafted, this legislation would not affect the trust preferred securities or debentures. While this legislation has not been enacted into law, we cannot assure you that this or similar legislation will not ultimately be enacted or what the effective date of any such legislation might be. If this or similar legislation were to apply to the debentures, we would not be able to deduct interest payments on the debentures, and, consequently, such legislation would result in a tax event as described in the section of this prospectus captioned “Description of Trust Preferred Securities — Redemption or Exchange — Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event.” For more information on this proposed legislation, see the section of this prospectus captioned “Material United States Federal Income Tax Consequences — Proposed Legislation.”

      Investment company event means the receipt by the Trust and us of an opinion of counsel experienced in such matters to the effect that the Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

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      An investment company event could result from changes in laws or regulations that could cause the Trust to be deemed an “investment company” under the Investment Company Act of 1940, which could have adverse consequences for us or the Trust.

      Capital treatment event means the receipt by the Trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

      A capital treatment event could result from amendments or changes in laws, including those arising from judicial decisions or administrative pronouncements, that could have adverse consequences for us under the capital adequacy guidelines of the Federal Reserve. For more information on these events and on redemption generally, see the section of this prospectus captioned “Description of Trust Preferred Securities — Redemption or Exchange.”

We can distribute the debentures to you in exchange for the trust preferred securities, which may adversely affect the liquidity and the market value of your investment.

      The Trust will terminate upon the occurrence of the events described in the section of this prospectus captioned “Description of the Trust Preferred Securities — Liquidation Distribution Upon Termination,” including if we elect to terminate the Trust. After we terminate the Trust and after satisfying all liabilities to the Trust’s creditors, the property trustee may distribute the debentures to you in exchange for the trust preferred securities. We will not dissolve the Trust without the prior approval of the Federal Reserve, if then required.

      There is no public market for the debentures. We must use our best efforts to list the debentures on the Nasdaq National Market or any other stock exchange or automated quotation system on which the trust preferred securities are then listed or quoted if the debentures are distributed to holders. However, we cannot assure you that the debentures will be approved for listing or that a trading market will exist for the debentures. Accordingly, the debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a lower price than you paid to purchase the trust preferred securities.

      Under current United States federal income tax law and interpretations and assuming that the Trust is treated as a grantor trust, as is expected, and not as an association taxable as a corporation, you would not be taxed if the property trustee distributed the debentures to you upon liquidation of the Trust. However, if a tax event were to occur and the Trust was taxed on income received or accrued on the debentures, you and the Trust could be taxed on that distribution.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

      You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee’s rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

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As a holder of trust preferred securities, you have limited voting rights, and we can amend the trust agreement to change the terms and conditions of the administration, operation and management of the Trust without your consent.

      Holders of trust preferred securities will have limited voting rights relating principally to the amendment of the trust agreement and the guarantee. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the trust preferred securities may replace the property trustee and the Delaware trustee. In addition, we generally may amend the trust agreement and the indenture without the consent of the holders of trust preferred securities.

The debentures and the trust preferred securities do not represent deposit accounts and are not insured.

      The debentures and the trust preferred securities do not represent bank deposit accounts and they are not obligations issued by the Bank. They are not insured by the Federal Deposit Insurance Corporation, or the FDIC, or by any other government agency.

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USE OF PROCEEDS

      The Trust will invest all of the proceeds from the sale of the trust preferred securities in the debentures. We estimate that the net proceeds to us from the sale of the debentures will be approximately $37.7 million. Net proceeds are what we expect to receive after paying the underwriters’ discount and other expenses of the offering.

      We intend to use the net proceeds from the sale of our debentures to satisfy a portion of our obligations under the settlement agreements described more fully in the section of this prospectus captioned “Litigation and Settlement.” Assuming an initial public offering price of $19.00 per share in our concurrent offering of common stock, we estimate our obligation under the settlement agreements to be approximately $64.5 million. The remainder of our obligations under the settlement agreements will be satisfied by our proceeds from the concurrent offering of our common stock. We estimate the net proceeds from the concurrent offering of our common stock will be approximately $39.0 million, or $44.9 million if the underwriters exercise their over-allotment option in that offering. For a detailed description of the terms of the settlement agreements, see the section of this prospectus captioned “Litigation and Settlement.”

      We intend to use the remaining net proceeds from this offering and the concurrent offering of our common stock to reduce our outstanding term loan. We estimate that the remaining net proceeds from the offerings available to reduce our outstanding term loan will be $12.1 million. As of June 30, 2002, we had approximately $27.2 million of outstanding indebtedness at the holding company level, consisting of a $23.0 million term loan and $4.2 million outstanding under our $12 million revolving line of credit. Our term loan bears interest, at our option, at either the lender’s prime rate or the London Interbank Offering Rate, or LIBOR, plus 1.15% with a minimum interest rate of 3.50%. The interest rate was 3.50% at June 30, 2002. The term loan is currently scheduled to mature on April 30, 2003.

      We have also received a commitment letter from our lender for a $10.0 million subordinated term loan. We will use the proceeds of this subordinated loan and, if necessary, our available revolving line of credit, to repay in full any remaining amounts outstanding under our existing term loan. Assuming completion of the concurrent offerings of common stock and trust preferred securities and the application of the net proceeds from these offerings as described above, and the replacement of the current $23.0 million term loan with a $10.0 million subordinated term loan, our total indebtedness at the holding company level will be approximately $55.1 million. This will consist of the $40.0 million of debentures issued to the Trust, the $10.0 million subordinated term loan and $5.1 million outstanding under the $12.0 million revolving line of credit. The subordinated term loan will require that we make interest only payments on the term loan until 2009 with a balloon payment at maturity. We believe that these transactions will result in our being considered “well capitalized” at the holding company level under Federal Reserve guidelines.

      Pending these uses, we intend to invest the net proceeds of the concurrent offerings of common stock and trust preferred securities in short-term, interest-bearing investment grade securities, certificates of deposit or guaranteed obligations of the United States of America.

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CAPITALIZATION

      Set forth below is our capitalization as of June 30, 2002:

•	on an actual basis;

•	on an adjusted basis to give effect to the following events, as if each event had occurred on June 30, 2002:

•	the issuance and sale of the 1,600,000 shares of trust preferred securities offered in this offering at an assumed offering price of $25.00 per trust preferred security and the application of the net proceeds therefrom; and

•	the issuance and sale of 2,250,000 shares of common stock in the concurrent common stock offering at an assumed initial public offering price of $19.00 per share, the midpoint of the range shown on the cover of the common stock prospectus, and the application of the net proceeds therefrom; and

•	on a pro forma as adjusted basis to give effect to the application of $12.1 million of the net proceeds from the concurrent offerings of the trust preferred securities and our common stock and $900,000 of revolving credit to repay $13.0 million outstanding under our existing term loan and the replacement of the remaining term loan with $10.0 million of subordinated debt, as if each of these events had occurred on June 30, 2002.

      In the second quarter of 2002, we recorded a charge of $64.5 million related to a likely settlement of pending litigation against Taylor Capital that will be funded with a portion of the net proceeds from the concurrent offerings of common stock and trust preferred securities. The recognition of the charge resulted in our reporting a consolidated net loss of $54.2 million for the first six months of 2002. The loss reduced total stockholders’ equity to $118.3 million. For additional information on this charge, see the sections of this prospectus captioned “Litigation and Settlement,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements.

      The outstanding share information as of June 30, 2002 excludes (1) 846,867 shares of common stock reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $18.91 per share, and (2) 178,850 shares of common stock reserved for issuance pursuant to future grants under our incentive compensation plan.

      The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

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	As of June, 2002

			Pro Forma
	Actual	As Adjusted	As Adjusted

	(in thousands)
Indebtedness:
Notes payable:
Senior	$27,200	$15,052	$5,052
Subordinated		—	10,000
Guaranteed preferred beneficial interest in the % junior subordinated debentures due 2032 of Taylor Capital Group, Inc.	—	40,000	40,000
Stockholders’ Equity:
Preferred stock, $0.01 par value, Series A 9% noncumulative perpetual, $25 stated and redemption value; 5,000,000 shares authorized; 1,530,000 shares issued and outstanding, actual, as adjusted and pro forma as adjusted	38,250	38,250	38,250
Common stock, $0.01 par value; 25,000,000 shares authorized; 7,095,125 shares issued and 6,813,588 shares outstanding, actual; 9,345,125 shares issued and 9,063,588 shares outstanding, as adjusted and pro forma as adjusted	71	94	94
Surplus	102,926	141,886	141,886
Unearned compensation — stock grants	(863)	(863)	(863)
Retained earnings (deficit)	(25,248)	(25,248)	(25,248)
Accumulated other comprehensive income	9,456	9,456	9,456
Treasury stock, at cost, 281,537 shares, actual, as adjusted and pro forma as adjusted	(6,308)	(6,308)	(6,308)

Total stockholders’ equity	118,284	157,267	157,267

Total capitalization	$145,484	$212,319	$212,319

Capital Ratios:
Leverage ratio(1)	3.40%	6.81%	6.81%
Tier 1 risk-based capital ratio	4.31%	8.64%	8.64%
Total risk-based capital ratio(2)	5.57%	9.89%	10.42%
Total stockholders’ equity to assets	4.80%	6.38%	6.38%
Tangible total stockholders’ equity to tangible assets	3.86%	5.45%	5.45%

(1)	The leverage ratio is Tier 1 capital divided by average quarterly assets, after deducting goodwill, intangible assets and net deferred assets in excess of regulatory maximum limits.

(2)	Subordinated notes payable with maturities greater than five years are included in Tier 2 capital under regulatory guidelines.

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PRINCIPAL STOCKHOLDERS

      The following table sets forth information regarding beneficial ownership of our common stock as of September 26, 2002 by (1) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and officers as a group.

      Beneficial ownership is determined according to the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power and options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more shareholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on information each of them has given to us, have sole investment and voting power with respect to their shares.

      The table lists applicable percentage ownership based on 6,841,779 shares of common stock outstanding as of September 26, 2002, and also lists applicable percentage ownership based on 9,091,779 shares of common stock outstanding after the completion of the concurrent offering of our common stock. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 26, 2002 are deemed outstanding for the purpose of calculating the percentage ownership of the person holding these options, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise noted, the address for each stockholder listed below is: c/o Taylor Capital Group, Inc., 350 East Dundee Road, Suite 300, Wheeling, Illinois, 60090.

	Shares Owned		Shares Owned
	Prior to the Concurrent		After the Concurrent
	Offering		Offering

Name	Number	Percentage(1)	Number	Percentage

Iris Tark Taylor(1)(2)	4,590,075	67.09%	4,065,075	44.71%
Jeffrey W. Taylor(1)(3)(6)	6,087,113	88.97%	5,562,113	61.18%
Bruce W. Taylor(1)(4)(6)	6,087,053	88.97%	5,562,053	61.18%
Cindy Taylor Bleil(1)(5)(6)	6,088,913	88.97%	5,563,913	61.19%
Voting Trust dated November 1998(7)	4,586,325	67.03%	4,061,325	44.67%
Taylor Family Partnership	1,461,009	21.35%	1,461,009	16.07%
J. Christopher Alstrin	54,575	*	54,575	*
Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan	424,008	6.20%	424,008	4.66%
Melvin E. Pearl	6,000	*	6,000	*
Adelyn Dougherty Leander	6,000	*	6,000	*
Ronald Emanuel	7,800	*	7,800	*
Richard W. Tinberg	6,000	*	6,000	*
Mark L. Yeager	6,000	*	6,000	*
Edward McGowan	7,800	*	7,800	*
All directors and executive officers as a group (at least 10 persons)	6,262,586	90.72%	5,737,586	62.68%

*	Represents less than 1% of total shares outstanding

(1)	Includes 4,586,325 shares that are subject to a Voting Trust dated November 30, 1998, of which Iris Tark Taylor, Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil share voting and investment power and serve as trustees.
(2)	Includes 3,750 shares held for the benefit of Iris Tark Taylor by the Bank, as custodian of the Iris Tark Taylor IRA.
(3)	Includes 39,779 shares held by the Jeffrey W. Taylor Gift Trust dated June 10, 1982 of which Melvin E. Pearl is a trustee.
(4)	Includes 39,719 shares held by the Bruce W. Taylor Gift Trust dated June 10, 1982 of which Melvin E. Pearl is a trustee.
(5)	Includes 39,779 shares held by the Cindy L. Taylor Gift Trust dated June 10, 1982 of which Melvin E. Pearl is a trustee.
(6)	Includes 1,461,009 shares held by the Taylor Family Partnership, L.P., of which Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil share voting and investment power.
(7)	Includes 846,622 shares held by the selling stockholder in the concurrent offering, the Sidney J. Taylor Trust, of which Iris Tark Taylor, Jeffrey W. Taylor, Bruce W. Taylor and Cindy Taylor Bleil serve as trustees.

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DESCRIPTION OF THE TRUST

General

      The Trust is a statutory trust formed pursuant to the Delaware Statutory Trust Act under a trust agreement executed by us, as sponsor for the Trust, and the trustees. A trust is a fiduciary relationship where one person, known as the trustee, holds some property for the benefit of another person, in this case, the purchasers of the trust preferred securities. In connection with this offering, we will enter into an amended and restated trust agreement with the trustee that will be essentially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, which will state the terms and conditions for the Trust to issue and sell the specific capital securities and common securities.

      Upon completion of this offering, the holders of the trust preferred securities will own all of the issued and outstanding preferred securities of the Trust, which have certain prior rights over the other securities of the Trust. We will not initially own any of the trust preferred securities, but we will initially own, directly or indirectly, all of the issued and outstanding common securities of the Trust. The common securities, together with the trust preferred securities, are called the trust securities.

      The Trust exists solely to:

•	issue the trust preferred securities to the public for cash;

•	issue its common securities to us in exchange for our capitalization of the Trust;

•	use the proceeds it receives from the issuance of the trust preferred securities to acquire debentures issued by us in an amount that is equivalent to the amount of trust preferred securities issued by the Trust; and

•	engage in other activities that are incidental to these purposes.

      The rights of the holders of the trust preferred securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the Trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust preferred securities, we have agreed to pay for all debts and obligations and all costs and expenses of the Trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the Trust may become subject, except for United States withholding taxes that are properly withheld.

      The number of trustees of the Trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with us. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth Trustee, called the property trustee, will initially be LaSalle Bank National Association. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, LaSalle Bank will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the trust preferred securities may remove the Delaware trustee or the property trustee. The Trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

      The property trustee will hold the debentures for the benefit of the holders of the trust preferred securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing “payment account” established to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred

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securities. We will pay all fees and expenses related to the Trust and the offering of the trust preferred securities, including the fees and expenses of the trustees.

Accounting and Regulatory Treatment

      For financial reporting purposes, the Trust will be treated as our subsidiary and, accordingly, the accounts of the Trust will be included in our consolidated financial statements. The trust preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption “Guaranteed preferred beneficial interest in the        % junior subordinated debentures of Taylor Capital Group, Inc.,” or other similar caption. In addition, appropriate disclosures about the trust preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the trust preferred securities as interest expense in our consolidated statements of income.

      Following completion of this offering and our concurrent common stock offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934. Our future reports filed under the Exchange Act will include a footnote to the audited consolidated financial statements stating that:

•	the Trust is wholly-owned;

•	the sole assets of the Trust are the debentures, specifying the debentures’ outstanding principal amount, interest rate and maturity date; and

•	our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the Trust under the trust preferred securities.

      Under accounting rules of the SEC, as of the date of this prospectus, we would not be required to include separate financial statements of the Trust in reports filed under the Exchange Act because we own all of the Trust’s voting securities, the Trust has no independent operations and we guarantee the payments on the trust preferred securities to the extent described in this prospectus.

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DESCRIPTION OF THE TRUST PREFERRED SECURITIES

      The trust preferred securities will be issued pursuant to the trust agreement. The terms of the trust preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

      The following discussion contains a description of the material provisions of the trust preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and to the Trust Indenture Act. We urge you to read the form of the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      The trust agreement authorizes the administrative trustees, on behalf of the Trust, to issue the trust securities, which are comprised of the trust preferred securities and the common securities. We will own all of the common securities issued by the Trust. The Trust is not permitted to issue any securities other than the trust preferred securities and the common securities or incur any indebtedness.

      The trust preferred securities will represent preferred undivided beneficial interests in the assets of the Trust, and the holders of the trust preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under “Subordination of Common Securities” below.

      The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the Trust, and payments upon redemption of the trust preferred securities or liquidation of the Trust, to the extent described under “Description of the Guarantee.” The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the Trust does not have sufficient funds available to make these payments.

Distributions

      Source of Distributions. The funds of the Trust available for distribution to holders of the trust preferred securities will be limited to payments made under the debentures. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

      Payment of Distributions. Distributions on the trust preferred securities will be payable at the annual rate of           % of the $25.00 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the trust preferred securities on the relevant record dates. So long as the trust preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date.

      Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. Business day means any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

      Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20

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consecutive quarters. We refer to this period of deferral as an extension period. No extension period may extend beyond the scheduled maturity of the debentures or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such extension period. Any deferred distributions under the trust preferred securities will accumulate additional amounts at the annual rate of      %, compounded quarterly from the relevant distribution date. The term “distributions” as used in this prospectus includes those accumulated amounts.

      During an extension period, we may not:

•	declare or pay any dividends or distributions on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than dividends or distributions in our common stock, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, purchases of our common stock related to the rights under any of our benefit plans for our directors, officers or employees or any of our subsidiaries, or as a result of a reclassification of our capital stock for another class of our capital stock);

•	make any payment of interest, principal or premium, if any, or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debentures or allow any of our subsidiaries to do the same;

•	make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

•	redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

Redemption or Exchange

      General. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

•	in whole at any time, or in part from time to time on or after , 2007;

•	at any time, in whole, within 180 days following the occurrence of a tax event, an investment company event or a capital treatment event, as defined beginning on page ; or

•	at any time, and from time to time, to the extent of any trust preferred securities we purchase plus a proportionate amount of the common securities we hold.

      Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether upon the scheduled maturity or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days’ nor more than 60 days’ notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of trust preferred securities and common securities proportionately.

      Distribution of Debentures in Exchange for Trust Preferred Securities. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the Trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the Trust.

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      After the liquidation date fixed for any distribution of debentures in exchange for trust preferred securities:

•	those trust securities will no longer be deemed to be outstanding;

•	certificates representing debentures in a principal amount equal to the liquidation amount of those trust preferred securities will be issued in exchange for the trust preferred securities certificates;

•	any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those trust preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the trust preferred securities; and

•	all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

      We cannot assure you that the market prices for the trust preferred securities or the debentures that may be distributed if a dissolution and liquidation of the Trust were to occur would be favorable. The trust preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the liquidation preference, or stated principal, thereof.

      Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a tax event, an investment company event or a capital treatment event, as previously defined, occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the Trust and cause the debentures to be distributed to holders of the trust securities as described below under “Liquidation Distribution Upon Termination,” then the trust preferred securities will remain outstanding and additional interest may be payable on the debentures.

      Redemption of Debentures in Exchange for Trust Preferred Securities We Purchase. Upon prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any trust preferred securities we may have purchased in the market. If we elect to surrender any trust preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Trust preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem debentures.

      The common securities we surrender will be in the same proportion to the trust preferred securities we surrender as is the ratio of common securities purchased by us to the trust preferred securities issued by the Trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

Redemption Procedures

      Trust preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the trust preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the Trust has funds available for the payment of the redemption price.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

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      If the Trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the trust preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for those trust preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

      If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

      If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the Trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the Trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

      Payment of the redemption price on the trust preferred securities and any distribution of debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date. As long as the trust preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

      If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25.00 or an integral multiple of $25.00 of the liquidation amount of the trust preferred securities. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed.

      Subject to applicable law, and so long as we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding trust preferred securities.

Subordination of Common Securities

      Payment of distributions on, and the redemption price of, the trust preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided for. All funds

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available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the trust preferred securities then due and payable.

      In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

      We will have the right at any time to dissolve, wind-up or terminate the Trust and cause the debentures to be distributed to the holders of the trust preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.

      In addition, the Trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

•	our bankruptcy, dissolution or liquidation;

•	the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the Trust;

•	redemption of all of the trust preferred securities as described under “Redemption or Exchange — Mandatory Redemption”; or

•	the entry of a court order for the dissolution of the Trust.

      With the exception of a redemption, if an early termination of the Trust occurs, the Trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the Trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

•	in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

•	with an interest rate identical to the distribution rate on the trust securities; and

•	with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

      If the property trustee, however, determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the trust preferred securities. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the common securities. See the section of this prospectus captioned “Subordination of Common Securities.”

      Under current United States federal income tax law and interpretations and assuming that the Trust is treated as a grantor Trust, as is expected, a distribution of the debentures will not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. If we do not elect to redeem the debentures prior to maturity or to liquidate the Trust and distribute

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the debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the debentures.

      If we elect to dissolve the Trust and thus cause the debentures to be distributed to holders of the trust preferred securities in liquidation of the Trust, we will continue to have the right to shorten the maturity of the debentures.

Liquidation Value

      The amount of the liquidation distribution payable on the trust preferred securities in the event of any liquidation of the Trust is $25.00 per trust preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount.

Events of Default; Notice

      Any one of the following events would constitute an event of default under the trust agreement with respect to the trust preferred securities:

•	the occurrence of an event of default under the indenture;

•	a default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

•	a default by the Trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

•	a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the trust agreement; or

•	the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

      Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to them under the trust agreement.

      If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon termination of the Trust. The existence of an event of default under the trust agreement does not entitle the holders of trust preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

      Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the

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common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

      Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

      Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the Trust, and the conditions set forth below would apply to such transaction. The Trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

•	the successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the trust preferred securities, or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, referred to as successor securities, so long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

•	the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

•	the successor entity has a purpose substantially identical to that of the Trust;

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•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, the Trust may not, except with the consent of every holder of the trust preferred securities, enter into any transaction of this kind if the transaction would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

      Except as described below and under “Description of the Guarantee — Amendments and Assignment” and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights.

      The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

•	with respect to acceptance of appointment by a successor trustee;

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

•	to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the Trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an investment company under the Investment Company Act.

      With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust’s status as a grantor trust for federal income tax purposes or the Trust’s exemption from status as an investment company under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

      As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any Trust or power conferred on the property trustee with respect to the debentures;

•	waive any past default that is waivable under the indenture;

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•	exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

•	consent to any amendment or termination of the indenture or the debentures, where the property trustee’s consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by property trustee without the prior consent of each holder of trust preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the Trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

      Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of Trust securities.

      No vote or consent of the holders of trust preferred securities will be required for the Trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

      Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us, the trustees or any affiliate of us or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

      The trust preferred securities will be represented by one or more global preferred securities registered in the name of the DTC, or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC’s book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the trust preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, trust preferred securities in definitive form will not be issued in exchange for the global preferred securities.

      No global preferred security may be exchanged for trust preferred securities registered in the names of persons other than DTC or its nominee unless:

•	DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

•	we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

•	there shall have occurred and be continuing an event of default under the indenture.

      Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If trust preferred securities are issued in definitive form, the trust preferred securities will be in denominations of $25.00 and integral multiples of $25.00 and may be transferred or exchanged at the offices described below.

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      Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

      Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the trust preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the trust preferred securities will be registrable, and trust preferred securities will be exchangeable for trust preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the trust preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs.

      Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual trust preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the trust preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant’s records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

      So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual trust preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the trust preferred securities in definitive form and will not be considered the owners or holders of the trust preferred securities under the trust agreement.

      None of us, the property trustee, any paying agent or the securities registrar for the trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the trust preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of the participants.

Payment and Paying Agency

      Payments in respect of the trust preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register

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of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days’ written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

      The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

      The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

•	the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

•	the Trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

•	the debentures will be treated as indebtedness of us for federal income tax purposes.

      In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

      Holders of the trust preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

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DESCRIPTION OF THE DEBENTURES

      Concurrently with the issuance of the trust preferred securities, we will issue the debentures to the Trust. The debentures will be issued as unsecured debt under the indenture between us and LaSalle Bank, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

      The following discussion contains a description of the material provisions of the debentures and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge you to read the form of the indenture, which is substantially the same as the form filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      The debentures will be limited in aggregate principal amount to $41.2 million. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of      % of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on the first such date after issuance, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the Trust, the debentures will be held in the name of the property trustee in Trust for the benefit of the holders of the trust securities.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of      %, compounded quarterly.

      The debentures will mature on                     , 2032, the stated maturity date. We may shorten this date after                     , 2007, subject to the prior approval of the Federal Reserve, if required. We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the Trust until after                     , 2007, except if (a) a tax event, an investment company event or a capital treatment event, which terms are defined on page      , has occurred, or (b) we repurchase trust preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of trust preferred securities owned by us plus a proportionate amount of common securities.

      The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt, except in limited circumstances as described in the section of this prospectus captioned “Description of the Debentures — Miscellaneous.”

      Except in limited circumstances, the indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

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Option to Extend Interest Payment Period

      As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of      %, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of trust preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued.

      During an extension period, we may not:

•	declare or pay any dividends or distributions on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than dividends or distributions in our common stock, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, purchases of our common stock related to the rights under any of our benefit plans for our directors, officers or employees or any of our subsidiaries, or as a result of a reclassification of our capital stock for another class of our capital stock);

•	make any payment of interest, principal or premium, if any, or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debentures or allow any of our subsidiaries to do the same;

•	make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

•	redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

      Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

      We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the trust preferred securities, but in any event at least one business day prior to the record date.

      Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

      If the Trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a tax event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the Trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the Trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

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Redemption

      Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

•	in whole at any time or in part from time to time on or after , 2007; or

•	in whole at any time within 180 days following the occurrence of a tax event, an investment company event or a capital treatment event; or

•	at any time, and from time to time, to the extent of any trust preferred securities we purchase, plus a proportionate amount of the common securities we hold.

In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

      The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

      Under certain circumstances and with the Federal Reserve’s approval, the debentures may be distributed to the holders of the trust preferred securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust. If this occurs, we will use our reasonable efforts to list the debentures on the Nasdaq National Market or other stock exchange or national quotation system on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of trust preferred securities.

Restrictions on Payments

      We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

      If any of these events occur, we will not:

•	declare or pay any dividends or distributions on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than dividends or distributions in our common stock, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, purchases of our common stock related to the rights under any of our benefit plans for our directors, officers or employees or any of our subsidiaries, or as a result of a reclassification of our capital stock for another class of our capital stock);

•	make any payment of interest, principal or premium, if any, or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debentures or allow any of our subsidiaries to do the same;

•	make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

•	redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

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Subordination

      The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of us, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

      If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

      No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

      Debt means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

•	every obligation of the person for money borrowed;

•	every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of the person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the person;

•	every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of the person; and

•	every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

      Senior debt means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

•	any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

•	any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

•	any debt of ours to any of our subsidiaries;

•	any debt to any of our employees;

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•	any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

•	debt which constitutes subordinated debt.

      Subordinated debt means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. Subordinated debt, however, will not be deemed to include:

•	any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

•	any debt of ours to any of our subsidiaries;

•	any debt to any of our employees;

•	any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

•	debt which constitutes senior debt; and

•	any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for Tier 1 capital treatment.

      We expect from time to time to incur additional indebtedness, and, except in certain circumstances, there is no limitation under the indenture on the amount of indebtedness we may incur. We had consolidated senior and subordinated debt of $352.0 million outstanding principal amount as of June 30, 2002. Although a portion of these amounts is expected to be repaid with a portion of the proceeds from the sale of the debentures and from the concurrent offering of our common stock, we expect to incur additional senior subordinated debt in the future.

Payment and Paying Agents

      Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Chicago, Illinois. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

      Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in Trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on June 30 of each year.

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If we hold any of this money in Trust, then it will be discharged from the Trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

      The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

      If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

      We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

•	extend the maturity date of the debentures;

•	reduce the principal amount or the rate or extend the time of payment of interest; or

•	reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the trust preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

Debenture Events of Default

      The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

•	our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

•	our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

•	our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

•	our bankruptcy, insolvency or reorganization or dissolution of the Trust.

      The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the

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indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee.

      The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have this right.

      If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

      We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Trust Preferred Securities

      If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of trust preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities. If the right to bring a direct action is removed, the Trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

      The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

Consolidation, Merger, Sale of Assets and Other Transactions

      We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

•	we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures;

•	immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, occurred and is continuing;

•	prior to the transaction, we have received a written opinion of independent, outside legal counsel reasonably acceptable to the property trustee, to the effect that: (a) the transaction will not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities in any material respect, other than with respect to any dilution of the holders’ interest in the new entity, (b) following the transaction, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (c) following the transaction, the Trust or the successor entity will be classified as a grantor trust for United States federal income tax purposes; and

•	other conditions as prescribed in the indenture are met.

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      Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the Trust, and the provisions of the trust agreement relating to a replacement of the Trust would apply to such transaction.

Satisfaction and Discharge

      The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

      We may still be required to provide officers’ certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

      The indenture and the debentures will be governed by Illinois law.

Information Concerning the Indenture Trustee

      The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

      We have agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

•	to maintain directly or indirectly 100% ownership of the common securities of the Trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

•	not to voluntarily terminate, wind up or liquidate the Trust without prior approval of the Federal Reserve, if required;

•	to use our reasonable efforts to cause the Trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the Trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue to be treated as a grantor trust and not as an association taxable as a corporation or partnership for federal income tax purposes;

•	to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures;

•	not to issue or incur, directly or indirectly, any additional indebtedness in connection with the issuance of additional trust preferred securities or similar securities that is senior in right of payment to the debentures; and

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•	not to issue or incur, directly or indirectly, any additional indebtedness related to the issuance of additional trust preferred securities or similar securities that rank equal in right of payment with the debentures unless:

•	the pro forma sum of all outstanding debt issued by us or any of our subsidiaries in connection with any trust preferred securities issued by any of our finance subsidiaries, including the debentures and the maximum liquidation amount of the additional trust preferred or similar securities that we or our finance subsidiary is then proposing to offer, plus our total long term debt (excluding any long term debt which, by its terms, is expressly stated to be junior and subordinate to the debentures), is less than 60 percent of

•	the sum of our common and preferred shareholders’ equity, plus any long term debt which, by its terms, is expressly stated to be junior and subordinate to the debentures, in each case on a consolidated basis.

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BOOK-ENTRY ISSUANCE

General

      The Depository Trust Company, or DTC, will act as securities depositary for the trust preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of trust preferred securities. Except as described below, the trust preferred securities will be issued only as registered securities in the name of Cede & Co., DTC’s nominee. One or more global preferred securities will be issued for the trust preferred securities and will be deposited with DTC.

      DTC is a limited purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include, but are not limited to, securities brokers and dealers, banks, trust companies and clearing corporations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of trust preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the trust preferred securities on DTC’s records. The ownership interest of each actual purchaser of each trust preferred security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in trust preferred securities, except if use of the book-entry-only system for the trust preferred securities is discontinued.

      DTC will have no knowledge of the actual beneficial owners of the trust preferred securities; DTC’s records reflect only the identity of the direct participants to whose accounts the trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we and the Trust assume no responsibility for the accuracy thereof. Neither we nor the Trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

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      Redemption notices will be sent to Cede & Co. as the registered holder of the trust preferred securities. If less than all of the trust preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

      Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date.

Distribution of Funds

      The property trustee will make distribution payments on the trust preferred securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the Trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

      DTC may discontinue providing its services with respect to any of the trust preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the trust preferred securities will be printed and delivered.

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DESCRIPTION OF THE GUARANTEE

      The trust preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the trust preferred securities.

      The following discussion contains a description of the material provisions of the guarantee agreement and is subject to, and is qualified in its entirety by reference to, the guarantee agreement and the Trust Indenture Act. We urge you to read the form of the guarantee agreement, which is substantially the same as the form filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments, as defined below, to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment.

      The following payments with respect to the trust preferred securities are called the guarantee payments and, to the extent not paid or made by the Trust and to the extent that the Trust has funds available for those distributions, will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities;

•	with respect to any trust preferred securities called for redemption, the redemption price; and

•	upon a voluntary or involuntary dissolution, winding up or termination of the Trust (other than in connection with the distribution of debentures to the holders of trust preferred securities in exchange for trust preferred securities), the lesser of:

(a) the amount of the liquidation distribution; and

(b) the amount of assets of the Trust remaining available for distribution to holders of trust preferred securities in liquidation of the Trust.

We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

      The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the Trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the Trust, the Trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

Status of the Guarantee

      The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and, except in limited circumstances, neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

      The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

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      The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or upon distribution of the debentures to the holders of the trust preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments

      Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities.

Events of Default; Remedies

      An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

      Any holder of trust preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

      We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

      The guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price of the trust preferred securities;

•	full payment of the amounts payable upon liquidation of the Trust; or

•	distribution of the debentures to the holders of the trust preferred securities.

If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

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Expense Agreement

      We, pursuant to the agreement as to expenses and liabilities entered into by us and the Trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the trust preferred securities or other similar interests in the Trust of the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be. Third party creditors of the Trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

      The guarantee will be governed by Illinois law.

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RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,

THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

      We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the trust preferred securities, to the extent the Trust has funds available for the payment of these amounts. We and the Trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the trust preferred securities.

      If and to the extent that we do not make payments on the debentures, the Trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

      As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

•	the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	we will pay for any and all costs, expenses and liabilities of the Trust, except the obligations of the Trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

•	the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Enforcement Rights of Holders of Trust Preferred Securities

      A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

      The trust preferred securities evidence preferred undivided beneficial interests in the assets of the Trust. The Trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a debenture

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is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of trust preferred securities is entitled to receive distributions from the Trust (or from us under the guarantee) if and to the extent the Trust has funds available for the payment of the distributions.

Rights Upon Termination

      Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution trust cash.

      Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust other than the obligations of the Trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

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MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

      This discussion outlines the material United States federal income tax consequences of the acquisition, ownership and disposition of the trust preferred securities and the debentures resulting from this offering and outlines the federal income tax treatment of the Trust as of the date of this prospectus. The statements of law and legal conclusions in the following discussion are the opinion of Katten Muchin Zavis Rosenman, our counsel, based on and subject to the facts, factual assumptions and limitations set forth in this discussion.

      Except where we state otherwise, this discussion deals only with the trust preferred securities held as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, by a holder who:

•	is a United States Person, as defined below; and

•	acquires the trust preferred securities upon original issuance at their original issue price.

      United States person means a beneficial owner of trust preferred securities that, for United States federal tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity taxable as a corporation or partnership that is created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation without regard to its source; or

•	a trust that:

•	is subject to the primary supervision of a court within the United States and the control of one or more United States Persons, or

•	has a valid election in effect under the applicable United States Treasury regulations to be treated as a United States Person.

      Except as otherwise specifically noted, this discussion does not address any other tax consequences of the acquisition, ownership and disposition of the trust preferred securities that may be relevant to beneficial owners other than the material United States federal income tax consequences. Nor does it address tax consequences to beneficial owners who are subject to special rules, such as:

•	banks;

•	thrift institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	insurance companies;

•	dealers in securities or currencies;

•	securities traders that elect to mark to market;

•	tax-exempt investors;

•	persons holding the trust preferred security as a position in a straddle, or as part of a hedging, conversion, or constructive sale transaction;

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•	persons that have a functional currency other than the United States dollar; and

•	except with respect to the discussion under the caption “Non-United States Holders,” persons who are not United States Persons.

      In addition, this discussion does not address:

•	the income tax consequences to stockholders in, or partners or beneficiaries of, a holder of the trust preferred securities;

•	the United States alternative minimum tax consequences of purchasing, owning and disposing of the trust preferred securities; or

•	any state, local or foreign tax consequences of purchasing, owning and disposing of the trust preferred securities.

      In rendering its opinion, Katten Muchin Zavis Rosenman has made the following customary assumptions:

•	the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity and authority of each party executing a document to execute that document;

•	the Trust’s issuance of the trust preferred securities and/or sale of the debentures to the Trust will be consummated in accordance with these governing documents and that these documents accurately reflect the facts of these transactions; and

•	each party to these documents has performed, and will perform, in a manner consistent with the terms of these documents.

      This discussion is based on United States federal income tax laws in effect on the date of this prospectus, including applicable regulations and administrative and judicial interpretations. Changes to any of these laws, regulations or interpretations after this date may affect the tax consequences described below, possibly on a retroactive basis.

      The authorities on which this discussion is based are subject to various interpretations, and either the IRS or the courts could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus. Accordingly, we cannot assure you that the IRS will not challenge the consequences of the acquisition, ownership and disposition of the preferred securities outlined in this prospectus or that a court would not sustain such a challenge.

      The United States federal income tax discussion set forth below may not be applicable depending upon your particular situation. You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other laws.

Classification of the Trust

      The Trust will be classified for United States federal income tax purposes as a grantor trust and not an association taxable as a corporation based on and subject to the facts and assumptions set forth in the opinion, including the assumption that there will be full compliance with the terms of the trust agreement and certain other documents.

      Under the rules for grantor trusts, you generally will be considered the owner of an undivided interest in the debentures owned by the Trust for United States federal income tax purposes. Accordingly, when you acquire the trust preferred securities, you will be treated as acquiring an interest in the debentures and you will be required to include all income or gain recognized for United States federal income tax purposes with respect to your share of the debentures in your gross income for United States federal income tax purposes, whether or not you receive distributions on your trust preferred securities. Further, as described below in more detail, the distribution of the debentures to you upon liquidation of the Trust would not be a taxable event for

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United States federal income tax purposes. In contrast, if the Trust were treated as an association taxable as a corporation, it would be taxable on its interest income from the debentures, and if it distributed the debentures, the Trust would also be taxable on any gain realized upon the distribution, and the distribution would likely constitute a taxable event to you. In that case, upon the distribution of the debentures, you would recognize gain or loss equal to the difference between your adjusted tax basis in your trust preferred securities and the fair market value of the debentures you received. The remainder of this discussion assumes that the Trust will be treated as a grantor trust and not as an association taxable as a corporation.

Classification of Our Debentures

      The debentures are intended to be classified for United States federal income tax purposes as our indebtedness. By acceptance of the trust preferred securities, each holder covenants to treat the debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures. We cannot assure you that the IRS will not challenge this position. The remainder of this discussion assumes that the debentures will be treated as our indebtedness for United States federal income tax purposes.

Interest Income and Original Issue Discount

      We anticipate that the debentures will not be issued with an issue price that is less than their stated redemption price at maturity. Under applicable United States Treasury regulations, a contingency that stated interest will not be timely paid that is “remote” will be ignored in determining whether a debt instrument is issued with original issue discount, or OID. As a result of terms and conditions of the debentures that prohibit payments with respect to our capital stock and indebtedness if we elect to defer interest payments, we believe that the likelihood of our exercising our option to defer payments is remote. Based on the foregoing, we believe that the debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, you should include in gross income your allocable share of interest on the debentures at the time that it is paid or accrued in accordance with your regular method of accounting, although the IRS could take a contrary position. The following discussion assumes that unless and until we exercise our own option to defer interest on the debentures, the debentures will not be treated as issued with OID.

      If we exercised our right to defer payments of interest on the debentures (or if the exercise of such option was determined not to be “remote”), the debentures would be treated as issued with OID at the time of such exercise (or at the time of issuance if the exercise of such option was determined not to be “remote”). In such case, you will be subject to the special OID rules described below. Once the debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

      Under the OID economic accrual rules, the following occurs:

•	regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the debentures using the constant- yield-to-maturity method of accrual;

•	the actual cash payments of interest you receive on the debentures would not be reported separately as taxable income;

•	any amount of OID included in your gross income (whether or not during a deferral period) with respect to the debentures would increase your tax basis in such debentures; and

•	the amount of distributions in respect of such accrued OID would reduce your tax basis in such debentures.

Because the debentures are debt for United States federal income tax purposes, corporate holders will not be entitled to a dividends received deduction with respect to any income in respect of the trust preferred securities.

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Receipt of Debentures or Cash Upon Liquidation of the Trust

      Under certain circumstances described above, the Trust may distribute the debentures to you in exchange for your trust preferred securities in liquidation of the Trust. Except as discussed below, a distribution of the debentures would not be a taxable event for United States federal income tax purposes. In that case, you would have an aggregate adjusted tax basis in the debentures you receive equal to your aggregate adjusted basis in your trust preferred securities, and your holding period for the debentures you receive would include the period during which you held your trust preferred securities.

      Under certain circumstances, we may redeem debentures from the Trust for cash and the Trust may distribute the proceeds of this redemption to you in exchange for your trust preferred securities. This redemption would be taxable for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the trust preferred securities for cash. See “Sales of Trust Preferred Securities” below.

Sales of Trust Preferred Securities

      If you sell the trust preferred securities, or the trust preferred securities are redeemed for cash, you will recognize gain or loss, as the case may be, equal to the difference between your adjusted tax basis in the trust preferred securities and the amount realized on the sale or redemption of the trust preferred securities. Unless a debenture is treated as having OID, any portion of the amount you receive that is attributable to accrued interest will be treated as interest income and will not be treated as part of the amount realized for purposes of determining your gain or loss on the disposition of trust preferred securities. If, however, the debentures are treated as having OID, the basis of the trust preferred securities would be increased by OID included in your gross income to the date of disposition, and decreased by payments received on the trust preferred securities other than any interest for the period prior to the date that the debentures are treated as issued with OID. Any gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the trust preferred securities as a capital asset for more than one year prior to the date of disposition. In the case of individuals, trusts and estates, long-term capital gains generally are taxed at a lower rate than short-term capital gains. Subject to certain limited exceptions, capital losses generally cannot be applied to offset ordinary income.

Market Discount and Acquisition Premium

      Holders of trust preferred securities other than holders who acquired the trust preferred securities upon original issuance may be considered to have acquired their trust preferred securities with “market discount” or “acquisition premium” as those phrases are defined for United States federal income tax purposes. Such holders are advised to consult their own tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the trust preferred securities.

Non-United States Holders

      The following discussion applies to you only if you would be a beneficial owner of the trust preferred securities and are not a United States Person as defined above. Under present United States federal income tax law, if you are not engaged in a trade or business in the United States:

•	No withholding of United States federal income tax will be required with respect to the payment by us, the Trust or any paying agent of principal or interest, including any OID, on the trust preferred securities or the debentures provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” as defined in the Internal Revenue Code that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a debenture or trust preferred security is described in Section 881(c)(3)(A) of the Internal Revenue Code;

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•	you are not a foreign private foundation; and

•	either (a) you provide your name and address on IRS Form W-8BEN or another appropriate form and certify, under penalties of perjury, that you are not a United States Person, or (b) a financial institution holding the trust preferred security (or the debenture) on your behalf certifies, under penalties of perjury, that it has received an IRS Form W-8BEN or another appropriate form from you and provides us with a copy;

•	If you do not satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide us or our paying agent with a properly executed:

•	IRS Form W-8BEN or another appropriate form claiming an exemption from, or a reduction of, withholding tax under the benefit of an applicable tax treaty; or

•	IRS Form W-8ECI or another appropriate form stating that interest received on the trust preferred securities or the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

•	No withholding of United States federal income tax will be required with respect to any gain realized by you upon the sale or other disposition of the trust preferred securities or the debentures if you provide appropriate documentation that you are a foreign person.

      If you are engaged in a trade or business in the United States and income on the trust preferred securities and/or the debentures is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that income on a net income basis in the same manner as if you were a United States Person. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax.

      Any gain realized upon the sale or disposition of the trust preferred securities and/or the debentures generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a United States trade or business conducted by you; or

•	if you are a non-United States holder who is an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition.

      Your estate will not be subject to U.S. federal estate tax on the trust preferred securities or the debentures beneficially owned by you at the time of your death, provided that:

•	you do not own 10% or more of the total combined voting power of all classes of our voting stock; and

•	interest on the trust preferred securities or debentures would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

      The consequences to non-United States holders of acquiring, owning and disposing of the debentures and/or the trust preferred securities described above may be modified by an applicable tax treaty. Non-United States holders should consult their tax advisors about the rules concerning the tax consequences to them of acquiring, owning and disposing of the debentures and/or the trust preferred securities, including withholding on payments to non-United States holders and the potential applicability of tax treaties.

Backup Withholding Tax and Information Reporting

      The amount of interest paid and any OID accrued on the debentures held directly or through the trust preferred securities by United States Persons, other than corporations and other exempt recipients, will be reported annually to the IRS. We or the Trust will report the amount of such income to holders by January 31st following each calendar year.

      Backup withholding will apply to payments of interest, dividends and payments of redemption or other disposition proceeds to you if you are a non-exempt United States Person unless you furnish your taxpayer

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identification number in the manner prescribed in applicable Treasury regulations (generally, on an IRS Form W-9), certify under penalties of perjury, that this number is correct, and meet certain other conditions. The backup withholding rate is 30% in 2002 and 2003, 29% in 2004 and 2005, and 28% in 2006. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against your United States federal income tax liability, provided that the required information is furnished to the IRS.

Proposed Legislation

      On January 24, 2002, Representative Charles B. Rangel introduced in the U.S. House of Representatives proposed legislation known as the “Emergency Worker and Investor Protection Act of 2002.” The proposed legislation was introduced in the wake of the highly-publicized bankruptcy filing by Enron Corp. and would, among other things, disallow a deduction for United States tax purposes for certain indebtedness, including in the case of an SEC registrant:

“(i) any indebtedness of such registrant if such indebtedness is not shown in the certified annual report as part of the total liabilities of such registrant, and

(ii) any indebtedness of an off-balance-sheet entity if the proceeds from the issuance of such indebtedness are used directly or indirectly to acquire stock (or other ownership interest) in such registrant.”

      This legislation is proposed to be effective for instruments issued on or after the date of enactment of such legislation. As drafted, this legislation would not affect the debentures or trust preferred securities or otherwise result in a tax event. However, there can be no assurance that the proposed legislation, final legislation or any other future legislative proposals will not adversely affect our ability to deduct interest on the debentures or otherwise affect the tax treatment of the Trust or the transactions described in this prospectus. Such a change could, if applicable to the trust preferred securities or debentures, give rise to a tax event, which would permit us to cause a redemption of the debentures as described above.

      The federal income tax discussion set forth above may not be applicable depending upon the particular situation of a holder of the trust preferred securities. Holders of the trust preferred securities should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the trust preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

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UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement among us, the Trust and the underwriters, for whom Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, the underwriters named below have severally agreed to purchase from the Trust, and the Trust has agreed to sell to the underwriters, an aggregate of 1,600,000 trust preferred securities in the amounts set forth below opposite their respective names.

Number of
Preferred
Underwriter	Securities

Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Company, Incorporated

Total	1,600,000

      Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the trust preferred securities offered by this prospectus, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in certain cases, the underwriting agreement may be terminated. The underwriting agreement provides that the underwriters’ obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the trust preferred securities, and to various other conditions customary in a firm commitment underwritten public offering of trust preferred securities, such as receipt by the underwriters of officers’ certificates, legal opinions and comfort letters.

      The underwriters propose to offer the trust preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus and to selected securities dealers (who may include the underwriters) at that price less a concession not in excess of $           per trust preferred security. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $           per trust preferred security to certain brokers and dealers. After the offering, the offering price and other selling terms may from time to time be changed by the underwriters.

      The table below shows the price and proceeds on a per trust preferred security and aggregate basis. Because the Trust will use the proceeds from the sale of the trust preferred securities to purchase the junior subordinated debentures from us, we have agreed to pay the underwriting commission. We have also agreed to reimburse Keefe, Bruyette & Woods, Inc. for a portion of its legal fees incurred in connection with this offering and the concurrent offering of our common stock in an amount not to exceed $75,000.

	Per trust
	preferred
	security	Total

Public offering price	$25.00		$40,000,000
Proceeds to the Trust	25.00		40,000,000
Underwriting commission to be paid by us
Net proceeds, before expenses, to us	$	$

      The expenses of this offering, not including the underwriters’ discount, are estimated to be $725,000 and are payable by us.

      The offering of the trust preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

      Prior to this offering, there has been no public market for the trust preferred securities. The trust preferred securities have been approved for quotation on the Nasdaq National Market under the symbol TAYCP. Trading is expected to commence on or prior to delivery of the trust preferred securities. However, we cannot assure you that an active and liquid trading market will develop or, if developed, that the market

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will continue. The offering price and distribution rate have been determined by negotiations between the underwriters and us, and the offering price of the trust preferred securities may not be indicative of the market price following the offering.

      In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the market price of the trust preferred securities during and after the offering, such as the following:

•	The underwriters may over-allot or otherwise create a short position in the trust preferred securities for their own account by selling more shares of trust preferred securities than have been sold to them;

•	The underwriters may elect to cover any such short position by purchasing shares of trust preferred securities in the open market;

•	The underwriters may stabilize or maintain the price of the trust preferred securities by bidding; and

•	The underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if trust preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

      The effect of these transactions may be to stabilize or maintain the market price of the trust preferred securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the trust preferred securities to the extent that it discourages resales of the trust preferred securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      We and the Trust have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

      Because the National Association of Securities Dealers, Inc. may view the trust preferred securities as interests in a direct participation program, the offer and sale of the trust preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules. As a result, no sales of trust preferred securities will be executed in a discretionary account without prior written approval of the customer.

      We and the Trust have agreed that, without the prior written consent of Keefe, Bruyette & Woods, Inc., neither we nor the Trust will, during the period ending 180 days after the date of this prospectus:

•	offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise transfer or dispose of, directly or indirectly, any securities that are substantially similar to the trust preferred securities, or any security convertible into or exercisable or exchangeable for trust preferred securities or any security substantially similar to the trust preferred securities or file any registration statement with respect to any such securities; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the trust preferred securities or any security substantially similar to the trust preferred securities, whether any such transaction described above is to be settled by delivery of trust preferred securities or such other securities, in cash or otherwise.

      Keefe, Bruyette & Woods, Inc. has, from time to time, performed investment banking and other financial advisory services for us in the ordinary course of business and has received fees from us for its services. In addition, in 1999 we entered into an agreement with Keefe, Bruyette & Woods, Inc. pursuant to which Keefe, Bruyette & Woods, Inc. has been engaged to provide investment banking and other financial advisory services. The agreement provides that Keefe, Bruyette & Woods, Inc. is to receive an annual retainer of $50,000 and reimbursement of its out-of-pocket expenses incurred in connection with services rendered thereunder. Pursuant to the agreement, we have paid retainer fees to Keefe, Bruyette & Woods, Inc. of $25,000 through the first six months of 2002.

[ALTERNATE PAGE FOR TRUST PREFERRED SECURITIES PROSPECTUS]

LEGAL MATTERS

      The validity of the trust preferred securities offered hereby will be passed upon for us by Katten Muchin Zavis Rosenman, Chicago, Illinois. Melvin E. Pearl, a partner of Katten Muchin Zavis Rosenman, is a member of our Board of Directors.

      Various legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

      Certain matters of Delaware law relating to the Trust will be passed upon for the Trust and Taylor Capital by Richards, Layton & Finger, P.A., Wilmington, Delaware.

EXPERTS

      The consolidated financial statements of Taylor Capital and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-1 we filed with the SEC. This prospectus does not contain all of the information contained in the registration statement and all of its exhibits and schedules. For further information about us and the concurrent offering of common stock, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of these documents.

      You may read and copy our registration statement and all of its exhibits and schedules at the public reference rooms of the SEC located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, DC, 233 Broadway, New York, New York 10279 or 175 West Jackson Boulevard, Suite 900, Chicago, Illinois. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The registration statement is also available from the SEC’s Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

      After this offering, we intend to provide annual reports to our stockholders that include financial information examined and reported on by an independent public accounting firm.

[ALTERNATE PAGE FOR TRUST PREFERRED SECURITIES PROSPECTUS]

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of trust preferred securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only on the date of this prospectus regardless of the time of the delivery of this prospectus or of any sale of our trust preferred securities.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the trust preferred securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession or distribution of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Until                 , 2002, all dealers that buy, sell or trade in our trust preferred securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

Page

Prospectus Summary
Risk Factors
Special Note Regarding Forward-Looking Statements
The Company
Use of Proceeds
Capitalization
Selected Consolidated Financial Data
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Litigation and Settlement
Management
Certain Relationships and Related Transactions
Principal Stockholders
Supervision and Regulation
Description of the Trust
Description of the Trust Preferred Securities
Description of the Debentures
Book-Entry Issuance
Description of the Guarantee
Relationship among the Trust Preferred Securities, the Debentures and the Guarantee
Material United States Federal Income Tax Consequences
Underwriting
Legal Matters
Experts
Where You Can Find More Information

TAYC Capital Trust I

$40,000,000

% Preferred Securities

($25.00 liquidation amount
per preferred security)

fully and unconditionally

guaranteed, as described herein, by

Taylor Capital Group, Inc.

PROSPECTUS

Keefe, Bruyette & Woods, Inc.

Stifel, Nicolaus & Company
Incorporated

                    , 2002

TAYLOR CAPITAL GROUP, INC.

Page

Independent Auditors’ Report	F-2
Financial Statements:
Consolidated Balance Sheets as of December 31, 2001 and 2000 and June 30, 2002 (unaudited)	F-3
Consolidated Statements of Income for the years ended December 31, 2001, 2000 and 1999 and for the six months ended June 30, 2002 and 2001 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2001, 2000 and 1999 and for the six months ended June 30, 2002 (unaudited)	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999 and for the six months ended June 30, 2002 and 2001 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-9

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Taylor Capital Group, Inc.:

      We have audited the accompanying consolidated balance sheets of Taylor Capital Group, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Taylor Capital Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Chicago, Illinois

April 8, 2002, except as to note 23,
which is as of September 13, 2002.

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

		December 31,
	June 30,
	2002	2001	2000

	(in thousands, except share
	and per share data)
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$55,799	$70,501	$63,882
Short-term investments	3,747	17,397	2,365
Federal funds sold	34,000	350	1,025

Total cash and cash equivalents	93,546	88,248	67,272
Investment securities:
Available-for-sale, at fair value	505,849	493,358	440,229
Held-to-maturity, at amortized cost (fair value of $901 (unaudited), $900 and $70,830 at June 30, 2002 and December 31, 2001 and 2000, respectively)	850	850	69,958
Loans held for sale, net, at lower of cost or market	—	1,147	7,004
Loans, net of allowance for loan losses of $32,918 (unaudited), $31,118 and $29,568 at June 30, 2002 and December 31, 2001 and 2000, respectively	1,768,758	1,709,372	1,575,120
Premises, leasehold improvements and equipment, net	20,100	20,786	21,371
Investment in Federal Home Loan Bank and Federal Reserve Bank stock, at cost	10,789	10,633	10,230
Other real estate and repossessed assets, net	185	569	285
Goodwill, net of amortization of $11,696 (unaudited), $11,696 and $9,379 at June 30, 2002 and December 31, 2001 and 2000, respectively	23,354	23,354	25,671
Other intangible assets, net of amortization of $465 (unaudited), $359 and $109 at June 30, 2002 and December 31, 2001 and 2000, respectively	899	1,031	1,086
Other assets	38,539	41,322	45,097

Total assets	$2,462,869	$2,390,670	$2,263,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$377,680	$346,188	$352,124
Interest-bearing	1,523,420	1,487,501	1,390,706

Total deposits	1,901,100	1,833,689	1,742,830
Short-term borrowings	224,847	244,993	249,819
Accrued interest, taxes and other liabilities	26,929	30,072	36,363
Accrued litigation settlement (Note 1)	64,509	—	—
Notes payable and FHLB advances	127,200	111,000	77,000

Total liabilities	2,344,585	2,219,754	2,106,012

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized at June 30, 2002 (unaudited), Series A 9% noncumulative perpetual, 1,530,000 shares issued and outstanding, $25 stated and redemption value	38,250	38,250	38,250
Common stock, $0.01 par value; 25,000,000 shares authorized at June 30, 2002 (unaudited); 7,095,125 (unaudited), 7,067,508 and 7,040,460 shares issued at June 30, 2002 and December 31, 2001 and 2000, respectively; 6,813,588 (unaudited), 6,836,028 and 6,902,289 shares outstanding at June 30, 2002 and December 31, 2001 and 2000, respectively	71	71	70
Surplus	102,926	102,253	101,231
Unearned compensation — stock grants	(863)	(655)	(1,084)
Retained earnings (deficit)	(25,248)	31,511	19,136
Accumulated other comprehensive income	9,456	4,826	3,000
Treasury stock, at cost, 281,537 (unaudited), 231,480 and 138,171 shares at June 30, 2002 and December 31, 2001 and 2000, respectively	(6,308)	(5,340)	(3,292)

Total stockholders’ equity	118,284	170,916	157,311

Total liabilities and stockholders’ equity	$2,462,869	$2,390,670	$2,263,323

See accompanying notes to consolidated financial statements.

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the Six Months
	Ended June 30,		For the Years Ended December 31,

	2002	2001	2001	2000	1999

	(in thousands, except per share data)

	(unaudited)
Interest income:
Interest and fees on loans	$58,757	$70,763	$133,896	$142,186	$118,209
Interest and dividends on investment securities:
Taxable	12,485	14,408	27,318	28,821	20,631
Tax-exempt	1,463	1,692	3,327	3,410	3,411
Interest on cash equivalents	184	1,265	1,993	2,105	973

Total interest income	72,889	88,128	166,534	176,522	143,224

Interest expense:
Deposits	18,155	33,945	59,175	68,609	49,132
Short-term borrowings	1,868	5,991	9,010	12,526	8,665
Notes payable and FHLB advances	2,517	3,525	6,631	8,065	6,593

Total interest expense	22,540	43,461	74,816	89,200	64,390

Net interest income	50,349	44,667	91,718	87,322	78,834
Provision for loan losses	4,950	4,250	9,700	7,454	6,000

Net interest income after provision for loan losses	45,399	40,417	82,018	79,868	72,834

Noninterest income:
Service charges	5,864	5,672	11,513	10,346	9,609
Trust fees	2,810	3,234	6,425	4,654	4,563
Mortgage-banking activities	275	1,118	2,122	1,534	2,478
Gain on sale of mortgage servicing rights	—	—	—	—	204
Gain on sale of investment securities, net	8	2,241	2,333	750	108
Other noninterest income	1,351	1,076	1,880	1,989	2,228

Total noninterest income	10,308	13,341	24,273	19,273	19,190

Noninterest expense:
Salaries and employee benefits	22,971	19,976	43,207	39,383	38,205
Occupancy of premises	3,167	3,315	6,940	6,440	6,472
Furniture and equipment	1,865	2,067	4,421	4,126	4,291
Computer processing	1,154	1,123	2,254	2,234	2,411
Legal fees, net	1,846	2,369	2,504	12,053	6,226
Consulting	520	1,016	2,422	1,704	936
Advertising and public relations	885	300	1,069	1,028	1,275
Goodwill amortization	—	1,158	2,316	2,326	2,393
Other intangible assets amortization	132	118	251	68	18
Litigation settlement charge (Note 1)	64,509	—	—	—	—
Other noninterest expense	7,055	6,713	13,748	11,221	10,317

Total noninterest expense	104,104	38,155	79,132	80,583	72,544

Income (loss) before income taxes and cumulative effect of change in accounting principle	(48,397)	15,603	27,159	18,558	19,480
Income taxes	5,822	5,532	9,528	9,604	7,973

Income (loss) before cumulative effect of change in accounting principle	(54,219)	10,071	17,631	8,954	11,507
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(214)

Net income (loss)	$(54,219)	$10,071	$17,631	$8,954	$11,293

Preferred dividend requirements	(1,721)	(1,721)	(3,443)	(3,443)	(3,442)

Net income (loss) applicable to common stockholders	$(55,940)	$8,350	$14,188	$5,511	$7,851

Basic earnings (loss) per common share	$(8.18)	$1.21	$2.07	$0.80	$1.13
Diluted earnings (loss) per common share	(8.18)	1.20	2.05	0.79	1.12

See accompanying notes to consolidated financial statements.

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A 9%				Employee		Accumulated
	Noncumulative				Stock		Other
	Perpetual			Unearned	Ownership	Retained	Comprehensive
	Preferred	Common		Compensation-	Plan	Earnings	Income	Treasury
	Stock	Stock	Surplus	Stock Grants	Loan	(deficit)	(Loss)	Stock	Total

	(in thousands, except per share data)
Balance at December 31, 1998	$38,250	$69	$99,968	$(2,083)	$(576)	$9,434	$71	$—	$145,133
Amortization of preferred stock issuance costs	—	—	166	—	—	(166)	—	—	—
Issuance of stock grants	—	—	451	(451)	—	—	—	—	—
Forfeiture of stock grants	—	—	(550)	323	—	—	—	—	(227)
Amortization of stock grants	—	—	—	925	—	—	—	—	925
Exercise of stock options	—	—	100	—	—	—	—	—	100
Repayment of employee stock ownership plan loan, including interest and dividends received	—	—	117	—	576	6	—	—	699
Tax benefit on stock options exercised and stock awards	—	—	7	—	—	—	—	—	7
Purchase of treasury stock	—	—	—	—	—	—	—	(1,099)	(1,099)
Comprehensive income:
Net income	—	—	—	—	—	11,293	—	—	11,293
Other comprehensive loss, net of income taxes	—	—	—	—	—	—	(4,118)	—	(4,118)

Total comprehensive income									7,175

Dividends:
Preferred — $2.25 per share	—	—	—	—	—	(3,442)	—	—	(3,442)
Common — $0.24 per share	—	—	—	—	—	(1,674)	—	—	(1,674)

Balance at December 31, 1999	$38,250	$69	$100,259	$(1,286)	$—	$15,451	$(4,047)	$(1,099)	$147,597
Amortization of preferred stock issuance costs	—	—	168	—	—	(168)	—	—	—
Issuance of stock grants	—	1	649	(650)	—	—	—	—	—
Forfeiture of stock grants	—	—	(200)	200	—	—	—	—	—
Amortization of stock grants	—	—	—	652	—	—	—	—	652
Exercise of stock options	—	—	113	—	—	—	—	—	113
Tax benefit on stock options exercised and stock awards	—	—	242	—	—	—	—	—	242
Purchase of treasury stock	—	—	—	—	—	—	—	(2,193)	(2,193)
Comprehensive income:
Net income	—	—	—	—	—	8,954	—	—	8,954
Other comprehensive income, net of income taxes	—	—	—	—	—	—	7,047	—	7,047

Total comprehensive income									16,001

Dividends:
Preferred — $2.25 per share	—	—	—	—	—	(3,443)	—	—	(3,443)
Common — $0.24 per share	—	—	—	—	—	(1,658)	—	—	(1,658)

Balance at December 31, 2000	$38,250	$70	$101,231	$(1,084)	$—	$19,136	$3,000	$(3,292)	$157,311

See accompanying notes to consolidated financial statements.

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY — (Continued)

	Series A 9%				Employee		Accumulated
	Noncumulative				Stock		Other
	Perpetual			Unearned	Ownership	Retained	Comprehensive
	Preferred	Common		Compensation-	Plan	Earnings	Income	Treasury
	Stock	Stock	Surplus	Stock Grants	Loan	(deficit)	(Loss)	Stock	Total

	(in thousands, except per share data)
Balance at December 31, 2000	$38,250	$70	$101,231	$(1,084)	$—	$19,136	$3,000	$(3,292)	$157,311
Amortization of preferred stock issuance costs	—	—	167	—	—	(167)	—	—	—
Issuance of stock grants	—	1	80	(81)	—	—	—	—	—
Forfeiture of stock grants	—	—	(19)	4	—	—	—	—	(15)
Amortization of stock grants	—	—	—	506	—	—	—	—	506
Exercise of stock options	—	—	645	—	—	—	—	—	645
Tax benefit on stock options exercised and stock awards	—	—	149	—	—	—	—	—	149
Purchase of treasury stock	—	—	—	—	—	—	—	(2,048)	(2,048)
Comprehensive income:
Net income	—	—	—	—	—	17,631	—	—	17,631
Other comprehensive income, net of income taxes	—	—	—	—	—	—	1,826	—	1,826

Total comprehensive income									19,457

Dividends:
Preferred — $2.25 per share	—	—	—	—	—	(3,443)	—	—	(3,443)
Common — $0.24 per share	—	—	—	—	—	(1,646)	—	—	(1,646)

Balance at December 31, 2001	$38,250	$71	$102,253	$(655)	$—	$31,511	$4,826	$(5,340)	$170,916
Issuance of stock grants (unaudited)	—	—	450	(450)	—	—	—	—	—
Forfeiture of stock grants (unaudited)	—	—	(57)	13	—	—	—	—	(44)
Amortization of stock grants (unaudited)	—	—	—	229	—	—	—	—	229
Exercise of stock options (unaudited)	—	—	260	—	—	—	—	—	260
Tax benefit on stock options exercised and stock awards (unaudited)	—	—	20	—	—	—	—	—	20
Purchase of treasury stock (unaudited)	—	—	—	—	—	—	—	(968)	(968)
Comprehensive loss:
Net loss (unaudited)	—	—	—	—	—	(54,219)	—	—	(54,219)
Other comprehensive income, net of income taxes (unaudited)	—	—	—	—	—	—	4,630	—	4,630

Total comprehensive loss (unaudited)									(49,589)

Dividends:
Preferred — $1.125 per share (unaudited)	—	—	—	—	—	(1,721)	—	—	(1,721)
Common — $0.12 per share (unaudited)	—	—	—	—	—	(819)	—	—	(819)

Balance at June 30, 2002 (unaudited)	$38,250	$71	$102,926	$(863)	$—	$(25,248)	$9,456	$(6,308)	$118,284

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months
	Ended June 30,		For the Years Ended December 31,

	2002	2001	2001	2000	1999

	(in thousands)

	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(54,219)	$10,071	$17,631	$8,954	$11,293
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Accrued litigation settlement charge	64,509	—	—	—	—
Investment securities gains, net	(8)	(2,241)	(2,333)	(750)	(108)
Amortization of premiums and discounts, net	336	(117)	5	(669)	1,674
Deferred loan fee amortization	(999)	(967)	(1,744)	(2,201)	(1,971)
Provision for loan losses	4,950	4,250	9,700	7,454	6,000
Loss (gain) on sales of loans originated for sale	14	(607)	(1,264)	(1,196)	(1,303)
Loans originated and held for sale	—	(83,234)	(102,677)	(63,124)	(163,215)
Proceeds from sales of loans originated for sale	258	67,355	110,152	66,233	191,919
Depreciation and amortization	1,770	2,177	4,351	4,288	4,086
Amortization of goodwill and intangible assets	132	1,276	2,567	2,394	2,411
Charge in lieu of taxes resulting from recognition of acquired tax benefits	—	—	—	—	116
Deferred income taxes	(560)	(1,362)	(821)	(1,966)	(1,542)
Loss (gain) on sales of other real estate	3	(7)	58	(50)	(147)
Provision for other real estate	—	5	15	34	40
Other, net	(395)	(1,559)	(1,741)	1,770	1,499
Changes in other assets and liabilities:
Accrued interest receivable	(484)	3,370	5,128	(4,095)	(342)
Other assets	1,780	2,509	462	(7,274)	590
Accrued interest, taxes and other liabilities	(3,143)	(7,289)	(6,138)	9,011	5,362

Net cash provided (used) by operating activities	13,944	(6,370)	33,351	18,813	56,362

Cash flows from investing activities:
Purchases of available-for-sale securities	(57,624)	(160,621)	(259,201)	(197,687)	(242,742)
Purchases of held-to-maturity securities	—	—	—	(7,139)	(3,453)
Proceeds from principal payments and maturities of available-for-sale securities	41,952	86,380	203,160	133,475	152,218
Proceeds from principal payments and maturities of held-to-maturity securities	—	—	—	9,906	9,644
Proceeds from sales of available-for-sale securities	9,975	77,013	77,142	770	70,111
Net increase in loans	(62,462)	(14,162)	(143,549)	(158,978)	(151,160)
Net additions to premises, leasehold improvements and equipment	(1,084)	(2,363)	(4,034)	(2,526)	(4,555)
Acquisition of trust business	—	(112)	(195)	(1,023)	—
Repayment of loan issued to Employee Stock Ownership Plan	—	—	—	—	576
Proceeds from sales of other real estate	381	220	761	946	2,893

Net cash used in investing activities	$(68,862)	$(13,645)	$(125,916)	$(222,256)	$(166,468)

See accompanying notes to consolidated financial statements.

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Six Months
	Ended June 30,		For the Years Ended December 31,

	2002	2001	2001	2000	1999

	(in thousands)

	(unaudited)
Cash flows from financing activities:
Net increase in deposits	$67,411	$81,294	$90,859	$135,280	$167,813
Net increase (decrease) in short-term borrowings	(20,146)	(22,719)	(4,826)	102,690	(24,589)
Repayments of notes payable and FHLB advances	(12,000)	(25,000)	(53,250)	(91,900)	(82,500)
Proceeds from notes payable and FHLB advances	28,200	77,000	87,250	54,400	65,500
Proceeds from exercise of employee stock options	260	510	645	113	100
Purchase of treasury stock	(968)	(1,464)	(2,048)	(2,193)	(1,099)
Dividends paid	(2,540)	(2,546)	(5,089)	(5,101)	(5,116)

Net cash provided by financing activities	60,216	107,075	113,541	193,289	120,109

Net increase (decrease) in cash and cash equivalents	5,298	87,060	20,976	(10,154)	10,003
Cash and cash equivalents, beginning of period	88,248	67,272	67,272	77,426	67,423

Cash and cash equivalents, end of period	$93,546	$154,332	$88,248	$67,272	$77,426

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$23,895	$47,619	$81,851	$85,727	$60,245
Income taxes	5,306	6,761	14,466	8,387	7,247
Supplemental disclosures of noncash investing and financing activities:
Unrealized holding gain (loss) on investment securities, net of income taxes	$4,630	$2,957	$1,826	$7,047	$(4,118)
Mortgage servicing rights originated	—	49	65	19	256
Loans transferred to other real estate	—	92	1,045	251	824
Tax benefit associated with exercise of common stock options and stock grants	20	77	149	242	7
Investment securities transferred from held-to-maturity to available-for-sale	—	69,108	69,108	—	—

See accompanying notes to consolidated financial statements.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Litigation

      In a series of split-off transactions completed on February 12, 1997, the Taylor family acquired a controlling interest in Taylor Capital Group, Inc. (the “Company”) from Reliance (formerly, Cole Taylor Financial Group, Inc.). On February 9, 1998, Reliance filed for bankruptcy. Thereafter, numerous lawsuits were filed that named as defendants the Company, Cole Taylor Bank (the “Bank”), certain directors and officers of the Company and members of the Taylor family (the “Company-related defendants”). From 1998 to the present, the Company has incurred significant expense and devoted a substantial amount of time in defense of these suits.

      The pending lawsuits relating to the split-off transactions and Reliance include:

•	Class actions brought by Reliance stockholders in District Courts in Texas (consolidated under Sabbia) and Illinois (entitled Graham) in early 1998 (the “Federal court class actions”).

•	Consolidated class action brought by Reliance stockholders in Delaware Chancery Court in September 1998 (the “Delaware suit”).

•	A suit brought by Irwin Cole and members of his family in Delaware Chancery Court in August 1998 (the “Cole suit”).

•	Adversary proceedings brought by the Reliance bankruptcy Estate Representative in the Delaware District Court in September 1998 (the “Estate Representative proceedings”).

•	A suit brought by Reliance stockholders in the Circuit Court of Cook County, Illinois in October 1999 (the “Cook County, Illinois suit”).

      In addition, in connection with the split-off transactions, the Taylor family agreed to indemnify Reliance for 25% of any losses incurred by Reliance as a result of stock option terminations or litigation related to the split-off transactions. In accordance with the terms of an agreement dated February 6, 1997, the Company agreed to indemnify the Taylor family for losses that the Taylor family may incur as a result of their indemnification agreement with Reliance.

      The Company considers it desirable that the claims and causes of action relating to the split-off transactions and Reliance be settled and dismissed. The objective of a settlement is to halt the substantial expense, inconvenience and distraction of continued litigation and to eliminate any exposure and uncertainty that may exist as a result of such litigation. To that end, the Company has entered into certain settlement agreements with the plaintiffs and other parties in these cases. A critical aspect of the settlement as contemplated is that it must resolve fully and finally all claims against the Company-related defendants relating to the split-off transactions and Reliance from all parties.

      On October 10, 2001, the Company-related defendants entered into an amended and restated settlement agreement with the Reliance bankruptcy Estate Representative (the “Estate Representative Agreement”) whereby the Estate Representative proceedings would be dismissed in exchange for cash and securities of the Company. Specifically, the Company agreed, if and when all of the settlement agreement conditions are met, to pay $15 million in cash, $30 million in trust preferred securities, and shares of common stock representing 15% of the Company’s issued and outstanding stock, excluding treasury stock, immediately after giving effect to such issuance. The proposed settlement was contingent upon, among other things, the consummation of the Class Settlement Agreement described below or the entry of a court order barring those plaintiffs from bringing action against the Company-related defendants and the entry of dismissal orders in the Federal court class actions, Cole suit and Delaware suit. Additionally, this issuance was required to be made pursuant to a registration statement or exemption from registration under Section 3(a)(10) of the Securities Act and the proposed settlement was conditioned upon the Federal Reserve Bank not objecting to it and the Company’s primary lender approving it. The Estate Representative and the Company had the right to terminate the

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Estate Representative Agreement if any of the conditions were not met by May 10, 2002. As of the time of the issuance of the 2001 audited financial statements, several conditions relating to the Class Settlement Agreement, the issuance and listing of the securities to be tendered pursuant to the Estate Representative Agreement and the entry of the required dismissal orders remained unresolved. In addition, negotiations to revise the Estate Representative Agreement to provide satisfactory resolution of the Estate Representative’s liquidity requirement had not been productive.

      Effective October 10, 2001, the Company-related defendants, the Reliance bankruptcy Estate Representative and the plaintiff class entered into a settlement agreement (the “Class Settlement Agreement”) pursuant to which the federal class action plaintiffs agreed to dismiss with prejudice the Federal court class actions, the Delaware suit, and the Cole suit against the Company-related defendants. In exchange for the dismissal, the plaintiff class would share in the Estate Representative settlement proceeds described above. The Class Settlement Agreement provided that it could be terminated if certain conditions to the agreement had not been satisfied by May 10, 2002. The unsatisfied conditions included the resolution of the potential recovery of insurance proceeds under one of Reliance’s directors’ and officers’ insurance policies. No progress is currently being made to resolve these issues.

      Because of the continued protracted negotiations and unresolved conditions with respect to the proposed settlement that were not within the control and influence of the Company, at the time of the issuance of the 2001 audited financial statements, the Company determined that the loss contingency represented by the settlement agreements was not probable. The Company had, however, determined this loss contingency was reasonably possible.

Interim Update (unaudited)

      On May 24, 2002, the Estate Representative Agreement was amended again. The amended agreement provided that, subject to the Company’s completion of a public offering of the trust preferred and common securities and the dismissal of the lawsuits, the Company would pay an amount equal to (1) $65 million, plus (2) a contingent amount based on the offering price of the common shares, minus (3) a minimum of $3.1 million as a reimbursement to the Company of offering expenses. This amended agreement may be terminated if the conditions of the effectiveness are not met by December 31, 2002.

      On May 24, 2002, an Effectiveness Agreement was entered into by the Company, the Taylor Defendants, the Estate Representative, the plaintiff class and the Coles that revised the conditions necessary to declare the Class Settlement Agreement effective. The plaintiffs agreed to dismiss their lawsuits against the Company subject to its completion of a public offering and delivery of the settlement proceeds described above to the Estate Representative.

      The May 24, 2002 agreements were discussed with our holding company lender and our primary holding company banking regulator in connection with requesting a waiver of a debt covenant and capital requirements. With the concurrence of all these critical parties, the likelihood of the proposed settlement became probable and a loss contingency in the amount of $64.5 million was recorded in the second quarter of 2002. The remaining key condition to the settlement is the successful completion of the public offering. The impact to regulatory capital and debt covenants of the recognition of the litigation settlement charge prior to the public offering is discussed in Notes 12 and 18.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The unaudited pro-forma impact of the planned public offering on the Company’s balance sheet and regulatory capital ratios, which is presented below, will ultimately be determined based on the value attributed to the common stock as well as the amount and allocation of the costs of the public offering.

	Unaudited

	June 30, 2002	Pro-forma	Pro-forma
	As Stated	Adjustments	June 30, 2002

	(in thousands)
ASSETS
Total Assets	$2,462,869	$2,325	$2,465,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total Liabilities	2,344,585	(76,658)	2,267,927
Guaranteed preferred beneficial interest in the Company’s junior subordinated debentures (“trust preferred securities”)	—	40,000	40,000
Stockholders’ equity:
Preferred stock	38,250		38,250
Common stock	71	23	94
Surplus	102,926	38,960	141,886
Unearned compensation — stock grants	(863)		(863)
Retained earnings (deficit)	(25,248)	—	(25,248)
Accumulated other comprehensive income	9,456		9,456
Treasury stock	(6,308)		(6,308)

Total stockholders’ equity	118,284	38,983	157,267

Total liabilities and stockholders’ equity	$2,462,869	$2,325	$2,465,194

Total capital to risk-weighted assets	5.57%		9.89%
Tier 1 capital to risk-weighted assets	4.31%		8.64%
Leverage to average assets	3.40%		6.81%

      The guaranteed preferred beneficial interest in the Company’s junior subordinated debentures (“trust preferred securities”) is included in Tier 1 capital under regulatory guidelines.

      The Company has received a commitment from its lender to provide a $10.0 million subordinated term loan concurrent with the repayment of the existing term debt upon completion of the concurrent common stock and trust preferred securities offerings. Subordinated notes payable with maturities greater than five years are included in total capital under regulatory guidelines. Upon subordination of the term debt, the Company’s pro-forma total capital to risk-weighted assets would be 10.42%.

      Should the settlements discussed above be consummated, the Taylor family will be released from their indemnity obligation to Reliance and, therefore, the Company believes that it will not be obligated to pay any amounts under its indemnification obligation to the Taylor family.

      Finally, the Company is unable to predict at this time the potential impact of the split off transactions and Reliance litigation on the financial condition, liquidity and operating results of the Company should the settlements not be consummated.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Litigation Matters

      The Company and its subsidiary Bank are from time to time parties to various other legal actions arising in the normal course of business. The Company believes that it has meritorious defenses to all of these actions against the Company and its subsidiaries.

2.     Summary of Significant Accounting and Reporting Policies

      The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and general reporting practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      The following is a summary of the more significant accounting and reporting policies:

Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, principally the Bank. The Bank is a $2.5 billion asset commercial bank with 11 banking offices located in the Chicagoland metropolitan area. The Bank provides a full range of commercial banking services, primarily to small and midsize business, and consumer banking products and services. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

      Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks or other financial institutions, money market mutual funds, and federal funds sold. Money market mutual funds are carried at their net asset value. All federal funds are sold overnight with daily settlement required.

Investment Securities

      Securities that may be sold as part of the Company’s asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair value. Unrealized holding gains and losses on such securities are reported, net of tax, in accumulated other comprehensive income in stockholders’ equity. Securities that the Company has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost, adjusted for amortization of premiums and accretion of discounts using the level-yield method. A decline in market value of any security below cost that is deemed other than temporary is charged to earnings. Realized gains and losses on the sales of all securities are reported in income and computed using the specific identification method. Securities classified as trading are carried at fair value with unrealized gains or losses included in noninterest income.

Loans Held for Sale

      Mortgage loans held for sale are stated at the lower of aggregate cost or aggregate fair value, with any periodic lower of cost or fair value adjustment included in earnings. The aggregate fair value is determined by actual outstanding commitments from investors or current market prices for loans with no sale commitments. Net origination costs on loans held for sale are recognized at the time of loan origination. Subsequent loan sales generally occur 30 to 60 days after origination.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans

      Loans are stated at the principal amount outstanding, net of unearned discount. Unearned discount on consumer loans is recognized as income over the terms of the loans using the sum-of-the-months-digits method, which approximates the interest method. Interest income on other loans is generally recognized using the level-yield method. Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loans’ yields.

Allowance for Loan Losses

      An allowance for loan losses has been established to provide for those loans that may not be repaid in their entirety. The allowance is increased by provisions for loan losses charged to expense and decreased by charge-offs, net of recoveries. Although a loan is charged off by management when deemed uncollectible, collection efforts may continue and future recoveries may occur.

      Management maintains the allowance at a level considered adequate to absorb probable losses inherent in the portfolio as of the balance sheet date. In evaluating the adequacy of the allowance for loan losses, consideration is given to historical charge-off experience, growth of the loan portfolio, changes in the composition of the loan portfolio, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. Estimating the risk of loss and amount of loss on any loan is necessarily subjective and ultimate losses may vary from current estimates. These estimates are reviewed quarterly and, as changes in estimates are identified by management, the amounts are reflected in income through the provision for loan losses in the appropriate period.

      A portion of the total allowance for loan losses is related to impaired loans. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Certain homogenous loans, including residential mortgage and consumer loans, are collectively evaluated for impairment and, therefore, excluded from impaired loans. Commercial loans exceeding size thresholds established by management are individually evaluated for impairment. The amount in the allowance for loan losses for impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that collateral-dependent loans may be measured for impairment based on the fair value of the collateral.

Income Recognition on Impaired Loans and Nonaccrual Loans

      Loans are generally placed on a nonaccrual basis for recognition of interest income when sufficient doubt exists as to the full collection of principal and interest. The nonrecognition of interest income on an accrual basis does not constitute forgiveness of the interest. After a loan is placed on nonaccrual status, any current period interest previously accrued but not yet collected is reversed against current income. Interest is included in income subsequent to the date the loan is placed on nonaccrual status only as interest is received and so long as management is satisfied that there is a high probability that principal will be collected in full. The loan is returned to accrual status only when the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

Premises, Leasehold Improvements and Equipment

      Premises, leasehold improvements, and equipment are reported at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to operating expense using the straight-line method for financial reporting purposes over a three to twenty-five year period, based upon the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvement.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Real Estate

      Other real estate primarily includes properties acquired through foreclosure or deed in lieu of foreclosure. At foreclosure, the other real estate is recorded at the lower of the amount of the loan balance or the fair value, less costs to sell, of the real estate through a charge to the allowance for loan losses, if necessary. Subsequent write-downs required by changes in estimated fair value or disposal expenses are provided through a valuation allowance and the provision for losses is charged to noninterest expense. Carrying costs of these properties, net of related income, and gains or losses on the sale on their disposition are also included in current operations as other noninterest expense.

Mortgage Servicing Rights

      Mortgage servicing rights represent the servicing assets retained in the sale of mortgage loans originated by the Company. The cost of the mortgage is allocated between the loan and the related servicing rights based on their relative fair values at the date of sale. The fair value of the servicing rights is estimated using the present value of expected future cash flows based upon assumptions on interest, default and prepayment rates which are consistent with assumptions that market participants would utilize. The Company stratifies the servicing rights generally on the basis of the note rate and loan type for purposes of measuring impairment. Impairment is recognized through a valuation allowance for each impaired stratum. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income and the amortization reflected in the income statement as a reduction to mortgage servicing fee income.

Goodwill and Intangible Assets

      Goodwill was created during the Company’s acquisition of the Bank and represents the excess of purchase price over the fair value of net assets acquired. The transaction was accounted for by the purchase method of accounting. Under purchase accounting, the price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. Prior to January 2002, the goodwill was being amortized using the straight-line method over fifteen years. See the section captioned “New Accounting Standards” for additional details. The Bank also has intangible assets associated with acquisition of various lines of trust business. These intangible assets are being amortized using a straight-line method over the estimated life of the acquired business of five to eleven years.

Income Taxes

      Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the income tax provision.

Employee Benefit Plans

      Stock Option Plan: The Company applies the intrinsic value method of accounting promulgated under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost is recognized in connection with the granting of stock options with an exercise price equal to the fair market value of the stock on the date of the grant. Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation, establishes a fair value method of accounting for stock-based compensation, but it allows entities to continue to apply the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and provide certain pro forma net income disclosures determined as if the fair value method defined in SFAS No. 123 had been applied.

      Restricted Stock Plan: The Company accounts for restricted stock grants under the fixed method of accounting. Compensation expense is recorded for the fair market value of the stock at the date of grant. The

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expense is recognized over the vesting period of the award. Unearned compensation is recorded as a reduction in stockholders’ equity.

      Nonqualified Deferred Compensation Plan: The Company maintains a nonqualified deferred compensation program for certain key employees which allows the participants to defer a portion of their base, commission, or incentive compensation. The amount of compensation deferred by the participant, along with any Company discretionary contributions to the plan, are held in a rabbi trust for the participants. The Company’s discretionary contributions are recorded as additional compensation expense when contributed. While the Company maintains ownership of the assets, the participants are allowed to direct the investment of the assets in several equity and fixed income mutual fund accounts. These assets are recorded at their approximate fair market value in other assets on the consolidated balance sheets. A liability is established, in accrued interest, taxes and other liabilities in the consolidated balance sheets, for the fair value of the obligation to the participants. Any increase or decrease in the fair market value of plan assets is recorded in other noninterest income on the consolidated statements of income. Change in the fair value of the deferred compensation obligation to participants is recorded as additional compensation expense or a reduction of compensation expense on the consolidated statements of income.

Derivative Instruments and Hedging Activities

      On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement was subsequently amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133 — an amendment of FASB Statement No. 133 and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an Amendment to FASB Statement No. 133. These Statements standardize the accounting for derivative instruments.

      The Company does not use a significant amount of derivative instruments in its operations. The adoption of these Statements did not have a material impact on the Company’s results of operations or consolidated balance sheet during the year ended December 31, 2001. Upon adoption, the Company utilized a one-time election to transfer investment securities between the held-to-maturity and available-for-sale classifications. On January 1, 2001, the Company transferred its state and municipal obligation portfolio, with a carrying value of $69.1 million, from held-to-maturity to available-for-sale. Upon transfer, the Company recorded a gross unrealized gain of $854,000, a deferred tax liability of $299,000, and a net increase to stockholders’ equity of $555,000.

      At times, the Company has entered into certain interest rate contracts (floors and swaps) to manage interest rate and market risk. Effective January 1, 2001, these derivative instruments were recognized on the balance sheet at their fair value with an offsetting gain or loss on the related hedged items. These contracts were designated as fair value hedges of specific existing assets and liabilities. Net interest income (expense) resulting from the differential between exchanging floating and fixed rate interest payments is accrued and recognized as an adjustment to the interest income or expense of the hedged asset or liability. Any gains and loss that result from changes in the fair value of these agreements are included in noninterest income in the consolidated statements of income. The Company’s asset and liability management and investment policies do not allow the use of derivative financial instruments for trading purposes.

      At times, the Bank also enters foreign currency exchange contracts to accommodate customer needs. The Bank enters an agreement with a customer to sell a specified amount of a foreign currency, and in turn, the Bank enters an agreement with another financial institution to purchase an identical amount of that currency at substantially the same terms. The fair value of the contract to sell the foreign currency is recorded in consolidated financial statements together with an offsetting fair value on the related contract to purchase the foreign currency. Gains and losses from changes in the fair value of the contracts to purchase and sell the foreign currencies are included in noninterest income in the statements of income. If the customer fails to

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

perform, the Bank must still fulfill the contract with the other financial institution, resulting in a gain or loss based upon current exchange rates. The contracts generally have a term of one to six months and the Bank requires collateral from the customer to manage credit risk.

      Prior to the adoption of SFAS No. 133, the fair value of interest rate contracts and foreign currency exchange contracts and changes in the fair value because of changes in market interest rates were not recognized in the financial statements. For interest rate contracts, the net interest income (expense) resulting from the differential between exchanging floating and fixed rate interest payments was accrued and recognized as an adjustment to the interest income or expense of the hedged asset or liability. Gains or losses on termination of an agreement prior to maturity were deferred and amortized as an adjustment to interest income or expense of the hedged assets or liability over the remaining term of the original contract life of the terminated agreement.

Financial Instruments

      In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit, letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Comprehensive Income

      Comprehensive income includes net income and unrealized holding gains and losses on available-for-sale securities. The statement of comprehensive income is included within the consolidated statements of changes in stockholders’ equity. Also, see Note 20 — Comprehensive Income for further details.

New Accounting Standards

      In September 2000, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement 125. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement uses the financial-components approach that focuses on control and requires an entity to recognize financial and servicing assets it controls and liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. The Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Company adopted this statement in 2000. The adoption of this Statement did not have material impact on the Company’s results of operations or statement of financial condition.

      In June of 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations be accounted for under the purchase method, thus eliminating the pooling method of accounting for business combinations. This Statement also provides guidance of the creation of goodwill and other intangible assets during business combinations. SFAS No. 142 addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized on the financial statements. The Statement requires that goodwill no longer be amortized. Instead, goodwill will be tested annually for impairment using specific guidance provided in the Statement. The Statement also requires that certain intangible assets that have indefinite useful lives no longer be amortized. Intangibles that are not amortized will be subject to annual impairment testing which will compare the fair value of the intangible asset to the recorded value. Intangible assets with finite lives will continue to be amortized over their estimated useful lives and tested for impairment only when events or circumstances indicate that the carrying value of the asset may not be recovered. Transition provisions of these Statements require that initial impairment testing on goodwill and intangible assets with indefinite lives occur

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

upon adoption and be completed within six months after adoption. The Company adopted SFAS No. 142 on January 1, 2002. As of December 31, 2001, the Company had approximately $23.4 million of goodwill (created at the time the Bank was purchased) that will no longer be subject to amortization beginning on January 1, 2002. Annual amortization of goodwill had been approximately $2.3 million. The Company is required to test this goodwill asset for impairment during 2002, and then annually thereafter. If at any time, impairment exists, as computed by SFAS No. 142, the Company will record an impairment loss. The Company also has approximately $1.0 million of other intangible assets (primarily related to purchases of trust businesses) which will continue to be amortized.

SFAS 142 Disclosures (unaudited)

      Goodwill was $23.4 million at both December 31, 2001 and June 30, 2002. No additions, disposal, or impairment charges were recorded to goodwill during the first six months of 2002. The following unaudited table shows the impact of goodwill amortization expense on net income and basic and diluted earnings per common share for the first six months of 2002 and 2001.

	For the Six Months
	Ended June 30,

	2002	2001

	(in thousands, except
	per share amounts)
	(unaudited)
Reported net income (loss)	$(54,219)	$10,071
Add back: Goodwill amortization	—	1,158

Adjusted net income (loss)	(54,219)	11,229
Less: Preferred dividend requirements	(1,721)	(1,721)

Adjusted net income (loss) available to common stockholders	$(55,940)	$9,508

Basic earnings (loss) per common share:
Reported basic earnings (loss) per share	$(8.18)	$1.21
Effect of goodwill amortization	—	0.17

Adjusted basic earnings (loss) per common share	$(8.18)	$1.38

Diluted earnings (loss) per common share:
Reported diluted earnings (loss) per share	$(8.18)	$1.20
Effect of goodwill amortization	—	0.17

Adjusted diluted earnings (loss) per common share	$(8.18)	$1.37

      The Company also had $899,000, net, of other intangible assets that relate to the purchase of lines of trust business. The gross carrying amount of these intangibles was $1.4 million as of June 30, 2002 with accumulated amortization of $465,000. Amortization expense for these intangible assets was $132,000 during the first six months of 2002. The estimated amortization expense for these assets is expected to be $277,000 from the period of July 1, 2002 to December 31, 2002, $554,000 during the year ending December 31, 2003, and $13,000 during the years ending December 31, 2004, 2005 and 2006, respectively. The Company also had $68,000 of originated mortgage servicing rights as of June 30, 2002, that is included in other assets in the consolidated financial statements. Amortization of these originated mortgage servicing rights are dependent upon the repayment experience of the underlying mortgage loans.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

      Amounts in the prior years’ financial statements are reclassified whenever necessary to conform to the current year’s presentation.

Interim Financial Information

      These financial statements contain unaudited information as of June 30, 2002 and for the six month periods ended June 30, 2002 and 2001. In Management’s opinion, these unaudited financial statements include all adjustments, consisting only of normal recurrence adjustments, necessary for a fair presentation of the information when read in conjunction with our audited financial statements and the related notes. The income statement data for the six months ended June 30, 2002 is not necessarily indicative of the results we may achieve for the full year.

3.     Cash and Due From Banks

      The Bank is required to maintain a balance with the Federal Reserve Bank to cover reserve and clearing requirements. The average balance required to be maintained for the years ended December 31, 2001 and 2000 was approximately $1.1 million and $4.4 million, respectively.

4.     Investment Securities

      The amortized cost and estimated fair value of investment securities at June 30, 2002 and December 31, 2001 and 2000 are as follows:

	June 30, 2002 (unaudited)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

	(in thousands)
Available-for-sale:
U.S. government agency securities	$150,641	$4,494	$—	$155,135
Collateralized mortgage obligations	217,572	6,677	(851)	223,398
Mortgage-backed securities	66,394	2,943	—	69,337
State and municipal obligations	56,694	1,414	(129)	57,979

Total available-for-sale	491,301	15,528	(980)	505,849

Held-to-maturity:
Other debt securities	850	51	—	901

Total held-to-maturity	850	51	—	901

Total	$492,151	$15,579	$(980)	$506,750

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2001

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

	(in thousands)
Available-for-sale:
U.S. Treasury securities	$10,013	$65	$—	$10,078
U.S. government agency securities	140,710	3,631	(330)	144,011
Collateralized mortgage obligations	192,073	3,351	(1,439)	193,985
Mortgage-backed securities	80,820	1,827	—	82,647
State and municipal obligations	62,317	954	(634)	62,637

Total available-for-sale	485,933	9,828	(2,403)	493,358

Held-to-maturity:
Other debt securities	850	50	—	900

Total held-to-maturity	850	50	—	900

Total	$486,783	$9,878	$(2,403)	$494,258

	December 31, 2000

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

	(in thousands)
Available-for-sale:
U.S. Treasury securities	$55,101	$213	$(19)	$55,295
U.S. government agency securities	173,526	3,272	(45)	176,753
Collateralized mortgage obligations	123,442	938	(275)	124,105
Mortgage-backed securities	83,545	1,010	(479)	84,076

Total available-for-sale	435,614	5,433	(818)	440,229

Held-to-maturity:
State and municipal obligations	69,108	1,280	(426)	69,962
Other debt securities	850	18	—	868

Total held-to-maturity	69,958	1,298	(426)	70,830

Total	$505,572	$6,731	$(1,244)	$511,059

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amortized cost and estimated fair value of debt securities at June 30, 2002 and December 31, 2001, categorized by the earlier of call or contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	June 30, 2002		December 31, 2001

	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value

	(unaudited)

	(in thousands)
Available-for-sale:
Due in one year or less	$7,406	$7,454	$19,270	$19,378
Due after one year through five years	169,198	174,077	163,337	167,040
Due after five years through ten years	11,319	11,682	10,621	10,663
Due after ten years	19,412	19,901	19,812	19,645
Collateralized mortgage obligations	217,572	223,398	192,073	193,985
Mortgage-backed obligations	66,394	69,337	80,820	82,647

Totals	$491,301	$505,849	$485,933	$493,358

Held-to-maturity:
Due in one year or less	$25	$25	$25	$25
Due after one year through five years	800	851	550	585
Due after five years through ten years	25	25	275	290
Due after ten years	—	—	—	—

Totals	$850	$901	$850	$900

      Gross gains totaling $8,000 (unaudited) and $2.2 million (unaudited) were realized on the sale of investment securities classified as available-for-sale during the six months ended June 30, 2002 and 2001, respectively. Gross gains of $2.3 million, $750,000 and $108,000 were realized on the sales of investment securities classified as available-for-sale during 2001, 2000 and 1999, respectively. There were no losses realized on the sale of available-for-sale investment securities during the six month periods ended June 30, 2002 or 2001 (unaudited) and during the years ended December 31, 2001, 2000 and 1999.

      Upon adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities on January 1, 2001, the Company transferred its state and municipal obligation portfolio, with a carrying value of $69.1 million, from held-to-maturity to available-for-sale. Upon transfer, the Company recorded a gross unrealized gain of $854,000, a deferred tax liability of $299,000, and a net increase to stockholders’ equity of $555,000.

      Investment securities with an approximate book value of $288 million (unaudited), $322 million and $356 million at June 30, 2002, December 31, 2001 and 2000, respectively, were pledged to collateralize certain deposits, securities sold under agreements to repurchase, FHLB advances, and for other purposes as required or permitted by law.

      Investment securities do not include the Bank’s investment in Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank stock of $10.8 million (unaudited), $10.6 million and $10.2 million at June 30, 2002, December 31, 2001 and 2000, respectively. These investments are required for membership and are carried at cost. The Bank also must maintain a specified level of investment in FHLB stock based upon the amount of outstanding FHLB borrowings.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Loans

      Loans classified by type at June 30, 2002 and December 31, 2001 and 2000 are as follows:

		December 31,
	June 30,
	2002	2001	2000

	(unaudited)

	(in thousands)
Commercial and industrial	$979,610	$875,806	$834,855
Real estate-construction	317,878	380,674	328,856
Residential real estate mortgages	136,359	160,699	188,766
Home equity loans and lines of credit	327,543	273,133	209,870
Consumer	40,235	47,572	40,414
Other loans	742	3,461	2,836

Gross loans	1,802,367	1,741,345	1,605,597
Less: Unearned discount	(691)	(855)	(909)

Total loans	1,801,676	1,740,490	1,604,688
Less: Allowance for loan losses	(32,918)	(31,118)	(29,568)

Loans, net	$1,768,758	$1,709,372	$1,575,120

      Information about the Company’s loans on a nonaccrual basis at or for the years ended December 31, 2001, 2000, and 1999 is as follows:

	2001	2000	1999

	(in thousands)
Recorded balance of nonaccrual loans, at end of year	$13,656	$6,684	$10,800
Interest included in income	662	154	591
Interest which would have been recognized under the original terms of the loans	1,687	289	1,642

      Information about the Company’s impaired loans at or for the years ended December 31, 2001, 2000, and 1999 is as follows:

	2001	2000	1999

	(in thousands)
Recorded balance of impaired loans, at end of year:
With related allowance for loan loss	$18,906	$15,289	$10,506
With no related allowance for loan loss	1,557	9,430	2,644

Total	$20,463	$24,719	$13,150

Average balance of impaired loans for the year	$22,212	$19,933	$13,447
Allowance for loan loss related to impaired loan	$7,082	$2,639	$4,203
Interest income recognized on impaired loans	$1,145	$1,646	$873

      Nonaccrual and impaired loans at June 30, 2002 were $11.5 million (unaudited) and $13.2 million (unaudited), respectively.

      The Company provides several types of loans to its customers including residential, construction, commercial and consumer loans. Lending activities are conducted with customers in a wide variety of industries as well as with individuals with a wide variety of credit requirements. The Company does not have a concentration of loans in any specific industry. Credit risks tend to be geographically concentrated in that the majority of the Company’s customer base lies within the Chicago metropolitan area.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Activity in the allowance for loan losses for the six month periods ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000, and 1999 consisted of the following:

	June 30,		December 31,

	2002	2001	2001	2000	1999

	(unaudited)

	(in thousands)
Balance at beginning of period	$31,118	$29,568	$29,568	$26,261	$24,599
Provision for loan losses	4,950	4,250	9,700	7,454	6,000
Loans charged-off	(4,018)	(1,640)	(8,997)	(4,950)	(6,165)
Recoveries on loans previously charged-off	868	445	847	803	1,827

Net charge-offs	(3,150)	(1,195)	(8,150)	(4,147)	(4,338)

Balance at end of period	$32,918	$32,623	$31,118	$29,568	$26,261

      The Company has extended loans to directors and executive officers of the Bank, the Company and their related interests. The aggregate loans outstanding to the directors and executive officers of the Bank, the Company and their related interests, which individually exceeded $60,000, totaled $26.1 million and $23.4 million at December 31, 2001 and 2000, respectively. During 2001 and 2000, new loans totaled $10.3 million and $10.9 million, respectively and repayments totaled $7.6 million and $10.5 million, respectively. In the opinion of management, these loans were made in the normal course of business and on substantially the same terms for comparable transactions with other borrowers and do not involve more than a normal risk of collectibility.

6.     Premises, Leasehold Improvements and Equipment

      Premises, leasehold improvements and equipment at December 31, 2001 and 2000 are summarized as follows:

	2001	2000

	(in thousands)
Land and improvements	$3,981	$3,951
Buildings and improvements	10,336	9,395
Leasehold improvements	6,203	6,031
Furniture, fixtures and equipment	18,260	16,659

Total cost	38,780	36,036
Less accumulated depreciation and amortization	(17,994)	(14,665)

Net book value	$20,786	$21,371

7.     Other Real Estate and Repossessed Assets

      Activity in the allowance for other real estate and repossessed assets for the years ended December 31, 2001, 2000, and 1999, respectively, are as follows:

	2001	2000	1999

	(in thousands)
Balance at beginning of year	$20	$29	$253
Provision for other real estate	15	34	40
Charge-offs	(20)	(43)	(264)

Balance at end of year	$15	$20	$29

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Mortgage Servicing Rights

      At December 31, 2001 and 2000 mortgage loans serviced for others totaled $12 million and $10 million, respectively. Mortgage servicing rights were created through loan originations by the Bank where the loan was subsequently sold with the right to service the loan retained by the Bank.

      A summary of the activity related to mortgage servicing rights for the years ended December 31, 2001, 2000, and 1999 is as follows:

	2001	2000	1999

	(in thousands)
Book value, at beginning of year	$98	$110	$913
Originated mortgage servicing rights capitalized	65	19	256
Originated mortgage servicing rights sold	—	—	(965)
Amortization of mortgage servicing rights	(47)	(31)	(94)

Book value, at end of year	$116	$98	$110

Impairment valuation allowance, at beginning of year	$—	$—	$329
Valuation allowance on mortgage servicing rights sold	—	—	(282)
Valuation allowance adjustments to operations	29	—	(47)

Impairment valuation allowance, at end of year	$29	$—	$—

Carrying value, at end of year	$87	$98	$110

Fair value, at end of year	$90	$144	$110

      During 1999, the Bank sold approximately $74 million of mortgage loans serviced for others resulting in a gain of $204,000.

9.     Interest-Bearing Deposits

      Interest-bearing deposits at June 30, 2002 and December 31, 2001 and 2000 are summarized as follows:

	June 30,	December 31,

	2002	2001	2000

	(unaudited)

	(in thousands)
NOW accounts	$138,448	$128,515	$125,075
Savings accounts	89,955	88,181	89,480
Money market deposits	475,608	568,120	312,520
Certificates of deposit	552,860	517,991	581,372
Public time deposits	82,616	72,878	86,378
Brokered certificates of deposit	183,933	111,816	195,881

Total	$1,523,420	$1,487,501	$1,390,706

      At June 30, 2002 and December 31, 2001 and 2000, time deposits in amounts $100,000 or more totaled $281.6 million (unaudited), $267.0 million and $323.0 million, respectively. Interest expense on time deposits with balances of $100,000 or more was $2.5 million (unaudited), $12.2 million, $16.9 million and $6.9 million for the six month period ended June 30, 2002 and for the years ended December 31, 2001, 2000 and 1999, respectively.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At June 30, 2002 and December 31, 2001, the scheduled maturities of certificates of deposit, public time deposits and brokered certificates of deposit are as follows:

	June 30,	December 31,
Maturity	2002	2001

	(unaudited)

	(in thousands)
Due in one year or less	$621,483	$543,508
One year to two years	142,987	123,550
Two years to three years	20,622	18,792
Three years to four years	23,936	15,381
Four years to five years	10,002	1,042
Thereafter	379	412

Total	$819,409	$702,685

10.     Short-Term Borrowings

      Short-term borrowings at June 30, 2002 and December 31, 2001 and 2000 are summarized as follows:

	June 30, 2002		December 31, 2001		December 31, 2000

		Weighted		Weighted		Weighted
	Amount	Average	Amount	Average	Amount	Average
	Borrowed	Rate	Borrowed	Rate	Borrowed	Rate

	(unaudited)

	(in thousands)
Securities sold under agreements to repurchase	$196,394	1.54%	$219,816	1.53%	$205,681	5.59%
Federal funds purchased	28,328	1.62	25,053	1.31	37,770	6.12
U.S. Treasury tax and loan note option	125	1.50	124	1.29	6,368	5.23

Total	$224,847	1.55%	$244,993	1.51%	$249,819	5.66%

      Securities sold under agreements to repurchase generally mature within 1 to 60 days from the transaction date. Under the terms of the repurchase agreements, if the market value of the pledged securities declines below the repurchase liability, the Bank may be required to provide additional collateral to the buyer. In general, the Bank maintains control of the pledged securities.

      Information concerning securities sold under agreements to repurchase for the periods indicated is summarized as follows:

	Six Months	Year Ended December 31,
	Ended
	June 30, 2002	2001	2000	1999

	(unaudited)

	(in thousands)
Daily average balance during the period	$203,615	$202,781	$204,757	$161,745
Daily average rate during the period	1.55%	3.63%	5.51%	4.52%
Maximum amount outstanding at any month end	$211,150	$258,029	$256,281	$181,932

      Under the treasury tax and loan note option, the Bank is authorized to accept U.S. Treasury deposits of excess funds along with the deposits of customer taxes. These liabilities bear interest at a rate of .25% below the average federal funds rate and are collateralized by a pledge of various investment securities.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At June 30, 2002 and December 31, 2001, the Bank has unused lines of credit for short-term borrowings with various entities totaling $610 million (unaudited) and $530 million, respectively, subject to acceptable collateral availability.

11.     Income Taxes

      The components of the income tax expense (benefit) for the years ended December 31, 2001, 2000, and 1999 are as follows:

	2001	2000	1999

	(in thousands)
Current tax expense:
Federal	$8,749	$10,085	$7,178
State	1,600	1,485	2,221

Total	10,349	11,570	9,399

Deferred tax expense (benefit):
Federal	(672)	(1,735)	(1,287)
State	(149)	(231)	(255)

Total	(821)	(1,966)	(1,542)

Charge in lieu of taxes resulting from recognition of acquired tax benefits	—	—	116

Applicable income taxes	$9,528	$9,604	$7,973

      In connection with the acquisition of the Bank, the Company acquired state net operating loss carryforwards and deductible temporary differences approximating $34 million and $26 million, respectively. The tax benefits of these acquired items were applied against goodwill when recognized. The remainder of the acquired net operating loss carryforwards was utilized in 1999.

      Income tax expense was different from the amounts computed by applying the federal statutory rate of 35% for the years ended December 31, 2001, 2000, and 1999 to income before income taxes because of the following:

	2001	2000	1999

	(in thousands)
Federal income tax expense at statutory rate	$9,506	$6,495	$6,818
Increase (decrease) in taxes resulting from:
Legal fees, net	(433)	2,819	—
ESOP control value premium	694	—	—
Tax-exempt interest income, net of disallowed interest deduction	(1,111)	(1,273)	(1,325)
Goodwill amortization	750	762	785
State taxes, net	943	815	1,278
Charge in lieu of state taxes, net	—	—	76
Reversal of allocated tax reserves	(906)	—	—
Other, net	85	(14)	341

Total	$9,528	$9,604	$7,973

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

	2001	2000

	(in thousands)
Deferred Tax Assets:
Fixed assets, principally due to differences in depreciation	$1,788	$1,585
Loans, principally due to allowance for loan losses	12,344	11,729
Deferred income, principally net loan origination fees	324	812
Employee benefits	2,651	2,059
Other	82	440

Gross deferred tax assets	17,189	16,625

Deferred Tax Liabilities:
Discount accretion	(320)	(281)
Purchase accounting	(962)	(1,253)
Mortgage servicing rights	(34)	(39)

Gross deferred tax liabilities	(1,316)	(1,573)

Subtotal	15,873	15,052

Tax effect of unrealized holding gains on available for sale investment securities	(2,599)	(1,615)

Net deferred tax assets	$13,274	$13,437

      Based upon historical taxable income as well as projections of future taxable income, management believes that it is more likely than not that the deferred tax assets at December 31, 2001 will be realized. Therefore, no valuation reserve has been recorded at December 31, 2001 or 2000.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Notes Payable and FHLB Advances

      Notes payable and FHLB advances at June 30, 2002 and December 31, 2001 and 2000 are as follows:

	June 30,	December 31,

	2002	2001	2000

	(unaudited)

	(in thousands)
Taylor Capital Group, Inc.:
Term loan bearing interest at prime rate or LIBOR plus 1.15% with a minimum rate of 3.50%, with a balloon payment of $23 million due on April 30, 2003; interest rates at June 30, 2002 and December 31, 2001 and 2000 were 3.50% (unaudited), 3.54% and 7.91%, respectively	$23,000	$23,000	$23,000
$12 million revolving credit facility bearing interest at prime rate or LIBOR plus 1.15% with a minimum rate of 3.50%, maturing April 30, 2003; weighted average interest rates at June 30, 2002 and December 31, 2001 and 2000 were 3.50% (unaudited), 3.05% and 7.64%, respectively	4,200	3,000	4,000

Total notes payable	27,200	26,000	27,000
Cole Taylor Bank:
FHLB advance — 4.30%, due January 8, 2011, callable after January 8, 2002	25,000	25,000	—
FHLB advance — 4.55%, due January 8, 2011, callable after January 8, 2003	25,000	25,000	—
FHLB advance — 4.83%, due February 1, 2011, callable after January 8, 2004	25,000	25,000	—
FHLB advance — 3.94%, due November 23, 2004	10,000	10,000	—
FHLB advance — 2.66%, due January 29, 2003 (unaudited)	15,000	—	—
FHLB advance — 6.59%, due January 31, 2001	—	—	25,000
FHLB advance — 7.28%, due November 13, 2001	—	—	25,000

Total FHLB advances	100,000	85,000	50,000

Total notes payable and FHLB advances	$127,200	$111,000	$77,000

      Notes payable: The Taylor Capital Group, Inc. loans require compliance with certain defined financial covenants relating to the Bank, including covenants related to regulatory capital, return on average assets, nonperforming assets and Company leverage. At December 31, 2001, the Company was in compliance with all covenants. The term loan and the revolving credit facility are secured by the common stock of the Bank.

          Notes Payable Interim Update (unaudited):

      As a result of the litigation settlement charge as of June 30, 2002, the Company was not in compliance with a financial covenant in the loan agreement relating to holding company leverage. The lender has waived compliance with the holding company leverage covenant as of June 30 and September 30, 2002 and has suspended compliance with it from June 30, 2002 through completion of this offering, but not later than December 1, 2002. Absent this waiver, the Company’s ability to declare and pay dividends would be restricted. After giving effect to the concurrent offerings of the common stock and trust preferred securities, the Company will be in compliance with this financial covenant.

      In April 2002, both the $23.0 million term loan and $12.0 million revolving credit facility were amended to extend the maturity date from April 30, 2002 to April 30, 2003. In addition, the interest rate was also amended to set a minimum interest rate of 3.50%.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On July 1, 2002, the Company received a commitment from the lender to provide a $10.0 million subordinated term loan concurrent with the repayment of the existing term debt upon completion of the concurrent common stock and trust preferred securities offerings. The subordinated debt will require interest only payments until 2009 with a balloon payment at maturity.

      FHLB advances: At June 30, 2002, the FHLB advances were collateralized by $215.7 million (unaudited) of qualified first mortgage residential loans, $7.0 million (unaudited) of investment securities, and $5.9 million (unaudited) of FHLB stock. At December 31, 2001, the FHLB advances were collateralized by $216.8 million of qualified first mortgage residential loans, $10.9 million of investment securities, and $5.8 million of FHLB stock. At December 31, 2000, the advances were collateralized by $209.9 million of qualified first mortgage residential loans, $20.4 million of investment securities, and $5.4 million of FHLB stock. The weighted average interest rates at June 30, 2002 and December 31, 2001 and 2000 were 4.21% (unaudited), 4.49% and 6.94%, respectively.

      Following are the scheduled maturities of notes payable and FHLB advances, categorized by the earlier of call or contractual maturity, at June 30, 2002 and December 31, 2001:

	June 30,	December 31,
Maturity	2002	2001

	(unaudited)

	(in thousands)
One year or less	$92,200	$51,000
One year to two years	25,000	25,000
Two years to three years	10,000	35,000

Total	$127,200	$111,000

13.     Employee Benefit Plans

      The Company’s employees participate in employee benefit plans consisting of a 401(k) Plan and a Profit Sharing/ Employee Stock Ownership Plan (“ESOP”), collectively called the “Plans”. Contributions to the Plans are made at the discretion of the Board of Directors, with the exception of certain 401(k) matching of employee contributions. The 401(k) plan allows participants a choice of several equity and fixed income mutual funds. Company common stock is not an investment option for 401(k) participants. For the years ended December 31, 2001, 2000 and 1999 contributions paid to the Plans were $2.2 million, $1.6 million and $2.2 million, respectively. The ESOP owned 441,864 shares and 457,718 shares of the Company’s common stock as of December 31, 2001 and 2000, respectively. These shares are held in trust for the participants by the ESOP’s trustee (Cole Taylor Bank). As of December 31, 2001, 20,297 shares of Company common stock owned by the ESOP were unallocated and committed to be released.

      In 2001, the Company recorded $2.0 million of expense in salaries and employee benefits expense in the consolidated statements of income related to the ESOP. In connection with the acquisition of the Bank in 1997, the Company and the ESOP trustee entered into an agreement that required the Company to value the shares that were in the ESOP at the time of acquisition (“control-value shares”) at the same value that the shares of the controlling owners are valued. Semiannually, a third party appraisal of the common stock of the Company is performed. The appraisal computes a value for minority shareholders and a separate value with a premium for the control-value shares. At December 31, 2001, the ESOP held 262,311 of control-value shares entitled to this control-value premium. The Company and the ESOP trustee agreed to terminate the original agreement and, in consideration for the termination, the Company agreed to pay into the ESOP the $2.0 million control-value cash premium for those participants in the ESOP with control-value shares. The amount paid will be allocated to the profit sharing portion of the Plans for those participants with control-value shares.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In November 1998, the Company leveraged the ESOP. The ESOP entered into a Loan and Pledge Agreement (“ESOP loan”) with the Company whereby the Company financed the ESOP the sum of $576,000 to enable the ESOP to purchase 36,000 shares of Company common stock from certain related parties of the Company. On December 15, 1999 the ESOP loan was repaid in full from Bank contributions. Upon repayment of the ESOP loan, all 36,000 shares of Company common stock, purchased by the ESOP and held by the ESOP trustee, were released and allocated to the ESOP participants.

      Under the terms of the ESOP, stock option agreements, and the restricted stock program the Company is obligated to purchase shares of Company common stock from terminated employees related to “put” rights. During the years of 2001, 2000 and 1999, the Company repurchased 93,309, 92,265, and 45,906 shares of common stock totaling approximately $2.0 million, $2.2 million, and $1.1 million, respectively. The Company acquired these shares and holds as treasury stock at the purchase price, as determined by a semiannual independent third party appraisal of the Company’s common stock. As of December 31, 2001, the Company is obligated to purchase 25,982 shares of common stock from terminated employees, which was valued by an independent third party appraisal as of December 31, 2001. In addition, the Company is obligated to purchase 6,747 shares at December 31, 2001 from participants who have elected, based upon their age, to diversify a portion of their ESOP account balance out of Company common stock.

      The Company also maintains a non-qualified deferred compensation plan for certain key employees. The plan allows participants to defer up to 75% of base compensation and up to 95% of incentive compensation. The Company also may make contributions and discretionary matching contributions to the plan. Vesting in the matching contribution is based upon years of service. Participant vests in the matching contributions 20% after the first year of service, 40% after two years, 60% after three years, 80% after four years, and 100% vested after five years of service. Vesting in discretionary contribution is determined by the Plan Administrator. The plan also allows for executive discretionary contributions for certain key executives. The executive discretionary contributions vests 20% after six years of service, 40% after seven years, 60% after eight years, 80% after nine years, and 100% after ten years of service. The deferrals and Company contributions are held in a rabbi trust for the participants. While the Company maintains ownership of the assets, the participants are able to direct the investment of the assets into several equity and fixed income mutual fund accounts. Company common stock is not an investment option for the participants. The Company records the asset at their fair market value in other assets in the consolidated balance sheets. The deferrals and earnings grow tax deferred until withdrawn from the plan. The amount and method of benefit payment depend on the occurrence of specific events. When such an event occurs, benefit payments become due. Events include retirement, maturation of personal goals, termination of employment, disability, death, and financial hardship. The participant can withdraw their balance at any other time with a 10% early withdrawal penalty. Upon retirement or maturation of a personal goal, the account may be paid in a lump sum or in annual installments. Upon termination, disability, or death, the account is paid in a lump sum. Total assets in the nonqualified deferred compensation plan totaled $2.1 million at December 31, 2001.

14.     Incentive Compensation Plan

      The Company has an Incentive Compensation Plan (the “Plan”) that allows for the granting of stock options and stock awards. At December 31, 2001, 1,252,614 shares of common stock were reserved under the Plan, of which 163,992 remained available.

Stock Options

      Stock options are granted with an exercise price equal to the fair market value of the stock on the date of grant, as determined by an independent appraisal. The stock options vest over a five year period (vesting at 20% per year) and expire 10 years following the grant date. Upon death, disability, retirement or change of control of the Company (as defined) vesting is accelerated to 100%. The Company has elected to account for

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the stock options using the intrinsic value method and accordingly no compensation expense was recognized in connection with the granting of the stock options.

      The following is a summary of stock option activity for 2001, 2000, and 1999:

		Weighted
	Number of	Average
	Shares	Exercise Price

Options outstanding at December 31, 1998	345,654	$15.49
Granted	189,105	18.00
Exercised	(8,973)	16.11
Forfeited	(71,721)	16.31

Options outstanding at December 31, 1999	454,065	16.39
Granted	215,700	19.39
Exercised	(36,365)	15.94
Forfeited	(45,892)	17.75

Options outstanding at December 31, 2000	587,508	17.42
Granted	222,450	22.34
Exercised	(23,825)	15.63
Forfeited	(66,805)	19.45

Options outstanding at December 31, 2001	719,328	$18.81

      As of December 31, 2001, 2000 and 1999 there are 244,455 shares, 158,099 shares and 93,651 shares that are exercisable at a weighted average exercise price of $16.58, $15.79 and $15.16, respectively. At December 31, 2001, the options outstanding had a range of exercise prices of between $14.67 and $22.67 per share and an approximate weighted average remaining contractual life of 8 years.

      The grant date fair value of stock options granted to employees during the year, the significant assumptions used to determine those fair values, using a modified Black-Scholes option pricing model, and the pro forma effect of the fair value accounting for stock options under SFAS No. 123 are as follows:

	For the Years Ended December 31,

	2001	2000	1999

	(in thousands)
Grant date fair value per share	$7.69	$7.28	$6.01
Significant assumptions:
Risk-free interest rate at grant date	5.21%	6.77%	5.31%
Expected stock price volatility	25.00%	25.00%	25.00%
Expected dividend payout	1.08%	1.24%	1.33%
Expected option life	7 years	7 years	7 years
Net income (in thousands):
As reported	$17,631	$8,954	$11,293
Pro forma	17,145	8,577	11,080
Basic earnings per common share:
As reported	$2.07	$0.80	$1.13
Pro forma	2.00	0.74	1.10
Diluted earnings per common share:
As reported	$2.05	$0.79	$1.12
Pro forma	1.98	0.74	1.09

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock Awards

      During 2001, 2000 and 1999, 4,500 shares, 32,586 shares, and 25,055 shares of common stock were awarded, and 1,277 shares, 13,637 shares, and 36,681 shares of common stock were forfeited, respectively, under restricted stock agreements. The awards granted during 2001 were at a weighted average value of $18.00 per share. The Company accounts for the award as fixed plan and records compensation expense, equal to the fair market value of the award at the date of grant, over the vesting period. Vesting of the shares requires a continuous service period by each participant. The vesting rate is 50% at the end of year three, 75% at the end of year four and 100% at the end of year five or upon death, disability, retirement or change of control of the Company. If a participant terminates employment prior to the end of the continuous service period, the unearned portion of the stock award is forfeited. The unearned compensation related to the restricted stock grants is reported in stockholders’ equity. For the years ended December 31, 2001, 2000 and 1999, compensation expense related to the stock awards totaled $506,000, $652,000 and $925,000, respectively. The Company had 180,156 shares of restricted stock awards outstanding as of December 31, 2001.

      In connection with the granting of the stock options and awards, stock transfer agreements are entered into with the participants. These agreements place certain restrictions on the transfer of any shares acquired through option exercise or award and provide the participants with limited rights to “put” the stock so acquired back to the Company. The Company’s repurchase liability, including ESOP obligations, is limited to $3 million per year. The Company may satisfy the put obligations with cash or through the issuance of 3 year installment notes to the participants.

15.     Stockholders’ Equity

      The authorized capital stock of the Company was increased in June 2002 to 30 million shares (unaudited), of which 25 million shares (unaudited) are common stock, par value $0.01 per share, and 5 million shares (unaudited) are preferred shares, par value $0.01 per share. Prior to June 2002, the authorized capital stock of the Company was 10 million shares, of which 7 million shares were common stock, par value $0.01 per share, and 3 million shares were preferred shares, par value $0.01 per share.

Common stock

      The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefrom at such times and in such amounts as the Company’s Board of Directors may determine. The shares of common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Preferred stock

      The shares of preferred stock are not convertible into, or exchangeable for, shares of common stock, any other class or classes of capital stock of the Company and have no preemptive rights. Holders of shares of preferred stock are entitled to receive noncumulative cash dividends payable quarterly in arrears for each quarter when, and if, declared by the Board of Directors. Shares of preferred stock are not redeemable prior to January 15, 2002. On or after such date, they are redeemable at the Company’s option.

      The holders of the preferred stock have no voting rights, except for the election of one of the Company’s directors. The holders vote separately as a class and are entitled to cast one vote (or fraction thereof) for each $25 of liquidation preference to which such preferred stock is entitled.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of preferred stock are entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of the assets is made to the holders of shares of the common stock or on any other class or series of stock of the Company ranking junior to the shares of preferred stock as to such a distribution, an amount equal to $25 per share, plus an amount equal to dividends declared and unpaid for the then-current dividend period.

      The costs related to the issuance of the preferred stock was originally charged against surplus and is being amortized against retained earnings over 5 years, the original call protection period, using the straight line method.

16.     Commitments and Financial Instruments

Commitments

      The Company is obligated in accordance with the terms of various long-term noncancelable operating leases for certain premises (land and building) and office space and equipment, including the Company’s principal offices. The terms of the leases generally require periodic adjustment of the minimum lease payments based on an increase in the consumer price index. In addition, the Company is obligated to pay the real estate taxes assessed on the properties and certain maintenance costs. Certain of the leases contain renewal options for periods of up to five years. Total rental expense for the Company in connection with these leases for the years ended December 31, 2001, 2000 and 1999 was approximately $3.1 million, $2.7 million and $2.8 million, respectively.

      Estimated future minimum rental commitments under these operating leases as of December 31, 2001 are as follows:

Year	Amount

(in thousands)
2002	$2,257
2003	2,047
2004	1,708
2005	1,645
2006	1,662
Thereafter	8,319

Total	$17,638

Financial Instruments

      At times, the Company is party to various financial instruments with off-balance sheet risk. The Company uses these financial instruments in the normal course of business to meet the financing needs of customers and to effectively manage exposure to interest rate risk. These financial instruments include commitments to extend credit, standby letters of credit, interest-rate exchange contracts (swaps), forward commitments to sell loans and foreign exchange contracts. When viewed in terms of the maximum exposure, those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. Credit risk is the possibility that a counterparty to a financial instrument will be unable to perform its contractual obligations. Interest rate risk is the possibility that, due to changes in economic conditions, the Company’s net interest income will be adversely affected.

      The Company mitigates its exposure to credit risk through its internal controls over the extension of credit. These controls include the process of credit approval and review, the establishment of credit limits, and, when deemed necessary, securing collateral. Collateral held varies but may include deposits held in financial

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

institutions; U.S. Treasury securities; other marketable securities; income-producing commercial properties; accounts receivable; inventories; and property, plant and equipment. The Company manages its exposure to interest rate risk generally by setting variable rates of interest on extensions of credit and management administered rates on interest bearing non-maturity deposits and, on a limited basis, by using off-balance sheet instruments to offset existing interest rate risk of its assets and liabilities.

      The following is a summary of the contractual or notional amount of each significant class of off-balance sheet financial instrument outstanding. The Company’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. For interest-rate exchange contracts (swaps), forward commitments to sell loans, and foreign exchange contracts the contract or notional amounts substantially exceed actual exposure to credit loss.

      At December 31, 2001 and 2000, the contractual or notional amounts were as follows:

	2001	2000

	(in thousands)
Financial instruments wherein contract amounts represent credit risk:
Commitments to extend credit	$760,802	$736,367
Standby letters of credit	63,969	71,082
Financial instruments wherein notional amounts exceed the amount of credit risk:
Interest rate exchange agreement	—	$10,000
Forward commitments to sell loans	—	5,000
Forward foreign exchange contract	—	685

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Such instruments are generally issued for one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Management expects most of the Company’s standby letters of credit to expire undrawn.

      An interest-rate exchange contract (swap) is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. The Company’s objective in holding interest-rate swaps is interest rate risk management. During 2000, the Company entered into an interest rate exchange agreement with a notional amount of $10.0 million outstanding in which the Company received interest at a fixed rate and paid interest to the counterparty at a variable rate. The purpose of the agreement was to manage the interest rate risk on $10.0 million of fixed-rate CDs. The Company called the fixed rate CD when the counterparty called the interest-rate exchange contract. The contract had no termination fees resulting in no impact to the consolidated financial statements.

      Prior to June 2001, the Company entered into forward commitments to sell loans to manage the interest rate risk of mortgage banking activities. The hedging activity helped to protect the Company from a risk that the market value of mortgage loans intended to be sold would be adversely affected by changes in interest rates. During 2001, the Company discontinued certain mortgage-banking activities and no longer originates mortgage loans for sale and no longer enters into forward commitments to sell loans.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Foreign exchange contracts are agreements to purchase or sell a specified amount of a foreign currency in the future at a set exchange price. The Bank enters an agreement with a customer to sell a specified amount of a foreign currency. In turn, the Bank enters an agreement with another financial institution to purchase an identical amount of that currency at substantially the same terms. If the customer fails to perform, the Bank must still fulfill the contract with the other financial institution, resulting in a gain or loss based upon current exchange rates. The contracts generally have a term of one to six months and the Bank requires collateral from the customer to manage credit risk. The Bank, from time to time, enters into these foreign exchange contracts to accommodate customer needs, however, no contracts were outstanding at December 31, 2001.

17.     Fair Value of Financial Instruments

      SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of the estimated fair value of financial instruments. A significant portion of the Company’s assets and liabilities are considered financial instruments as defined in SFAS No. 107. Many of the Company’s financial instruments, however, lack an available, or readily determinable, trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. The Company used significant estimations and present value calculations for the purposes of estimating fair values. Accordingly, fair values are based on various factors relative to current economic conditions, risk characteristics, and other factors. The assumptions and estimates used in the fair value determination process are subjective in nature and involve uncertainties and significant judgment and, therefore, fair values cannot be determined with precision. Changes in assumptions could significantly affect these estimated values.

      The methods and assumptions used to determine fair values for each significant class of financial instruments are presented below:

Cash and Cash Equivalents

      Cash, due from banks, interest-bearing deposits with banks, money market mutual funds, and federal funds sold are reported at amounts that approximate fair value in the balance sheet.

Investments

      Fair values for investment securities are determined from quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments. Investments include the Company’s investment in FHLB and Federal Reserve Bank Stock. The fair value of these investments equals its book value as these stocks can only be sold back to the FHLB, Federal Reserve Bank, or other member banks at its par value per share.

Loans

      Fair values of loans have been estimated by the present value of future cash flows, using current rates at which similar loans would be made to borrowers with the same remaining maturities.

Accrued Interest Receivable

      The carrying amount of accrued interest receivable approximates its fair value since its maturity is short-term.

Other Assets

      Financial instruments in other assets consist of assets in the Company’s nonqualified deferred compensation plan. The carrying value of these assets approximates their fair value and are based upon quoted market prices.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deposit Liabilities

      Deposit liabilities with stated maturities have been valued at the present value of future cash flows using rates which approximate current market rates for similar instruments; unless this calculation results in a present value which is less than the book value of the reflected deposit, in which case the book value would be utilized as an estimate of fair value. Fair values of deposits without stated maturities equal the respective amounts due on demand.

Short-Term Borrowings and Notes Payable and FHLB Advances

      Short-term borrowings and notes payable and FHLB advances have been valued at present values of future cash flows using rates which approximate current market rates for similar instruments.

Accrued Interest Payable

      The carrying amount of accrued interest payable approximates its fair value since its maturity is short-term.

Off-Balance Sheet Financial Instruments

      The fair value of interest rate exchange agreements and foreign exchange contracts are estimated using quoted market prices for similar instruments. The fair value of commercial loan commitments to extend credit are not material as they are predominantly floating rate, cancelable and not readily marketable.

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2001		December 31, 2000

	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

	(in thousands)
Financial Assets:
Cash and cash equivalents	$88,248	$88,248	$67,272	$67,272
Investments	504,841	504,891	520,417	521,289
Loans, net of allowance	1,710,519	1,750,469	1,582,124	1,578,081
Accrued interest receivable	11,975	11,975	17,103	17,103
Other assets	2,122	2,122	—	—

Total financial assets	$2,317,705	$2,357,705	$2,186,916	$2,183,745

Financial Liabilities:
Deposits without stated maturities	$1,131,004	$1,131,004	$879,199	$879,199
Deposits with stated maturities	702,685	707,962	863,631	866,673
Short-term borrowings	244,993	244,993	249,819	249,819
Notes payable and FHLB advances	111,000	127,699	77,000	77,364
Accrued interest payable	6,028	6,028	13,429	13,429

Total financial liabilities	$2,195,710	$2,217,686	$2,083,078	$2,086,484

Off-Balance-Sheet Financial Instruments:
Interest rate exchange agreement	$—	$—	$—	$51
Foreign exchange contract	—	—	—	55
Forward loan sales	—	—	—	(7)
Commitments to extend credit	—	—	—	—
Letter of credit	—	—	—	—

Total off-balance-sheet financial instruments	$—	$—	$—	$99

      The remaining balance sheet assets and liabilities of the Company are not considered financial instruments and have not been valued differently than is customary under historical cost accounting. Since assets and liabilities that are not financial instruments are excluded above, the difference between total financial assets and financial liabilities does not, nor is it intended to, represent the market value of the Company. Furthermore, the estimated fair value information may not be comparable between financial institutions due to the wide range of valuation techniques permitted, and assumptions necessitated, in the absence of an available trading market.

18.     Regulatory Disclosures

      The Company and the Bank are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators, which, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the entity’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accounting practices. The entity’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Based upon these quantitative measures, as of December 31, 2001 and 2000, the Bank is categorized as “well-capitalized”. The holding company was categorized as “adequately-capitalized” as of December 31, 2001 and 2000.

      As of December 31, 2001 and 2000, the Federal Deposit Insurance Corporation categorized the Bank as “well-capitalized” under the regulatory framework for prompt corrective action. To be categorized “well-capitalized” the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. At December 31, 2001, there are no conditions or events since that notification that management believes have changed the institution’s category.

Interim Update (unaudited):

      As of June 30, 2002, the Federal Deposit Insurance Corporation categorized the Bank as well capitalized. The charge to earnings for the quarter ended June 30, 2002 resulting from the proposed settlement of litigation has caused the Company’s capital to fall below minimum capital guidelines for bank holding companies set by the Federal Reserve. Thus, even though the Bank is “well capitalized,” the Company is considered undercapitalized at the holding company level. The Company’s status as an undercapitalized bank holding company may affect the amount of supervision and oversight it receives from regulatory authorities as well as its ability to expand. As a result of the Company’s capital classification, the Federal Reserve has informed the Company that we now must seek its prior approval before we may pay any dividends on our common and preferred stock. The Federal Reserve has approved the scheduled quarterly dividends on our common stock and our Series A preferred stock in October 2002, prior to completion of the offering. The Company’s Board of Directors, at the request of the Federal Reserve, has adopted a resolution addressing the concerns of the Federal Reserve regarding the Company’s capital position and a capital plan setting forth how the Company plans to replenish its capital to a level above the minimum capital guidelines if the concurrent offerings of common stock and trust preferred securities do not occur.

      The Company’s and the Bank’s actual capital amounts and ratios as of June 30, 2002 and December 31, 2001 and 2000 are presented in the following table:

					To Be Well Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(in thousands)
As of June 30, 2002 (unaudited):
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$105,068	5.57%	>$150,967	>8.00%	NA
Cole Taylor Bank	202,242	10.71	>151,020	>8.00	>$188,775	>10.00%
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$81,364	4.31%	>$75,483	>4.00%	NA
Cole Taylor Bank	178,530	9.46	>75,510	>4.00	>$113,265	>6.00%
Leverage (to Average Assets)
Taylor Capital Group, Inc.	$81,364	3.40%	>$95,796	>4.00%	NA
Cole Taylor Bank	178,530	7.46	>95,772	>4.00	>$119,715	>5.00%

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					To Be Well Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(in thousands)
As of December 31, 2001:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc. — Consolidated	$162,446	8.96%	>$145,070	>8.00%	NA
Cole Taylor Bank	194,409	10.72	>145,114	>8.00	>$181,392	>10.00%
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc. — Consolidated	$139,674	7.70%	>$72,535	>4.00%	NA
Cole Taylor Bank	171,631	9.46	>72,557	>4.00	>$108,835	>6.00%
Leverage (to Average Assets)
Taylor Capital Group, Inc.— Consolidated	$139,674	5.99%	>$93,252	>4.00%	NA
Cole Taylor Bank	171,631	7.37	>93,190	>4.00	>$116,488	>5.00%
As of December 31, 2000:
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc. — Consolidated	$146,949	8.51%	>$138,155	>8.00%	NA
Cole Taylor Bank	180,966	10.47	>138,258	>8.00	>$172,823	>10.00%
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc. — Consolidated	$125,264	7.25%	>$69,078	>4.00%	NA
Cole Taylor Bank	159,265	9.22	>69,129	>4.00	>$103,694	>6.00%
Leverage (to Average Assets)
Taylor Capital Group, Inc. — Consolidated	$125,264	5.55%	>$90,216	>4.00%	NA
Cole Taylor Bank	159,265	7.06	>90,249	>4.00	>$112,811	>5.00%

NA — Not Applicable

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.     Parent Company Only

      Summarized unconsolidated financial information of Taylor Capital Group, Inc. is as follows:

Balance Sheets

	June 30,	December 31,

	2002	2001	2000

	(unaudited)

	(in thousands)
ASSETS
Noninterest-bearing deposits with subsidiary Bank	$1,541	$2,440	$1,777
Investment in subsidiaries	212,246	200,852	189,020
Other assets	2,548	1,483	1,087

Total assets	$216,335	$204,775	$191,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued interest, taxes and other liabilities	$6,342	$7,859	$7,573
Accrued litigation settlement	64,509	—	—
Notes payable	27,200	26,000	27,000
Stockholders’ equity	118,284	170,916	157,311

Total liabilities and stockholders’ equity	$216,335	$204,775	$191,884

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Income

	For the Six Months		For the Years
	Ended June 30,		Ended December 31,

	2002	2001	2001	2000	1999

	(unaudited)

	(in thousands)
Income:
Dividends from subsidiary Bank	$6,000	$6,000	$13,000	$13,500	$10,500
Dividends from non-bank subsidiary	—	100	100	200	500

Total income	6,000	6,100	13,100	13,700	11,000

Expenses:
Interest	428	895	1,528	1,945	1,634
Salaries and employee benefits	955	951	1,925	2,068	1,996
ESOP control value premium	116	—	1,983	—	—
Legal fees, net	995	1,689	674	10,650	5,355
Litigation settlement charge	64,509	—	—	—	—
Other	941	615	1,534	1,256	1,075

Total expenses	67,944	4,150	7,644	15,919	10,060

Income (loss) before income taxes, equity in undistributed net income of subsidiaries and cumulative effect of change in accounting principle	(61,944)	1,950	5,456	(2,219)	940
Income tax benefit	1,145	1,418	2,700	2,977	3,474
Equity in undistributed net income (loss) of subsidiaries	6,580	6,703	9,475	8,196	7,093

Income (loss) before cumulative effect of change in accounting principle	(54,219)	10,071	17,631	8,954	11,507
Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—	(214)

Net income (loss)	$(54,219)	$10,071	$17,631	$8,954	$11,293

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Cash Flows

	For the Six Months
	Ended June 30,		For the Years Ended December 31,

	2002	2001	2001	2000	1999

	(unaudited)

	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(54,219)	$10,071	$17,631	$8,954	$11,293
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Accrued litigation settlement	64,509	—	—	—	—
Amortization of other assets	(468)	(228)	49	215	619
Amortization of unearned compensation	18	39	57	137	196
Equity in undistributed net income of subsidiaries	(6,580)	(6,703)	(9,475)	(8,196)	(7,093)
Other, net	(246)	(429)	(371)	138	157
Changes in assets and liabilities:
Other assets	(349)	(38)	38	(476)	1,987
Other liabilities	(1,516)	(1,506)	286	4,081	727

Net cash provided by operating activities	1,149	1,206	8,215	4,853	7,886

Cash flows from investing activities:
Proceeds from repayment of loan issued to Employee Stock Ownership Plan	—	—	—	—	576
Other, net	—	(27)	(60)	(273)	(86)

Net cash provided by (used in) investing activities	—	(27)	(60)	(273)	490

Cash flows from financing activities:
Repayments of notes payable	—	—	(3,250)	(1,900)	(2,500)
Proceeds from notes payable	1,200	2,000	2,250	4,400	500
Dividends paid	(2,540)	(2,546)	(5,089)	(5,101)	(5,116)
Proceeds from the exercise of employee stock options	260	541	645	113	100
Purchase of treasury stock	(968)	(1,464)	(2,048)	(2,193)	(1,099)

Net cash used in financing activities	(2,048)	(1,469)	(7,492)	(4,681)	(8,115)

Net increase (decrease) in cash and cash equivalents	(899)	(290)	663	(101)	261
Cash and cash equivalents, beginning of year	2,440	2,440	1,777	1,878	1,617

Cash and cash equivalents, end of period	$1,541	$2,150	$2,440	$1,777	$1,878

      The Bank is subject to dividend restrictions set forth by regulatory authorities. Under such restrictions, the Bank may not, without prior approval of regulatory authorities, declare dividends in excess of the sum of the current year’s earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, as of June 30, 2002 and December 31, 2001, that the Bank could declare and pay to the Company, without the approval of regulatory authorities, amounted to approximately $24.4 million (unaudited) and

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$25.4 million, respectively. However, payment of such dividends is also subject to the Bank remaining in compliance with all applicable capital ratios.

20.     Comprehensive Income

      The following table presents comprehensive income (loss) for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000, and 1999:

	June 30,		December 31,

	2002	2001	2001	2000	1999

	(unaudited)

	(in thousands)
Net income (loss), as reported	$(54,219)	$10,071	$17,631	$8,954	$11,293
Other comprehensive income:
Change in unrealized gains (losses) on available-for-sale securities	7,130	6,721	5,143	11,591	(6,228)
Less: reclassification adjustment for gains included in net income	(8)	(2,241)	(2,333)	(750)	(108)

	7,122	4,480	2,810	10,841	(6,336)
Income tax expense (benefit) related to other comprehensive income	2,492	1,568	984	3,794	(2,218)

Other comprehensive income (loss), net of tax	4,630	2,912	1,826	7,047	(4,118)

Total comprehensive income (loss)	$(49,589)	$12,983	$19,457	$16,001	$7,175

21.     Cumulative Effect of Change in Accounting Principle

      On January 1, 1999, the Company adopted Statement of Position (“SOP”) 98-5, Reporting on the Costs of Start-Up Activities, which requires that the cost of start-up activities and organization costs be expensed as incurred. The initial adoption of SOP 98-5 resulted in a charge of $214,000 (net of a tax benefit of $146,000) and is reported in the Consolidated Statements of Income for the year ended December 31, 1999 as a cumulative effect of change in accounting principle. The charge represented remaining organization costs associated with the purchase of the Bank that had not yet been fully amortized.

22.     Earnings per Share

      The following table sets forth the computation of basic and diluted earnings per common share. Stock options are the only common stock equivalents. Since the Company’s common stock is not publicly traded, the estimated market value of the Company’s common shares was based upon semiannual independent third party appraisal prepared in connection with the employee benefit plans. Stock options to purchase 513,480 (unaudited) and 200,250 (unaudited) common shares for the six months ended June 30, 2002 and 2001, respectively, were outstanding but were not included in the computation of diluted earnings per common share because the options’ exercise price were greater than or equal to the average common share price and, therefore, the effect would have been antidilutive. For the years ended December 31, 2001, 2000, and 1999, the number of stock options to purchase 185,130, 19,875, and 167,505 common shares, respectively, were

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

outstanding but not included in the computation of diluted earnings per share because the effect would have been antidilutive.

	For the Six Months Ended
	June 30,		For the Year Ended December 31,

	2002	2001	2001	2000	1999

	(in thousands, except share and per share amounts)

	(unaudited)
Income (loss) before cumulative effect of change in accounting principle	$(54,219)	$10,071	$17,631	$8,954	$11,507
Preferred dividend requirements	(1,721)	(1,721)	(3,443)	(3,443)	(3,442)

Income (loss) available to common shareholders before cumulative effect of change in accounting principle	$(55,940)	$8,350	$14,188	$5,511	$8,065
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(214)

Net income (loss) available to common stockholders	$(55,940)	$8,350	$14,188	$5,511	$7,851

Weighted average common shares outstanding	6,838,856	6,881,706	6,862,761	6,919,751	6,967,028
Dilutive effect of stock options	—	77,687	45,309	40,743	24,450

Diluted weighted average common shares outstanding	6,838,856	6,959,393	6,908,070	6,960,494	6,991,478

Basic earnings (loss) per common share:
Before cumulative effect of change in accounting principle	$(8.18)	$1.21	$2.07	$0.80	$1.16
Cumulative effect of change of accounting principle	—	—	—	—	(0.03)

	$(8.18)	$1.21	$2.07	$0.80	$1.13

Diluted earnings (loss) per common share:
Before cumulative effect of change in accounting principle	$(8.18)	$1.20	$2.05	$0.79	$1.15
Cumulative effect of change of accounting principle	—	—	—	—	(0.03)

	$(8.18)	$1.20	$2.05	$0.79	$1.12

TAYLOR CAPITAL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.     Subsequent event

      On September 13, 2002, the Company declared a three-for-two stock split of its common stock effected as a dividend to stockholders of record as of October 2, 2002. All references in the consolidated financial statements and notes to the number of shares, per share amounts, and the market prices have been restated for all periods presented to reflect the increased number of shares outstanding.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      Set forth below is a table of the registration fee for the Securities and Exchange Commission, the listing fee for the Nasdaq National Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

SEC registration fee	$9,407
NASD filing fee	10,725
Nasdaq National Market listing fee	1,000
Printing and engraving expenses	500,000
Legal fees and expenses	700,000
Accountant fees and expenses	175,000
Trustees and Depositary fees and expenses	7,000
Transfer agent and registrar fees	28,500
Miscellaneous	68,368

Total	$1,500,000

Item 14.	Indemnification of Directors and Officers.

      Taylor Capital and the Trust are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

      Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

      Our bylaws provide for indemnification of the officers and directors to the full extent permitted by applicable law.

      The Underwriting Agreement provides for indemnification by the underwriters of the Registrants and their officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15.     Recent Sales of Unregistered Securities.

      In the three-year period ended September 30, 2002, we have sold unregistered securities as follows:

      Between October and December 1999, we granted stock options to purchase a total of 15,000 shares of our common stock to some of our employees.

      In 2000, we granted stock options to purchase an aggregate amount of 215,700 shares of our common stock to some of our employees, including the grant of a stock option to purchase 7,500 shares of our common stock to a newly-hired Bank executive. We also awarded an aggregate amount of 32,586 shares of our common stock in restricted stock grants to some of our executive level employees on April 1, September 16, October 9, December 1 and December 22, 2000.

      In 2001, we granted stock options to purchase an aggregate amount of 222,450 shares of our common stock to some of our employees. On October 15, 2001 and December 20, 2001, we awarded 1,500 and 3,000 shares of our common stock, respectively, in restricted stock grants to some of our executive level employees.

      In February 2002, we granted stock options to purchase 186,300 shares of our common stock to some of our employees. Between March and October 2002 we granted stock options to purchase an aggregate amount of 25,800 shares of our common stock to some of our employees. Additionally, we awarded 23,282 and 25,863 shares of our common stock in restricted stock grants to some of our executive level employees on April 2, 2002 and September 23, 2002, respectively.

      All of these securities were awarded in reliance on the exemption from registration provided under Rule 701 of the Securities Act.

Item 16.     Exhibits and Financial Statement Schedule.

      (a) Exhibits:

Exhibit
Number	Description of Exhibits

1.1*	Form of Underwriting Agreement for Common Stock.
1.2*	Form of Underwriting Agreement for Trust Preferred Securities.
3.1*	Form of Amended and Restated Certificate of Incorporation of the Taylor Capital Group, Inc.
3.2*	Form of Amended and Restated Bylaws of the Taylor Capital Group, Inc.
4.1*	Certificate of Designation of the Series A 9% Noncumulative Perpetual Preferred Stock.
4.2*	Form of certificate representing the Series A 9% Noncumulative Perpetual Preferred Stock.
4.3*	Form of certificate representing Taylor Capital Group, Inc. Common Stock.
4.4*	Form of Indenture between Taylor Capital Group, Inc. and LaSalle Bank National Association, as trustee.
4.5*	Form of Junior Subordinated Debenture due 2032.
4.6*	Certificate of Trust of TAYC Capital Trust I.
4.7*	Trust Agreement of TAYC Capital Trust I.
4.8*	Form of Amended and Restated Trust Agreement of TAYC Capital Trust I.
4.9*	Form of Preferred Securities Guarantee Agreement.
4.10*	Form of Agreement as to Expenses and Liabilities by and between Taylor Capital Group, Inc. and TAYC Capital Trust I.
4.11*	Form of certificate representing TAYC Capital Trust I Trust Preferred Security.
5.1*	Opinion of Katten Muchin Zavis Rosenman as to the legality of the shares of common stock being registered.
5.2*	Opinion of Richards, Layton & Finger as to the legality of the trust preferred securities being registered.

Exhibit
Number	Description of Exhibits

8.1	Opinion of Katten Muchin Zavis Rosenman as to certain federal income tax matters.
9.1*	Voting Trust Agreement, dated November 30, 1998, by and between the Depositors and Trustees as set forth therein.
9.2*	Amendment Number One of Voting Trust Agreement, dated December 1, 1999, by and between the Depositors and Trustees as set forth therein.
9.3*	Amendment Number Two of Voting Trust Agreement, dated June 1, 2002, by and between the Depositors and Trustees as set forth therein.
10.1*	Loan Agreement, dated February 12, 1997, between LaSalle National Bank and Taylor Capital Group, Inc.
10.2*	First Amendment to Loan Agreement, dated February 27, 1997, between LaSalle National Bank and Taylor Capital Group, Inc.
10.3*	Second Amendment to Loan Agreement, dated November 1, 1997, between LaSalle National Bank and Taylor Capital Group, Inc.
10.4*	Third Amendment to Loan Agreement, dated May 1, 1998, between LaSalle National Bank and Taylor Capital Group, Inc.
10.5*	Fourth Amendment to Loan Agreement, dated June 1, 1998, between LaSalle National Bank and Taylor Capital Group, Inc.
10.6*	Fifth Amendment to Loan Agreement, dated August 1, 1998, between LaSalle National Bank and Taylor Capital Group, Inc.
10.7*	Sixth Amendment to Loan Agreement, dated September 1, 1998, between LaSalle National Bank and Taylor Capital Group, Inc.
10.8*	Seventh Amendment to Loan Agreement, dated September 1, 1999, between LaSalle National Bank and Taylor Capital Group, Inc.
10.9*	Eighth Amendment to Loan Agreement, dated September 1, 2000, between LaSalle National Bank and Taylor Capital Group, Inc.
10.10*	Ninth Amendment to Loan Agreement, dated September 1, 2001, between LaSalle National Bank and Taylor Capital Group, Inc.
10.11*	Tenth Amendment to Loan Agreement, dated February 12, 2002, between LaSalle National Bank and Taylor Capital Group, Inc.
10.12*	SafeKeeping Agreement, dated December 1996, between LaSalle National Bank and Taylor Capital Group, Inc.
10.13*	Amended and Restated Third Party Safekeeping Agreement dated September 1, 1998, entered into by Taylor Capital Group, Inc. in favor of LaSalle National Bank and European American Bank.
10.14*	Security Agreement and Assignment of European American Bank Safekeeping Account, dated September 1, 1998.
10.15*	Collateral Safekeeping Agreement, dated June 15, 2001, by and among Taylor Capital Group, Inc., LaSalle National Bank and Standard Federal Bank.
10.16*	Taylor Capital Group, Inc. Deferred Compensation Plan effective April 1, 2001.
10.17*	Trust Under Taylor Capital Group, Inc. Deferred Compensation Plan, dated April 1, 2001.
10.18*	Agreement, dated February 6, 1997, among Taylor Capital Group, Inc., Cole Taylor Financial Group, Inc. and the Taylor Family (as defined therein).
10.19*	Indemnity Agreement, dated February 12, 1997, by and among Taylor Capital Group, Inc. and the Taylor Family.
10.20*	Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan effective October 1, 1998.

Exhibit
Number	Description of Exhibits

10.21*	First Amendment to Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan effective January 1, 2000.
10.22*	Second Amendment to Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan effective October 1, 2000.
10.23*	Third Amendment to Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan effective January 1, 2001.
10.24*	Amendment and Restatement of the Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Trust, effective October 1, 1998.
10.25*	Taylor Capital Group, Inc. 1997 Incentive Compensation Plan.
10.26*	Form of Non-Qualified Stock Option Agreement.
10.27*	Form of Stock Transfer Agreement for Stock Option Grants.
10.28*	Form of Restricted Stock Award Agreement.
10.29*	Form of Stock Transfer Agreement for Restricted Stock Awards.
10.30*	Taylor Capital Group, Inc. 1997 Long-Term Incentive Plan.
10.31*	Servicing Rights Sale Agreement, dated January 30, 1998, between Cole Taylor Bank and First Nationwide Mortgage Corporation.
10.32*	Stock Purchase Agreement, dated November 25, 1998, between Jeffrey W. Taylor and Cindy Taylor Bleil, as sellers, and Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Trust, as buyer and Taylor Capital Group, Inc.
10.33*	Taylor Capital Group, Inc. 401(k) Plan effective October 1, 1998.
10.34*	First Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 1999.
10.35*	Second Amendment of Taylor Capital Group, Inc. 401(k) Plan effective October 1, 1998.
10.36*	Third Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 2000.
10.37*	Fourth Amendment of Taylor Capital Group, Inc. 401(k) Plan effective October 1, 2000.
10.38*	Fifth Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 2001.
10.39*	Sixth Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 2002.
10.40*	Taylor Capital Group, Inc. 401(k) Trust, effective October 1, 1998.
10.41*	Form of Change in Control Severance Agreement.
10.42*	Form of Executive Level Change in Control Severance Agreement.
10.43*	First Amended and Restated Stipulation of Settlement, dated October 10, 2001, by and among the Estate Parties (as defined therein) and the Taylor Defendants (as defined therein).
10.44*	Second Amendment to the Amended and Restated Stipulation of Settlement, dated March 15, 2002, by and among the Estate Parties (as defined therein) and the Taylor Defendants (as defined therein).
10.45*	Third Amendment to the Amended and Restated Stipulation of Settlement, dated May 10, 2002, by and among the Estate Parties (as defined therein) and the Taylor Defendants (as defined therein).
10.46*	Fourth Amendment to the Amended and Restated Stipulation of Settlement, dated May 24, 2002, by and among the Estate Parties and the Taylor Defendants (as defined therein).
10.47*	Stipulation of Settlement, dated October 10, 2001, by and among the Class, the Estate Parties, The Graham Defendants, the Cole Family and the Taylor Defendants.

Exhibit
Number	Description of Exhibits

10.48*	First Addendum, dated January 1, 2002, to the (A) Stipulation of Settlement by and among the Class, the Estate Parties, The Graham Defendants, the Cole Family and the Taylor Defendants and (B) Agreement by and among the Lead Plaintiffs and the Class 5 Participants Regarding Thomas L. Barlow.
10.49*	Second Addendum to the Stipulation of Settlement, dated April 5, 2002, by and among the Class, the Estate Parties, The Graham Defendants, the Cole Family and the Taylor Defendants.
10.50*	Agreement, dated May 24, 2002, by and among the Class, the Estate Parties, the Graham Defendants, the Cole Family, and the Taylor Defendants Establishing the Settlement Effective Date.
10.51*	Eleventh Amendment to Loan Agreement, dated April 30, 2002, between LaSalle National Bank and Taylor Capital Group, Inc.
10.52*	Taylor Capital Group, Inc. 2002 Incentive Bonus Plan.
10.53*	Taylor Capital Group, Inc. 2002 Incentive Compensation Plan.
10.54*	Share Restriction Agreement, dated November 30, 1998, by and among the Principal Stockholders (as defined therein) and Taylor Capital Group, Inc.
10.55*	Amendment Number One of Share Restriction Agreement, dated November 30, 1998, by and among the Principal Stockholders (as defined therein) and Taylor Capital Group, Inc.
10.56*	Second Amended and Restated Limited Partnership Agreement of Taylor Family Partnership, L.P. dated February 5, 1997.
10.57*	Third Addendum to the Stipulation of Settlement, dated August 23, 2002, by and among the Class, the Estate Parties, the Graham Defendants, the Cole Family and the Taylor Defendants.
10.58*	Seventh Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 2002.
12.1*	Statement Regarding Computation of Ratios.
21.1*	List of Subsidiaries of Taylor Capital Group, Inc.
23.1	Consent of KPMG LLP.
23.2*	Consent of Katten Muchin Zavis Rosenman (included in exhibit 5.1).
25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of LaSalle Bank National Association as Indenture Trustee under the Indenture.
25.2*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of LaSalle Bank National Association as Property Trustee under the Amended and Restated Trust Agreement of TAYC Capital Trust I and as Guarantee Trustee under the Preferred Securities Guarantee Agreement.

*	Previously filed.

      (b) Financial Statement Schedules:

      Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or accompanying notes.

Item 17.	Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrants hereby undertake that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Amendment No. 4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of Illinois on October 10, 2002.

TAYLOR CAPITAL GROUP, INC.	TAYC CAPITAL TRUST I

By: /s/ J. CHRISTOPHER ALSTRIN	By: /s/ J. CHRISTOPHER ALSTRIN

J. Christopher Alstrin Chief Financial Officer	J. Christopher Alstrin Trustee

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Jeffrey W. Taylor		Chief Executive Officer and Chairman of the Board	October 10, 2002

/s/ J. CHRISTOPHER ALSTRIN J. Christopher Alstrin		Chief Financial Officer and Director	October 10, 2002

* Bruce W. Taylor		President and Director	October 10, 2002

* Cindy Taylor Bleil		Director	October 10, 2002

* Adelyn Dougherty Leander		Director	October 10, 2002

* Ronald Emanuel		Director	October 10, 2002

* Melvin E. Pearl		Director	October 10, 2002

* Richard W. Tinberg		Director	October 10, 2002

* Mark L. Yeager		Director	October 10, 2002

* Edward McGowan		Director	October 10, 2002

*By:	/s/ J. CHRISTOPHER ALSTRIN Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

1.1*	Form of Underwriting Agreement for Common Stock.
1.2*	Form of Underwriting Agreement for Trust Preferred Securities.
3.1*	Form of Amended and Restated Certificate of Incorporation of the Taylor Capital Group, Inc.
3.2*	Form of Amended and Restated Bylaws of the Taylor Capital Group, Inc.
4.1*	Certificate of Designation of the Series A 9% Noncumulative Perpetual Preferred Stock.
4.2*	Form of certificate representing the Series A 9% Noncumulative Perpetual Preferred Stock.
4.3*	Form of certificate representing Taylor Capital Group, Inc. Common Stock.
4.4*	Form of Indenture between Taylor Capital Group, Inc. and LaSalle Bank National Association, as trustee.
4.5*	Form of Junior Subordinated Debenture due 2032.
4.6*	Certificate of Trust of TAYC Capital Trust I.
4.7*	Trust Agreement of TAYC Capital Trust I.
4.8*	Form of Amended and Restated Trust Agreement of TAYC Capital Trust I.
4.9*	Form of Preferred Securities Guarantee Agreement.
4.10*	Form of Agreement as to Expenses and Liabilities by and between Taylor Capital Group, Inc. and TAYC Capital Trust I.
4.11*	Form of certificate representing TAYC Capital Trust I Trust Preferred Security.
5.1*	Opinion of Katten Muchin Zavis Rosenman as to the legality of the shares of common stock being registered.
5.2*	Opinion of Richards, Layton & Finger as to the legality of the trust preferred securities being registered.
8.1	Opinion of Katten Muchin Zavis Rosenman as to certain federal income tax matters.
9.1*	Voting Trust Agreement, dated November 30, 1998, by and between the Depositors and Trustees as set forth therein.
9.2*	Amendment Number One of Voting Trust Agreement, dated December 1, 1999, by and between the Depositors and Trustees as set forth therein.
9.3*	Amendment Number Two of Voting Trust Agreement, dated June 1, 2002, by and between the Depositors and Trustees as set forth therein.
10.1*	Loan Agreement, dated February 12, 1997, between LaSalle National Bank and Taylor Capital Group, Inc.
10.2*	First Amendment to Loan Agreement, dated February 27, 1997, between LaSalle National Bank and Taylor Capital Group, Inc.
10.3*	Second Amendment to Loan Agreement, dated November 1, 1997, between LaSalle National Bank and Taylor Capital Group, Inc.
10.4*	Third Amendment to Loan Agreement, dated May 1, 1998, between LaSalle National Bank and Taylor Capital Group, Inc.
10.5*	Fourth Amendment to Loan Agreement, dated June 1, 1998, between LaSalle National Bank and Taylor Capital Group, Inc.
10.6*	Fifth Amendment to Loan Agreement, dated August 1, 1998, between LaSalle National Bank and Taylor Capital Group, Inc.
10.7*	Sixth Amendment to Loan Agreement, dated September 1, 1998, between LaSalle National Bank and Taylor Capital Group, Inc.
10.8*	Seventh Amendment to Loan Agreement, dated September 1, 1999, between LaSalle National Bank and Taylor Capital Group, Inc.

Exhibit
Number	Description of Exhibits

10.9*	Eighth Amendment to Loan Agreement, dated September 1, 2000, between LaSalle National Bank and Taylor Capital Group, Inc.
10.10*	Ninth Amendment to Loan Agreement, dated September 1, 2001, between LaSalle National Bank and Taylor Capital Group, Inc.
10.11*	Tenth Amendment to Loan Agreement, dated February 12, 2002, between LaSalle National Bank and Taylor Capital Group, Inc.
10.12*	SafeKeeping Agreement, dated December 1996, between LaSalle National Bank and Taylor Capital Group, Inc.
10.13*	Amended and Restated Third Party Safekeeping Agreement dated September 1, 1998, entered into by Taylor Capital Group, Inc. in favor of LaSalle National Bank and European American Bank.
10.14*	Security Agreement and Assignment of European American Bank Safekeeping Account, dated September 1, 1998.
10.15*	Collateral Safekeeping Agreement, dated June 15, 2001, by and among Taylor Capital Group, Inc., LaSalle National Bank and Standard Federal Bank.
10.16*	Taylor Capital Group, Inc. Deferred Compensation Plan effective April 1, 2001.
10.17*	Trust Under Taylor Capital Group, Inc. Deferred Compensation Plan, dated April 1, 2001.
10.18*	Agreement, dated February 6, 1997, among Taylor Capital Group, Inc., Cole Taylor Financial Group, Inc. and the Taylor Family (as defined therein).
10.19*	Indemnity Agreement, dated February 12, 1997, by and among Taylor Capital Group, Inc. and the Taylor Family.
10.20*	Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan effective October 1, 1998.
10.21*	First Amendment to Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan effective January 1, 2000.
10.22*	Second Amendment to Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan effective October 1, 2000.
10.23*	Third Amendment to Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan effective January 1, 2001.
10.24*	Amendment and Restatement of the Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Trust, effective October 1, 1998.
10.25*	Taylor Capital Group, Inc. 1997 Incentive Compensation Plan.
10.26*	Form of Non-Qualified Stock Option Agreement.
10.27*	Form of Stock Transfer Agreement for Stock Option Grants.
10.28*	Form of Restricted Stock Award Agreement.
10.29*	Form of Stock Transfer Agreement for Restricted Stock Awards.
10.30*	Taylor Capital Group, Inc. 1997 Long-Term Incentive Plan.
10.31*	Servicing Rights Sale Agreement, dated January 30, 1998, between Cole Taylor Bank and First Nationwide Mortgage Corporation.
10.32*	Stock Purchase Agreement, dated November 25, 1998, between Jeffrey W. Taylor and Cindy Taylor Bleil, as sellers, and Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Trust, as buyer and Taylor Capital Group, Inc.
10.33*	Taylor Capital Group, Inc. 401(k) Plan effective October 1, 1998.
10.34*	First Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 1999.
10.35*	Second Amendment of Taylor Capital Group, Inc. 401(k) Plan effective October 1, 1998.
10.36*	Third Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 2000.
10.37*	Fourth Amendment of Taylor Capital Group, Inc. 401(k) Plan effective October 1, 2000.
10.38*	Fifth Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 2001.

Exhibit
Number	Description of Exhibits

10.39*	Sixth Amendment of Taylor Capital Group, Inc. 401(k) Plan effective January 1, 2002.
10.40*	Taylor Capital Group, Inc. 401(k) Trust, effective October 1, 1998.
10.41*	Form of Change in Control Severance Agreement.
10.42*	Form of Executive Level Change in Control Severance Agreement.
10.43*	First Amended and Restated Stipulation of Settlement, dated October 10, 2001, by and among the Estate Parties (as defined therein) and the Taylor Defendants (as defined therein).
10.44*	Second Amendment to the Amended and Restated Stipulation of Settlement, dated March 15, 2002, by and among the Estate Parties (as defined therein) and the Taylor Defendants (as defined therein).
10.45*	Third Amendment to the Amended and Restated Stipulation of Settlement, dated May 10, 2002, by and among the Estate Parties (as defined therein) and the Taylor Defendants (as defined therein).
10.46*	Fourth Amendment to the Amended and Restated Stipulation of Settlement, dated May 24, 2002, by and among the Estate Parties and the Taylor Defendants (as defined therein).
10.47*	Stipulation of Settlement, dated October 10, 2001, by and among the Class, the Estate Parties, The Graham Defendants, the Cole Family and the Taylor Defendants.
10.48*	First Addendum, dated January 1, 2002, to the (A) Stipulation of Settlement by and among the Class, the Estate Parties, The Graham Defendants, the Cole Family and the Taylor Defendants and (B) Agreement by and among the Lead Plaintiffs and the Class 5 Participants Regarding Thomas L. Barlow.
10.49*	Second Addendum to the Stipulation of Settlement, dated April 5, 2002, by and among the Class, the Estate Parties, The Graham Defendants, the Cole Family and the Taylor Defendants.
10.50*	Agreement, dated May 24, 2002, by and among the Class, the Estate Parties, the Graham Defendants, the Cole Family, and the Taylor Defendants Establishing the Settlement Effective Date.
10.51*	Eleventh Amendment to Loan Agreement, dated April 30, 2002, between LaSalle National Bank and Taylor Capital Group, Inc.
10.52*	Taylor Capital Group, Inc. 2002 Incentive Bonus Plan.
10.53*	Taylor Capital Group, Inc. 2002 Incentive Compensation Plan.
10.54*	Share Restriction Agreement, dated November 30, 1998, by and among the Principal Stockholders (as defined therein) and Taylor Capital Group, Inc.
10.55*	Amendment Number One of Share Restriction Agreement, dated November 30, 1998, by and among the Principal Stockholders (as defined therein) and Taylor Capital Group, Inc.
10.56*	Second Amended and Restated Limited Partnership Agreement of Taylor Family Partnership, L.P. dated February 5, 1997.
10.57*	Third Addendum to the Stipulation of Settlement, dated August 23, 2002, by and among the Class, the Estate Parties, the Graham Defendants, the Cole Family and the Taylor Defendants.
10.58*	Seventh Amendment of Taylor Capital Group, Inc. 401(K) Plan effective January 1, 2002.
12.1*	Statement Regarding Computation of Ratios.
21.1*	List of Subsidiaries of Taylor Capital Group, Inc.
23.1	Consent of KPMG LLP.
23.2*	Consent of Katten Muchin Zavis Rosenman (included in exhibit 5.1).
25.1*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of LaSalle Bank National Association as Indenture Trustee under the Indenture.
25.2*	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of LaSalle Bank National Association as Property Trustee under the Amended and Restated Trust Agreement of TAYC Capital Trust I and as Guarantee Trustee under the Preferred Securities Guarantee Agreement.

*	Previously filed.